 As filed with the Securities and Exchange Commission on February 11, 1999

                                                 Registration No. 333-69447
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT NO. 1

                                    To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                --------------
                                ZIFF-DAVIS INC.
             (Exact name of Registrant as Specified in Its Charter)

        Delaware                   2721                  13-3987754
     (State or Other         (Primary Standard        (I.R.S. Employer
     Jurisdiction of            Industrial         Identification Number)
    Incorporation or        Classification Code
      Organization)               Number)
                                --------------
                                One Park Avenue
                            New York, New York 10016
                                 (212) 503-3500
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                                   Copies to:
           Stephen A. Grant
          Alan J. Sinsheimer                   Mark G. Borden

         Sullivan & Cromwell                   James R. Burke
                                                Hale and Dorr LLP
           125 Broad Street                      60 State Street
       New York, New York 10004            Boston, Massachusetts 02109

                               Timothy C. O'Brien
                                Ziff-Davis Inc.
                                One Park Avenue
                            New York, New York 10016
                                 (212) 503-3500
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                --------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                --------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                             Proposed Maximum
                 Title of Each Class                        Aggregate Offering                 Amount of
            Of Securities To Be Registered                      Price(1)(2)               Registration Fee(3)
-------------------------------------------------------------------------------------------------------------
 Ziff-Davis Inc.--ZDNet Group Common Stock,
  par value $0.01 per share.........................           $130,000,000                     $36,140

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) A portion of the shares to be registered represents shares that are to be offered outside of the United States but that may be resold from time to time in the United States. Such shares are not being registered for the purpose of sales outside the United States.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) $31,970 of the registration fee was paid on December 22, 1998 and $4,170 is paid with this filing.
                                --------------
We will amend this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated February 11, 1999.

                             10,000,000 Shares

                          Ziff-Davis Inc.--ZDNet
                                  Common Stock

                                  ----------

  This is an initial public offering of shares of a new series of common stock of Ziff-Davis Inc. We intend these shares to reflect the performance of ZDNet, our online business division. ZDNet Stock will have voting rights that will fluctuate depending on its market value from time to time as compared to the market value of ZD Stock, our other series of common stock.

  This prospectus relates to an offering of    shares in the United States. In
addition,    shares are being offered outside the United States in an
international offering. We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

  We intend to list ZDNet Stock on the New York Stock Exchange under the symbol "ZDZ".

  Read the risk factors beginning on page 17 of this prospectus to learn about certain factors you should consider before buying shares of ZDNet Stock.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................    $       $
Underwriting discount...........................................    $       $
Proceeds, before expenses, to Ziff-Davis Inc....................    $       $

  The U.S. underwriters may, under certain circumstances, purchase up to an
additional     shares from us at the initial public offering price less the underwriting discount.

                                  ----------

  The Underwriters expect to deliver the shares against payment in New York,
New York on      , 1999.


         Joint Global Coordinators and Joint Book-Running Managers
Goldman, Sachs & Co.
                                                    Donaldson, Lufkin & Jenrette
                                  ----------

                               Hambrecht & Quist

                                  ----------

                           Prospectus dated   , 1999.

                  Description of photographs will be provided

                                    SUMMARY

  This summary highlights key aspects of the offering of ZDNet Stock contained elsewhere in this prospectus. This summary is not a substitute for the more detailed information contained in the rest of this prospectus. For a more comprehensive description of the offering of ZDNet Stock, you should read the entire prospectus.

                         ZIFF-DAVIS INC. AND ZDNET

Ziff-Davis Inc.

  Ziff-Davis Inc. is a leading media and marketing company that provides information on computing and technology, including the Internet. We provide technology companies worldwide with marketing strategies for reaching key decision-makers. From an accounting standpoint, we have separated our online business division, which we call ZDNet, from the rest of our businesses, which we call ZD. We have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZDNet and ZD.

  We intend our ZDNet Stock to track the performance of ZDNet and we intend our ZD Stock to track the performance of ZD. We are offering you shares of ZDNet Stock but we are not offering you any shares of ZD Stock. We briefly describe ZD below and we briefly describe ZDNet in the next section of this summary.

  ZD includes:

  . The following Ziff-Davis Inc. businesses: print publishing, trade shows and conferences, market research, education, including our Internet-based educational service, and television, including an online component.

  . A retained interest in ZDNet. This retained interest is currently 100%, but will decline to reflect the initial issuance of ZDNet Stock as well as any future issuances.

  Our principal executive offices are located at One Park Avenue, New York, New York 10016. Our telephone number is (212) 503-3500.

ZDNet

  We are offering you ZDNet Stock, which we intend to track the performance of ZDNet, our online business division.

  ZDNet provides technology-related information to Internet users worldwide. ZDNet focuses on content, community and commerce. ZDNet creates up-to-date, reliable and comprehensive content divided broadly into "channels" that focus on specific topics or audience groups. ZDNet's network of over 60 interconnected Internet sites offers over 800 news stories per month, 39,000 product listings, 30,000 product reviews and 34,000 downloadable programs. The community of ZDNet users interacts through various online message systems, including bulletin boards, chat rooms, moderated forums and e-mail. ZDNet facilitates commerce by providing users of its sites with the ability to evaluate, compare and purchase products and services and by providing advertisers and merchants with access to a highly targeted user group with attractive demographics.

  According to Media Metrix, in October 1998 zdnet.com ranked first among all Web sites in the category of news, information and entertainment, ahead of such sites as cnet.com, cnn.com, msnbc.com, Disney Online and espn.com. ZDNet estimates that its Web sites served more than 185 million page views during October 1998, up from 105 million in October 1997. ZDNet delivered approximately 386 million ad-bearing pages during the third quarter of 1998, up from 182 million during the same period of 1997. In addition, ZDNet had localized foreign language editions in more than 16 countries as of September 30, 1998.


  As the Internet gains acceptance as an advertising and commerce medium and as Internet use continues to grow, technology will play an increasing role in everyday life. According to Dataquest, worldwide end user spending for information technology products and related services is expected to be approximately $2 trillion in 1998 and grow 10% to 15% annually over the next four years. The prevalence of technology and the growing number of technological choices heighten the demand for up-to-date, comprehensive information about technology-related products and services.

  ZDNet's objective is to be the leading online content site focused on technology products and services and the preferred online platform for advertisers and merchants. ZDNet's strategy is to:

  . continue to offer differentiated technology-related content,

  . grow ZDNet's user community,

  . build ZDNet's brand strength,

  . increase advertising and commerce revenue,

  . strengthen and expand strategic alliances and

  . extend ZDNet's international presence.

  ZDNet derives many benefits from its relationship with ZD, including consumer and business recognition of the ZD brand name, use of magazine articles, product reviews and other information created by ZD, and the ability to market and promote ZDNet across all of ZD's businesses and publications. ZDNet's revenue has grown from $13.6 million in 1995 to $32.2 million in 1997 and was $36.5 million in the first nine months of 1998.

                                  The Offering

 Shares of ZDNet Stock offered by Ziff-Davis Inc.:
 U.S. Offering....................................  .  shares
 International Offering...........................  .  shares
 Total Offered.................................... 10,000,000 shares, assuming the underwriters do not
                                                   exercise their option to
                                                   purchase up to 1,500,000
                                                   additional shares.
  Total Offered for Account of ZD in Respect of
   its Retained Interest in ZDNet................. 8,500,000 shares, assuming the underwriters do not
                                                   exercise their option to
                                                   purchase up to 1,500,000
                                                   additional shares.
  Total Offered for Account of ZDNet.............. 1,500,000 shares
 Total Number of Notional ZDNet Shares Deemed
  Outstanding After the Offering.................. 71,500,000 shares, which includes offered shares and
                                                   notional shares representing
                                                   ZD's retained interest in
                                                   ZDNet. Does not include
                                                   approximately 10,200,000
                                                   shares that may be purchased
                                                   for $4.29 per share upon
                                                   exercise of outstanding
                                                   stock options.
 Use of Proceeds:                                  We will attribute the net
                                                   proceeds from 1,500,000
                                                   shares to ZDNet, in a manner
                                                   analogous to a primary
                                                   offering of common stock. We
                                                   will attribute the net
                                                   proceeds from the remaining
                                                   shares to ZD, in a manner
                                                   analogous to a secondary
                                                   offering of common stock of
                                                   a subsidiary owned by a
                                                   parent. ZDNet will advance
                                                   to ZD the net proceeds
                                                   attributed to ZDNet, and ZD
                                                   will use those net proceeds,
                                                   together with the net
                                                   proceeds attributed to ZD,
                                                   to reduce our outstanding
                                                   indebtedness.
 New York Stock Exchange Symbol:                   "ZDZ".

                                  ZDNet Stock

Basic Investment              ZDNet Stock is what is sometimes referred to as
Characteristics:              "tracking stock". Tracking stock is a type of
                              common stock that is intended to reflect or "track" the performance of a particular business.
                              In this case, ZDNet Stock is intended to track the performance of ZDNet.

                              From an accounting standpoint, we have separated ZDNet, our online business division, from ZD, which includes the rest of our businesses, and we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZDNet and ZD.

                              Although we intend ZDNet Stock to reflect the performance of ZDNet, holders of ZDNet Stock will be common stockholders of Ziff-Davis Inc. For this reason, holders of ZDNet Stock will be subject to all of the risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

Dividends:                    We currently intend to retain all of our earnings
                              to finance our operations, repay our indebtedness and fund future growth. We do not expect to pay any dividends on ZDNet Stock for the foreseeable future.

Mandatory Dividend,
Redemption or Exchange on     If we dispose of all or substantially all of the
Disposition of Assets:        assets of ZDNet and the disposition is not an
                              exempt disposition under the terms of our charter, we would be required to choose one of the following three alternatives:

                              . pay a dividend to holders of ZDNet Stock in an
                                amount equal to a proportionate interest in the net proceeds of such disposition,

                              . redeem from holders of ZDNet Stock, for an
                                amount equal to a proportionate interest in the net proceeds of such disposition, outstanding shares of ZDNet Stock or

                              . issue ZD Stock in exchange for outstanding
                                ZDNet Stock at a 10% premium.

                              At any time within one year after completing a special dividend or partial redemption referred to above, we will have the right to issue ZD Stock in exchange for outstanding ZDNet Stock at a 10% premium.

                              For purposes of determining the exchange rate that will result in an exchange at a 10% premium, we will value ZD Stock and ZDNet Stock based on their average market values over a specified 20-trading day period before the exchange.

Exchange for ZD Stock at      At any time before the total market value of
Ziff-Davis Inc.'s Option:     ZDNet Stock exceeds 65% of the total market value
                              of all of our common stock for 30 trading days during any 60 consecutive trading day period, we will have the right to issue ZD Stock in exchange for outstanding ZDNet Stock at a premium. The premium will be 25% for exchanges occurring in the first quarter after issuance and will decline quarterly over a period of 3 years to 15%.

                              At any time after the total market value of ZDNet Stock exceeds 65% of the total market value of all of our common stock for 30 trading days during any 60 consecutive trading day period, we will have the right to issue ZDNet Stock in exchange for outstanding ZD Stock at a 15% premium.

                              In addition, if the total market value of ZDNet Stock exceeds 65% of the total market value of all of our common stock for 30 trading days during any 60 consecutive trading day period and then drops to below 50% of the total market value of all of our common stock for 30 trading days during any 60 consecutive trading day period, we will have the right to issue shares of one series in exchange for shares of the other series on a value for value basis. Once this right arises, we will not lose it, regardless of the subsequent market values of ZDNet Stock and ZD Stock.

                              For purposes of determining the exchange rate that will result in an exchange at a specified premium or on a value for value basis, we will value ZD Stock and ZDNet Stock based on their average market values over a specified 20-trading day period before the exchange.

Exchange for Stock of a       We will have the right, at any time, to transfer
Subsidiary at Ziff-Davis      all of the assets and liabilities of ZDNet to a
Inc.'s Option:                subsidiary and deliver all of the stock of that
                              subsidiary in exchange for all of the outstanding
                              ZDNet Stock.

Voting Rights:
                              Each share of ZDNet Stock will have a number of votes equal to the average market value of a share of ZDNet Stock divided by the average market value of a share of ZD Stock over a specified 20-trading day period prior to the date of that vote.

                              Holders of ZD Stock and ZDNet Stock will vote together as a single class, except in certain limited circumstances.

Liquidation:
                              Upon liquidation of Ziff-Davis Inc., holders of ZD Stock and ZDNet Stock will be entitled to receive the net assets of Ziff-Davis Inc., if any, remaining for distribution to stockholders after payment or provision for all liabilities of Ziff-Davis Inc. and payment of the liquidation preference payable to any holders of preferred stock. Amounts due upon liquidation in respect of shares of ZD Stock and shares of ZDNet Stock will be distributed pro rata in accordance with the average market value of ZD Stock and the average market value of ZDNet Stock over a specified 20-trading day period prior to the liquidation.

                                     ZDNET

    Summary Historical and Pro Forma Combined Financial and Other Data

  The following table presents summary historical data for ZDNet as of September 30, 1998, for the ten month period ended December 31, 1996, for the year ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998. In addition, the table presents unaudited summary pro forma data as of and for the year ended December 31, 1998. This data was derived from the Combined Financial Statements of ZDNet included in this prospectus. An affiliate of Ziff-Davis Inc. acquired ZDNet on February 29, 1996; therefore, no results of ZDNet are shown for periods before that date. Data as of and for the periods ended September 30, 1997 and 1998 is derived from ZDNet's unaudited financial statements. No historical earnings per share or share data is presented as Ziff-Davis Inc. does not consider such data to be meaningful. After the issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

  The pro forma data presented in the table below assumes that:

  . the following transactions had occurred as of January 1, 1998 in the case of statement of operations data and other data and as of December 31, 1998 in the case of balance sheet data:

   (a) the sale of 10,000,000 shares of ZDNet Stock in the offering at an assumed public offering price of $12.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, less underwriting discounts and expenses of the offering assumed to be $0.90 per share,

   (b) the attribution to ZDNet of the assumed net proceeds from 1,500,000 shares and the attribution to ZD of the remaining assumed net proceeds from the offering and

   (c) the transfer by ZDNet to ZD, as an inter-group revolving credit advance, of the assumed net proceeds attributed to ZDNet and

  . the policies described under "Certain Cash Management and Accounting
   Policies" included in this prospectus had been adhered to for the year ended December 31, 1998, and each cash transfer from ZD to ZDNet or from ZDNet to ZD had been accounted for as a decrease or increase in the inter-group revolving credit advance referred to in (c) above as contemplated by those policies.

In addition, the pro forma statement of operations data excludes the effect of non-recurring expenses directly attributable to the offering. For each $1 change in the assumed net proceeds per share, (a) pro forma interest income and pro forma loss before income taxes would each change by $ , (b) pro forma net loss would change by $ , (c) pro forma net loss per notional share would
change by $   and (d) pro forma division equity would change by $1,500,000. The pro forma data is not necessarily indicative of the actual financial position or results of operations of ZDNet as of or for the year ended December 31, 1998 or the financial position or results of operations that ZDNet would have experienced if the transactions for which the data gives pro forma effect had in fact occurred at the times assumed. Also, the pro forma data does not purport to represent ZDNet's future financial position or results of operations.

  This table should be read in conjunction with the Selected Historical Combined Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Combined Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet beginning on F-101, F-45 and F-6 of this prospectus, respectively.

                          Ten months               Nine month period
                            ended      Year ended        ended            Pro forma
                         December 31, December 31,   September 30,       year ended
                         ------------ ------------ -------------------  December 31,
                             1996         1997       1997       1998      1998
                         ------------ ------------ ---------  --------  --------
                                            (in thousands)
Statement of Operations
 Data:
Revenue, net............   $ 16,215     $ 32,218   $  21,277  $ 36,466  $
Cost of operations:
 Production and
  content...............     14,863       23,543      17,638    18,970
 Selling, general and
  administrative
  expenses..............     13,280       23,475      17,757    22,049
 Depreciation and
  amortization..........      5,485        7,681       5,524     4,780
Loss from operations....    (17,413)     (22,481)    (19,642)   (9,333)
Interest income.........        --           --          --        --
Minority interest.......        --           400         436       330
Loss before income
 taxes..................    (17,413)     (22,081)    (19,206)   (9,003)
Net loss................    (16,925)     (21,238)    (18,463)   (8,691)
Net loss per notional
 share (1)..............
Weighted average
 notional shares
 outstanding (2)........                                                  71,500
Balance Sheet Data (at
 period end):
Total current assets....   $  7,852     $ 11,521              $ 15,744  $
Total assets............     82,507       87,326                95,093
Total liabilities.......      3,932        4,034                 7,358
Division equity.........     78,575       83,292                87,735
Other Data:
Net cash used in
 operating activities
 (3)....................   $(12,620)    $(15,264)   $(11,386) $ (4,664) $
EBITDA (4)..............    (11,928)     (14,400)    (13,682)   (4,223)
Capital expenditures....      1,010        2,374       1,345     3,181
Investments and
 acquisitions, net of
 cash acquired..........        --         2,998       2,998     5,000

-------

(1) Pro forma net loss per notional share equals ZDNet's net loss for the year ended December 31, 1998 divided by the weighted average notional shares outstanding.

(2) Notional shares are outstanding shares plus shares attributable to ZD's retained interest in ZDNet. This number assumes the offering had been completed on January 1, 1998 and gives no effect to outstanding employee stock options.

(3) This information should be read in conjunction with the more detailed information concerning cash flows from operating, investing and financing activities in the Combined Statements of Cash Flows set forth in ZDNet's Combined Financial Statements.

(4) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

                                       ZD

    Summary Historical and Pro Forma Combined Financial and Other Data

  The following table presents summary historical data for ZD as of September 30, 1998, for the years ended December 31, 1995, 1996 and 1997 and for the nine month periods ended September 30, 1997 and 1998. In addition, the table presents unaudited summary pro forma data as of and for the year ended December 31, 1998. This data was derived from the Combined Financial Statements of ZD included in this prospectus. An affiliate of Ziff-Davis Inc. acquired an events business (COMDEX) on April 1, 1995 and a print publishing business (ZD Publishing) on February 29, 1996; the data does not include results from the acquired businesses for periods before the respective dates of acquisition. Data as of and for the periods ended September 30, 1997 and 1998 is derived from ZD's unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of ZD. Results for periods before the reorganization are not directly comparable to results for periods after the reorganization. No historical earnings per share or share data is presented as Ziff-Davis Inc. does not consider such data meaningful. After the issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

  The pro forma data presented in the table below gives effect to the pro forma adjustments described in Note 2 to the Combined Financial Statements of ZD and assumes that:

  . the following transactions had occurred as of January 1, 1998 in the case of statement of operations data and other data and as of December 31, 1998 in the case of balance sheet data:

   (a)the re-classification of each outstanding share of common stock into a share of ZD Stock,

   (b) the sale of 10,000,000 shares of ZDNet Stock in the offering at an assumed public offering price of $12.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, less underwriting discounts and expenses of the offering assumed to be $0.90 per share.

   (c) the attribution to ZDNet of the assumed net proceeds from 1,500,000 shares and the attribution to ZD of the remaining assumed net proceeds from the offering,

   (d) the transfer by ZDNet to ZD, as an inter-group revolving credit advance, of the assumed net proceeds attributed to ZDNet and

   (e) the application of the aggregate assumed net proceeds from the offering to reduce indebtedness under Ziff-Davis Inc.'s revolving credit facility and

  . the policies described under "Certain Cash Management and Accounting
    Policies" included in this prospectus had been adhered to for the year ended December 31, 1998, and each cash transfer from ZD to ZDNet or from ZDNet to ZD had been accounted for as a decrease or increase in the inter-group revolving credit advance referred to in (c) above as contemplated by those policies.

  In addition, the pro forma statement of operations data excludes the effect of non-recurring expenses directly attributable to the offering. For each $1 change in the assumed net proceeds per share, (a) pro forma interest expense,
net and pro forma loss before income taxes would each change by $    , (b) pro
forma net loss would change by $    , (c) pro forma net loss per share would
change by $     and (d) pro forma division equity would change by $8,500,000.
The pro forma data is not necessarily indicative of the actual financial position or results of operations of ZD as of or for the year ended December 31, 1998 or the financial position or results of operations that ZD would have experienced if the transactions for which the data gives pro forma effect had in fact occurred at the times assumed. Also, the pro forma data does not purport to represent ZD's future financial position or results of operations.

  This table should be read in conjunction with the Selected Historical Combined Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Combined Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet beginning on F-101, F-45 and F-6 of this prospectus, respectively.

                                                              Nine month period
                                                                    ended           Pro forma
                              Year ended December 31,           September 30,       year ended
                          ---------------------------------  --------------------  December 31,
                             1995       1996        1997       1997       1998         1998
                          ---------- ----------  ----------  --------  ----------  ------------
                                                   (in thousands)
Statement of Operations
 Data:
Revenue, net............  $  202,729 $  938,924  $1,121,543  $728,910  $  694,081    $
Depreciation and
 amortization...........      24,305    134,251     147,259   112,173     109,814
Income (loss) from
 operations.............      62,675    104,594     131,713     8,548      (8,062)
Interest expense, net...      44,005    120,646     190,445   141,333     111,185
Income (loss) before
 income taxes...........      22,869    (26,636)    (71,648) (144,051)   (119,456)
Net income (loss).......      10,945    (52,081)    (71,179) (143,810)    (86,179)
Net loss per share......
Weighted average shares
 outstanding............                                                              100,000
Balance Sheet Data (at period end):
Cash and cash
 equivalents............  $   27,908 $   29,915  $   30,273            $   26,728    $
Total assets............   1,090,981  3,584,963   3,548,108             3,410,982
Total long-term debt....     575,450  2,522,252   2,408,240             1,526,047
Division equity.........     397,881    447,756     126,130             1,344,048
Other Data:
Net cash provided (used)
 by operating
 activities(1)..........  $   26,168 $   74,164  $   11,900  $ (9,624) $   87,455    $
EBITDA(2)...............      91,179    228,261     272,894   114,236     106,011
Capital expenditures....       3,367     21,355      27,822    17,291      24,218
Capital contributions to
 ZDNet..................         --      13,630      20,664    15,799      13,242
Investments and
 acquisitions, net of
 cash acquired..........     814,520  2,124,283      11,002        60       8,192

                                              (Footnotes on following page)

--------

(1) This information should be read in conjunction with the more detailed information concerning cash flows from operating, investing and financing activities in the Combined Statements of Cash Flows set forth in ZD's Combined Financial Statements.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest in ZDNet's EBITDA, which is currently 100%. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

                                ZIFF-DAVIS INC.

    Summary Historical and Pro Forma Combined Financial and Other Data

  The following table presents summary historical data for Ziff-Davis Inc. as of September 30, 1998, for the years ended December 31, 1995, 1996 and 1997 and for the nine month periods ended September 30, 1997 and 1998. In addition, the table presents unaudited summary pro forma data as of and for the year ended December 31, 1998. This data was derived from the Combined Financial Statements of Ziff-Davis Inc. included in this prospectus. An affiliate of Ziff-Davis Inc. acquired an events business (COMDEX) on April 1, 1995 and a print publishing business (ZDI) on February 29, 1996; the data does not include results from the acquired businesses for periods before the respective dates of acquisition. Data as of and for the periods ended September 30, 1997 and 1998 is derived from Ziff-Davis Inc.'s unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of Ziff-Davis Inc. Results for periods before the reorganization are not directly comparable to results for periods after the reorganization. No historical or pro forma earnings per share or share data is presented as Ziff-Davis Inc. does not consider such data meaningful.

  The pro forma data presented gives effect to the pro forma adjustments described in Note 2 to the Combined Financial Statements of Ziff-Davis Inc. and assumes that the following transactions had occurred as of January 1, 1998 in the case of statement of operations data and other data and as of December 31, 1998 in the case of balance sheet data:

 (a) the sale of 10,000,000 shares of ZDNet Stock in the offering at an assumed public offering price of $12.00 per share, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, less underwriting discounts and expenses of the offering assumed to be $0.90 per share, and

 (b) the application of the aggregate assumed net proceeds from the offering to reduce indebtedness under Ziff-Davis Inc.'s revolving credit facility.

  In addition, the pro forma statement of operations data excludes the effect of non-recurring expenses directly attributable to the offering. For each $1 change in the assumed net proceeds per share, (a) pro forma interest expense, net and pro forma loss before income taxes would each change by $ , (b) pro
forma net loss would change by $   and (c) pro forma stockholders' equity would
change by $10,000,000. The pro forma data is not necessarily indicative of the actual financial position or results of operations of Ziff-Davis Inc. as of or for the year ended December 31, 1998 or the financial position or results of operations that Ziff-Davis Inc. would have experienced if the transactions for which the data gives pro forma effect had in fact occurred at the times assumed. Also, the pro forma data does not purport to represent Ziff-Davis Inc.'s future financial position or results of operations.

  This table should be read in conjunction with the Selected Historical Combined Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Combined Financial Statements for each of Ziff-Davis Inc., ZD and ZDNet beginning on F-101, F-45 and F-6 of this prospectus, respectively.

                                                             Nine month period ended     Pro forma,
                              Year ended December 31,             September 30,          year ended
                          ---------------------------------  -------------------------  December 31,
                             1995       1996        1997        1997          1998          1998
                          ---------- ----------  ----------  -----------  ------------  ------------
                                                      (in thousands)
Statement of Operations
 Data:
Revenue, net............  $  202,729 $  955,139  $1,153,761  $   750,187  $    730,547    $
Depreciation and amorti-
 zation.................      24,305    139,736     154,940      117,697       114,594
Income (loss) from oper-
 ations.................      62,675     87,181     109,232      (11,094)      (17,395)
Interest expense, net...      44,005    120,646     190,445      141,333       111,185
Income (loss) before
 income taxes...........      22,869    (27,124)    (72,491)    (144,794)     (119,768)
Net income (loss).......      10,945    (52,081)    (71,179)    (143,810)      (86,179)
Balance Sheet Data (at
 period end):
Cash and cash equiva-
 lents..................  $   27,908 $   29,915  $   30,301               $     27,153    $
Total assets............   1,090,981  3,584,173   3,546,646                  3,412,701
Total long-term debt....     575,450  2,522,252   2,408,240                  1,526,047
Stockholders' equity....     397,881    447,756     126,130                  1,344,048
Other Data:
Net cash provided (used)
 by operating
 activities(1)..........  $   26,168 $   61,543  $   (3,364) $    20,650  $     82,791    $
EBITDA(2)...............      91,179    233,258     272,894      114,236       106,011
Capital expenditures....       3,367     22,365      30,196       18,636        27,399
Investments and
 acquisitions, net of
 cash acquired..........     814,520  2,124,823      14,000        3,058        13,192

-------


(1) This information should be read in conjunction with the more detailed information concerning cash flows from operating, investing and financing activities in the Combined Statements of Cash Flows set forth in Ziff-Davis Inc.'s Combined Financial Statements.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

  The following table presents the relative contribution of ZDNet and ZD to the revenue and operating income (loss) of Ziff-Davis Inc. for the year ended December 1997 and nine month period ended September 30, 1998.

                                                 Year ended      Nine month
                                                December 31,    period ended
                                                    1997     September 30, 1998
                                                ------------ ------------------
                                                        (in thousands)
ZDNet revenue..................................  $   32,218       $ 36,466
ZD revenue.....................................   1,121,543        694,081
                                                 ----------       --------
  Ziff-Davis Inc. total revenue................  $1,153,761       $730,547
                                                 ==========       ========
ZDNet loss from operations.....................  $  (22,481)      $ (9,333)
ZD income (loss) from operations...............     131,713         (8,062)
                                                 ----------       --------
  Ziff-Davis Inc. income (loss) from
   operations..................................  $  109,232       $(17,395)
                                                 ==========       ========

                                  RISK FACTORS


 You should carefully consider the risk factors described below, as well as the other information included in this prospectus, before buying shares of ZDNet Stock.

                   Risk Factors Relating to ZDNet Stock

Holders Of ZDNet Stock Will Be Common Stockholders Of Ziff-Davis Inc. And Will Be Subject To Risks Associated With An Investment In Ziff-Davis Inc. As A Whole


  We cannot assure you that the market value of ZDNet Stock will in fact reflect the performance of ZDNet as we intend.

  Even though we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZDNet and ZD in order to prepare their respective financial statements, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Further, holders of ZDNet Stock will not have any legal rights related to specific assets of ZDNet and, in any liquidation, will receive a share of the net assets of Ziff-Davis Inc. based on the relative trading prices of ZDNet Stock and ZD Stock rather than on any assessment of the actual value of ZDNet or ZD. Holders of ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of our businesses, assets and liabilities. For example, if the cash flow of ZD is insufficient to satisfy inter-group loans or other debt owed by ZD, ZDNet would be adversely affected. For more information on the negative effects our debt obligations could have on holders of Ziff-Davis Inc. common stock, including holders of ZDNet Stock, see "--Other Ziff-Davis Inc. Risks--We Have Significant Debt Obligations".

Financial Results Of ZD Could Affect ZDNet

  Financial results of ZD will affect our consolidated results of operations, financial position and borrowing costs. This could affect the results of operations, financial position or borrowing costs of ZDNet or the market price of ZDNet Stock. In addition, net losses of ZD, and any dividends or distributions on, or repurchases of, ZD Stock, will reduce the assets of Ziff-Davis Inc. legally available for dividends on ZDNet Stock. Accordingly, you should read financial information for ZDNet together with financial information for ZD and financial information for Ziff-Davis Inc.

Having Two Series Of Common Stock Could Create Potential Conflicts Of Interest

  Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. Examples include:

  . our decisions as to whether to allocate the proceeds of issuances, or the costs of repurchases, of ZDNet Stock to ZD in respect of its retained interest in ZDNet or to the equity of ZDNet,

  . our decisions as to how to allocate consideration received in connection with a merger involving Ziff-Davis Inc. between holders of ZD Stock and ZDNet Stock,

  . our decisions as to whether and when to exchange one series of common stock for the other series of common stock,

  . our decisions as to whether and when to approve dispositions of assets of either ZD or ZDNet,

  . our decisions as to whether to pay dividends on ZD Stock and ZDNet Stock and

  . our decisions as to whether and how to make transfers of funds between ZD and ZDNet and, more generally, our decisions as to other operational and financial matters that could be considered detrimental to ZDNet.

  If directors own disproportionate interests, in percentage or value terms, in ZD Stock and ZDNet Stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the different series.

Principles Of Delaware Law May Protect Decisions Of The Board Of Directors That Have A Disparate Impact Upon Holders Of ZD Stock And ZDNet Stock

  Principles of Delaware law established in cases involving differing treatment of two classes of common stock provide that a board of directors owes an equal duty to all common stockholders regardless of class or series and does not have separate or additional duties to either group of stockholders. We are not aware of any legislative or judicial precedent involving the fiduciary duties of directors of a Delaware corporation with two classes of common stock with separate rights related to specified operations of the corporation. However, under the principles of Delaware law referred to above and the related principle known as the "business judgment rule", you may not be able to challenge decisions that have a disparate impact upon holders of ZD Stock and ZDNet Stock if the board of directors:

  . is disinterested and adequately informed with respect to such decisions and

  . acts in good faith and in the belief that it is acting in the best interests of Ziff-Davis Inc.'s stockholders.


The Board Of Directors Has Sole Discretion To Allocate Proceeds Upon Issuances (Or Costs Of Repurchases) Of ZDNet Stock To ZDNet Or ZD

  Proceeds from the issuance of ZDNet Stock may not necessarily be allocated to the equity of ZDNet. The board of directors will determine in its sole discretion whether to allocate the proceeds of issuances or the costs of repurchases of ZDNet Stock to ZD in respect of its retained interest in ZDNet or to the equity of ZDNet. For a more complete description of how the board of directors will allocate cash between ZD and ZDNet, see "Certain Cash Management and Allocation Policies".

Stockholders Will Not Vote On How To Allocate Consideration Received In Connection With A Merger Among Holders Of ZD Stock And Holders Of ZDNet Stock

  Our charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving Ziff-Davis Inc. is to be allocated between holders of ZD Stock and holders of ZDNet Stock. Neither holders of ZD Stock nor holders of ZDNet Stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of ZD Stock and holders of ZDNet Stock in a manner we determine, in our sole discretion, to be fair. In any such merger or consolidation, the different ways we may divide the consideration might have materially different results. As a result, the consideration to be received by holders of ZDNet Stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if they had a separate class vote on such merger or consolidation.

We Have The Option To Exchange One Series Of Common Stock For The Other Series And This May Be Disadvantageous To Holders Of ZDNet Stock

  As described in the summary under the caption "ZDNet Stock", we will have the right to issue shares of one series of common stock in exchange for outstanding shares of the other series of common stock. Because certain exchanges would be at a premium, and since we could determine to effect an exchange at a time when either or both of ZD Stock and ZDNet Stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of ZDNet Stock. In addition, any such exchange would preclude holders of the exchanged series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the related group.

We May Dispose Of Assets Of Either ZD Or ZDNet Without Your Approval

  Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Ziff-Davis Inc. As long as the assets attributed to ZD or ZDNet represent less than substantially all of Ziff-Davis Inc.'s assets, we may approve sales and other dispositions of any amount of the assets of either ZD or ZDNet without any stockholder approval. If we dispose of all or substantially all of the assets of either ZD or ZDNet, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose to either:

  . declare and pay a dividend,

  . redeem shares of the relevant series of stock or

  . exchange shares of one series for outstanding shares of the other series at a 10% premium.

  Consequently, holders of either series of common stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of such group. In addition, if we elect to complete an exchange in connection with the disposition, we could do so as one of the three alternatives required in connection with the disposition or as an optional exchange that may in some cases be at no premium, and any such exchange could be completed at a time when ZDNet Stock or ZD Stock may be considered to be overvalued or undervalued.

  The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of ZDNet Stock. This decision, however, will be subject to the board of directors' general fiduciary duties as described above.

We Do Not Expect To Pay Dividends For The Foreseeable Future

  Our various debt instruments currently prohibit the payment of dividends, and in any event, we do not expect to pay any dividends for the foreseeable future.

We May Not Pay Dividends Equally On ZD Stock And ZDNet Stock

  We have the right to pay dividends on ZD Stock or ZDNet Stock, or both, in equal or unequal amounts, notwithstanding:

  . the performance of either ZD or ZDNet,

  . the amount of assets available for dividends on either series,

  . the amount of prior dividends declared on either series or

  . any other factor.

In addition, net losses of ZD, and any dividends or distributions on, or repurchases of, ZD Stock, will reduce the assets of Ziff-Davis Inc. legally available for dividends on ZDNet Stock.

The Board Of Directors May Make Operational And Financial Decisions Affecting ZD And ZDNet Differently

  The board of directors, in its sole discretion, will make operational and financial decisions and implement policies that affect the businesses of ZD and ZDNet differently. Examples include:

  . transfers of funds between ZD and ZDNet,

  . the manner of accounting for transfers of funds between ZD and ZDNet,

  . allocation of funds for capital expenditures,

  . other transactions between ZD and ZDNet,

  . the allocation of financing opportunities in public markets and

  . the allocation of business opportunities, resources and personnel.

Decisions of the board of directors may favor either ZD or ZDNet at the expense of the other. For example, the decision to provide funds for ZD may adversely affect the ability of ZDNet to obtain funds sufficient to implement its growth strategies.

The Board Of Directors Has Sole Discretion To Change Certain Cash Management And Allocation Policies

  The board of directors has adopted certain policies relating to cash management and allocations between ZD and ZDNet. Although it has no present intention to do so, the board of directors may, in its sole discretion, modify, rescind or add to any of these policies. The board of directors' discretion to change these policies makes an investment in ZDNet Stock riskier than an investment in ordinary common stock. For a more comprehensive description of these policies, see "Certain Cash Management and Allocation Policies".

Under Its Current Policies, The Board Of Directors Has Sole Discretion Concerning Various Cash Management Matters

  The discretion of the board of directors in the area of cash management makes an investment in ZDNet Stock riskier than an investment in ordinary common stock.

  The board of directors will determine, in its sole discretion, whether to transfer any cash to or from ZDNet. Moreover, the board of directors has sole discretion to determine

  . whether a transfer of cash from ZDNet to ZD will be treated as a revolving credit advance, a long-term loan or a return of capital and

  . whether a transfer of cash from ZD to ZDNet will be treated as a revolving credit advance, a long-term loan or a contribution to capital.



  The board of directors' determination as to how to account for a cash transfer will affect the amount of interest expense and interest income, stockholders' equity and number of notional shares of ZDNet Stock outstanding as reflected in the financial statements of ZD and ZDNet.


  If ZD is unable to repay advances or loans owed to ZDNet, ZDNet would be adversely affected. Also, if ZDNet extends an advance or loan to ZD at an interest rate below ZDNet's cost of funds or opportunity cost, ZDNet's results would be adversely affected to the extent of the difference.

  Any cash transfers we determine to account for as capital contributions or returns of capital will increase or decrease ZD's retained interest in ZDNet. Although we would calculate any change in the retained interest by reference to the then current market value of ZDNet Stock, the change could come at a time when ZDNet Stock is considered to be overvalued or undervalued. Also, any increase in ZD's retained interest in ZDNet will reduce the percentage of ZDNet intended to be represented by outstanding ZDNet Stock.

The Board Of Directors Has Broad Discretion About A Variety Of Allocation
Matters

  The board of directors will determine, in its sole discretion, how to allocate issuances of Ziff-Davis Inc. debt or preferred stock between ZD and ZDNet. Moreover, the board of directors will have broad discretion as to how to allocate Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. The discretion of the board of directors in these areas makes an investment in ZDNet Stock riskier than an investment in ordinary common stock.

Holders Of ZDNet Stock Will Vote Together With Holders Of ZD Stock And Will Have Limited Separate Voting Rights

  Holders of ZD Stock and ZDNet Stock will vote together as a single class, except in certain limited circumstances provided under the Delaware general corporation law. When holders of ZD Stock and ZDNet Stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of ZD Stock and holders of ZDNet Stock.

The Voting Power Of ZDNet Stock Will Fluctuate Based On Its Market Value

  Each share of ZD Stock will have one vote and each share of ZDNet Stock will have a variable number of votes based on the market value of a share of ZDNet Stock as compared to the market value of a share of ZD Stock over a specified 20-trading day period prior to the date of the vote. Accordingly, the relative voting power of ZD Stock and ZDNet Stock will fluctuate from time to time based on the respective market values of ZD Stock and ZDNet Stock.


We Cannot Assure You That A Market Will Develop For ZDNet Stock Or What Its Market Price Will Be

  There is currently no public trading market for ZDNet Stock and we cannot assure you that one will develop or be sustained after the offering. We cannot predict the prices at which ZDNet Stock will trade after the offering. The initial public offering price for ZDNet Stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which ZDNet Stock will trade after the offering or to any other established criteria for value.

  Certain terms of ZD Stock and ZDNet Stock may adversely affect the trading price of ZDNet Stock. These terms include:

  . the right of the board of directors to exchange shares of one series of common stock for shares of the other series,

  . the discretion of the board of directors in making determinations relating to a variety of cash management and allocation matters and

  . the variable voting power of ZDNet Stock as compared to ZD Stock.

Such terms may limit the market price of ZDNet Stock.

The Market Price Of ZDNet Stock Will Fluctuate And Could Fluctuate
Significantly

  The stock market has experienced extreme price and volume fluctuations. The market prices of securities of Internet-related companies, in particular, have been especially volatile. In the past, companies that have experienced such volatility have sometimes been the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources. For a description of certain class action and derivative litigation to which Ziff-Davis Inc. is a party, see "ZDNet Description of Business--Legal Proceedings".

The Market Price Of ZDNet Stock May Not Reflect The Performance Of ZDNet

  We cannot assure you that the market price of ZDNet Stock will in fact reflect the performance of ZDNet as we intend. Holders of ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

We Are Subject To Certain Takeover Constraints

  SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates currently own approximately 72% of Ziff-Davis Inc.'s outstanding common stock. As long as SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates continue to own a majority of the voting power of our common stock, no person interested in acquiring Ziff-Davis Inc. or ZDNet will be able to do so without obtaining the consent of SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates.

  If ZD and ZDNet were separate companies, any person interested in acquiring either ZD or ZDNet without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend ZD Stock and ZDNet Stock to reflect the separate performance of ZD and ZDNet, a person interested in acquiring only ZD or ZDNet without negotiation with Ziff-Davis Inc.'s management could obtain control of ZD or ZDNet only by obtaining control of the outstanding voting stock of Ziff-Davis Inc.

  The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Ziff-Davis Inc. by delaying or preventing such a change in control.

  After giving effect to the offering and assuming the underwriters do not exercise their option to purchase additional shares, there will be approximately 90 million shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Ziff-Davis Inc. by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Ziff-Davis Inc.

  In addition, certain provisions of our charter and by-laws, and certain provisions of Delaware law, may inhibit changes of control not approved by the board of directors. For additional takeover constraints, see "Description of Capital Stock--Certain other Provisions of the Restated Certificate of Incorporation and By-laws" and "--Certain Provisions of Delaware Law".

The Value Of ZDNet Stock May Decline Due To Future Issuances Of ZDNet Stock

  Our charter allows the board of directors, in its sole discretion, to issue authorized but unissued shares of common stock. This could dilute the value of shares of ZDNet Stock. The board of directors may issue ZD Stock or ZDNet Stock to, among other things:

  . raise capital,

  . provide compensation or benefits to employees,

  . pay stock dividends or

  . acquire companies or businesses.

  Under the Delaware general corporation law, the board of directors would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless:

  . stock exchange regulations or other applicable law require approval or

  . the board of directors deems it advisable.

The Market Price Of ZDNet Stock May Decline Due To Shares Of ZDNet Stock Eligible For Future Sale

  Upon completion of the offering, we expect to have 10.0 million shares of ZDNet Stock outstanding, or 11.5 million shares if the underwriters fully exercise their option to purchase additional shares. These shares will be freely tradeable without restriction by persons other than "affiliates" of Ziff-Davis Inc. We expect . shares will be owned by certain "affiliates" and will therefore be deemed "restricted" securities within the meaning of the Securities Act. In addition, members of management will have the right to purchase approximately 10.2 million additional shares of ZDNet Stock under employee stock options, subject to vesting requirements. Also, upon completion of the offering and assuming the underwriters do not exercise their option to purchase additional shares, we will be entitled to issue up to approximately
90.0 million additional shares of ZDNet Stock, of which, up to 61.5 million shares could be for the account of ZD in respect of its retained interest in ZDNet.

  We cannot predict the effect, if any, that sales of ZDNet Stock, or the availability of shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of ZDNet Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. For a more detailed description of the effect of future sales of ZDNet Stock, see "Shares Eligible for Future Sale".

                      Risk Factors Relating To ZDNet

ZDNet Has An Extremely Limited Operating History And A History Of Net Losses

  ZDNet has an extremely limited operating history and an investor must consider the risks, expenses and difficulties frequently encountered by such companies, particularly in the new and rapidly evolving market for Internet products, content and services. We cannot assure you that ZDNet will be successful in addressing such risks. Although ZDNet has experienced revenue growth in recent periods, we cannot assure you that ZDNet's revenue will continue to grow or continue at its current level.

  ZDNet has incurred significant net losses in the past ($21.2 million in 1997 and $8.7 million in the first nine months of 1998). For more information regarding these net losses, see "ZDNet Selected Historical Combined Financial and Other Data" and ZDNet's Combined Financial Statements appearing elsewhere in this prospectus. We cannot assure you that ZDNet will report net income in the future.

We Cannot Accurately Predict ZDNet's Future Revenue

  As a result of the evolving nature of the Internet and ZDNet's limited operating history, we cannot accurately forecast its revenue. Current and future expense levels are based principally on estimated future revenue and are to a large extent fixed. Accordingly, ZDNet may be unable to adjust spending to compensate for any unexpected revenue shortfall. If ZDNet's actual revenue is less than its estimated revenue, this could have an immediate material adverse effect on ZDNet's profits and liquidity.

ZDNets' Quarterly Operating Results May Fluctuate Significantly

  ZDNet's quarterly operating results may fluctuate significantly because of a variety of factors, many of which are outside our control, including:

  . overall usage levels of the Internet and of ZDNet's sites in particular,

  . demand for Internet advertising and the loss of advertisers,

  . seasonal trends in Internet use and advertising,

  . the amount and timing of ZDNet's capital expenditures,

  . costs relating to the expansion of ZDNet's operations and the introduction of new sites and services,

  . price competition or pricing changes in Internet advertising and

  . costs relating to technical difficulties or system downtime.

  We believe Internet advertising typically slows in the first quarter of the year. Historically, ZDNet has experienced lower advertising and lower revenue in the first quarter of each year as compared to the fourth quarter of the prior year. Seasonality and cyclicality in the level of Internet advertising expenditures generally could become more pronounced in the future as the Internet becomes more accepted as an advertising vehicle. Quarterly comparisons of ZDNet's results of operations are not reliable as an indication of its future performance. For additional information about the seasonality of ZDNet's revenue, see "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

ZDNet's Future Revenue Is Dependent On The Growth Of Internet Use And The Acceptance Of The Internet As An Advertising And Commerce Medium

  ZDNet's future revenue will depend largely on the widespread acceptance and use of the Internet as an information source and as an advertising and commerce vehicle. Rapid growth in Internet use is a recent trend and market acceptance of the Internet as an advertising and commercial medium is highly uncertain.

  The Internet may not be accepted as a viable advertising and commerce medium for distribution of information and engaging in commerce for a number of reasons, including:

  .inadequate development of the network infrastructure,

  .inadequate development of enabling technologies,

  .insufficient commercial support for Internet advertising,

  .concerns about privacy and security among users and

  .lack of widely accepted standards for measuring the effectiveness of advertising on the Internet.

ZDNet Depends On Advertising As A Principal Source Of Its Revenue

  ZDNet derived 83% of its revenue for the first nine months of 1998 from the sale of advertising on its Internet sites and we expect that advertising revenue will continue to be the principal source of its revenue in the foreseeable future. Most of ZDNet's advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that ZDNet will be able to retain current advertisers or obtain new advertising contracts.

  ZDNet's ability to generate advertising revenue will depend on several factors, including:

  .the continued development of the Internet as an advertising medium,

  .the pricing of advertising on other Internet sites,

  .the amount of traffic on ZDNet's network of sites,

  .pricing pressures, delays and new product launches,

  .ZDNet's ability to achieve, demonstrate and maintain attractive user demographics and

  .ZDNet's ability to develop and retain a skilled advertising sales force.

ZDNet Is Increasingly Dependent On, And Receives A Significant Percentage Of Its Revenue From, A Limited Number of Advertisers

  A relatively small number of advertisers contribute a significant percentage of ZDNet's advertising revenue. In the first nine months of 1998, ZDNet's top 20 advertising customers accounted for approximately 36% of its advertising revenue. These advertising clients, and its other advertising clients, may not continue to use ZDNet's services to the same extent, or at all, in the future. A significant reduction in advertising by one or more of ZDNet's largest advertisers would have a material adverse effect on ZDNet's profits and liquidity.

ZDNet Depends On Third Parties For Internet Traffic To Its Sites

  ZDNet's ability to advertise on and maintain links from other Internet sites is an important element to its success. Traffic originating from links existing on other Internet sites, particularly search engines, directories and other navigational tools managed by Internet service providers and Web browser companies, is an important segment of the overall traffic on ZDNet's Internet sites. ZDNet has special linking arrangements to generate additional traffic with Yahoo!, Excite and MSNBC which are either short-term contracts and/or can be terminated with little notice. There is intense competition for these types of linking arrangements. We cannot assure you that these arrangements will be maintained or that advertising or links will continue to be available on reasonable commercial terms or at all.

ZDNet Depends On Licensed Technology From Third Parties

  ZDNet relies on certain technology licensed from third parties such as Vignette's Storyserver, Thunderstone's Texis Search Engine and Netscape's Web Server Software for use in operating and managing its Internet sites and providing related services to users and advertisers. ZDNet's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that such technology licenses will be available at all, that they will be available on reasonable commercial terms or that they will operate as intended.

ZDNet's Competitive Position Depends On Its Ability To Attract And Retain Key Personnel

  ZDNet's failure to attract and retain qualified personnel could diminish its competitive position. ZDNet's performance is substantially dependent on the continued services and performance of its senior executive officers and other key personnel. ZDNet does not have long-term employment agreements with any of its key personnel and maintains no "key person" life insurance policies. ZDNet's future success also depends on its ability to identify, attract, retain and motivate highly skilled editorial, technical, managerial, sales, marketing and customer service personnel. Competition for such persons is intense. We cannot assure you that ZDNet will be able to attract or retain such personnel.

ZDNet May Not Be Able To Adequately Respond To Technological Change

  The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. ZDNet will be required to continually improve the performance, features and reliability of its network infrastructure and Internet sites, particularly in response to competition and changing customer demands. We cannot assure you that ZDNet will be successful in responding rapidly, cost-effectively or adequately to such developments.

ZDNet's Competition Is Intense And Is Expected To Increase Significantly

  We cannot assure you that ZDNet will be able to maintain its competitive position. Competition among Internet content providers is intense and is expected to increase significantly in the future. The market for Internet content sites is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost. Moreover, increased competition could result in price reductions, reduced margins or loss of market share, any of which could have an effect on our future revenue and profits.

  We believe ZDNet competes most directly with Web sites specializing in broad-based technology information. These include c|net, CMP, Internet.com and IDG. ZDNet also generally competes for users and advertisers with:

  . Internet portals and search sites that help users access information rather than create original content and are not specifically focused on technology related information, such as Excite, Infoseek, Lycos and Yahoo!,

  . general news sites, such as CNN and ABC,

  . general purpose online service providers, such as America Online and MSN,

  . browser/software companies offering information services, such as Microsoft and Netscape, and

  . large general-interest sites, such as Time-Warner's pathfinder.com.

  In addition, ZDNet competes with traditional media content businesses such as newspapers, magazines, radio and television. In order to compete successfully and attract users, advertisers and strategic partners, ZDNet must continue to provide high quality, engaging content in a timely and cost-effective manner.


To Remain Competitive, ZDNet Must Constantly Expand And Develop New Content Areas And Services. This Is Inherently Risky And Expensive

  ZDNet's future success may depend in part on its ability to continue expanding its Internet sites to include new subject matters and services. Costs related to developing new content areas and services are expensed as they are incurred while revenue related to these new content areas and services typically builds over time. Accordingly, ZDNet's profitability from year to year may be adversely affected by the number and timing of new launches. In addition, we cannot assure you that any new areas or services will be developed in a timely or cost-effective manner or that they will be successful.

We Cannot Assure You That ZDNet Will Continue To Develop The ZDNet Brand

  We cannot assure you that ZDNet will be able to continue to develop its brand. ZDNet believes brand identity is important to attracting and expanding its user base, Internet traffic and advertising and commerce relationships. ZDNet believes the significance of brand recognition will intensify as the number of Internet sites increases.

Any Capacity Constraints Or System Disruptions Could Have A Material Adverse Effect On ZDNet

  The performance and reliability of ZDNet's Internet sites and network infrastructure are critical to its reputation and ability to attract and retain users, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, advertisers or strategic partners. In addition, because ZDNet's advertising revenue is directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue.

  ZDNet's systems and operations are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters, telecommunications failures and computer hacking. ZDNet also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that ZDNet will be able to expand its network infrastructure, either itself or through use of third-party hosting systems or service providers, on a timely basis sufficient to meet demand. ZDNet presently has only a limited amount of redundant facilities or systems, no formal disaster recovery plan and no sufficient business interruption insurance to compensate for losses that may occur. Any interruption to its systems or operations could have a material adverse effect on ZDNet's business and its ability to retain users, advertisers, merchants and strategic partners.

ZDNet's Networks May Be Vulnerable To Security Risks

  ZDNet's networks may be vulnerable to unauthorized access, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in ZDNet's operations. ZDNet may be required to expend significant resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Although ZDNet intends to continue to implement industry-standard security measures, such measures may be inadequate.

Increased Government Regulation Of The Internet Could Have A Material Adverse Effect On ZDNet

   Increased government regulation, or the application of existing laws to online activities, could inhibit Internet growth, expose ZDNet and other online content providers to additional liabilities and increase the cost of doing business. This could have a material adverse effect on ZDNet's profits and liquidity. The increasing popularity and use of the Internet and other online services may lead to the adoption of new laws and regulations in the U.S. or elsewhere covering issues such as online privacy, copyright and trademark, sales taxes and fair business practices or which require qualification to do business as a foreign corporation in certain jurisdictions. For instance, the European Union's recently adopted privacy regulations may limit the collection and use of certain user information.

ZDNet Relies On Intellectual Property Rights Which May Not Be Adequately Protected Under Current Laws

  To establish and protect its trademark, service mark and other proprietary rights in its products and services, ZDNet relies on a combination of:

  . copyright, unfair competition, trademark, service mark and trade secret laws and

  . confidentiality agreements with its licensees and other third parties and confidentiality agreements and policies covering its employees.

  We cannot assure you that these measures will be adequate, that ZDNet will be able to secure registrations for all of its marks in the U.S. or internationally or that third parties will not infringe upon or misappropriate its proprietary rights. Any infringement or misappropriation, or litigation relating to intellectual property rights, may divert management's attention and ZDNet's funds to litigate such claims.

  Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related business are uncertain and evolving. In particular, new domain name registration and ownership priority procedures may be adopted which may make it more difficult for ZDNet to retain or obtain desirable domain names.

ZDNet May Incur Liability For Its Internet Content And User Data

  As a content provider, ZDNet may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, ZDNet may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about its users. We cannot assure you that third parties or users will not bring claims against ZDNet relating to proprietary rights or use of personal information. Although ZDNet seeks to obtain indemnification from strategic partners for any liability resulting from licensed content or linked sites, we cannot assure you that such indemnities will always be obtainable or adequate. ZDNet's general liability insurance may not cover or be adequate for potential claims of this type.

ZDNet May Not Be Able To Adequately Manage Its Growth

  ZDNet will need to effectively plan and manage its business to succeed in the rapidly evolving Internet industry. ZDNet continues to increase the scope of its operations and has grown its workforce substantially. As of December 31, 1997, ZDNet had a total of 252 employees and, as of September 30, 1998, ZDNet had a total of 304 employees--a growth of 20.6% in the nine month period. This growth has placed, and future growth may place, a significant strain on ZDNet's resources. For example, we expect that the variety of advertising products available on ZDNet sites will expand, increasing demands on its billing and collection systems and requiring additional resources to properly determine pricing and discounting structures. ZDNet expects that it will need to continue to improve its financial and management controls and reporting systems and procedures, and will need to continue to expand, train and manage its workforce.

ZDNet's Acquisition And Investment Strategy Exposes It To Risks

  ZDNet may acquire or make investments in new or complementary businesses, products, services or technologies. We cannot assure you that ZDNet will be able to identify suitable acquisition or investment candidates. Even if ZDNet does identify suitable candidates, we cannot assure you that ZDNet will be able to make such acquisitions or investments on reasonable commercial terms or successfully assimilate personnel, operations, products, services or technologies into its operations. This could disrupt ZDNet's ongoing business, distract ZDNet's management and employees, increase ZDNet's expenses, including amortization of goodwill, and materially and adversely affect ZDNet's profits and liquidity. Furthermore, the incurrence or issuance of debt or equity securities may be attributed to ZDNet to fund any future ZDNet acquisitions.

ZDNet's Computer Systems, And Those Of Others On Whom It Relies, May Not Achieve Year 2000 Readiness

  Programming codes in existing computer systems and software may not reliably recognize date-sensitive information when the calendar year changes to 2000. Systems or software that do not properly recognize such information could generate erroneous data or fail. We are in the process of identifying and testing our computer systems and software for Year 2000 readiness. In addition, we are in the process of working with third parties on whom we rely for system and database management to ensure Year 2000 readiness. We have not verified that such third parties are Year 2000 compliant. We cannot assure you that our systems or software, or third-party systems or software on which we rely, will be Year 2000 compliant. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZDNet's profits and liquidity.

ZDNet's International Expansion Strategy Exposes It To Risk

  One component of ZDNet's growth strategy is to further expand into international markets. ZDNet's international operations are at an early stage of development and have an extremely limited operating history. In addition, the markets in which ZDNet has undertaken international expansion have technology and online industries that are less well developed than in the U.S.

  There are certain risks inherent in doing business in international markets, such as the following:

  . uncertainty of product acceptance by different cultures,

  . unforeseen changes in regulatory requirements,

  . difficulties in staffing and managing multinational operations,

  . state-imposed restrictions on the repatriation of funds,

  . currency fluctuations,

  . difficulties in finding appropriate foreign licensees or joint venture partners and

  . potentially adverse tax consequences.

  There is a risk that such factors will have an adverse effect on ZDNet's ability to successfully operate internationally and on its profits and liquidity.

                        Other Ziff-Davis Inc. Risks

Ziff-Davis Inc. Has Only Operated As A Stand-Alone Company For Less Than A Year

  We have only operated as a stand-alone company since May 1998. Until October 1997, our publishing business and our trade show and conference businesses were managed as separate SOFTBANK Corp. subsidiaries. Our success depends in part on our continued ability to manage the combined enterprise.


Ziff-Davis Inc.'s Historical Financial Information Is Not Particularly Relevant To Its Actual Results



  Our financial information included in this prospectus does not reflect what the actual results of operations, financial position and cash flows would have been had Ziff-Davis Inc. existed prior to the periods presented. In addition, the financial information is not necessarily indicative of our future results of operations, financial position and cash flows. For more information regarding our operating results, see "Ziff-Davis Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information".

Ziff-Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts Of Interest

  SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates own approximately 72% of Ziff-Davis Inc.'s outstanding shares. As a result, SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates could elect all the members of the board of directors. SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates could also control those actions requiring the approval of the holders of a majority of the voting stock, including amendments to our charter and any business combinations. This concentration of ownership could prevent a change in control of Ziff-Davis Inc. that might otherwise be beneficial to stockholders.

  We have entered into certain agreements with SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates governing ongoing relationships. These agreements include certain licensing and management agreements relating to publications, events, ZDNet and ZDTV, a 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. In addition, SOFTBANK Corp. has given us an undertaking that, as long as it owns 40% of the voting power in our stock and can elect a majority of the board of directors, it will not expand its operations outside Japan involving:

  . publishing information on computing and Internet-related technology through print media, CD-ROM/DVD, Internet and television or

  . producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology that compete with us without the prior approval of our employee directors after consulting with our independent directors.

  This undertaking does not preclude investments by venture capital funds managed by SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with or compete with us with respect to new investments. In addition, SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates may also develop new funds which may compete with us for investment opportunities. We have agreed not to compete with SOFTBANK Corp. in Japan without the prior approval of SOFTBANK Corp.'s board of directors and have given SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates the continuing right to license all of our products and services in Japan. These arrangements and undertakings might be less favorable than arrangements negotiated at arm's length between unrelated parties.

Ziff-Davis Inc. Has Significant Debt Obligations

  At September 30, 1998:

  . ZD's total debt (and Ziff-Davis Inc.'s total debt) was approximately $1.5 billion.

  . ZD's total division equity (and Ziff-Davis Inc.'s stockholders' equity) was approximately $1.3 billion.

  . ZD's total debt (and Ziff-Davis Inc.'s total debt) was 53% of total capitalization.

  Our indebtedness is substantial in relation to stockholders' equity. The degree to which we are leveraged is important because:

  . It may impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

  . It may reduce the funds available to us for our operations if a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness.

  . It may impair our ability to incur additional debt because of financial and other restrictive covenants, including those relating to the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets.

  . It may increase our vulnerability to adverse general economic conditions, including increases in interest rates.

  Our indebtedness requires us to use a substantial portion of our cash flow to pay down principal and interest on our outstanding debt. This reduces the funds available for capital expenditures and future business opportunities.

  Our credit facility is secured, in part, by a first priority security interest in the capital stock of certain of our subsidiaries and is guaranteed by certain of our wholly owned domestic subsidiaries, including ZD Inc. and ZD Events Inc.

  On December 11, 1998, Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and Ziff-Davis Inc.'s subordinated debt rating to B from B+. This downgrade had no impact on the terms of our current borrowings. While the downgrade may make future borrowings more expensive, we do not believe this will have a negative impact on our liquidity or our access to credit markets.

  On December 16, 1998, the lenders on our $1.35 billion credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase to our allowed leverage ratios. In return, we have agreed to pay a one-time fee of $3.375 million, and increase our interest rates on amounts borrowed under the facility to rates ranging from LIBOR plus 1.5% to LIBOR plus 3.375%, depending on the type of loan.

Ziff-Davis Inc.'s Revenue Is Dependent On Demand For Advertising

  Ziff-Davis Inc. derived 51% of its total revenue for the first nine months of 1998 from advertising sales and we expect that advertising revenue will continue to be a principal source of our revenue in the foreseeable future. Most of Ziff-Davis Inc.'s advertising contracts are either short-term contracts and/or can be terminated by the advertiser at any time with little notice. We cannot assure you that we will be able to retain current advertisers or obtain new advertising contracts.

  If a general economic downturn or a U.S. recession occurs in the future, our advertisers may reduce their advertising budgets. In addition, factors such as pricing pressures, delays and new product launches may affect technology product advertisers. We cannot assure you that technology product advertisers will maintain current levels of advertising in special interest magazines and events instead of advertising in more general interest media. Any material decline in the demand for advertising by technology product advertisers could have an adverse effect on our profits and liquidity.

Reduced Demand For Advertising And The Resulting Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in our magazines (principally PC Magazine, PC/Computing, Computer Shopper and PC Week). We believe these factors will continue. In part as a result of these factors, earnings before interest, taxes, depreciation and amortization for the fourth quarter of 1998 were significantly lower than they were for the fourth quarter of 1997.

  As a result of this reduced demand, we announced on October 8, 1998 a company-wide restructuring in which we discontinued three publications (Internet Business, Equip and Windows Pro) and reduced our workforce by approximately 10%. In the fourth quarter of 1998, we took a pre-tax charge of $52.2 million as part of this restructuring.

Ziff-Davis Inc. Is Increasingly Dependent On, And Receives A Significant Percentage Of Its Revenue From, A Limited Number Of Advertisers

  A relatively small number of advertisers contribute a significant percentage of Ziff-Davis Inc.'s advertising revenue. In the first six months of 1998, Ziff-Davis Inc.'s top 20 advertising customers accounted for approximately 37.8% of its advertising revenue. These advertising clients, and our other advertising clients, may not continue to use our services to the same extent, or at all, in the future. A significant reduction in advertising by one or more of Ziff-Davis Inc.'s largest clients would have a material adverse effect on our profits and liquidity.

Our Revenue Is Dependent On Certain Publications And Trade Shows

  Certain of our publications have represented a significant portion of our historic revenue. We expect that such publications will continue to do so in the future. Three of our business publications, PC Magazine, Computer Shopper and PC Week, accounted for approximately 46% of our publishing revenue in the first nine months of 1998. Although we believe we have a diversified portfolio of special interest publications and are not dependent on any single publication, a significant decline in the performance of any of these publications could have a material adverse effect on our profits and liquidity.

  Certain of our trade shows and conferences have represented a significant portion of our historic revenue. We expect that such trade shows and conferences will continue to do so in the future. COMDEX/Fall accounted for 34% of our trade show and conference revenue in 1997. Although we believe we have a diversified portfolio of trade shows worldwide, a significant decline in the performance of COMDEX/Fall could have an adverse effect on our profits and liquidity.

Our Revenue Is Seasonal

  Our business is seasonal. Revenue typically reaches its highest level during the fourth quarter of each calendar year. This is largely due to the timing of our single largest trade show event, COMDEX/Fall, and the general increase in publishing revenue in the fourth quarter due to increased consumer buying activity during the holiday season. We cannot assure you that COMDEX/Fall will continue to be successful or that our fourth quarter revenue will continue to be higher than revenue for our other quarters.

We Have Historical Net Losses

  We and our predecessor have incurred significant net losses in the past and we cannot assure you that we will report net income in the future. For more information on our net losses, see Ziff-Davis Inc.'s. Selected Historical Combined Financial and Other Data and Combined Financial Statements appearing elsewhere in this prospectus.

To Remain Competitive We Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky And Expensive

  Our success depends in part on our ability to monitor rapidly changing technologies and market trends and offer new publications, trade shows and services, including online services, that address the needs of specific target audiences. The process of internally researching and developing new products and services and whether they will achieve market acceptance and profitability can be risky and costly. We cannot assure you that our efforts to introduce new, or assimilate acquired, publications, trade shows or services will be successful or profitable. Costs to develop new products are expensed as incurred. Accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

  In February 1999, we purchased ZDTV from an affiliate at a purchase price of $81.4 million plus the costs of funding its operations for January 1999. We cannot assure you that ZDTV will ultimately obtain sufficient cable carriage and commercial acceptance to be profitable.

We May Be Adversely Affected By Fluctuations In Paper And Postage Costs

  ZD's principal raw material is paper. Paper costs constitute a significant expense, accounting for 15.2% of our total U.S. print publishing operating expenses in 1997 and 18.1% in the first nine months of 1998. Paper prices have been volatile over the past several years, rising from 1994 through 1996, declining in 1997 and remaining relatively flat in 1998. Management anticipates that paper prices will remain relatively stable in 1999. We do not use forward contracts and most of our paper supply contracts, which are generally for a two-to-three year renewable term, provide for price adjustments to reflect changing market prices. Accordingly, significant increases in paper prices could adversely affect ZD's future results of operations.

  Postage for magazine distribution is also one of ZD's significant expenses, accounting for 11.3% of our total U.S. print publishing operating expenses in 1997 and 8.3% in the first nine months of 1998. Postage costs increase periodically and can be expected to increase in the future. Management estimates postage costs will increase approximately 3.5% in 1999. We may not be able to recover, in whole or in part, paper or postage cost increases. Accordingly, significant cost increases could have a material adverse effect on our profits and liquidity.

Our Competition Is Significant And Is Expected To Continue

  We face significant competition with respect to our print publications, trade shows and conferences and other technology information services. If we are unable to compete effectively for advertisers, readers, exhibitors and/or attendees, our profits and liquidity could be materially and adversely affected.

  In our publishing business, we principally compete for advertising and circulation revenue with publishers of other computer technology publications. We also face broad competition from media companies that produce general interest magazines and newspapers. Competition for advertising dollars is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers' products and services and the effectiveness of sales teams. Overall competitive factors in publishing include product positioning, editorial quality, circulation, price and customer service. In our trade show and conference business, we compete with other producers of trade shows and conferences for exhibition space, exhibitors and attendees, primarily on the basis of the quality of the conference, its content and organizational efficiency.

Our Principal Vendors Are Consolidating And This May Adversely Affect Our Operations

  Our principal vendors include paper suppliers, printers, subscription fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing consolidation among their principal participants. Such consolidation may result in:

  . decreased competition, which may lead to increased prices,

  . interruptions and delays in services provided by such vendors and

  . greater dependence on certain vendors.

  Such factors could adversely affect our results of operations. One printing company accounted for approximately 50% of our U.S.-based publications' manufacturing expenditures in both 1997 and the first nine months of 1998. While we believe there are adequate alternatives available, an interruption or delay in service from, or the loss of, this printer could have a material adverse effect.

We Are Exposed To Risks From Expanding Into International Markets

  One component of our growth strategy is to further expand into international markets. There are certain risks inherent in doing business in international markets. For example:

  . the uncertainty of product acceptance by different cultures,

  . the risks of divergent business expectations,

  . difficulties in finding appropriate foreign licensees or establishing joint ventures with foreign partners,

  . difficulties in staffing and managing multinational operations,

  . currency fluctuations,

  . state-imposed restrictions on the repatriation of funds and

  . potentially adverse tax consequences.

  There can be no assurance that one or more of such factors will not have an adverse effect on our future international operations and, consequently, on our profits and liquidity.

We Are A Defendant In Several Lawsuits, Which Could Have A Material Adverse Effect On Us

  In connection with the initial public offering of our existing common stock, the repricing of certain stock options and a former joint venture between SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates and certain third parties, we have been named as a defendant in several lawsuits. While we believe there are substantial defenses to all of the claims, we cannot assure you that we will prevail. Defense costs and/or settlement costs relating to these actions could be substantial, and the defense of these actions may divert management's attention and resources. If the plaintiffs prevail in these actions, any judgments awarded by the courts could have a material adverse effect on our liquidity. For more information regarding these lawsuits, see "ZDNet Description of Business-- Legal Proceedings".

Our Computer Systems, And Those Of Others On Whom We Rely, May Not Achieve Year 2000 Readiness

  Programming codes in existing computer systems and software may not reliably recognize date-sensitive information when the calendar year changes to 2000. Systems or software that do not properly recognize such information could generate erroneous data or fail. We are in the process of identifying and testing our computer systems and software for Year 2000 readiness. In addition, we are in the process of working with third parties on whom we rely for system and database management to ensure Year 2000 readiness. We have not verified that such third parties are Year 2000 compliant. We cannot assure you that our systems or software, or third-party systems or software on which we rely, will be Year 2000 compliant. Significant uncertainty exists concerning the potential costs and effects associated with Year 2000 compliance. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom we rely experiences a Year 2000 compliance problem, this could have a material adverse effect on our profits and liquidity.

                               ----------------

  Our logo and certain titles of our Internet sites, publications, products and services referenced in this prospectus are our trademarks. Each trade name, trademark or service mark of any other company appearing in this prospectus is the property of its owner.

                      CAUTIONARY STATEMENT REGARDING

                        FORWARD-LOOKING STATEMENTS

  Some of the information in this prospectus may constitute forward-looking statements which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "estimate", "continue", "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements appearing in Management's Discussion and Analysis of Financial Condition and Results of Operations for each of Ziff-Davis Inc., ZD and ZDNet appearing elsewhere in this prospectus. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

  This prospectus also includes statistical data regarding the publishing, trade show and Internet industries. This data was obtained from industry publications and reports which we believe to be reliable sources. We have not independently verified such data nor sought the consent of any organizations to refer to their reports herein.

            TRADING PRICES OF AND DIVIDENDS ON EXISTING COMMON STOCK

  There currently is no trading market for ZDNet Stock.

  Our existing common stock, which we are not now offering, is traded on the NYSE under the trading symbol "ZD". On February 9, 1999, the closing price per share of existing common stock as reported on the NYSE Composite Tape was $16 7/8. As of February 9, 1999, there were 100,076,628 shares of existing common stock outstanding held by holders of record.

  The high and low sales prices of our existing common stock, as reported on the NYSE Composite Tape, for that portion of the second quarter of 1998 since our existing common stock began trading, for the third and fourth quarters of 1998 and the first quarter of 1999 are shown below.

   1998                                                             High   Low
   ----                                                            ------ ------
   Second Quarter (April 29, 1998-June 30, 1998).................. $19.00 $12.81
   Third Quarter .................................................  16.38   5.38
   Fourth Quarter.................................................  23.94   3.63
   1999
   ----
   First Quarter (through February 9, 1999).......................  15.81  22.44

  We have never declared or paid dividends on our existing common stock. For a description of our intended dividend policy following the offering, see "Dividend Policy" and "Description of Capital Stock--Dividends".

                                USE OF PROCEEDS

  Based upon an initial public offering price of $12.00 per share of ZDNet Stock, the midpoint of the range of initial public offering prices set forth on the cover page of this prospectus, we estimate that, after deducting underwriting discounts and expenses, we will receive net proceeds from the initial public offering of ZDNet Stock, of $111.0 million, or $127.7 million if the underwriters fully exercise their option to purchase additional shares. We will attribute the net proceeds from 1.5 million shares to ZDNet, in a manner analogous to a primary offering of common stock. We will attribute the net proceeds from the remaining shares to ZD, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a parent. ZDNet will advance to ZD the net proceeds attributed to ZDNet, and ZD will use those net proceeds, together with the net proceeds attributed to ZD, to reduce outstanding indebtedness under our revolving credit facility. The indebtedness owed under our revolving credit facility was, on February 9, 1998, bearing interest at a weighted average interest rate of approximately . based on various LIBOR rates and matures on March 31, 2005. The advance of cash by ZDNet to ZD will be treated as an inter-group revolving credit advance and will bear interest at the rate at which we could borrow such funds on a revolving credit basis.

                                DIVIDEND POLICY

  We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on ZDNet Stock for the foreseeable future.

  Although certain of our debt instruments currently prohibit the payment of dividends, and in any event, as stated above, we do not expect to pay any dividends for the foreseeable future on either series of common stock, we will otherwise be permitted to pay dividends on:

  . ZD Stock out of the assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on ZD Stock cannot exceed the Available Dividend Amount for ZD and

  . ZDNet Stock, out of the assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law (and transfer corresponding amounts to ZD in respect of its Retained Interest in ZDNet), but the total of the amounts paid as dividends on ZDNet Stock and the corresponding amounts transferred to ZD in respect of its Retained Interest in ZDNet cannot exceed the Available Dividend Amount for ZDNet.

  The "Available Dividend Amount" for ZD or ZDNet, as the case may be, is based on the amount that would be legally available for the payment of dividends under Delaware law if ZD and ZDNet were each a separate Delaware corporation. For more information on the "Available Dividend Amount" for ZD and ZDNet, see "Description of Capital Stock--Dividends". We expect that determinations to pay dividends on ZDNet Stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in financing or other agreements binding upon us and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION

  The tables below set forth the capitalization of ZDNet and Ziff-Davis Inc. as of September 30, 1998 and as adjusted to give effect to:

  . the offering at an assumed initial public offering price of $12.00 per share, the mid-point of the range of initial public offering prices set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and expenses and assuming the underwriters do not exercise their option to purchase additional shares,

  .   the application of the net proceeds as described under "Use of
     Proceeds" and

  .   the re-classification of existing common stock into ZD Stock.

These tables should be read in conjunction with the Combined Financial Statements and the notes thereto appearing elsewhere in this prospectus.

                                     ZDNet

                                                    As of September 30, 1998
                                                    ---------------------------
                                                       Actual      Pro forma
                                                    ------------  -------------
                                                         (in thousands)
Long-term debt..................................... $        --   $        --
Division equity:
  Total division equity............................       87,735       104,385
                                                    ------------  ------------
    Total capitalization........................... $     87,735  $    104,385
                                                    ============  ============

                                Ziff-Davis Inc.

                                                    As of September 30, 1998
                                                    ---------------------------
                                                       Actual      Pro forma
                                                    ------------  -------------
                                                         (in thousands)
Long-term debt, excluding current installments.....   $1,526,047    $1,415,047
                                                    ------------  ------------
Stockholders' equity:
  Preferred stock..................................          --            --
  ZDNet stock......................................          --            100
  ZD stock.........................................          --          1,000
  Existing common stock............................        1,000           --
  Additional paid in capital.......................  1,550,239       1,661,139
  Retained earnings (deficit)......................     (205,608)     (205,608)
  Deferred compensation............................         (807)         (807)
  Cumulative translation adjustment................         (776)         (776)
                                                    ------------  ------------
  Total stockholders' equity.......................    1,344,048     1,455,048
                                                    ------------  ------------
    Total capitalization...........................   $2,870,095  $  2,870,095
                                                    ============  ============

                                    DILUTION

  At September 30, 1998, ZDNet had a net tangible book value of approximately $23,989,000 or $0.34 per share equivalent. Net tangible book value per share equivalent at any date represents the amount of ZDNet's total tangible assets minus total liabilities divided by the Total Number of Notional ZDNet Shares Deemed Outstanding. After giving effect to the sale of 10,000,000 shares of ZDNet Stock offered hereby at an assumed initial offering price of $12.00 per share and the application of the estimated net proceeds allocated to ZDNet, the pro forma net tangible book value of ZDNet would have been approximately $40,639,000 or $0.58 per share equivalent. Thus, under these assumptions, purchasers of ZDNet Stock offered by this prospectus will pay $12.00 per share and will receive shares with a net tangible book value per share equivalent of $0.58, which represents an immediate dilution of $11.42 per share.

  The following table illustrates this per share dilution:

      Assumed initial public offering price per share.................. $12.00
                                                                        ------
      Net tangible book value per share equivalent at September 30,
       1998............................................................   0.34
      Increase in pro forma net tangible book value per share
       equivalent attributable to new investors........................   0.24
                                                                        ------
      Pro forma net tangible book value per share equivalent after the
       offering........................................................   0.58
                                                                        ------
      Dilution per share to new investors.............................. $11.42
                                                                        ======

  The foregoing computation of dilution excludes an aggregate of approximately 10,200,000 shares of ZDNet Stock purchasable at $4.29 per share upon the exercise of outstanding employee stock options.

                                     ZDNET
             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for ZDNet and its predecessor as of and for the years ended December 31, 1993, 1994 and 1995, as of and for the two month period ended February 28, 1996, as of and for the ten month period ended December 31, 1996, as of and for the year ended December 31, 1997, for the nine month period ended September 30, 1997 and as of and for the nine month period ended September 30, 1998. This data was derived from the Combined Financial Statements of ZDNet included elsewhere in this prospectus. Data as of and for the years ended December 31, 1993 and 1994, for the periods ended September 30, 1997 and 1998 and as of September 30, 1998 has been derived from ZDNet's unaudited financial statements. This table should be read in conjunction with the Selected Historical Combined Financial and Other Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for each of ZDNet, ZD and Ziff-Davis Inc. as well as the Combined Financial Statements for each of ZDNet, ZD and Ziff-Davis Inc. beginning on pages F-6, F-45 and F-101 of this prospectus, respectively.

                                     Predecessor(1)                                 ZDNet
                          --------------------------------------- -------------------------------------------
                                                                                               Nine month
                                Year ended            Two month    Ten month                  period ended
                               December 31,          period ended period ended  Year ended   September 30,
                          -------------------------  February 28, December 31, December 31, -----------------
                           1993     1994     1995        1996         1996         1997       1997     1998
                          -------  -------  -------  ------------ ------------ ------------ --------  -------
                                                          (in thousands)
Statement of Operations
 Data:
Revenue, net............  $10,208  $13,349  $13,576    $ 2,903      $16,215      $ 32,218   $ 21,277  $36,466
Cost of operations:
Production and content..   11,512    9,321   10,709      1,802       14,863        23,543     17,638   18,970
Selling, general and
 administrative
 expenses...............    8,987    7,276    8,360      1,774       13,280        23,475     17,757   22,049
Depreciation and
 amortization...........    1,578    1,163    4,040        597        5,485         7,681      5,524    4,780
Loss from operations....  (11,869)  (4,411)  (9,533)    (1,270)     (17,413)      (22,481)   (19,642)  (9,333)
Minority interest.......      --       --       --         --           --           (400)      (436)    (330)
Loss before income
 taxes..................  (11,869)  (4,411)  (9,533)    (1,270)     (17,413)      (22,081)   (19,206)  (9,003)
Net loss (2)............  (11,869)  (4,526)  (5,755)      (814)     (16,925)      (21,238)   (18,463)  (8,691)
Balance Sheet Data (at period
 end):
Total current assets....  $ 1,929  $ 2,432  $ 3,992    $ 4,951      $ 7,852      $ 11,521             $15,744
Total assets............    4,944    3,557   91,772     92,717       82,507        87,326              95,093
Total liabilities.......    2,451    8,083    2,090      1,492        3,932         4,034               7,358
Division equity
 (deficit)..............    2,493   (4,526)  89,682     91,225       78,575        83,292              87,735
Other Data:
Capital expenditures....  $ 2,538  $   513  $ 1,590    $   168      $ 1,010      $  2,374   $  1,345  $ 3,181
Investments and
 acquisitions, net of
 cash acquired..........      --       --       --         --           --          2,998      2,998    5,000

--------

(1) A third party acquired ZDNet's predecessor as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZDNet's predecessor on February 29, 1996. Data for ZDNet's predecessor has been presented for periods before these dates.

(2) No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. After issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                     ZDNET
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Revenue

  ZDNet's revenue consists of advertising revenue and revenue from subscription based fees and services. Advertising revenue consists primarily of revenue derived from the sale of advertisements on pages delivered to users of ZDNet's Internet sites. ZDNet recognizes the delivery of a single view of an advertisement as an "impression". Advertising revenue is derived principally from arrangements with ZDNet's advertising customers that provide for a guaranteed number of impressions. Advertising rates vary depending primarily on the total number of guaranteed impressions purchased, the length of the advertiser's commitment, the location in which the advertisements are displayed and the type of advertising. Advertising revenue is recognized in the period in which the advertisements are delivered. For contracts/campaigns that are longer than one accounting period, the revenue from the contract/campaign is recognized ratably over the term of the contract/campaign.

  Revenue from barter transactions is recognized during the period in which advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of advertising given. To date, barter transactions have been immaterial to results.

  During 1995 and part of 1996, ZDNet was focused on generating revenue from subscription based fees and services. This revenue is generated primarily by charging monthly membership fees to provide access to product reviews, software reviews and shareware. During 1996, ZDNet shifted the focus of the business model from the generation of subscription based fees and services to the generation of advertising revenue.

  As a result of this shift, ZDNet's advertising revenue increased from 6% of total revenue for the year ended December 31, 1995 to 83% of total revenue for the nine months ended September 30, 1998. Over this period subscription based fees and services decreased correspondingly as a percentage of revenue.

  No single advertiser accounted for more than 5.0% of ZDNet's total revenue for the year ended December 31, 1997 or the nine months ended September 30, 1998. ZDNet's top 20 advertisers accounted for 29.3% and 36.2% of total revenue for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively.

Cost of Operations

  Costs of production and content include costs to produce and edit content on ZDNet's Internet sites as well as technical costs incurred to maintain ZDNet's Internet sites. ZD provides certain editorial content and brand-marketing services to ZDNet for which ZDNet pays a royalty to ZD based on revenue. This charge is also included in costs of production and content. See Note 4 to ZDNet's Combined Financial Statements included in this prospectus.

  The principal selling, general and administrative expenses of ZDNet are payroll, sales commissions and related expenses, marketing and promotion. Ziff-Davis Inc. provides certain selling, general and administrative services and shared services on a centralized basis (the "Central Services"), and the costs of these services are allocated between ZD and ZDNet. See Note 4 to ZDNet's Combined Financial Statements included in this prospectus.

  ZDNet also incurs a substantial amount of amortization expense related to intangible assets created as a result of the December 21, 1994 and February 29, 1996 acquisitions of Ziff-Davis Inc.'s predecessors by Forstmann Little and Co. and SOFTBANK Corp., respectively. The February 1996 acquisition created
$72.7 million of intangible assets for ZDNet. In addition, $5.5 million of intangible assets were created by ZDNet's January 1997 acquisition of a 70% equity interest in GameSpot, Inc., formerly SpotMedia Communications, Inc.

Factors Affecting Future Periods

  ZDNet's revenue and profitability are influenced by a number of external factors, including:

  .the volume of new technology product introductions,

  .the amount and allocation of marketing expenditure by ZDNet's advertisers,

  .the extent to which merchants elect to advertise using online media and

  .competition among other technology marketers.

  Accordingly, ZDNet may experience fluctuations in revenue from period to period. Marketing expenditures by technology companies can also be affected by factors affecting the technology industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by:

  .product mix,

  . the timing and frequency of ZDNet's new product launches in new markets and

  . acquisitions.

  ZDNet has an extremely limited operating history upon which to base an evaluation of ZDNet's prospects. ZDNet's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by start-up companies in the new and rapidly evolving market for Internet products, content and services. ZDNet's revenue and cost of operations have grown substantially and ZDNet has incurred cumulative net losses since inception. These losses reflect substantial expenditures to develop, launch and acquire ZDNet's Internet sites and services. ZDNet believes that newly launched sites and services require a certain period of growth before they begin to achieve adequate revenue to support their operation.

  ZDNet must, among other things, effectively develop new relationships and maintain existing relationships with its advertisers, their advertising agencies and other third parties, provide original and compelling content to Internet users, develop and upgrade its technology, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that ZDNet will succeed in addressing such risks and the failure to do so could have a material adverse effect on ZDNet's business, financial condition or results of operations. Additionally, ZDNet's limited operating history makes the prediction of future operating results difficult or impossible, and there can be no assurance that ZDNet's revenue will increase or even continue at its current level, or that ZDNet will achieve or maintain profitability or generate cash from operations in future periods. Since inception, ZDNet has incurred significant losses and, for the period from February 29, 1996 to September 30, 1998, had accumulated a deficit of $46.9 million. ZDNet may continue to incur losses in the future.

  For a discussion of other factors that may affect results, see "Risk Factors--Risk Factors Relating to ZDNet".

Presentation of Financial Information

  ZDNet is comprised of certain operations which were acquired at various times and completed a reorganization in May 1998. See Note 1 to ZDNet's Combined Financial Statements.

Results of Operations

  The table below presents the results of ZDNet as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the ZDNet Combined Financial Statements) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization and interest and income tax adjustments, as described in note (1) to the table. Although the table presents numbers that are not in accordance with generally accepted accounting principles, management believes they present the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                                                               Nine months
                                Year ended December 31,           ended
                                   Pro forma        Actual    September 30,
                               ------------------  --------  -----------------
                               1995(1)   1996(1)     1997      1997     1998
                               --------  --------  --------  --------  -------
                                             (in thousands)
Revenue, net.................  $ 13,576  $ 19,118  $ 32,218  $ 21,277  $36,466
Cost of operations:
  Production and content.....    10,709    16,665    23,543    17,638   18,970
  Selling, general and
   administrative expenses...     8,360    15,054    23,475    17,757   22,049
  Depreciation and
   amortization..............       678       693     1,495       896    1,362
  Amortization of intangible
   assets....................     5,712     5,712     6,186     4,628    3,418
                               --------  --------  --------  --------  -------
    Total operating
     expenses................    25,459    38,124    54,699    40,919   45,799
                               --------  --------  --------  --------  -------
Loss from operations.........   (11,883)  (19,006)  (22,481)  (19,642)  (9,333)
Minority interest............       --        --        400       436      330
                               --------  --------  --------  --------  -------
Loss before income taxes.....   (11,883)  (19,006)  (22,081)  (19,206)  (9,003)
Income tax benefit...........    (4,706)   (1,073)     (843)     (743)    (312)
                               --------  --------  --------  --------  -------
Net loss.....................  $ (7,177) $(17,933) $(21,238) $(18,463) $(8,691)
                               ========  ========  ========  ========  =======
Other data:
EBITDA(2)....................  $ (5,493) $(12,601) $(14,400) $(13,682) $(4,223)
Capital expenditures.........     1,590     1,178     2,374     1,345    3,181
Investments and acquisitions,
 net of cash acquired........       --        --      2,998     2,998    5,000

--------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after versus the period prior to the acquisition. This is primarily due to a shorter amortization period of 20 years being used by ZDNet, versus 40 years being used by the previous owners. The above numbers assume that the acquisition took place on January 1, 1995. This resulted in an increase to the "Amortization of intangible assets" and "Net Loss" by $2,350 and $1,422, respectively, for the year ended December 31, 1995 and an increase by $323 and $194, respectively, for the year ended December 31, 1996.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

  The following table presents the foregoing amounts as a percentage of revenue:

                            Year ended December 31,        Nine months ended
                               Pro Forma         Actual      September 30,
                            -----------------------------  -------------------
                             1995      1996       1997       1997       1998
                            -------   -------   ---------  --------   --------
Revenue, net...............   100.0%    100.0%    100.0%      100.0%     100.0%
Cost of operations:
  Production and content...    78.9      87.2      73.1        82.9       52.0
  Selling, general and
   administrative
   expenses................    61.6      78.7      72.9        83.5       60.5
  Depreciation and
   amortization............     5.0       3.6       4.6         4.2        3.7
  Amortization of
   intangible assets.......    42.0      29.9      19.2        21.7        9.4
                            -------   -------   -------    --------   --------
    Total operating
     expenses..............   187.5     199.4     169.8       192.3      125.6
                            -------   -------   -------    --------   --------
Loss from operations.......   (87.5)    (99.4)    (69.8)      (92.3)     (25.6)
Minority interest..........      --        --       1.2         2.0        0.9
                            -------   -------   -------    --------   --------
Loss before income taxes...   (87.5)    (99.4)    (68.6)      (90.3)     (24.7)
Income tax benefit.........    34.6       5.6       2.7         3.5        0.8
                            -------   -------   -------    --------   --------
Net loss...................   (52.9)%   (93.8)%   (65.9)%     (86.8)%    (23.9)%
                            =======   =======   =======    ========   ========
EBITDA.....................   (40.4)%   (65.9)%   (44.7)%     (64.3)%    (11.6)%

Nine months ended September 30, 1998 compared with nine months ended September 30, 1997

 Revenue, net

  Net revenue increased 71% to $36.5 million for the nine months ended September 30, 1998 from $21.3 million for the nine months ended September 30, 1997. Revenue from advertising was 83% of net revenue for the nine months ended September 30, 1998, compared to 71% for the same period in 1997.

  Revenue from advertising increased 100% to $30.3 million for the nine months ended September 30, 1998 from $15.1 million for the nine months ended September 30, 1997. The increase in advertising revenue was attributable to an increase in the number of advertisers and the average monthly revenue per advertiser. Subscription based fees and services decreased by 1% to $6.1 million for the nine months ended September 30, 1998 from $6.2 million for the nine months ended September 30, 1997.

 Cost of Operations

  Production and content. Production and content expenses were $18.9 million or 52% of net revenue for the nine months ended September 30, 1998, compared to $17.6 million or 83% of net revenue for the nine months ended September 30, 1997. The absolute dollar increase in production and content charges was due to an increase in ZD's revenue-based royalty charge to ZDNet, as well as an increase in production costs to support higher user traffic levels and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. ZDNet expects this trend to continue. Royalty payments to ZD were $1.8 million and $1.1 million for the nine month periods ending September 30, 1998 and 1997, respectively.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $22.0 million or 61% of net revenue for the nine months ended September 30, 1998, compared to $17.8 million or 83% of net revenue for the nine months ended September 30, 1997. The absolute dollar increase in the selling, general and administrative expenses was primarily due to increased personnel and services required to support the growth of ZDNet, offset to some extent by cessation of payments to SOFTBANK Interactive Marketing Inc. ("SIM"), as ZDNet sales and marketing teams replaced SIM in these functions. Sales and marketing costs were $15.1 million or 41% of net revenue for the nine months ended September 30, 1998, compared to $12.3 million or 58% of net revenue for the nine months ended September 30, 1997. ZDNet intends to continue to increase the number of dollars spent on sales and marketing and intends to launch a print ad campaign in the future. Sales and marketing expenses are incurred both to drive traffic to ZDNet's Web site and to increase the number of advertisers and advertising sales. Included in sales and marketing costs was an allocation from Ziff-Davis Inc.'s Central Services amounting to $0.2 million and $0.4 million for the nine months ended September 30, 1998 and 1997, respectively.

  Administrative and overhead costs were $6.9 million or 19% of net revenue for the nine months ended September 30, 1998, compared to $5.5 million or 26% of net revenue for the nine months ended September 30, 1997. Included in administrative and overhead costs was an allocation from Ziff-Davis Inc.'s Central Services amounting to $3.1 million and $2.5 million for the nine months ended September 30, 1998 and 1997, respectively. The selling, general and administrative costs decreased as a percentage of revenue primarily due to economies of scale. ZDNet expects this trend to continue.

  Depreciation. Depreciation expense was $1.4 million for the nine months ended September 30, 1998, compared to $0.9 million for the nine months ended September 30, 1997. The increase in depreciation expense related primarily to the increased capital expenditures made by ZDNet for equipment necessary to expand its network and infrastructure in order to support its continued growth.

  Amortization of intangible assets. Amortization of intangible assets was $3.4 million for the nine months ended September 30, 1998, compared to $4.6 million for the nine months ended September 30, 1997. The decrease in amortization related to the advertising and subscription lists becoming fully amortized as of March 1, 1998. This resulted in only two months of the related amortization being included in the period ending September 30, 1998 versus nine months amortization in the period ending September 30, 1997. Annual amortization expense related to the remaining goodwill balance will be approximately $4.1 million before giving effect to any future increase in goodwill.

 Minority interest

  The minority interest of $0.3 million in 1998 and $0.4 million in 1997 represented losses attributed to the holders of the minority interest in GameSpot.

 Income taxes

  The income tax benefit decreased to $0.3 million for the nine months ended September 30, 1998 from $0.7 million for the nine months ended September 30, 1997. The benefit represented an effective tax rate of approximately 3.5%, which is substantially less than the federal statutory tax rate of 35.0%. ZDNet has a substantial level of non-deductible expenses as losses which were incurred while ZDNet was under MAC Inc. ownership are non-deductible to Ziff-Davis Inc. As such, ZDNet does not reflect any income tax benefit associated with those losses. In addition, Ziff-Davis Inc. does not record any tax benefits associated with the losses of GameSpot.

 Net loss

  As a result of the items described above, ZDNet's net loss decreased to $8.7 million from $18.5 million for the nine months ended September 30, 1998 and 1997, respectively.

 EBITDA

  EBITDA for the nine months ended September 30, 1998 was $(4.2) million compared to $(13.7) million for the same period in 1997. The improvement was primarily due to substantially increased revenue, offset to some extent by higher production and content costs and selling, general and administrative expenses.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased 69% to $32.2 million for the year ended December 31, 1997 from $19.1 million for the pro forma year ended December 31, 1996. An increasing percentage of ZDNet's net revenue was derived from advertising for the year ended December 31, 1997, accounting for 73% of net revenue, compared to 37% for the same period in 1996. The increased percentage of net revenue derived from advertising in the later period reflect a continuation of ZDNet's strategic shift from a business model based on subscription-based fees and services to one based on advertising.

  Revenue from advertising increased 228% to $23.6 million for year ended December 31, 1997 from $7.2 million for the pro forma year ended December 31, 1996. The increase in advertising revenue was attributable to increases in the number of advertisers, the average expenditures per advertiser and increasing advertising rates. Subscription-based fees and services decreased by 28% to $8.6 million from $11.9 million from the same period in 1996.

 Cost of Operations

  Production and content. Production and content expenses were $23.5 million or 73% of net revenue for year ended December 31, 1997, compared to $16.7 million or 87%
of net revenue for the pro forma year ended December 31, 1996. The absolute dollar increase in production and content charges was due to an increase in Ziff-Davis Inc.'s revenue based royalty charge to ZDNet, as well as an increase in production costs to support higher user traffic levels, and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. Royalty charges from ZD were $1.6 million and $1.0 million for the year ended December 31, 1997 and the pro forma year ended December 31, 1996, respectively.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $23.5 million or 73% of net revenue for the year ended December 31, 1997, compared to $15.1 million or 79% of net revenue for the pro forma year ended December 31, 1996. The absolute dollar increase in selling, general and administrative expenses was due to higher sales commission costs paid to SIM and to the initial hiring of the existing ZDNet sales and marketing teams. SIM was the exclusive sales team for ZDNet prior to 1997. Sales and marketing costs were $15.9 million or 49% of net revenue for the year ended December 31, 1997 compared to $11.0 million or 57% of net revenue for the pro forma year ended December 31, 1996. Included in sales and marketing costs was an allocation from Ziff-Davis Inc.'s Central Services amounting to $0.5 million for the year ended December 31, 1997. There was no such charge for the pro forma year ended December 31, 1996.

  Administrative and overhead costs were $7.6 million or 23% of net revenue for the year ended December 31, 1997 from $4.1 million or 21% of net revenue for the pro forma year ended December 31, 1996. Included in administrative and overhead costs was an allocation from Ziff-Davis Inc.'s Central Services amounting to $3.4 million and $2.7 million for the year ended December 31, 1997 and the pro forma year ended December 31, 1996, respectively. Selling, general and administrative expenses decreased as a percentage of revenue primarily due to economies of scale.

  Depreciation. Depreciation expense was $1.5 million for the year ended December 31, 1997, compared to $0.7 million for the pro forma year ended December 31, 1996. The increase in depreciation primarily related to the increased capital expenditures made by ZDNet for equipment necessary to expand its network and infrastructure in order to support its continued growth.

  Amortization of intangible assets. Amortization of intangible assets was $6.2 million for the year ended December 31, 1997 compared to $5.7 million for the pro forma year ended December 31, 1996. In February 1997, ZDNet purchased a 70% interest in GameSpot, which created intangible assets of approximately $5.5 million. The 1997 period included approximately $0.5 million of amortization related to this acquisition.

 Minority interest

  The minority interest of $0.4 million for the year ended December 31, 1997, represents losses attributed to the holders of the minority interest in GameSpot (acquired in January 1997).

 Income taxes

  The income tax benefit decreased to $0.8 million for the year ended December 31, 1997 from $1.1 million for the pro forma year ended December 31, 1996. The benefit represents an effective tax rate of approximately 3.8% and 5.6%, respectively, which is significantly less than the federal statutory rate of 35.0% because ZDNet has a substantial level of non-deductible expenses, as losses which were incurred while ZDNet was under MAC ownership are non-deductible to Ziff-Davis Inc. As such, ZDNet does not reflect any tax benefits associated with those losses.

 Net loss

  As a result of the items described above, ZDNet's net loss increased to $21.2 million for the year ended December 31, 1997 from $17.9 million for the pro forma year ended December 31, 1996.

 EBITDA

  EBITDA for the year ended December 31, 1997 was $(14.4) million compared to $(12.6) million for the pro forma year ended December 31, 1996. The decrease was primarily due to higher production and content costs as well as higher selling, general and administrative costs, offset to some extent by higher revenue.

Pro Forma Year ended December 31, 1996 compared with the Pro Forma Year ended December 31, 1995

 Revenue, net

  Net revenue increased 40% to $19.1 million for the pro forma year ended December 31, 1996 from $13.6 million for the pro forma year ended December 31, 1995. An increasing percentage of ZDNet's net revenue was derived from advertising for the pro forma year ended December 31, 1996, accounting for 38% of net revenue compared to 6% for the same period in 1995.

  Revenue from advertising increased to $7.2 million for the pro forma year ended December 31, 1996 from $0.8 million for the pro forma year ended December 31, 1995. During 1996, ZDNet committed to a strategic shift in its business model, transitioning from a business model based on membership and subscription based fees and services to one supported primarily from the sale of advertising. As a result, ZDNet substantially increased the number of advertisers and the average expenditures per advertiser while subscription based fees and services decreased by 7.0% to $11.9 million from $12.8 million for the same period in 1995.

 Cost of Operations

  Production and content. Production and content expenses increased to $16.7 million or 87% of net revenue for the pro forma year ended December 31, 1996, from $10.7 million or 79% of net revenue for the pro forma year ended December 31, 1995. The absolute dollar increase in production and content charges was due to an increase in Ziff-Davis Inc.'s revenue based royalty charge to ZDNet as well as increased production costs to support higher user traffic levels, and increased editorial costs associated with the launch of new content areas. The cost of production and content decreased as a percentage of revenue primarily due to economies of scale. Royalty payments to ZD were $1.0 million and $0.7 million for the pro forma years ended December 31, 1996 and 1995, respectively.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased to $15.1 million or 79% or net revenue for pro forma year ended December 31, 1996, from $8.4 million or 62% of net revenue for the pro forma year ended December 31, 1995. The absolute dollar increase in the selling, general and administrative expenses were due to increased sales commissions paid to SIM. Sales and marketing costs were $11.0 million or 57% of net revenue for the pro forma year ended December 31, 1996 from $4.7 million or 35% of revenue for the pro forma year ended December 31, 1995.

  Administrative and overhead costs were $4.1 million or 21% of net revenue for the pro forma year ended December 31, 1996 from $3.7 million or 27% of revenue for the pro forma year ended December 31, 1995. Included in administrative and overhead expenses is an allocation from Ziff-Davis Inc.'s Central Services amounting to $2.7 million and $2.0 million for the pro forma years ended December 31, 1996 and 1995, respectively. The selling, general and administrative costs decreased as a percentage of net revenue primarily due to economies of scale.

  Depreciation. Depreciation expense was $0.7 million for the pro forma years ended December 31, 1996 and 1995.

  Amortization of intangible assets. Amortization of intangible assets was $5.7 million for each of the pro forma years ended December 31, 1996 and 1995.

 Income taxes

  The income tax benefit decreased to $1.1 million for the pro forma year ended December 31, 1996 from $4.7 million for the pro forma year ended December 31, 1995. The benefit represents an effective tax rate of approximately 5.6% and 39.6% respectively. The lower income tax benefit resulted from the acquisition of ZDNet by MAC in February 1996. Since losses incurred under the ownership of MAC are non-deductible to Ziff-Davis Inc., no income tax benefit has been recorded for such losses for the pro forma year ended December 31, 1996.

 Net loss

  As a result of the items described, ZDNet's net loss increased to $17.9 million from $7.2 million for the pro forma years ended December 31, 1996 and 1995, respectively.

 EBITDA

  EBITDA for the pro forma year ended December 31, 1996 was $(12.6) million compared to $(5.5) million for the pro forma year ended December 31, 1995. The decrease was primarily due to higher production and content costs, as well as higher selling, general and administrative costs, offset to some extent by higher revenue.

Liquidity and Capital Resources

 Funding from ZD

  In the financial statements of ZD and ZDNet, whenever ZDNet had a cash need, other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned, that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest expense has been reflected in the financial statements of ZDNet. After the date on which ZDNet Stock is first issued, Ziff-Davis Inc. will account for all cash transfers from ZD or ZDNet to or for the account of the other, other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock, as inter-group revolving credit advances (bearing interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis as the board of directors determines in its sole discretion) unless the board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan, a capital contribution increasing ZD's Retained Interest in ZDNet or a return of capital reducing ZD's Retained Interest in ZDNet. For a discussion about the terms on which Ziff-Davis Inc. can now borrow on a short-term basis, see "Ziff-Davis Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources--Credit Facility". There is no assurance, however, that ZDNet will continue to be able to obtain sufficient funding from ZD. For a discussion of the discretion of the board of directors regarding transfers of cash between ZD and ZDNet, see "Risk Factors--Risk Factors Relating to ZDNet Stock--Under Its Current Policies, The Board of Directors Has Sole Discretion To Change Certain Cash Management And Allocation Policies".

 Sources and uses of cash

  Cash and cash equivalents were $0.4 million at September 30, 1998 and $0.0 million at December 31, 1997. The balance increased due to the factors discussed below:

  Cash used by operations was $4.7 million for the nine months ended September 30, 1998 and $11.4 million for the nine months ended September 30, 1997, respectively. The improvement in the 1998 period was due primarily to a reduction in net loss. The loss for the nine months ended September 30, 1998 was $8.7 million compared to $18.5 million for the same period in 1997.

  Cash used by investing activities was $8.2 million for the nine months ended September 30, 1998 and $4.3 million for the nine months ended September 30, 1997. Cash used for capital expenditures for the nine months ended September 30, 1998 increased by $1.9 million to $3.2 million from $1.3 million for the nine months ended September 30, 1997. ZDNet intends to continue to invest in equipment as necessary to support the increasing user traffic. Capital expenditures on equipment is expected to be approximately

$4 million in 1999. In addition, in July 1998, ZDNet invested $5.0 million in preferred stock of Deja News, Inc., an Internet discussion group. During the nine months ended September 30, 1997, ZDNet spent approximately $3.0 million to acquire a 70% interest in GameSpot.

  Cash provided by financing activities decreased to $13.2 million for the nine months ended September 30, 1998 from $15.8 million for the nine months ended September 30, 1997, reflecting the improved operating performance of ZDNet. As discussed under "--Funding from ZD" above, all funding from ZD was accounted for as a capital contribution.

Seasonality

  The following table sets forth certain unaudited quarterly combined statement of operations data for each of the eight quarters in the period ended September 30, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZDNet appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                            Quarter ended
                                                           (in thousands)
                         -------------------------------------------------------------------------------------------
                         December 31 March 31   June 30   September 30 December 31 March 31   June 30   September 30
                            1996       1997      1997         1997        1997       1998      1998         1998
                         ----------- --------   -------   ------------ ----------- --------   -------   ------------
Revenue, net............   $ 6,374   $ 5,283    $ 7,862     $ 8,132      $10,941   $ 9,688    $12,274     $14,504
Cost of operations......    12,360    11,597     14,921      14,401       13,780    16,050     15,405      14,344
                           -------   -------    -------     -------      -------   -------    -------     -------
Income (loss) from
 operations.............    (5,986)   (6,314)    (7,059)     (6,269)      (2,839)   (6,362)    (3,131)        160
Minority interest.......       --        (46)      (201)       (189)          36      (125)      (145)        (60)
                           -------   -------    -------     -------      -------   -------    -------     -------
Income (loss) before
 taxes..................    (5,986)   (6,268)    (6,858)     (6,080)      (2,875)   (6,237)    (2,986)        220
Provision (benefit) for
 taxes..................      (195)     (244)      (267)       (232)        (100)     (228)       (92)          8
                           -------   -------    -------     -------      -------   -------    -------     -------
Net income (loss).......   $(5,791)  $(6,024)   $(6,591)    $(5,848)     $(2,775)  $(6,009)   $(2,894)    $   212
                           =======   =======    =======     =======      =======   =======    =======     =======
EBITDA(1)...............    (4,295)   (4,498)    (4,999)     (4,185)        (718)   (4,511)    (1,569)      1,858
                                                            Quarter ended
                         -------------------------------------------------------------------------------------------
                         December 31 March 31   June 30   September 30 December 31 March 31   June 30   September 30
                            1996       1997      1997         1997        1997       1998      1998         1998
                         ----------- --------   -------   ------------ ----------- --------   -------   ------------
Revenue, net............     100.0%    100.0%     100.0%      100.0%       100.0%    100.0%     100.0%      100.0%
Cost of operations......     193.9     219.5      189.8       177.1        125.9     165.7      125.5        98.9
                           -------   -------    -------     -------      -------   -------    -------     -------
Income (loss) from
 operations.............     (93.9)   (119.5)     (89.8)      (77.1)       (25.9)    (65.7)     (25.5)        1.1
Minority interest.......       --        0.9        2.6         2.3          0.3       1.3        1.2         0.4
                           -------   -------    -------     -------      -------   -------    -------     -------
Income (loss) before
 taxes..................     (93.9)   (118.6)     (87.2)      (74.8)       (25.6)    (64.4)     (24.3)        1.5
Provision (benefit) for
 taxes..................      (3.1)     (4.6)      (3.4)       (2.9)        (0.9)     (2.4)      (0.7)        0.1
                           -------   -------    -------     -------      -------   -------    -------     -------
Net income (loss).......     (90.8)%  (114.0)%    (83.8)%     (71.9)%      (24.7)%   (62.0)%    (23.6)%       1.4%
                           =======   =======    =======     =======      =======   =======    =======     =======
EBITDA(1)...............     (67.4)%   (85.1)%    (63.6)%     (51.5)%       (6.6)%   (46.6)%    (12.8)%      12.8%

--------

(1) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZDNet's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry, the EBITDA presented for ZDNet may not be comparable to similarly titled measures reported by other companies.

  On a historical basis, ZDNet has experienced lower revenue in the first quarter when compared to the revenue in the preceding fourth quarter. This fluctuation is a result of seasonal changes common to the media industry.

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc. began a review of its computer systems and software, including those utilized in the operation of ZDNet's business, to identify systems and software which might malfunction due to a misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, correct or reprogram and test systems and software for Year 2000 readiness. Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. has requested those third parties to advise Ziff-Davis Inc. as to whether they anticipate difficulties in addressing Year 2000 problems and, if so, the nature of such difficulties. After evaluating its internal compliance efforts as well as the compliance of third parties as described above, Ziff-Davis Inc. will develop during the first half of 1999 appropriate contingency plans to address situations in which various systems or software of Ziff-Davis Inc., or of third parties with which Ziff-Davis Inc. does business, are not Year 2000 compliant. We do not yet have an estimate of the cost of these contingency plans.

  Management of Ziff-Davis Inc. has not finally determined the cost associated with Year 2000 readiness efforts and the related potential impact on ZDNet's results of operations. Amounts expended to date have not been material. There can be no assurances that Ziff-Davis Inc.'s systems or software, or those of third parties on which Ziff-Davis Inc. relies, will be converted in time. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZDNet's profits and liquidity. At this point in time, based on Ziff-Davis Inc.'s progress to date and the information it has received from third parties, Ziff-Davis Inc. is unable to determine ZDNet's likely "worst case scenario".

Recently Issued Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income", issued in June 1997, will require Ziff-Davis Inc. to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on securities available for sale. This statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. Such transactions historically have not been material.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", is effective for the year ended December 31, 1998. This statement revises the disclosure requirements for employers' pension and other retiree benefits.

  ZDNet expects to adopt the above statements beginning with its 1998 financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS 133 to have a material impact on the ZDNet's results of operations.

                                     ZDNET
                            DESCRIPTION OF BUSINESS

Industry Background

 Growth of the Internet and Demand for Technology-Related Content

  The Internet has emerged as a global mass medium, enabling millions of people to access and share information and conduct business electronically. Forrester Research, Inc. estimates that the number of adult Web users will reach 51 million in the U.S. by the end of 1998 and will grow to 99 million by the end of 2001. Major factors driving this growth include the increasing familiarity and acceptance of the Internet by businesses and consumers, the increasing number of personal computers in homes and offices, the ease, speed and lower cost of Internet access and improvements in network infrastructure.

  As the Internet gains acceptance as an advertising and commerce medium and Internet use continues to grow, technology will play an increasing role in everyday life. According to Dataquest, worldwide end user spending for information technology products and related services is expected to be approximately $2 trillion in 1998 and grow 10% to 15% annually over the next four years. With the growth of the Internet and the widespread use of personal computers, cellular phones, pagers and personal digital assistants, technology has become an area of broad general interest. Users of technology products and services confront an increasingly complex marketplace due to the rapid pace of technological change and the frequent introduction of new products and services. The prevalence of technology and the growing number of technological choices heighten the demand for up-to-date, comprehensive information about technology-related products and services.

 Advertising and Commerce on the Internet

  As the Internet and the technology industry continue to grow, the value of the Internet to advertisers and merchants can be expected to increase as a result of:

  . the growth in the number of Web users,

  . the Internet's global reach,

  . the attractive demographic profile of Web users,

  . the interactive nature of the medium,

  . the increased willingness of users to conduct transactions online and

  . the ability to effectively target user groups, customize promotions and measure Web usage and viewer demographics.

  ZDNet believes these characteristics allow Internet advertisers to build valuable customer relationships through targeted advertising and sales campaigns. The overall market for advertising on the Internet was approximately $900 million in 1997 and $775 million in the first six months of 1998, as measured by the Internet Advertising Bureau. According to Forrester Research, Inc., advertising spending on the Internet will exceed $4 billion in the year 2000 and double to more than $8 billion by 2002.

  The Internet also provides an efficient means for merchants to sell their products and services directly to consumers. Forrester Research, Inc. forecasts that worldwide commerce revenue on the Internet will increase from approximately $35 billion in 1998 to $1.4 trillion in 2003. Internet transactions are expected to increase as merchants improve Web-based transaction-processing technology and as consumers become more accustomed to purchasing online.

  ZDNet believes Internet sites focused on technology are particularly well-suited to promote advertising and commerce because they offer a large user base with attractive demographics for technology and general consumer product companies. Historically, technology-focused sites have attracted primarily technology advertisers, which, according to the Internet Advertising Bureau, accounted for 39% of all U.S. online advertising dollars during the second quarter of 1998. Recently, many of the largest advertisers on traditional media, including consumer product companies, automobile manufacturers and travel-related companies, have expanded their use of Internet advertising. Such consumer-related advertising accounted for 24% of all U.S. online advertising in the second quarter of 1998 according to the Internet Advertising Bureau, and ZDNet believes Internet advertising will become an increasing percentage of consumer product companies' overall advertising budgets in the future. Internet sites with well-recognized brand names that focus on technology should be well-positioned to capitalize on emerging Internet advertising and commerce opportunities.

The ZDNet Solution

  ZDNet's Web sites are designed to capitalize on the market opportunities created by the increasing importance of technology, the emergence of the Internet as a mass medium and the appealing demographics of technology-oriented Web users. ZDNet focuses on content, community and commerce, enabling users to research topics of interest, interact with other users, download software and evaluate and purchase a wide range of products and services at a single destination. Ziff-Davis Inc. was among the first content providers to focus its efforts on the Internet, launching its zdnet.com service in the fall of 1994. The ZDNet solution is based on the following distinguishing attributes:

 Broad-Based Comprehensive Technology and Internet-Related Content

  ZDNet's interconnected and easily navigable sites offer depth and breadth of coverage on the technology industry as well as topics of general interest, including financial information and general news. ZDNet divides its content broadly into "channels" that focus on specific topics or audience groups. Over 60 channels can be reached through the zdnet.com home page or through their own distinct domains, and channels are generally organized with similar navigation and layout to ensure consistency throughout the network. ZDNet's online editorial and technical staff of industry experts develops high-quality original content specifically for online interactive use. ZDNet offers over 800 news stories per month, 39,000 product listings, 30,000 product reviews and 34,000 downloadable programs. In addition, through ZDNet's relationship with ZD, ZDNet has use of the content of all of

ZD's computer and technology publications, including PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life.

 Strong Community Affinity

  ZDNet has developed an extensive user community and encourages active participation by enabling users to personalize their content and join user groups based on common interests. ZDNet provides forums, chat groups and other interactive online environments that allow users to express views and share information. In addition, its industry personalities host interactive forums that encourage user comments and feedback. To promote its community, ZDNet has instituted a common registration system for chat, discussion and e-mail capabilities. Registered users are able to access member-only software downloads and are eligible for special offers such as discounted trial enrollment in ZDU, which is part of ZD's education business. ZDNet makes a variety of e-mail newsletters and alerts available to its users, allowing subscribers to select those of interest. As of October 1998, ZDNet had over two million registered e-mail newsletter subscribers and distributed over 48 million e-mail newsletters and alerts to its users in that month.

 Attractive Environment for Advertising and Commerce

  ZDNet facilitates commerce on its sites by providing users with the ability to evaluate, compare and purchase products and services and by providing advertisers and merchants with access to a highly targeted user group with attractive demographics. According to the Fall 1998 @Plan study, among users of ZDNet's Internet sites:

  . 61% have college degrees,

  . 75% have an annual household income of at least $45,000 (and 22% in excess of $100,000),

  . 49% use the Internet every day and

  . 58% purchased a product in the prior six months after gathering information on the Internet.

In addition, ZDNet has developed an array of sales and marketing options (banners, sponsorship wraps, buttons, text and graphical links, e-mail sponsorships and custom microsites) designed to assist advertisers in crafting unique and distinctive programs to target and reach their audiences. ZDNet is also the first non-ad agency to win a prestigious "Creative Excellence in Business Advertising" (CEBA) award, presented by the American Business Press.

 Relationship with ZD

  ZDNet derives many benefits from its relationship with ZD, including the ability to leverage the ZD brand, use content from ZD publications and cross-market across all of ZD's platforms. ZD publishes leading technology print publications, such as PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life, produces leading trade shows and conferences, such as COMDEX, NetWorld+Interop and Seybold Seminars, and maintains well-recognized market research and education platforms, such as ZDU. For over a decade, the "Ziff-Davis" name has been a leading brand associated with technology content.

The ZDNet Strategy

  ZDNet's objective is to be the leading online content site focused on technology products and services for users and the preferred online platform for advertisers and merchants. The key elements of ZDNet's strategy are:

 Continue to Offer Differentiated Technology and Internet-Related Content

  ZDNet will continue to provide comprehensive and authoritative coverage of the technology field in order to attract users and increase the value of its sites to advertisers and merchants. Based on market research and user traffic and feedback, ZDNet will continue to identify technology trends and develop innovative sites that appeal to specific market segments and user interests. In the past 12 months, ZDNet has introduced 16 new sites, or new areas within existing sites, including special areas addressing Year 2000 issues, small businesses, electronic commerce and technology-related careers.

 Grow the ZDNet Community

  ZDNet seeks to further grow its membership base by continuing to provide interesting forums, chat groups and user groups, developing additional interactive capabilities, promoting new online personalities and offering insights from a broad range of experts. In response to these efforts, ZDNet's registered user community has increased from 956,490 on December 31, 1997 to 1,844,571 on December 31, 1998, an increase of 93%. ZDNet also recently launched ZDRewards, an online membership service which entitles subscribers to receive a bundle of ZD products and services, such as a subscription to a ZD magazine or a semester of online classes, all for one discounted price.

 Build ZDNet Brand Strength

  ZDNet seeks to reinforce its brand recognition and extend its reputation as a leading site among users of technology information by continuing to leverage the Ziff-Davis and ZDNet names. ZDNet's brand-building initiatives include displaying the ZDNet brand on all ZDNet site pages, including those accessed through the portals of its strategic partners, providing consistent formats for easy navigation on all its sites and promoting a common registration program for users. ZDNet plans to continue to promote the ZDNet brand in ZD publications and events and to otherwise coordinate marketing efforts with ZD.

 Increase Advertising and Commerce Revenue

  ZDNet seeks to increase revenue generated from advertising and commerce by continuing to develop innovative content, growing its user community, expanding its base of technology advertisers, attracting consumer and other advertisers and facilitating commerce opportunities. ZDNet continually refines its online tracking reports to better enable advertisers and merchants to demonstrate their advertising effectiveness, evaluate their marketing initiatives and increase the rate of return on their advertising investments. ZDNet plans to increase the number of its revenue-sharing commerce relationships with leading technology and consumer product providers. ZDNet also plans to increase the number of product listings on its ComputerShopper.com channel and expand its ability to facilitate electronic commerce.

 Strengthen and Expand Strategic Alliances

  ZDNet seeks to increase brand awareness, traffic and revenue by entering into strategic alliances with key Internet companies. ZDNet currently has alliances with many of the Web's leading sites, including Yahoo!, Excite, MSNBC and Deja News, and plans to establish new alliances as opportunities arise. As part of these alliances, ZDNet typically provides selected branded content for its partners' sites in return for a variety of benefits including revenue and links back to ZDNet sites from the partner's site, providing ZDNet with access to a broader base of consumers.

 Extend International Presence

  ZDNet had localized foreign language editions in more than 16 countries as of September 30, 1998 and will continue to expand into selected overseas markets through international launches as well as joint ventures and licensing arrangements with local operating partners.

ZDNet Sites and Services

  ZDNet offers more than 60 interconnected and easily navigable sites focused on providing comprehensive, authoritative and timely online technology content, creating an active community environment for its users and providing opportunities for commerce.

  ZDNet considers its content to be the most thorough and interesting content on technology that is available online. ZDNet estimates that it currently offers more than 300,000 pages of content on its interconnected sites where users can research, evaluate, learn, interact, download and shop. ZDNet creates original content using its own skilled and dedicated team of 143 editors, online producers, developers and operations staff and also has access to content from ZD publications and various strategic alliance partners. ZDNet's content is divided broadly into "channels" that aggregate information from a variety of sources around a specific topic area or audience focus, thereby facilitating accessibility. All channels can be reached through the main zdnet.com home page or through their own distinct domains, making browsing and searching easy.

  ZDNet seeks to foster a sense of community and engage its users in an interactive online experience where they can express opinions and share information about technology-related products and issues. ZDNet offers a variety of features and activities designed to facilitate its community growth and build user loyalty and affinity. Users can personalize the content they seek and join user groups with others who have similar interests. In addition, users can activate the "talk-back" feature, which allows them to state their views, and the "e-mail to a friend" feature, which allows them to easily send articles of interest to others. During November 1998, ZDNet estimates that 100,000 e-mails were sent using the e-mail to a friend feature. Many of ZDNet's channels provide moderated forums and chat events on a variety of current news and segment topics and certain hosts of these forums have become popular Internet personalities.

  ZDNet seeks to facilitate commerce on the Internet by combining information about hardware and software products and services with direct access to vendors. ZDNet's primary computer commerce site, ComputerShopper.com, was one of the first Web shopping services to integrate comparative pricing, how-to guides, buying tips, specifications, product reviews and multiple direct purchasing sources. ComputerShopper.com currently displays products from more than 100 vendors in over 85 product categories and enables shoppers to both evaluate products and directly make purchases online.

  The following table highlights a number of ZDNet sites:

Selected Sites         Description
--------------         -----------
Anchor Desk.....       Inside analysis of technology news and products
 [LOGO]
At Home.........       Resources for home computing
 [LOGO]
Careers.........       Employment center for computer industry professionals
 [LOGO]

Classifieds.....       Ads and person-to-person auctions for computing products
 [LOGO]
   Community
Central.........       Worldwide computing community
 [LOGO]
ComputerShopper.com..  Marketplace to shop, compare and buy
 [LOGO]
DevHead.........       Tools, tips, and advice for Web developers
 [LOGO]
E-Business......       Business advice on e-commerce opportunities
 [LOGO]
Enterprise......       News, reviews and analytical editorial for IT
                       professionals
 [LOGO]
Equip...........       Guide to electronic gadgets for home and office
 [LOGO]
GameSpot........       Popular destination for PC and video game users
 [LOGO]
Help Channel....       Advice on optimizing the use of a PC or Mac
 [LOGO]

Selected Sites    Description
--------------    -----------
  Inter@ctive
Investor........  Latest financial data and news for technology investors
 [LOGO]
Inter@ctive
 Week...........
 [LOGO]           News and resources for IT professionals in interactive communications
PC/Computing....  Advice on getting the most out of technology
 [LOGO]
PC Magazine.....  Comparative reviews, buying advice and commentary
 [LOGO]
PC Week.........  Breaking news and analysis on the technology industry
 [LOGO]
    Products
Channel.........  Reviews to help evaluate and select products
 [LOGO]
Sm@rt Reseller..
 [LOGO]           News and resources for computer resellers, integrators and consultants
Small Business
Advisor.........  Technology solutions for small business professionals
 [LOGO]
    Software
Library.........  Source for tested and reviewed software
 [LOGO]
Yahoo! Internet
 Life Online....  Reviews and links to interesting Internet sites
 [LOGO]
ZDNetwork News..  Timely and comprehensive news on the technology industry
 [LOGO]
ZDRewards.......  Offering members discounted Ziff-Davis products and services
 [LOGO]
ZDY2K...........  News and resources about Year 2000 issues
 [LOGO]

 Select ZDNet Sites

  ZDNet.com (www.zdnet.com) is the home page and gateway for all of ZDNet's sites and was ranked first among all Web sites in the category of news, information and entertainment (as measured by net reach) in October 1998 according to Media Metrix.

  ComputerShopper.com (www.computershopper.com) (formerly called NetBuyer) supplies users with a comprehensive display of computer and technology products in one central location with direct links to vendors to facilitate commerce transactions. ZDNet shoppers can easily browse and search pricing and product information, access expert recommendations and buying tips and complete their purchases online for a unified shopping experience. Users of ComputerShopper.com can purchase products directly on the site using a secured server or can place orders through individual vendors (by clicking through to the vendors' Web sites, dialing the vendors' 1-800 numbers or faxing the orders to the vendors). Over $27 million in commerce orders were initiated through ComputerShopper.com and forwarded to vendors in November 1998.

  ZDNet Products (www.zdproducts.com) is a comprehensive and authoritative source for information on purchasing computer products and technology. This site is organized with user-friendly search and compare capabilities and offers readily available expert advice and reviews for a full range of users and systems.

  ZDNet Anchordesk (www.anchordesk.com) was one of the first Web sites to provide a combination of opinionated analysis and news in an interactive e-mail environment featuring a talk-back capability for its subscribers. This site offers a companion e-mail newsletter which is distributed to over 1.7 million subscribers every business day.

  ZDNetwork News (www.zdnn.com) provides 24 hours a day/7 days a week coverage for computing and technology news and information. ZDNetwork News aggregates news through its investigative and reporting staff, its relationship with ZDTV and ZD publications such as PC Week, Inter@ctive Week and Sm@rt Reseller and strategic partnerships with MSNBC, Excite and others. This site also provides audio and video clip capabilities, e-mail and customized news with MSNBC's NewsAlert, Backweb and Pointcast.

  GameSpot and Videogames.com (www.gamespot.com, www.videogames.com) offers comprehensive news, reviews, previews and tips for all game categories. GameSpot had the largest share of game advertising revenue among all game Web sites for the first six months of 1998. GameSpot is 70% owned by ZDNet with the remaining interest owned by the founders of the site and certain other employees.

  ZDNet Help (www.zdhelp.com) offers comprehensive tips, advice and trouble-shooting aids for a full range of hardware and software. Users can search, browse or access experts in chat rooms and on bulletin boards.

  ZDNet Software Library (www.hotfiles.com) offers over 34,000 files of shareware, freeware and other downloadable software programs, nearly all of which are tested for viruses and compatibility and approximately 25,000 of these files are professionally reviewed and rated.

  ZDNet Inter@ctive Investor (www.zdii.com) provides investors with extensive, up-to-date financial company profiles and news on technology and Internet stocks. It provides access to multiple third-party information services such as The Red Herring magazine, institutional equity research commentary and research reports through Multex Systems Inc. This site ranked eighth in Barron's 1998 annual survey of the top ten Internet investment sites.

 Other ZDNet Channels

  Ziff-Davis Print Publication Sites. Each of the Ziff-Davis print publications has a branded Web site within ZDNet's interconnected sites. Each of the sites contains content adapted from Ziff-Davis print media and original content developed specifically for these sites. Among the print publication sites operated by ZDNet are the companion sites of ZD's most successful print magazines, such as PC Magazine, PC/Computing, PC Week and Yahoo! Internet Life.

  Topical Sites. ZDNet also has eight sites, of which four were launched in 1998, that are targeted at particular audiences or topics, providing an efficient means for advertisers and marketers to reach highly focused consumer groups. Examples of ZDNet's targeted sites are At Home (www.zdnet.com/athome), Enterprise (www.zdnet.com/enterprise), Small Business Advisor (www.zdnet.com/smallbusiness), Windows (www.zdwindows.com) and Year 2000 Challenge (www.zdy2k.com). ZDNet identifies and monitors technology trends to effectively launch and introduce new sites that address the needs of its users.

Relationship with ZD

  ZDNet believes that its relationship with ZD provides it with substantial advantages over other online technology content providers. ZDNet has rights to use ZD's technology content online on a preferred basis. In addition, ZDNet has access to ZD's experience in delivering technology content through print publishing and trade shows and can leverage ZD's experience to the online medium.

  With more than 75 publications distributed worldwide, the Ziff-Davis name is seen by a combined circulation of approximately seven million primary readers worldwide. ZD also produced over 50 trade shows and conferences worldwide on technology and the Internet in 1997 with over two million estimated attendees. Through ZDU, ZD provides online interactive training to paid subscribers. Through ZDTV, ZD offers the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDNet believes that its relationship with ZD offers users the advantages of an integrated media and marketing company with multiple platforms.

  ZDNet's relationship with ZD allows it to integrate Ziff-Davis Inc.'s marketing activities into one cohesive resource for print, trade show and conference and online advertising. In addition, ZDNet and ZD are able to realize benefits from cross-promotion.

Strategic Alliances

  ZDNet's strategic alliances are important sources of content exchange, revenue, brand visibility and increased user traffic. ZDNet has strategic alliances with many of the Web's leading sites, including Yahoo!, Excite, MSNBC and Deja News, pursuant to which selected ZDNet-branded content is displayed on their sites in exchange for traffic, brand recognition, content or a percentage of the revenue generated from those sites. These alliances are generally under short-term contracts that expire in 1999, subject to renewal upon the agreement of both parties.

  ZDNet is the exclusive high-technology content partner of MSNBC, one of the Web's largest sites for general news and sports content. Under this arrangement ZDNet licenses and technology content providers to use MSNBC's general news content. ZDNet also recently started using Deja News' technology which allows ZDNet's users to search Usenet and participate in discussion groups, including Usenet newsgroups. In addition, ZDNet content is distributed by various Internet service providers such as AT&T, WorldNet, MindSpring and BellSouth to individual and corporate customers.

International

  Through wholly owned sites and joint ventures, ZDNet currently operates localized versions of certain of its Web sites in the United Kingdom, Germany, France and Australia. In addition, through licensing arrangements with non-U.S. operators, localized foreign language versions of ZDNet's Web sites were available as of September 30, 1998 in more than 16 additional countries, including Denmark, Japan, Italy, Latin America, South Africa, Spain and Switzerland. In order to deliver high-quality content worldwide, each of ZDNet's international Web sites offers content tailored specifically to its local market in addition to content translated from ZDNet's U.S. Web sites. See "Risk Factors--Risk Factors Relating to ZDNet--ZDNet's International Expansion Strategy Exposes It to Risk".

Advertising Sales and Marketing

  ZDNet derives the principal portion of its revenue from the sale of advertisements. For 1997 and the first nine months of 1998 advertising revenue represented 73% and 83%, respectively, of ZDNet's net revenue. Advertising revenue is generally derived from short-term contracts on a per impression basis and by the number of product listings for the ComputerShopper.com site.

  ZDNet believes that its user demographics are attractive to technology and general consumer product advertisers and merchants. ZDNet has developed extensive sales and marketing programs designed to assist advertisers in reaching their audiences through distinctive and customizable programs. ZDNet sells display advertising in multiple formats such as banners, sponsorship wraps, buttons, text and graphical links and e-mail sponsorships, that allow users to link directly to the advertisers' own Web sites or to special promotional microsites created by ZDNet on behalf of its advertisers. In addition, advertising can be purchased in selected areas or across ZDNet's entire network of sites.

  ZDNet believes that its focused and well-trained sales and marketing organization is important to attaining and maintaining premium advertising pricing and maximizing revenue. ZDNet's direct sales and marketing organization consisted of 82 professionals as of September 30, 1998. Sales and marketing are generally organized by geographic region.

  During the third quarter of 1998, 297 companies advertised with ZDNet, as compared to 249 in the third quarter of 1997. The following is a list of ZDNet's top fifteen advertising customers based on advertising revenue recorded during the third quarter of 1998:

Active Home/X-10              First USA                                   Microsoft
Buying Chain                  Gateway                                     Necx
Chumbo                        Hewlett Packard                             Onsale
Compaq                        IBM                                         Symantec
E-Trade                       Kingston Technology                         3Com/US Robotics

  No advertiser accounted for more than 5% of ZDNet's revenue during 1997 or the nine months ended September 30, 1998. ZDNet's 20 largest customers accounted for approximately 29.3% and 36.2% of net advertising revenue during 1997 and the nine months ended September 30, 1998, respectively.

Technology Infrastructure and Operations

  ZDNet has developed an expandable operations infrastructure using open standard hardware and software systems. ZDNet's network of sites are primarily hosted on ZDNet servers maintained at multiple locations to facilitate load balancing and reduce potential downtimes. Additionally, ZDNet outsources certain hosting and related functions to:

  . NewsCorp/News Internet Services,

  . Real Networks and

  . InterStep, Inc.

The primary data center is designed to minimize failures by utilizing redundant equipment and connectivity paths.

  ZDNet has developed systems allowing it to efficiently create new content channels and build in personalization capabilities. With respect to advertising, publishing and systems management tools, ZDNet has licensed technology from:

  . Vignette for its StoryServer publishing system,

  . Thunderstone for its Texis search software and

  . Proxicom for software relating to "threaded messages", which are user originated messages that are organized under specific topics and subtopics and then are presented to users for further discussion.

  ZDNet also has developed complementary proprietary systems and solutions to enhance traffic and advertising measurement functions.

Competition

  Competition among Internet content sites is intense and is expected to increase significantly in the future. The market for Internet content providers is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost.

  ZDNet competes for advertisers, merchants, users and strategic partners with:

  . Web sites specializing in technology information, such as sites provided by c|net, CMP, IDG and Internet.com,

  . Internet portals, search sites and content aggregators, such as Excite, Infoseek, Lycos and Yahoo!,

  . general purpose online service providers, such as America Online and MSN,

  . general news sites, such as those provided by CNN and ABC,

  . browser/software companies offering information services, such as Microsoft and Netscape and

  . large general-interest sites, such as Time-Warner's pathfinder.com.

  In addition, ZDNet competes with traditional media content businesses such as newspapers, magazines, radio and television. Additionally, certain ZDNet channels compete with Web sites focused on a particular corresponding content niche. For example, GameSpot competes with Web sites such as those provided by Imagine Media and HappyPuppy, and the ZDNet Software Library competes with several software download sites.

  Primary competitive factors in attracting users are:

  . quality,

  . reliability,

  . brand recognition and

  . depth, breadth and presentation of content.

  Primary competitive factors in attracting advertisers are:

  . user demographics and volume,

  . ability to deliver interactive and focused advertising and

  . cost-effectiveness.

  ZDNet's success will depend on its ability to continue to provide comprehensive, engaging content to attract and maintain both users and advertisers.

Employees

  As of September 30, 1998, ZDNet had 304 employees, including 143 in Web design and content development, 82 in sales, marketing, customer support and audience development, 66 in technical development and operations and 13 in administration, planning and finance. ZDNet also uses independent contractors and temporary employees. None of

ZDNet's employees is represented by a labor union. ZDNet considers its relationship with its employees to be satisfactory.

Facilities

  ZDNet's headquarters are located in San Francisco and its other principal offices are located in the Boston metropolitan area, New York, Chicago, Los Angeles and Seattle. Ziff-Davis Inc. leases all of the property and offices occupied by ZDNet and as a result ZDNet pays an allocated portion of Ziff-Davis Inc.'s lease payments. ZDNet believes that the properties it occupies are adequate for its current operations, and that suitable additional or alternative space, including space available under lease options, will be available at commercially reasonable terms for future expansion.

Legal Proceedings

  Ziff-Davis Inc. was named a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority stockholders of SIM, formerly an indirect subsidiary of SOFTBANK Corp. The complaint alleges, among other things, that SOFTBANK Holdings Inc. ("SBH"), SIM's majority stockholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other investments of SOFTBANK Corp. and its non-Ziff-Davis Inc. affiliates (collectively, "Softbank")(including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority stockholders by taking actions which benefitted Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200 million in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH. Although the outcome of this case cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims and intends to defend vigorously.

  In addition, eight securities class action suits have been filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York. The complaints allege that defendants violated Sections 11, 12(a)(2) and 15 of the Securities Act in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s common stock. More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek, on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the initial public offering through October 8, 1998, unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the initial public offering.

  The complaints are as follows: Napoli v. Ziff-Davis Inc., et al., No. 98 Civ. 7158 (filed Oct. 9, 1998); Steinberg, et al. v. Ziff-Davis Inc., et al., No. 98 Civ. 7205 (filed Oct. 13, 1998); Flinker v. Ziff-Davis Inc., et al., No. 98 Civ. 7231 (filed Oct. 14, 1998); Koenig v. Ziff-

Davis Inc., et al., No. 98 Civ. 7260 (filed Oct. 15, 1998); Schindler v. Ziff-Davis Inc., et al., No. 98 Civ. 7418 (filed Oct. 19, 1998); Miller v. Ziff-Davis Inc., et al., No. 98 Civ. 7541 (filed Oct. 23, 1998); Felgoise v. Ziff-Davis Inc., et al., No. 98 Civ. 8045 (filed Nov. 9, 1998) and Javier v. Ziff-Davis Inc., et al., No. 98 Civ. 8201 (filed Nov. 17, 1998). On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The complaints are as follows: Jacobs v. Ziff-Davis Inc., et al., No. 16813NC (filed Nov. 30, 1998) and Bernd Bildstein v. Ziff-Davis Inc., et al., No. 16835NC (filed Dec. 10, 1998). Service has been effected in the Jacobs action but not in the Bildstein action.

  Although the outcome of the foregoing cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to all of the claims.

  There are no other legal proceedings to which Ziff-Davis Inc. is a party, other than ordinary routine litigation incidental to its business that is not otherwise material to the business or financial condition of Ziff-Davis Inc.

                              MANAGEMENT OF ZDNET

Executive Officers

  The executive officers of ZDNet are as follows:

   Name                   Age                      Position
   ----                   ---                      --------
Daniel L. Rosensweig.....  37 President
Daniel B. Farber.........  48 Vice President, Editor in Chief
Barry D. Briggs..........  43 Vice President, Advertising Sales and Marketing
Massimo De Nadai.........  43 Vice President, Business Operations
Alan Phillips............  40 Vice President, Internet Operations and Technology
Robert C. Smahl..........  36 Vice President, Audience Development

 Biographies of Executive Officers

  Daniel L. Rosensweig. Daniel L. Rosensweig has been President of ZDNet since 1997, having served in 1996 and 1997 as Executive Vice President of ZD Inc.'s Internet Publishing Group. From 1995 to 1996, Mr. Rosensweig was Vice President and Publisher of PC Magazine, and from 1994 to 1995 was Publisher of PC Magazine. Since joining ZD Inc. in 1983, Mr. Rosensweig has also held a number of positions, including Associate Publisher positions at PC Magazine, Computer Shopper and PC Sources.

  Daniel B. Farber. Daniel B. Farber has been Vice President, Editor in Chief of ZDNet since 1996. During his ten years with Ziff-Davis Inc., Mr. Farber has also served as Vice President, Editor in Chief of PC Week and MacWeek. Prior to joining Ziff-Davis Inc., Mr. Farber held a number of editorial positions at IDG publications, including PC World and MacWorld.

  Barry D. Briggs. Barry D. Briggs has been Vice President, Advertising Sales and Marketing of ZDNet since 1997. During his five years with Ziff-Davis Inc. he has served as Network Director of Corporate Sales, Associate Publisher of ComputerLife, and Publisher of FamilyPC. Prior to joining Ziff-Davis Inc., Mr. Briggs held a number of positions at Time Warner Inc., including Director of Marketing and Sales Development at Sports Illustrated, National Sales Manager for Time Magazine and Eastern Regional Director for all Time Inc. magazines.

  Massimo De Nadai. Massimo De Nadai has been Vice President, Business Operations of ZDNet since November 1998 and is responsible for managing finance, administration, customer service and paid-content services. Mr. De Nadai has been associated with ZDNet since December 1991, holding a variety of positions in business management, business development and planning. Prior to joining ZDNet, Mr. De Nadai held positions in technical development, product management and general management at Cullinet Database Systems, which developed and marketed database management systems, development tools and packaged applications, Strategic Information, a former division of Ziff-Davis Inc., which developed packaged database management solutions for selected vertical markets, and Monchik-Weber Investment Systems, which developed, maintained and installed systems for brokerage and investment management organizations.

  Alan Phillips. Alan Phillips has been Vice President, Internet Operations and Technology of ZDNet since January 1998, having previously served as ZDNet's Director of Internet Operations and Technology since 1995. Prior to joining Ziff-Davis Inc., Mr. Phillips was President and CEO of Instant Information, Inc., a leading provider of enhanced fax services from 1990 to 1994. Prior to 1990, Mr. Phillips held several executive positions at Information Marketing Businesses, Inc., now owned by Simplex, which develops and markets labor management software, Tekscan, Inc., which develops, manufactures and markets proprietary sensor technology, and Data Resources, Inc., a McGraw-Hill company, which focuses on consulting and forecasting industry economic indices.

  Robert C. Smahl. Robert C. Smahl has been Vice President, Audience Development of ZDNet since September 1997. Prior to joining ZDNet, Mr. Smahl served as General Manager of Windows NT Intranet Solutions at ZD Expos where he worked in various roles from 1993 to 1997. From 1985 to 1993, Mr. Smahl held a variety of positions within the circulation department of ZD Publishing.

                                       ZD
             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for ZD as of and for the years ended December 31, 1995, 1996 and 1997, for the nine month periods ended September 30, 1997 and 1998 and as of September 30, 1998. This data was derived from the Combined Financial Statements of ZD included elsewhere in this prospectus. An affiliate of Ziff-Davis Inc. acquired COMDEX, an events business, on April 1, 1995 and ZD Publishing, a print publishing business, on February 29, 1996; the data does not include results from the acquired businesses for periods before the respective dates of acquisition. However, because ZD Publishing represents ZD's principal operations, the following table also presents Selected Historical Combined Financial and Other Data for ZD Publishing as of and for the years ended December 31, 1993, 1994 and 1995 and as of and for the two month period ended February 28, 1996. The data as of and for the year ended December 31, 1995 and as of and for the two months ended February 28, 1996 was derived from the Consolidated Financial Statements of ZD Publishing beginning on page F-82 in this prospectus. ZD Publishing data as of for the years ended December 31, 1993 and 1994, and ZD data as of and for the periods ended September 30, 1997 and 1998, are derived from ZD Publishing unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of ZD beginning on page F-44; results for period before the reorganization are not directly comparable to results for period after the reorganization. This table should be read in conjunction with the Selected Historical Combined Financial and Other Data and Management's Discussion and Analysis of Financial Condition and Results of Operations for each of ZDNet, ZD and Ziff-Davis Inc. as well as the Combined Financial Statements for each of ZDNet, ZD and Ziff-Davis Inc., beginning on pages F-6, F-45 and F-101 of this prospectus, respectively.

                                   ZD Publishing(1)                                          ZD
                      --------------------------------------------- -------------------------------------------------------
                                                                                                           Nine month
                                                        Two month                                         period ended
                         Year ended December 31,       period ended     Year ended December 31,           September 30,
                      -------------------------------  February 28, ---------------------------------  --------------------
                        1993       1994       1995         1996      1995(2)    1996(2)       1997       1997       1998
                      --------  ---------- ----------  ------------ ---------- ----------  ----------  --------  ----------
Statement of                                                   (in thousands)
 Operations Data:
Revenue, net........  $639,244  $  698,030 $  755,419   $  122,562  $  202,729 $  938,924  $1,121,543  $728,910  $  694,081
Depreciation and
 amortization.......    36,650      33,045     87,506       14,540      24,305    134,251     147,259   112,173     109,814
Income (loss) from
 operations.........   623,093     681,582     65,283        8,540      62,675    104,594     131,713     8,548      (8,062)
Interest expense,
 net................       --          --      92,609       14,030      44,005    120,646     190,445   141,333     111,185
Income (loss) before
 income taxes.......   623,093     681,582    (36,472)      (6,539)     22,869    (26,636)    (71,648) (144,051)   (119,456)
Net income
 (loss)(3)(4).......    25,569      82,176    (26,002)      (4,547)     10,945    (52,081)    (71,179) (143,810)    (86,179)
Balance Sheet Data
 (at period end):
Cash and cash
 equivalents........  $ 34,371  $1,064,174 $   10,083   $   13,669  $   27,908 $   29,915  $   30,273            $   26,728
Total assets........   303,323   2,747,968  1,625,426    1,622,438   1,090,981  3,584,963   3,548,108             3,410,982
Total long-term
 debt...............   353,507   1,034,000    964,153      964,153     575,450  2,522,252   2,408,240             1,526,047
Division equity
 (deficit)..........  (216,848)    387,718    365,150      360,717     397,881    447,756     126,130             1,344,048
Other Data:
Capital
 expenditures.......  $ 13,603  $   14,606 $   12,573   $      384  $    3,367 $   21,355  $   27,822  $ 17,291  $   24,218
Capital
 contributions to
 ZDNet..............       --          --       7,106        2,350         --      13,630      20,664    15,799      13,242
Investments and
 acquisitions, net
 of cash acquired...       --          --         --           --      814,520  2,124,823      11,002        60       8,192

-------

(1) A third party acquired ZD Publishing as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZD Publishing on February 29, 1996. ZD Publishing represents ZD's principal operations, ZD Publishing data has been presented for periods before these dates.

(2) An affiliate of Ziff-Davis Inc. acquired COMDEX on April 1, 1995 and ZD Publishing on February 29, 1996; ZD data does not include results from the acquired businesses for periods before the respective dates of acquisition.

(3) During 1993 and 1994, ZD Publishing conducted its operations through various partnerships. Accordingly, there were no income tax provisions for those years.

(4) No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. After issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                                       ZD
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

 Revenue

  ZD had net revenue of $1.122 billion for 1997. A substantial portion of ZD's revenue is derived from the sale of advertising, which in 1997 accounted for 51.4% of total revenue. No single advertiser has comprised more than 4% of ZD's advertising revenue during any of the last three years. However, ZD's top 20 advertisers accounted for 38.8% of total advertising revenue for 1997.

  In the publishing segment, ZD's principal sources of revenue are advertising (67.1% of 1997 total publishing revenue), circulation (18.1%) and other (14.8%) for the year ended December 31, 1997. Circulation comprises both paid subscriptions (11.2%) and newsstand sales (6.9%) while other includes educational and training materials (5.6%) and market research studies (6.5%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the events segment, revenue is derived from two principal sources: sale of exhibit space (64.8% of 1997 total segment revenue) and attendee conference and seminar fees (14.9%). Unlike many trade show producers, ZD derives a significant portion of its trade show revenue from other sources (20.3%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. ZD believes these other sources will continue to be an important growth area, particularly for its content-focused events.

  ZD provides certain editorial content for ZDNet for which ZDNet pays a royalty to ZD based on ZDNet's revenue. See Note 5 to ZD's Combined Financial Statements in this prospectus.

 Cost of Operations

  In the publishing business, the principal components of ZD's production costs are raw materials, printing and distribution, which represented 35.1%, 38.0% and 27.0%, respectively, of total 1997 publishing production expenses. ZD's principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See "Risk Factors--Other Ziff-Davis Inc. Risks--We May Be Adversely Affected By Fluctuations in Paper and Postage Costs" and "-- Inflation and Fluctuations in Paper and Postage Costs". The principal components of production costs within the events business are the costs of renting and preparing the facilities to hold the events (33.6%), direct mail and the related costs for promotion of the events (33.2%) and program development and presentation costs (11.3%).

  The other principal operating costs for ZD are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (50.3%) along with marketing and promotion expenses related to advertising and circulation (19.1%).

  The costs of certain Central Services are allocated between ZD and ZDNet. See
Note 5 to ZD's Combined Financial Statements in this prospectus.

 Factors affecting future periods

  ZD's revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditure by ZD's clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers, including print publishers, producers of trade shows and providers of other technology information services. Accordingly, ZD may experience fluctuations in revenue from period to period. Many of ZD's large customers concentrate their advertising expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of ZD's new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, ZD's revenue from year to year may be affected by the number and timing of new product launches. If ZD concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--Other Ziff-Davis Inc. Risks--To Remain Competitive We Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky And Expensive".

Reduced Demand for Advertising; Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in ZD's magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. ZD believes these factors will continue. In part as a result of these factors, EBITDA for the fourth quarter of 1998 was significantly lower than EBITDA for the fourth quarter of 1997.

  As a result of this reduced demand, in October 1998, Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. ZD incurred a pre-tax charge of $52.2 million for this restructuring program. The charge will be reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($37.9 million), employee termination costs ($8.6 million) and costs to exit activities ($5.7 million) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip), and the reduction of ZD's work force by 310 employees. The charge also included costs resulting from the discontinuation of some educational journals and trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs total $37.9 million. These costs, which are non-cash, include the write-off of intangible assets associated with the discontinued publications ($34.3 million) and trade shows ($2.9 million) as well as deferred expenses associated with the discontinued educational journals ($0.7 million).

  . Employee termination costs relate to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of ZD's operations. Employee termination costs include payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel (COBRA). As of December 31, 1998, $5.2 million of the $8.6 million related to these employee terminations had been paid. The remainder is expected to be paid in the first half of 1999.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1.8 million) and the costs to reduce office space under lease as a result of the reduced level of employees ($3.9 million).

  See "--Liquidity and Capital Resources--Credit Facility" below.

Presentation of Financial Information

  ZD is comprised of certain operations which were acquired at various times and reflects a May 1998 reorganization (See Notes 1 and 2 to ZD's Combined Financial Statements in this prospectus).

  In order to create financial statements that separately present ZD's assets, liabilities, revenue, expenses and cash flow while still reflecting ZD's 100% Retained Interest in ZDNet's division equity and net losses, Ziff-Davis Inc. has accounted for its interest in ZDNet in a manner similar to the manner prescribed by APB No. 18, "The Equity Method of Accounting for Investments in Common Stock". Thus, ZD's historical balance sheets reflect ZD's 100% Retained Interest in ZDNet's division equity as "Retained interest in ZDNet". Similarly, ZD's historical statements of operations reflect ZD's 100% Retained Interest in ZDNet's division losses as "Loss related to retained interest in ZDNet".

  Since ZD and ZDNet together constitute all of Ziff-Davis Inc. and since ZD's financial statements have historically reflected 100% of ZDNet's division equity and losses, ZD's division equity and net income or loss has historically been equal to Ziff-Davis Inc.'s total stockholders' equity and net income or loss.

  However, ZD's 100% Retained Interest will decline in the future to reflect, among other things, the ZDNet Stock sold in the offering. When ZD's Retained Interest declines to a percentage below 100%, ZD's net income or loss will, going forward, reflect only that reduced percentage of ZDNet's division income or loss.

  The book value associated with ZD's Retained Interest will decline in the future to reflect sales of ZDNet Stock attributed to ZD's Retained Interest. ZD may realize a gain or loss on any such sale, depending on the price received as compared to the decline in book value of the Retained Interest.

  In addition, the book value associated with ZD's Retained Interest will increase or decrease to reflect ZD's proportionate Retained Interest in ZDNet's division income or loss and will be adjusted from time to time as set forth under Note 3 to ZD's Combined Financial Statements appearing elsewhere in this prospectus.

Results of Operations

  The table below presents the results of ZD as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Combined Financial Statements in this prospectus) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization, interest and income tax adjustments, as described in note (1) to the table. Although the table presents numbers that are not in accordance with generally accepted accounting principles, management believes they present the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operations which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                             Year ended December 31,
                          -------------------------------   Nine months ended
                             Pro Forma(1)        Actual       September 30,
                          --------------------  ---------  --------------------
                            1995       1996       1997       1997       1998
                          ---------  ---------  ---------  ---------  ---------
                                           (in thousands)
Revenue, net:
  Publishing              $ 755,419  $ 796,602  $ 834,015  $ 607,227  $ 571,391
  Events................    202,729    264,884    287,528    121,683    122,690
                          ---------  ---------  ---------  ---------  ---------
                            958,148  1,061,486  1,121,543    728,910    694,081
                          ---------  ---------  ---------  ---------  ---------
Cost of production:
  Publishing............    192,900    212,287    221,367    161,740    159,654
  Events................     68,810     87,373     99,533     51,964     47,002
                          ---------  ---------  ---------  ---------  ---------
                            261,710    299,660    320,900    213,704    206,656
Selling, general and
 administrative
 expenses...............    456,669    499,901    521,671    394,485    385,673
Depreciation and
 amortization...........    147,773    154,854    147,259    112,173    109,814
                          ---------  ---------  ---------  ---------  ---------
Income (loss) from
 operations.............     91,996    107,071    131,713      8,548     (8,062)
Interest expense, net...   (133,130)  (135,500)  (190,445)  (141,333)  (111,185)
Loss related to Retained
 Interest in ZDNet......     (7,177)   (17,933)   (21,238)   (18,463)    (8,691)
Other non-operating
 income.................        808      6,106      8,322      7,196      8,482
                          ---------  ---------  ---------  ---------  ---------
Loss before income
 taxes..................    (47,503)   (40,256)   (71,648)  (144,052)  (119,456)
Provision (benefit) for
 income taxes...........     14,313     26,755       (469)      (242)   (33,277)
                          ---------  ---------  ---------  ---------  ---------
Net loss................  $ (61,816) $ (67,011) $ (71,179) $(143,810) $ (86,179)
                          =========  =========  =========  =========  =========
Other Data:
EBITDA(2)...............  $ 235,084  $ 255,430  $ 272,894  $ 114,236  $ 106,011
Capital expenditures....     15,940     21,739     27,822     17,291     24,218
Capital contributions to
 ZDNet..................      7,106     15,980     20,664     15,799     13,242
Investments and
 acquisitions, net of
 cash acquired..........    814,520  2,124,823     11,002         60      8,192

--------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition versus the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The above numbers assume that the acquisition took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased (decreased) by approximately $6,064, $824, and $10,383, respectively for 1996 and $35,962, $(3,484) and
   $46,759, respectively for 1995.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest (currently 100%) in ZDNet's EBITDA. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although ZD believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

Nine months ended September 30, 1998 compared with nine months ended September 30, 1997

 Revenue, net

  Net revenue for the nine months ended September 30, 1998 was $694.1 million compared to $728.9 million for the nine month ended September 30, 1997, a decrease of $34.8 million or 4.8%. The comparability of 1998 and 1997 nine month results was affected by the accounting treatment for certain publications transferred to or from joint ventures as well as the shift in timing of an event. Excluding these factors, revenue for the nine months ended September 30, 1998 decreased by $13.0 million, or 6.0% compared to the same period in 1997.

 Publishing--The decline in the publishing segment's net revenue relates to transferring certain publications to or from joint ventures. Excluding such transfers, publishing segment net revenue decreased $8.6 million or 1.3%. The decrease was due to lower advertising in business publications partly offset by growth in advertising in consumer publications. Advertising revenue was lower in the business publications principally due to factors affecting the computer technology industry during the period (as described in "Reduced Demand for Advertising; Restructuring" above.)

  Net revenue for the Macuser and MacWeek magazines contributed to Mac Publishing, LLC were $31.9 million for the first nine months ended September 30, 1997, but are no longer consolidated into ZD's results for 1998. On May 1, 1998, ZD acquired its joint venture partner's 50% interest in Family PC magazine. ZD now owns 100% of the magazine and its results are included in the consolidated results from the acquisition date. Revenue from Family PC included in the 1998 nine months results is $4.8 million.

 Events--Net revenue from the events segment increased $1.0 million or 0.8%, primarily resulting from the fact that Seybold San Francisco/Publishing 98 was held in the fourth quarter of 1997 and in the third quarter of 1998, offset by revenue declines on smaller events.

 Cost of production

  Cost of production decreased $7.0 million or 3.3% from the 1997 period. Publishing cost of production declined $2.0 million due to lower advertising pages produced. The events segment accounted for $4.9 million of this decrease, primarily attributable to the lower usage of exhibition space for the period, partially offset by the shift in timing of Seybold San Francisco/Publishing 98.

 Selling, general and administrative expenses

  Selling, general and administrative expenses were $385.7 million for the nine months ended September 30, 1998 compared to $394.5 million for the nine months ended September 30, 1997, a decrease of $8.8 million or 2.2%. Included in the 1998 period were $3.2 million of one-time costs for office relocations along with $9.9 million of costs related to launches of new publications. The decrease in selling, general and administrative expenses was principally related to efficiencies realized in combining the publishing and events business through the reorganization and in particular, the consolidation of the two former events entities into one business unit.

 Depreciation and amortization

  Total depreciation and amortization expense was $109.8 million for the 1998 period compared to $112.2 million in the 1997 period, a decrease of $2.4 million or 2.1%. The decline was the result of certain assets being fully depreciated or amortized in 1997.

 Interest expense, net

  Net interest expense declined to $111.2 million for the 1998 period from $141.3 million in 1997. The reduction was attributed to a lower level of debt outstanding due to principal repayments and the capitalization of $908.7 million of intercompany indebtedness. The weighted average cost of debt did not change significantly between the periods.

 Loss related to Retained Interest in ZDNet

  The loss from ZD's Retained Interest in ZDNet decreased to $8.7 million in 1998 from $18.5 million in 1997 due to the improved operating performance of that business. See "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Other non-operating income, net

  Other non-operating income, net primarily reflects ZD's equity share of earnings and losses from joint ventures and fees earned from management of events not produced by ZD. Income of $8.5 million for the 1998 period increased $1.3 million from the $7.2 million of income in 1997. The increase was attributed to higher earnings from Mac Publishing, LLC partly offset by the revised royalty and fee arrangement for the events business in Japan.

 Income taxes

  The combined income tax benefit was $33.3 million and $0.2 million for the nine months ended September 30, 1998 and 1997, respectively. The increase was due primarily to the losses with respect to the MAC Assets, which were not deductible until the MAC Assets were purchased by ZD from an affiliate on May 4, 1998. The income tax benefit for the period results from applying ZD's estimated annual effective tax rate to the pretax loss of the nine months ended September 30, 1998.

 Net loss

  As a result of the changes described above, the net loss for the nine months ended September 30, 1998 was $86.2 million compared to a net loss of $143.8 million for the nine months ended September 30, 1997.

 EBITDA

  EBITDA for the nine months ended September 30, 1998 was $106.0 million compared to $114.2 million for the period in 1997. Results were unfavorable as compared to last year primarily due to a lower level of advertising in the higher margin business publications as well as a decline in the earnings from the COMDEX/Spring event partly offset by the fact that Seybold San Francisco/Publishing 98 was held in the fourth quarter of 1997 and in the third quarter of 1998. In addition, during the nine months ended September 30, 1998, ZD recorded $3.2 million of one-time costs for office relocations and incurred $6.4 million of losses from launching new publications.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased by $60.0 million or 5.7% from $1,061.5 million in 1996 to $1,121.5 million in 1997.

  Publishing--Net revenue from publishing grew by $37.4 million or 4.7% from $796.6 million to $834.0 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Increases in advertising rates, generally ranging between 3% and 10%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 9.5% of the segment's revenue, decreased by $1.5 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Events--Net revenue from events increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

 Cost of production

  Production costs increased $21.2 million or 7.1% from $299.7 million to $320.9 million.

  Publishing production costs increased $9.1 million or 4.3% from $212.3 million in 1996 to $221.4 million. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing events increased $12.2 million or 14.0% from $87.3 million to $99.5 million primarily as a result of costs related to new events launched in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $21.8 million or 4.4% from $499.9 million to $521.7 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation and restructuring of the events business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 1.2% while those for the events segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $7.6 million to $147.3 million in 1997. The decrease in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Loss related to Retained Interest in ZDNet

  The loss from ZD's Retained Interest in ZDNet increased to $21.2 million in 1997 from $17.9 in 1996 due to the operating performance of that business. See "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Other non-operating income, net

  Other non-operating income, net increased $2.2 million from $6.1 million in 1996 to $8.3 million or 36.1% primarily due to a $2.2 million or 36.3% increase in ZD's share of Mac Publishing, LLC's earnings.

 Income Taxes

  The 1997 combined income tax benefit of $0.5 million compares to a pro forma income tax provision of $26.8 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($42.0 million and $63.0 million in 1997 and 1996, respectively), non-deductible goodwill amortization ($10.2 million and $8.6 million, respectively) and state and local income taxes.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.1 million or 6.1% from $67.0 million to $71.1 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.9% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 24.3% for 1997 compared to the 1996 margin of 24.1%.

Pro Forma Year ended December 31, 1996 compared with Pro Forma Year ended December 31, 1995

 Revenue, net

  Net revenue increased by $103.4 million or 10.8% from $958.1 million in 1995 to $1,061.5 million in 1996.

  Publishing--Net revenue from publishing grew by $41.2 million or 5.5% from $755.4 million to $796.6 million. Higher overall advertising rates combined with a 12.4% growth in advertising pages contributed 59.3% of the net revenue increase while the mid-1996 acquisition of several electronic gaming publications accounted for 40.7% of the increase. New educational product launches and growth in sales of market research studies accounted for the balance of net revenue growth.

  Events--Net revenue from events increased $62.2 million or 30.7% from $202.7 million to $264.9 million. The launch of new international trade shows accounted for 32.2% of the growth while the introduction of customized events contributed 19.3%. The balance of the increase was due to growth in exhibitor square footage and rates at ZD's major U.S. shows.

 Cost of production

  Production costs increased $38.0 million or 14.5% from $261.7 million to $299.7 million.

  Publishing production costs increased $19.4 million or 10.1% from $192.9 million to $212.3 million, primarily due to volume-related growth and higher paper costs. Approximately 35.1% of the increase was attributed to costs for the magazines acquired mid-year while increased frequencies on certain publications and a full year of costs for publications launched in late 1995 accounted for 20.1% of the increase.

  The costs of producing events increased $18.6 million or 27.0% from $68.8 million to $87.4 million. The increase was driven by the cost of new product launches as well as higher direct marketing and facility-related fees for the major U.S. events.

 Selling, general and administrative expenses

  Selling, general and administrative expenses rose $43.2 million or 9.5% from $456.7 million to $499.9 million. This increase reflects the addition of employees to support growth in the base business along with the launches of new products and services. Costs for the publishing segment rose 3.6% while those for the events segment rose 61.6%, reflecting a higher level of new launches and the absence of COMDEX related expenses for the first three months of 1995. COMDEX was acquired April 1, 1995.

 Depreciation and amortization

  Total depreciation and amortization of $154.9 million increased $7.1 million from $147.8 million in 1995 primarily due to the inclusion of a full year's depreciation and amortization relating to COMDEX, which was acquired April 1, 1995.

 Interest expense, net

  Net interest expense increased $2.4 million or 1.8% on a pro forma basis due to higher average debt levels in 1996.

 Loss related to Retained Interest in ZDNet

  The loss from ZD's Retained Interest in ZDNet increased to $17.9 million in 1996 from the $7.2 million in 1995 due to the operating performance of that business. See "ZDNet Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Other non-operating income, net

  Other non-operating income, net increased to $6.1 million compared to $0.8 million in 1995 due to ZD's share of earnings from Mac Publishing, LLC of $5.3 million.

 Income Taxes

  The combined income tax provision of $26.8 million compares to an income tax provision of $14.3 million in 1995. The unfavorable variance in income taxes and the difference in the 1996 and 1995 effective tax rates from the federal statutory tax rate of

35% is primarily attributable to non-recognition of tax losses generated by the MAC Assets ($63.0 million in 1996) and non-deductible goodwill amortization ($8.6 million in 1996).

 Net Loss

  As a result of the changes described above, net loss for the period increased $5.2 million from $61.8 million to $67.0 million.

 EBITDA

  EBITDA for 1996 was $255.4 million, an increase of $20.3 million or 8.6% from the $235.1 million generated in 1995. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The cost of new product launches caused the growth rate of expenses to exceed the revenue growth rate and, as a result, the ratio of EBITDA to revenue of 24.1% in 1996 declined slightly compared to the 1995 margin of 24.5%.

Liquidity and Capital Resources

  As a result of the May 4, 1998 reorganization, ZD's intercompany debt owed to Softbank was reduced to $83.1 million. Such indebtedness bears interest at 9.9% and matures in February 2009. Concurrently with Ziff-Davis Inc.'s initial public offering, Ziff-Davis Inc., on behalf of ZD, issued and sold $250 million aggregate principal amount of Notes. In addition, Ziff-Davis Inc., on behalf of ZD, entered into a $1.35 billion credit facility, and borrowed $1.25 billion thereunder, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for ZD's working capital requirements. See Note 2 to the Combined Financial Statements appearing elsewhere in this prospectus.

  At September 30, 1998, ZD's outstanding total debt was $1,534.6 million, excluding unamortized discount, which consisted of $79.6 million due to Softbank, $250 million in notes and $1,205 million under the credit facility. For information concerning the terms of this debt, see "Ziff-Davis Inc.'s Debt".

  Cash and cash equivalents were $26.8 million at September 30, 1998 and $37.7 million at September 30, 1997. The balance decreased $10.9 million due to the factors discussed below:

  Cash provided by operations was $87.5 million for the nine months ended September 30, 1998 compared to a use of $9.3 million for the nine months ended September 30, 1997. The increase from 1997 to 1998 was attributed to ZD's lower losses and a decrease in funding to affiliates and to ZDNet.

  Cash used for investing activities for the nine months ended September 30, 1998 and 1997 was $45.7 million and $33.2 million, respectively. The majority of these expenditures were for computer equipment and leasehold improvements as well as funding the operation of ZDNet. In addition, in 1998 ZD acquired a trade show in Canada, an additional 50% of

Family PC and a European marketing database company. Acquisitions in the 1997 period reflected the purchase of a 70% interest in GameSpot.

  Cash used in financing activities totaled $45.4 million for the nine months ended September 30, 1998, representing proceeds from the reorganization and initial public offering of $1.863 million, net of transaction costs, and funding from the parent company of $20.4 million offset by the repayment of debt and amounts due to affiliates of $1,929.3 million. Cash provided by financing activities in the same period in 1997 amounted to $50.2 million representing capital contributions partly offset by repayments of intercompany debt.

  ZD has a working capital deficiency of approximately $50.8 million for the nine months ended September 30, 1998 compared to a deficit of approximately $379.8 million at December 31, 1997. ZD's balance sheet will generally present a working capital deficit position as a result of the significant level of deferred revenue generated from publication subscriptions paid in advance and prepayments from trade show exhibitors. At September 30, 1998, ZD had deferred revenue of $220.1 million compared to $154.7 million at December 31, 1997. Deferred revenue does not represent a cash liability owed by ZD, unless ZD fails to deliver the magazine or cancels a trade show, and generally does not affect ZD's ability to fund day to day operations. The working capital deficit decreased significantly between December 31, 1997 and September 30, 1998 as a result of the reorganization and initial public offering of Ziff-Davis Inc. and the repayment and forgiveness of related party obligations in connection therewith.

  On December 11, 1998, Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and its subordinated debt rating for Ziff-Davis Inc. to B from B+. This downgrade had no impact on our current borrowings. Although this downgrade may make future borrowings more expensive, we do not believe the downgrade, by itself, will have a material impact on our liquidity or our access to credit markets.

  ZD believes, based on its current level of operations and anticipated growth, that ZD's ability to generate cash, together with cash on hand and available lines of credit, will be adequate to make required payments of principal and interest on ZD's indebtedness and to fund anticipated capital expenditures and working capital requirements. However, actual capital requirements may change, particularly as a result of any acquisitions ZD may pursue. The ability of ZD to meet its debt service obligations and reduce its total debt will depend upon the future performance of ZD.

 Funding for ZDNet

  In the financial statements of ZD and ZDNet, whenever ZDNet had a cash need, other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned, that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest income from ZDNet has been reflected in the financial statements of ZD. After the date on which ZDNet Stock is first issued, Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group, other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock, as inter-Group revolving credit advances bearing interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the board of directors determines in its sole discretion) unless the board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan, a capital contribution increasing ZD's Retained Interest in ZDNet or a return of capital reducing ZD's Retained Interest in ZDNet.

Credit Facility

  Ziff-Davis Inc.'s credit facility consists of a seven year $400 million reducing revolving credit facility, a seven year $450 million term loan and an eight year $500 million term loan. There are no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000.

  For the reasons described under "--Reduced Demand for Advertising; Restructuring" above, Ziff-Davis Inc.'s debt to EBITDA ratio at December 31, 1998 would have been above the level that originally had been required by its credit facility at such date. On December 16, 1998, the lenders agreed to amend certain provisions of that facility. The amended provisions include an increase in the allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3.375 million and increase rates on amounts borrowed under the facility to rates ranging from LIBOR plus 1.5% to LIBOR plus 3.375% depending on the type of loan. Had the increased interest rates been in effect for the period from Ziff-Davis Inc.'s May 4, 1998 reorganization to September 30, 1998, interest expense would have increased by approximately $7.3 million. Based on the $1.205 billion outstanding on September 30, 1998, the increased interest rates would have increased the annualized interest expense by $17.8 million. The increase in interest expense will reduce the amounts otherwise available to fund ZD or ZDNet operations. Ziff-Davis Inc. believes it should be able to comply with the revised debt to EBITDA covenant going forward. However, this will depend upon the future performance of Ziff-Davis Inc.

  For a description of the terms of the amended credit facility, see "Ziff-Davis Inc.'s Debt".

Interest Rate Swaps

  On June 10, 1998, ZD entered into interest rate swap agreements, with an aggregate notional amount of $550 million. Under these swap agreements, which commenced on August 10, 1998, ZD will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and ZD will pay a fixed rate of interest each quarter for the terms of the respective agreements. The weighted average fixed rate ZD will pay under these agreements is 5.85%. ZD has entered into these agreements solely to hedge its interest rate risk.

ZDTV

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc., or MHA, a company that is wholly owned by Mr.

Masayoshi Son, who is a director of Ziff-Davis Inc. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. On January 15, 1999, Ziff-Davis Inc. exercised this option and on February 4, 1999 purchased ZDTV at a purchase price of $81.4 million. Ziff-Davis Inc. paid approximately $32.8 million of the purchase price in cash and paid the remainder by applying approximately $48.6 million in advances owed to it by MHA through December 31, 1998. Ziff-Davis Inc. agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase. The cash portion of the purchase price was funded by an advance from ZDTV to Ziff-Davis Inc., pursuant to the ZDTV cash management system, of the funds invested in ZDTV by Vulcan Programming described below. In connection with its acquisition of ZDTV, Ziff-Davis Inc. assumed MHA's obligations under an option granted to DirectTV to purchase 5% of ZDTV for $15 million, subject to adjustment.

Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment organization of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50 million. We expect the purchase of common stock to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, Inc., an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54 million.

Seasonality

  Historically, ZD's business has been seasonal as a significant portion of revenue has occurred in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended September 30, 1998. In the opinion of the Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZD appearing elsewhere in this prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters ended
                                                            (dollars in thousands)
                          -----------------------------------------------------------------------------------------------
                          December 31, March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30,
                              1996       1997       1997        1997          1997       1998       1998        1998
                          ------------ ---------  --------  ------------- ------------ ---------  --------  -------------
Revenue, net:
 Publishing.............    $226,510   $204,281   $211,333    $191,613      $226,788   $191,246   $198,419    $181,726
 Events.................     122,545     15,321     82,135      24,227       165,845     27,121     65,782      29,787
                            --------   --------   --------    --------      --------   --------   --------    --------
Total revenue...........    $349,055   $219,602   $293,468    $215,840      $392,633   $218,367   $264,201    $211,513
 Percentage of total
  year..................        32.9%      19.6%      26.2%       19.2%         35.0%       n/a        n/a         n/a
Cost of production......      92,923     60,842     91,152      61,710       107,196     69,048     74,710      62,898
Selling, general and
 administrative expenses     143,235    130,837    132,015     131,633       127,186    131,177    127,114     127,382
Depreciation and
 amortization...........      40,799     37,196     37,173      37,804        35,086     35,748     37,859      36,207
Income (loss) from
 operations.............      72,098     (9,273)    33,128     (15,307)      123,166    (17,606)    24,518     (14,974)
Income (loss) before
 taxes..................      31,821    (59,901)   (17,448)    (66,703)       72,404    (68,058)   (11,940)    (39,458)
Net income (loss).......      25,205    (59,817)   (17,387)    (66,606)       72,631     (5,121)   (76,560)     (4,498)
EBITDA(1)...............     109,531     24,008     66,624      18,822       156,602     13,628     62,072      25,842
 Percentage of total
  year..................        43.8%       9.0%      25.0%        7.1%         58.9%       n/a        n/a         n/a

--------

(1) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. ZD's EBITDA is calculated by adding
    (a) ZD's EBITDA before losses related to its retained interest in ZDNet and
    (b) ZD's proportionate interest (currently 100%) in ZDNet's EBITDA. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of ZD's operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for ZD may not be comparable to similarly titled measures reported by other companies.

Inflation and Fluctuations in Paper and Postage Costs

  ZD continually assesses the impact of inflation and changes in paper prices. ZD generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 and then decreased in 1997. During 1998, paper prices were relatively flat. Management anticipates that paper prices will remain relatively stable in 1999. ZD will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies. ZD frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases (such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers). However, ZD has not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. Management estimates postage costs will increase approximately 3.5% in 1999. See "Risk Factors--Other Ziff-Davis Inc. Risks--We May Be Adversely Affected By Fluctuations in Paper and Postage Costs" and "ZD Description of Business--Print Publishing".

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc., including the businesses comprising ZD, began a review of its computer systems and software to identify systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, correct or reprogram, and test systems and software for Year 2000 readiness. Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. has requested those third parties to advise Ziff-Davis Inc. as to whether they anticipate difficulties in addressing Year 2000 problems and, if so, the nature of such difficulties. After evaluating its internal compliance efforts as well as the compliance of third parties as described above, Ziff-Davis Inc. will develop during 1999 contingency plans to address situations in which various systems or software of Ziff-Davis Inc., or third parties with which Ziff-Davis Inc. does business, are not Year 2000 compliant. We do not yet have an estimate of the cost of these contingency plans.

  Management of Ziff-Davis Inc. has not finally determined the cost associated with Year 2000 readiness efforts and the related potential impact on ZD's results of operations. Amounts expended to date have not been material. There can be no assurances that Ziff- Davis Inc.'s systems or software, or those of third parties on which Ziff-Davis Inc. relies, will be converted in time. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on ZD's profits and liquidity. At this point in time, based on Ziff-Davis Inc.'s progress to date and the information it has received from third parties, Ziff-Davis Inc. is unable to determine ZD's likely "worst case scenario".

Recently Issued Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income", issued in June 1997, will require ZD to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on securities available for sale. This statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. Such transactions historically have not been material to ZD.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", is effective for the year ended December 31, 1998. This statement revises the disclosure requirements for employers' pension and other retiree benefits.

  ZD expects to adopt the above statements beginning with its 1998 financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS 133 to have a material impact on ZD's results of operations.

                                       ZD
                            DESCRIPTION OF BUSINESS

  Ziff-Davis Inc. is a leading integrated media and marketing company focused on computing and Internet-related technology. ZD is the division of Ziff-Davis Inc. focused on the businesses of print publishing, trade shows and conferences, market research, education, (including ZDU our Internet-based educational service) and television (including an online component). ZD provides global technology companies with marketing strategies for reaching key decision-makers.

  ZD's PC Magazine, PC Week and Computer Shopper magazines are the top three computer magazines in the U.S. and are among the top 25 U.S. magazines, each as measured by total revenue in 1997. In 1997, ZD was the largest technology publisher in the U.S. in terms of magazine revenue with at least 50% more magazine revenue than its closest competitor. In that same year, ZD accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals. ZD believes its publications provide readers and advertisers with comprehensive market and product coverage and quality editorial content.

  Through ZD Events, ZD also produces some of the world's most important trade shows serving vendors, resellers, buyers and users of computer technology and the Internet. In 1997, ZD produced over 50 trade shows and conferences worldwide with over two million estimated attendees. ZD's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees.

  ZD's other media and marketing platforms include market research, education and publication of computer-related newsletters and training manuals and television. ZD also currently has a 100% Retained Interest in ZDNet, Ziff-Davis Inc.'s online business division, although that interest will decline if Ziff-Davis Inc. completes its offering of ZDNet Stock as currently planned.

Industry Background

  Technology continues to be one of the largest and fastest growing sectors of the U.S. economy. The market for technology goods and services is rapidly expanding due to increased integration of computers into the workplace and home, shortened product life cycles and increased use of the Internet. The demand for computer technology to enhance productivity and the increasing number of applications in the areas of education, entertainment and communications has dramatically increased the number of computers in use worldwide (from 150 million in 1993 to over 300 million in 1997). This increase in computer usage has significantly broadened the consumer and business markets for computer technology. In addition, rapid technological advances have shortened product life cycles. Today, the estimated marketable product life of a PC is less than six months as compared to five years in 1981. The Internet has also become a widely accepted information tool. Forrester Research Inc. estimates that the number of adult Web users will reach 51 million in the U.S. by the end of 1998 and will grow to 99 million by the end of 2001.

  These factors have led to increased demand among buyers and users of computer technology product for objective, up-to-date information and analysis. To meet this demand, sellers of computer technology products need to effectively advertise to increase sales, educate consumers, improve end-user satisfaction and build brand loyalty. Computer technology-focused media enables sellers to communicate their message effectively by targeting a focused customer base. As a result of a broadening consumer base containing favorable demographics, computer technology publications and other media are becoming increasingly attractive as a platform for consumer product advertising.

 Computer Technology Print Publications Market

  Advertising and circulation revenue for computer-oriented print publications grew on average 10% a year from 1994 to 1997, totaling $1.7 billion in 1997. However, in the third quarter of 1998 computer advertising pages decreased 12% as compared to the same period in 1997, according to Adscope and CMR. Ziff-Davis Inc. believes the decline in the technology advertising market is due mainly to continuing margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition.

 Computer Technology Trade Shows

  Trade show attendees are presented with product advertisements in the form of exhibits and "editorial" content in the form of conferences and other ancillary forums. Producers of trade shows and conferences generate revenue from exhibit space sales, advertising and attendance fees. Trade shows and conferences allow sellers to conduct a large volume of face-to-face sales presentations to qualified buyers in a short period of time. Professional attendees include hardware and software manufacturers and developers, sales and distribution personnel and large volume end-users. Industry leaders such as Microsoft Corporation and Cisco Systems, Inc. use these events to promote the launch of important products in order to reach top-ranking decision-makers in the computer technology industry.

  Trade shows are an increasingly important marketing strategy for information technology vendors and can be an effective medium for generating and closing sales. In 1998 estimated exhibit space revenue from North American computer-product trade shows was approximately $686 million, exhibit square footage rose 17% from 1997, the number of exhibiting firms increased 26% from 1997 and attendance at such shows rose 20% from 1997.

ZD Strategy

  ZD's objective is to be the preferred marketing partner to technology vendors and service providers seeking to reach primary decision-makers involved in the specification and purchase of their products and services. The key elements of ZD's strategy are:

 Focus on the Technology Market

  ZD believes that its focus on the technology market provides it with substantial opportunities to attract both audiences and advertisers.

 Develop the Most Comprehensive, Objective and Authoritative Content

  ZD strives to produce the most differentiated, high quality content to attract category brand-specifiers and decision-makers. ZD Labs, its computer testing facility, enables ZD to provide reliable and authoritative product evaluations to the business and consumer markets. The ability to provide focused audiences with targeted information attracts leading advertisers and exhibitors to ZD's products and services.

 Build Brand Strength

  ZD seeks growth in its core portfolio of leading brands, such as PC Magazine, PC Week and COMDEX. ZD seeks to expand its market share of audiences and advertisers while enhancing the quality and accessibility of its content and marketing services. Ziff-Davis Inc.'s variety of business platforms enables ZD to offer multiple media presentations of its branded content.

 Leverage Multiple Media Marketing Platforms

  ZD believes that the scope and depth of Ziff-Davis Inc.'s products and services across multiple media platforms creates growth opportunities exceeding those that ZD's businesses could achieve independently. Such opportunities include the leveraging of strong relationships with advertisers in one media platform into other platforms, cross-marketing products and services to the audiences of its different platforms and packaging integrated marketing products across all platforms for large advertisers. We believe that ZD has a competitive advantage over single platform providers because of its ability to offer clients multiple platform marketing solutions.

 Launch New Products and Services

  ZD believes that rapid advances in technology will create additional growth opportunities to launch new products and expand its audience and advertiser base. ZD seeks to identify new audiences and develop products and services that respond to their informational needs. ZD believes that the scope of its operations and its experience in launching new products across multiple media platforms and geographic regions enable it to more readily achieve market acceptance for new products and services.

 Expand Global Reach

  ZD intends to leverage its brand recognition and multinational experience to expand further into overseas markets, focusing on key markets that have size and growth characteristics to support ZD's strategy of cross-media operations. ZD seeks to further expand internationally through the launch overseas of proven U.S. properties, joint ventures and licensing arrangements with local operating partners and selective acquisitions.

  ZD expects to fund its business and operating strategy from internally generated cash flow from operations, which are estimated to be sufficient to fund investments as well as repay indebtedness. See "ZD Management's Discussion and Analysis of Financial Condition and Results of Operations".

Print Publishing

  ZD is a leading computer-related magazine publisher, with 26 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, totaling more than 75 publications distributed worldwide. ZD's publications have a combined circulation of approximately seven million primary readers worldwide. Approximately 67% and 68% of ZD's total revenue for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively, was attributable to its print publishing business. ZD's magazines are designed to appeal to a target audience of sophisticated customers in the business and consumer markets by providing high-quality editorial content. ZD produces monthly magazines that provide comparative, laboratory-based product reviews and news weeklies that provide product and industry news and analysis. ZD also serves the developing market for lifestyle and entertainment publications that focus on technology. ZD's publications also include magazines related to the electronic gaming industry that ZD acquired from Sendai Publishing Group, Inc. in May 1996.

  ZD believes its leading position in the computer publishing market is based upon:

  . Leading Brands in Key Categories. In 1997, ZD's PC Magazine, PC Week and
    Computer Shopper magazines were the top three computer magazines in the U.S. and among the top 25 U.S. magazines, each as measured by total revenue.

  . Strength in Advertising, Circulation and Newsstand Sales. In 1997, ZD accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals. ZD's U.S. publications have a total circulation of approximately six million primary readers, and ZD has a worldwide circulation of approximately seven million primary readers. In 1997, PC Magazine's circulation was greater than that of Business Week, Fortune or Forbes. With respect to newsstand sales, ZD's publications accounted for 50.1% of all computer magazines sold in the first six months of 1998.

  . High Quality Editorial Content. ZD's top editors and columnists are supported by laboratory-testing facilities, producing widely acknowledged authoritative benchmarks for determining product quality. ZD's comprehensive content attracts focused audiences, thereby attracting leading advertisers and exhibitors to its products and services.

  . Successful Development of New Publications for Emerging Sectors. ZD has successfully introduced publications targeted at the consumer market (FamilyPC and Computer Gaming World), technology lifestyle (Yahoo! Internet Life), Internet professionals (Inter@ctive Week) and resellers (Sm@rt Reseller).

  The following table sets forth information relating to ZD's primary publications for the first nine months of 1998.

                                                                    First nine
                                            1998                      months
                                         Circulation    Publication    1998
                                First -----------------  Frequency  Advertising
          Publication           Issue Type(1) Amount(2) (Per Year)   Pages(3)
          -----------           ----- ------- --------- ----------- -----------
U.S. Business
 PC Magazine................... 1981      P   1,176,691     22x        3,832
 PC/Computing.................. 1988      P   1,009,172     12x        1,851
 Computer Shopper.............. 1979      P     561,591     12x        5,085
 PC Week....................... 1983      C     340,115     51x        3,987
 Inter@ctive Week.............. 1994      C     150,150     45x        1,565
 Macworld(4)................... 1985      P     653,676     12x          950
 Sm@rt Reseller................ 1998      C      60,431     12x          609
U.S. Consumer
 Electronic Gaming Monthly..... 1988      P     370,311     12x          848
 Yahoo! Internet Life.......... 1995      P     403,923     12x          434
 Computer Gaming World......... 1981      P     244,711     12x        1,542
 Expert Gamer(5)............... 1988      P     156,164     12x          395
 Official U.S. PlayStation
  Magazine..................... 1995      P     117,295     12x          502
 FamilyPC(6)................... 1994      P     386,960     12x          662
International
 PC Professionell (German)..... 1991      P     178,103     12x        1,515
 PC Direkt (German)............ 1992      P     154,128     12x        2,228
 Internet Professionell
  (German)..................... 1997      P      33,978     12x          198
 PC Magazine (UK).............. 1992      P     135,002     12x        3,425
 PC Direct (UK)................ 1992      P     124,232     12x        6,627
 PC Gaming World (UK).......... 1997      P      41,404     12x          381
 IT Week (UK).................. 1998      C      55,000     45x          748
 PC Expert (French)............ 1992      P      97,519     12x        1,665
 PC Direct (French)............ 1992      P      92,659     12x        3,108
 PC Week (China)(7)............ 1996      C      62,000     51x        3,828
 PC/Computing (China)(7)....... 1994      P      48,000     12x            .
 PC Magazine (China)(7)........ 1994      P      55,000     12x        1,133
 Sm@rt Reseller (China)(7)..... 1998     C       39,000     26x          429

--------
 (1) P = Paid, C = Controlled.
 (2) Based on circulation information provided by ZD to the Audit Bureau of Circulations for paid publications and BPA International for controlled publications for the six-month period ended June 30, 1998 for domestic publications and based on ZD data for international publications.
 (3) As reported by AdScope for the nine months ended September 30, 1998 for domestic publications and based on ZD data for international publications.
 (4) Joint venture with International Data Group, Inc.

 (5) Formerly EGM/2/.

 (6) Operated as a joint venture with an affiliate of The Walt Disney Company through April 30, 1998; 100% owned by ZD thereafter.

 (7) Joint venture with Richina Media Holdings and other local agencies in China.

 Corporate Sales

  ZD's corporate sales team integrates its marketing activities into one cohesive resource for its largest customers. The corporate sales group, originally established to provide discounts for advertisers buying across two or more magazine titles, has been expanded to allow marketers to reach their target buyers through any combination of Ziff-Davis Inc.'s business platforms. Currently 25 professionals in U.S. corporate sales coordinate major advertisers' campaigns across Ziff-Davis Inc.'s multiple platforms.

 Editorial, Laboratory Testing and Benchmark Software

  ZD seeks to develop and maintain a high level of technical expertise to provide quality technology content. ZD's editorial personnel includes award-winning editors and experts. ZD believes its publications are widely regarded as a reliable source of objective product evaluations and industry news because of the quality and reputation of its laboratory tests. To maintain impartiality and objectivity in its product reviews, ZD has policies governing separation of editorial functions from advertising sales functions and restricts trading in securities of technology-related companies by its journalists.

  ZD is committed to laboratory-based product testing as an integral part of its editorial mission. For the year ended December 31, 1997 and for the nine months ended September 30, 1998, ZD spent over $10 million and $8 million, respectively, in laboratory testing. The ZD Labs staff works with testers from many of ZD's different publications to provide comprehensive, objective test results to assist buying decisions. In addition to the core ZD Labs staff, the PC Magazine, PC Week, Computer Shopper and PC/Computing publications maintain their own staff and/or testing space. The ZD Labs testing facility tests thousands of products and systems each year and conducts large-scale tests to simulate corporate installations. ZD believes ZD Labs gives it a competitive advantage in terms of staffing, equipment and access to the technology necessary to effectively evaluate products.

  ZD Labs produces the core, publicly available and widely distributed benchmark software that its publications use to measure the performance of PCs, Macintosh systems and servers. ZD's benchmarks have become industry standards among major buyers of computer and Internet-related technology.

 Sources of Print Publishing Revenue

  ZD's publications are generally either paid-circulation magazines--which generate revenue from newsstand sales, subscriptions and advertising--or controlled-circulation publications--which are distributed free of charge to qualified information technology professionals, generate revenue principally from advertising sales and provide valuable demographic information to ZD.

  Advertising Sales. ZD seeks to assist its advertisers in maximizing the return on their marketing investment. Advertising sales accounted for 78.4% and 77.1% of ZD's total print publishing revenue for the year ended December 31, 1997 and for the nine months ended September 30, 1998, respectively. The ZD sales force uses market research tools, such as ZD's InternetTrak and BrandTrak services, to inform clients about overall industry trends. InternetTrak is a monthly survey of Web users in the U.S. that tracks Web users and their online activities. BrandTrak is a survey that is conducted every six months of subscribers to five ZD publications and three European publications in order to track purchasing behavior by brand. ZD's sales staff provides customer service, research, promotional support and value-added programs for advertisers.

  Circulation. ZD maintains centralized circulation operations, enabling it to capitalize on its successful practices on a timely basis across all publications. ZD strives to increase its readership by building relationships with distributors, retailers and subscribers. Revenue from circulation of ZD's paid-circulation magazines accounted for 18.4% and 20.0% of ZD's total print publishing revenue in 1997 and the first nine months of 1998, respectively. This was comprised of subscription sales (10.1% in 1997 and 10.8% in the first nine months of 1998) and newsstand sales (8.1% in 1997 and 9.2% in the first nine months of 1998). ZD's publications have a total circulation of approximately seven million primary readers worldwide.

  ZD's newsstand strategy focuses on developing strong relationships with key distributors and large retail accounts. For example, ZD is the principal supplier of computer technology publications to Warner Publisher Services, a division of Time Warner Inc. In addition, ZD has preferred distribution arrangements with large retailers including WalMart, Staples and Barnes & Noble. These arrangements, which are terminable at will without notice, include prominent magazine displays to strengthen ZD's brand identity.

  ZD's subscription strategy is to maintain a highly focused readership and increase subscriber loyalty and renewal rates. This strategy provides ZD's advertisers with access to a precisely focused target audience.

  Licensing and Joint Ventures. In its international publications, ZD seeks to maximize global reach, maintain content quality and reduce the cost of entering new markets. Through subsidiaries, ZD currently has publishing operations in France, the United Kingdom and Germany. ZD also has over 50 licensed publications worldwide. ZD's licenses are generally three to five year agreements that provide for a minimum annual royalty against a percentage of revenue. ZD also operates with a number of joint venture partners, including IDG in the U.S., Richina Media Holdings and other local agencies in China and APN Computing Group in Australia.

 U.S. Publications

  Business Magazines. In the U.S. market, ZD publishes eight computer publications directed to business buyers, including four paid-circulation magazines and four controlled-circulation weeklies or bi-weeklies. Each publication produces authoritative, independent guidance that ZD believes is generally considered to be the primary product resource in its market segment. Macworld is published by Mac Publishing L.L.C., a ZD joint venture with IDG.

  PC Magazine provides corporate buyers of computer technology with comprehensive laboratory-based comparative reviews of PC hardware, software and networking products, with a focus on technical specifications. With a paid circulation of more than 1.17 million, PC Magazine is the largest circulation computer magazine in the world, accounting for 35.7% and 35.9% of all computer advertising revenue in directly competitive U.S. publications in 1997 and the first nine months of 1998, respectively. PC Magazine also produces two newsstand-only specials: Your New PC (buying advice for less sophisticated computer buyers) and InternetUser (reviews of Internet products).

  PC/Computing offers reviews of computer products, focusing on productivity and usability. A monthly publication, it is one of only three computer magazines to have reached a circulation of over one million readers.

  Computer Shopper provides buying advice, product evaluations and technology coverage, including availability, pricing, specifications and configurations of thousands of computer products. Computer Shopper has a newsstand circulation of over 275,000 (the largest newsstand sales of any computer publication).

  PC Week provides enterprise product buyers and information technology professionals at large corporate computing sites with timely information on products, companies and general industry news. PC Week has a controlled circulation of over 340,000 distributed to over 180,000 sites.

  Inter@ctive Week provides Internet and telecommunications professionals with information on products, events, services, strategies, alliances and key players. With a controlled circulation of over 150,000, Inter@ctive Week became one of the leading publications for the digital communications technology industry in less than three years.

  Sm@rt Reseller, a bi-weekly publication, provides value-added resellers, system integrators, distributors, Web developers and Internet service providers with in-depth news and analysis on business and technology. Sm@rt Reseller currently has a controlled circulation of 80,000.

  Macworld provides Macintosh buyers with comparative, laboratory-based product evaluations, reviews and information about Macintosh products, supported by a product testing facility which ZD believes is the most advanced in the Macintosh industry. Macworld has a qualified circulation of over 650,000.

  Consumer Magazines. ZD publishes six magazines that serve the rapidly growing consumer market in order to meet the varying needs of computer enthusiasts, net surfers, family buyers and gamers.

  Electronic Gaming Monthly targets video game enthusiasts and offers news, information and product reviews about the latest games on ten different game systems. This monthly publication has a paid circulation of more than 370,000. Expert Gamer (formerly known as EGM/2/), a companion publication to Electronic Gaming Monthly with a paid circulation of more than 150,000, offers in-depth strategies, exclusive tips and tricks and comprehensive maps and walk-throughs of the latest games.

  Yahoo! Internet Life is a leading Internet consumer magazine. Yahoo! Internet Life has a paid circulation of more than 400,000 readers. It is designed to be an entertaining and authoritative guide to the Internet, targeting an influential, affluent and early-adopting group of readers. ZD has an exclusive license from Yahoo! Inc. to use Yahoo! in the title of a print magazine.

  Computer Gaming World provides computer game enthusiasts with results-oriented gaming information. Computer Gaming World serves more than 240,000 game enthusiasts and is the oldest and one of the largest computer game publications.

  Official U.S. PlayStation Magazine assists Sony PlayStation users in getting the most out of their game consoles by providing up-to-date news, interviews and insights. This publication has a paid circulation of over 100,000 PlayStation game fans.

  FamilyPC is specifically targeted to households with children and has a paid circulation of over 380,000. Written by parents for parents in easy to understand language, its purpose is to assist families in selecting computers and software and thereafter ensure that they get a rewarding, productive and educational experience from them.

 International Publications

  ZD publishes in the United Kingdom PC Magazine, PC Direct, PC Gaming World and IT Week; in Germany PC Professionell, PC Direkt and Internet Professionell; in France PC Expert and PC Direct; and in the People's Republic of China PC Week, PC Computing, PC Magazine and Sm@rt Reseller through a venture with Richina Media Holdings and local agencies in China.

  PC Magazine (U.K.), PC Expert, PC Professionell, and PC Magazine (China) are equivalents of PC Magazine (U.S.) adapted to their individual markets. Similarly, PC Direct (U.K.), PC Direct (France) and PC Direkt are intended to be equivalents of ZD's U.S. publication, Computer Shopper. IT Week includes material from Inter@ctive Week and ZDNet News in addition to local content.

 Paper and Printing

  ZD maintains strong relationships with its paper suppliers and printing companies. ZD's main paper suppliers for its U.S. publications are Bowater, Champion, Consolidated, Fraser and UPM, which provided 12%, 33%, 15%, 12% and 12%, respectively, of ZD's paper supply in 1997 as measured by tonnage. Its paper supply contracts are generally two to three year agreements, with quarterly pricing adjustments, and are renewable on a staggered basis. Most agreements contain pricing clauses that seek to ensure the most competitive pricing on a quarter to quarter basis. ZD has relationships with a number of printing companies, including R.R. Donnelley, Brown, Quadgraphics and Quebecor. Approximately 50% of ZD's total printing expenditures for its U.S. publications are with R.R. Donnelley, which has a number of alternative printing sites. Printing contracts are generally two-to-three year agreements.

Trade Shows and Conferences

  ZD is a leading producer of trade shows, conferences and customized marketing and educational programs for the computer industry in the U.S. Approximately 26% and 18% of ZD's total revenue in 1997 and the first nine months of 1998, respectively, was attributable to its trade show and conference business. ZD produces the industry-wide COMDEX events, which ZD's predecessor acquired in April 1995, other segment-focused trade shows and conferences and customized events for specific clients. ZD produced over 50 trade shows and conferences in 1997 and over 40 in the first nine months of 1998.

  The COMDEX/Fall event, held in the fourth quarter of each year, has been held for 19 years and is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees. In 1997, ZD estimates that over two million people attended its trade shows and conferences worldwide. In addition to COMDEX/Fall, held annually in Las Vegas, ZD produces 18 other COMDEX events in 13 countries.

  In 1997, ZD produced nine segment-focused "NetWorld+Interop" and "Seybold Seminars" trade shows in six countries. The NetWorld+Interop trade shows focus on the networking/interconnectivity segment of the computer industry and the Seybold Seminars focus on technologies for publishing and graphic communications. ZD also produces the following segment-focused trade shows:

  . WINDOWS WORLD in conjunction with Microsoft Corporation,

  . EXPO COMM, servicing the worldwide telecommunications industry,

  . CommUnity, for the emerging corporate integrated data, voice and video segments,

  . COMDEX/Enterprise, focusing on solutions for the large corporate information technology infrastructures,

  . Java SM Business Expo SM, sponsored by Sun Microsystems, Inc. and focusing on the full range of Java(TM) technology for information technology professionals and

  . Support Services Conference & Expo, focusing on technology for help desk and information technology support services.

ZD also produces customized conferences that are designed to meet the marketing needs of specific clients. For example, ZD produced the JavaOne series of conferences for Sun Microsystems, Inc., which were designed to introduce Java technology software to the developer community.

  Attendees at ZD's trade shows and conferences cover a wide range of participants from the computer industry, including manufacturers, distributors, dealers, retailers, as well as value-added and other resellers and large corporate end-users. Each event includes an extensive conference program, providing a forum to exchange information germane to the particular event's focus. In addition, each event has one or more "keynote" sessions with speakers drawn from computer industry leaders. ZD estimates that in 1997 over 5,000 companies participated as exhibitors in its trade shows and conferences (over 4,500 in the first nine months of 1998).

  The following table sets forth information relating to ZD's principal trade shows and conferences, including joint ventures, for 1998. Substantially all of ZD's international COMDEX events are joint ventures and substantially all NetWorld+Interop events are owned by ZD.

                                                       1998 Actual
                                          -------------------------------------
                                                 Total Net            Estimated
                                          Launch  Square     Total      Total
                                           Year   Footage  Exhibitors Attendees
                                          ------ --------- ---------- ---------
EVENT
North America
COMDEX/Fall.............................   1979  1,229,900   1,558     220,000
COMDEX/Spring, WINDOWS WORLD & EXPO COMM
 USA....................................   1981    180,270     589      82,061
COMDEX/Canada incl. WINDOWS WORLD and
 Connected Computing....................   1992    140,663     335      54,000
COMDEX/PacRim...........................   1995     65,762     211      30,500
COMDEX/Quebec...........................   1996     36,420     134      23,000
COMDEX/Miami & EXPO COMM Miami..........   1996     65,600     261      20,000
NetWorld+Interop & CommUnity Las Vegas..   1986    475,484     705      55,000
NetWorld+Interop & CommUnity Atlanta....   1992    383,048     576      44,000
Seybold San Francisco Publishing........   1986    149,374     356      20,912
Seybold Seminars New York...............   1982    129,700     293      23,000
International
COMDEX/SUCESU-SP Brazil.................   1992    235,000     410     132,000
COMDEX/Rio..............................   1994     30,780     .          .
COMDEX & WINDOWS WORLD Mexico(1)........   1993     44,000     250      38,000
COMDEX/INFOCOM & WINDOWS WORLD
 Argentina..............................   1997     53,000     250      35,000
COMDEX IT France........................   1997    118,116     560      60,000
COMDEX & Object World UK(1).............   1996      .         .          .
COMDEX/Japan & Object World Tokyo(2)....   1996     96,700     300        .
COMDEX/China............................   1996     42,000     144      91,000
COMDEX/Korea............................   1997      .         .          .
COMDEX/Asia at Singapore Informatics....   1995      .         .          .
COMDEX/IT INDIA.........................   1996      .         .          .
NetWorld+Interop Paris..................   1992    191,545     293      48,772
NetWorld+Interop Tokyo(2)...............   1993    169,800     258      99,000
Seybold Seminars Tokyo(2)...............   1996      9,800      23      20,000
Windows NT Intranet Solutions Japan(2)..   1994     49,000     130      50,000

--------
(1) These international COMDEX events are wholly owned by ZD.
(2) Trade shows in Japan are owned by Softbank and managed by ZD.

 Sources of Trade Show and Conference Revenue

  Exhibitor space fees accounted for 64.8% and 58.7% of ZD's total trade show and conference revenue for 1997 and the first nine months of 1998, respectively. ZD believes most trade show producers receive virtually all of their revenue from the sale of exhibitor space fees. ZD has actively sought to increase its revenue from other sources, including attendee fees, which accounted for 35.2% and 41.3% of all trade show and conference revenue in 1997 and the first nine months of 1998, respectively.

  All exhibitors pay the same price per square foot of booth space, regardless of the exhibit hall selected or the location or size of the booth. Typically, a majority of exhibitors at each trade show commit to booth space for the next year's show. ZD encourages this commitment through a prioritized booth selection procedure based upon seniority. Annual renewal is required for exhibitors to maintain their seniority. Exhibitors pay for space in two or three installments, the last of which is usually due six months prior to the upcoming event.

  Attendee fees accounted for 14.9% and 23.0% of ZD's trade show and conference revenue for 1997 and the first nine months of 1998, respectively, primarily from NetWorld+Interop and Seybold Seminars events. Most COMDEX attendees are invited guests of exhibitors who receive complimentary admission tickets from ZD for their customers and key prospects. This helps exhibitors ensure that their best customers and prospects will attend.

  Advertising revenue from ZD's trade shows and conferences is derived principally from five products:

  . a daily newspaper distributed during the show,

  . the Program Exhibits Guide,

  . the Preview, a newspaper distributed to pre-registrants and certain prior year attendees before the show,

  . advertising billboards and banners and

  . exhibitor logo products that are sold to exhibitors to increase booth traffic and name recognition.

  ZD also maintains a continuously updated database containing the names and certain demographic information on its attendees. This database is rented to direct mail users on a fee-per-use basis.

 COMDEX

  COMDEX trade shows cover a broad range of new technologies at every stage from their development and introduction to commercial maturity. Many of the most significant computer product launches over the past 19 years occurred at COMDEX, including the launch of the IBM PC, Lotus 1-2-3, Windows 3.1 and DVD.

  COMDEX/Fall is a five-day trade show held annually in November in Las Vegas. In 1998, COMDEX/Fall had approximately 1,500 exhibiting companies occupying 1.2 million net square feet of exhibit space and 220,000 attendees. COMDEX/Spring, which was launched in 1981, is a smaller version of the fall event. In 1998, it was held in Chicago and had approximately 580 exhibiting companies and over 82,000 attendees. For the last eight years, ZD, in cooperation with Microsoft Corporation, has produced a WINDOWS WORLD trade show concurrently with COMDEX/Spring.

  In 1993, ZD began launching additional COMDEX events in order to capitalize on the international recognition of the COMDEX brand name. In 1998, other COMDEX events were held in Miami, Toronto, Vancouver, Montreal, Mexico City, Monterrey (Mexico), Buenos Aires, Sao Paulo, Rio de Janeiro, London, Paris, Tokyo, Seoul, New Delhi, Beijing, Singapore and Cairo.

 NetWorld+Interop

  NetWorld+Interop is the largest of ZD's segment-focused trade shows and is the leading show for professionals in the rapidly growing field of computer networking. NetWorld+Interop places strong emphasis on the quality of its conference programs and has become a leading educational forum for the Internet and enterprise computing communities. The largest NetWorld+Interop event is held annually in May in Las Vegas. Each NetWorld+Interop trade show features InteropNet, a live, multi-platform network that interconnects exhibitors to one another and to the Internet. In 1998, the NetWorld+Interop Las Vegas event had approximately 700 exhibiting companies occupying 475,000 net square feet of exhibit space and 55,000 attendees. The NetWorld+Interop Atlanta event, held in October each year, is only slightly smaller in all categories. In 1998, NetWorld+Interop events were held in Las Vegas, Atlanta, Singapore, Tokyo, London, Sao Paulo, Paris and Sydney.

 Seybold Seminars

  ZD's Seybold Seminars are also segment-focused trade shows, providing information and education for traditional and new media publishing industries. These shows focus on the latest technologies and products, design tools and desktop applications. The largest of the Seybold Seminars series is held annually each September in San Francisco. In 1998, this Seybold Seminars show had approximately 350 exhibiting companies occupying 140,000 net square feet of exhibit space and 20,000 attendees. Other Seybold Seminars events are held in New York and Tokyo.

Television

  In order to expand its media platforms, Ziff-Davis Inc. entered into a license and services agreement to manage ZDTV for MHA, a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. In February 1999, Ziff-Davis Inc. acquired ZDTV and sold a one-third interest to Vulcan Programming.

  ZDTV, which was launched in May 1998, is the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDTV targets a wide range of viewers, including computer and technology enthusiasts, computer gaming enthusiasts, business people, teens, families and other viewers with a sustained interest in computers, technology and the Internet. ZDTV's programming includes educational features, product evaluations, gaming tips and strategies, current events and other entertainment. ZDTV also features live interactive programming, allowing viewers to participate through simultaneous Web programming on ZDTV.com. ZDTV reached 8.2 million homes at September 30, 1998 according to ZDTV estimates. In addition, ZDTV creates customized programming for third parties, including the regional Emmy award-winning "The Site" with MSNBC and "21st Century Home" with Home & Garden Television.

  For more information about Ziff-Davis Inc.'s acquisition of ZDTV, see "ZD Management's Discussion and Analysis of Financial Condition and Results of Operations" and ZD's Combined Financial Statements.




Education

  ZD publishes computer training products and services for end-users and advanced technology professionals. Its products and services include Internet-based training, computer-based training, instructor-led courseware and customization tools. ZD believes its education offerings extend ZD's reach and brand reputation while permitting it to attract and retain customers.

  ZD produces software-specific newsletters and technology information, with approximately 40 titles. Generally published monthly, the titles include time-saving tips and techniques on products such as Windows 95, Novel NetWare, Visual Basic, Word, Excel, Microsoft Office, PhotoShop and Windows NT, in addition to several programming and operating systems journals.

  ZDU is an Internet-based technology educational service through which ZD provides interactive instructor-led training to subscribers. The ZDU service is part of ZD but is closely integrated with ZDNet.

Market Research

  ZD's market research division develops, analyzes and compiles a wide variety of information on computer technology issues ranging from current technical aspects to decision making trends. The ZD Market Intelligence, or ZDMI, unit focuses on installed and planned technology hardware and software purchases. It is a leading source in North America and Europe of fact-based information for the computer and communications industries. ZDMI is an important part of ZD's effort to be a single source marketing solution, as it provides marketing customers with important targeting information. ZDMI's databases are built from more than 45,000 telephone interviews per month and contain data on installed and planned computer and communications products and services at over 350,000 business sites in the U.S., Canada and eight European countries, according to ZD estimates. ZDMI identifies and targets customers by tracking current activity and market share in the business, home and reseller channels. Customers use ZDMI's services to make important marketing decisions.

  ZD also identifies and analyzes trends in the decision making process for computer technology consumers. This information indicates the criteria people focus on to select products beyond technical product specifications. ZD's market research division also consolidates information obtained in each of the databases maintained by other operating divisions within ZD and ZDNet, so that each division can offer the Company's clients a wide range of information to meet their marketing needs across multiple platforms.

Competition

  ZD competes with a wide range of companies for each of its products and services. The magazine publishing business is highly competitive. ZD faces broad competition from other technology publishers and from other media companies such as business, news and general interest magazines. Computer and technology publishers that directly compete with ZD in the U.S. include IDG, CMP and Imagine Media. ZD also competes with various computer and technology publishers in the international markets where it conducts business. A publishing company's success depends upon a number of factors, such as editorial quality, product positioning and price. Competitive factors for advertising sales include quality of readership, circulation, reader response and advertising rates.

  ZD also faces competition in its trade show and conference business, primarily from several significant trade show management companies. These include Miller Freeman, Mecklermedia and International Data Corporation. Competitive factors in this business include quality of conference content, organizational efficiency and quality and number of exhibitors and attendees.

  ZD's market research division faces competition from numerous market research companies, including IDG, Gartner Group's Dataquest and IntelliQuest. Database providers such as Information Resource Group and Dun & Bradstreet provide additional competition.

  ZD's education division competes with a variety of education providers, including vendor-supplied training materials and traditional classroom-based computer training.

  ZDTV is the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet, and as such, it is not expected to face direct competition in the near future. However, ZDTV does compete with a variety of general and special interest television programs. In addition, the market for television programming in general is highly competitive, with many programming producers competing for channel carriage, advertisers and audiences.

Trademarks

  ZD has developed strong brand awareness for its principal publications, trade shows and other products and services. Accordingly, ZD considers its trademarks, copyrights, trade secrets and similar intellectual property as critical to its success and relies on trademark, copyright and trade secrets laws, as well as licensing and confidentiality agreements, to protect its intellectual property rights. ZD generally registers its material trademarks in the U.S. and in certain other key countries in which these trademarks are used. Effective trademark, copyright and trade secret protection may not be available in every country where ZD's publications and services are available.

  ZD may be subject to claims of alleged infringement by it or its licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. ZD does not believe there are any such legal proceedings or claims that are likely to have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

Employees

  As of September 30, 1998, ZD had a total of 3,218 employees. Of these employees, 809 were engaged in U.S. magazine publishing activities, 403 in international publishing activities, 565 in trade shows and conferences, 422 in education activities, 496 in market research and 523 in central services. None of ZD's U.S. employees is represented by a labor union. ZD considers its relationships with its employees to be satisfactory.

Facilities

  ZD's world headquarters are located in New York and ZD has over 50 editorial, production and sales offices and computer labs in many other cities in the U.S. and around the world. ZD's other principal offices are located in the Boston and San Francisco metropolitan areas. ZD and Ziff-Davis Inc. do not own real property that is material to its business and Ziff-Davis Inc. leases all but one of its offices from third parties. ZD believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for its current operations, and that suitable additional or alternative space, including space available under lease options, will be available at commercially reasonable terms for future expansion.

Legal Proceedings

  For information concerning certain legal proceedings to which Ziff-Davis Inc. is a party, see "ZDNet Description of Business".

                              ZIFF-DAVIS INC.
             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Selected Historical Combined Financial and Other Data for Ziff-Davis Inc. as of and for the years ended December 31, 1995, 1996 and 1997, for the nine month periods ended September 30, 1997 and 1998 and as of September 30, 1998. This data was derived from the Combined Financial Statements of Ziff-Davis Inc. included elsewhere in this prospectus. An affiliate of Ziff-Davis Inc. acquired an events business ("COMDEX") on April 1, 1995 and a print publishing business ("ZDI") on February 29, 1996; the data does not include results from the acquired businesses for periods before the respective dates of acquisition. However, because ZDI represents Ziff-Davis Inc.'s principal operations, the following table also presents Selected Historical Combined Financial and Other Data for ZDI as of and for the years ended December 31, 1993, 1994 and 1995 and as of and for the two month period ended February 28, 1996. ZDI data as of for the years ended December 31, 1993 and 1994, and Ziff-Davis Inc. data as of and for the periods ended September 30, 1997 and 1998, are derived from Ziff-Davis Inc.'s unaudited financial statements. On May 4, 1998, Ziff-Davis Inc. completed a reorganization described in Note 2 to the Combined Financial Statements of Ziff-Davis Inc.; results for periods before the reorganization are not directly comparable to results for periods after the reorganization. This table should be read in conjunction with the Selected Historical Combined Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations for each of ZDNet, ZD and Ziff-Davis Inc. as well as the Consolidated Financial Statements for each of ZDNet, ZD and Ziff-Davis Inc. beginning on pages F-6, F-45 and F-101 of this prospectus, respectively.

                                        ZDI(1)                                         Ziff-Davis Inc.
                     ---------------------------------------------- --------------------------------------------------------
                                                                                                            Nine month
                                                        Two month                                          period ended
                         Year ended December 31,       period ended     Year ended December 31,           September 30,
                     --------------------------------  February 28, ---------------------------------  ---------------------
                       1993        1994       1995         1996      1995(2)    1996(2)       1997       1997        1998
                     ---------  ---------- ----------  ------------ ---------- ----------  ----------  ---------  ----------
                                                               (in thousands)
Statement of
 Operations Data:
Revenue, net.......  $ 649,452  $  711,379 $  768,995   $  125,465  $  202,729 $  955,139  $1,153,761  $ 750,187  $  730,547
Depreciation and
 amortization......     38,228      34,208     91,546       15,137      24,305    139,736     154,940    117,697     114,594
Income (loss) from
 operations........     29,481      80,723     55,750        7,270      62,675     87,181     109,232    (11,094)    (17,395)
Interest expense,
 net...............     14,035      17,887     92,609       14,030      44,005    120,646     190,445    141,333     111,185
Income (loss)
 before income
 taxes.............     13,700      77,650    (40,250)      (6,995)     22,869    (27,124)    (72,491)  (144,794)   (119,768)
Net income
 (loss)(3)(4)......     13,700      77,650    (26,002)      (4,547)     10,945    (52,081)    (71,179)  (143,810)    (86,179)
Balance Sheet Data
 (at period end):
Cash and cash
 equivalents.......  $  36,300  $1,066,606 $   10,083   $   13,669  $   27,908 $   29,915  $   30,301             $   27,153
Total assets.......    308,267   2,751,525  1,623,906    1,619,905   1,090,981  3,584,173   3,546,646              3,412,701
Total long-term
 debt..............    353,507   1,034,000    964,153      964,153     575,450  2,522,252   2,408,240              1,526,047
Stockholders'
 equity (deficit)..   (214,355)    391,275    365,150      360,717     397,881    447,756     126,130              1,344,048
Other Data:
Capital
 expenditures......  $  16,141  $   15,119 $   14,163   $      552  $    3,367 $   22,365  $   30,196  $  18,636  $   27,399
Investments and
 acquisitions, net
 of cash acquired..        --          --         --           --      814,520  2,124,823      14,000      3,058      13,192

--------

(1) A third party acquired ZDI as of January 1, 1995. An affiliate of Ziff-Davis Inc. acquired ZDI on February 29, 1996. Because ZDI represents Ziff-Davis Inc.'s principal operations, ZDI data has been presented for periods before these dates.

(2) An affiliate of Ziff-Davis Inc. acquired COMDEX on April 1, 1995 and ZDI on February 29, 1996; Ziff-Davis Inc. data does not include results from the acquired businesses for periods before the respective dates of acquisition.

(3) During 1993 and 1994, ZDI conducted its operations through various partnerships. Accordingly, there were no income tax provisions for those years.

(4) No historical earnings per share or share data are presented as Ziff-Davis Inc. does not consider such data meaningful. See Note 2 to the Combined Financial Statements of Ziff-Davis Inc. for certain pro forma earnings per share information concerning Ziff-Davis Inc. After issuance of ZDNet Stock, Ziff-Davis Inc. will report earnings per share data for ZD and ZDNet but not for Ziff-Davis Inc.

                              ZIFF-DAVIS INC.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

 Revenue

  Ziff-Davis Inc. had net revenue of $1.154 billion for 1997. A substantial portion of Ziff-Davis Inc.'s revenue is derived from the sale of advertising, which in 1997 accounted for 51.9% of total revenue. No single advertiser has comprised more than 3% of Ziff-Davis Inc.'s advertising revenue during any of the last three years. However, Ziff-Davis Inc.'s top 20 advertisers accounted for 32.1% of total advertising revenue for 1997.

  In the publishing segment, Ziff-Davis Inc.'s principal sources of revenue are advertising (67.3% of 1997 total publishing revenue), circulation (17.4%) and other (15.3%). Circulation comprises both paid subscriptions (10.8%) and newsstand sales (6.6%) while other includes educational and training materials (5.4%) and market research studies (6.2%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the events segment, revenue is derived from two principal sources: sale of exhibit space (64.8% of 1997 total segment revenue) and attendee conference and seminar fees (14.9%). Unlike many trade show producers, Ziff-Davis Inc. derives a significant portion of its trade show revenue from the other sources (20.3%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. Ziff-Davis Inc. believes these other sources will continue to be an important growth area, particularly for its content-focused events.

 Cost of operations

  In the publishing business, the principal components of Ziff-Davis Inc.'s production costs are raw materials, printing and distribution, which represented 34.6%, 37.5% and 26.7%, respectively, of total 1997 publishing production expenses. Ziff-Davis Inc.'s principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See also "Risk Factors--Other Ziff-Davis Inc. Risks--We May Be Adversely Affected By Fluctuations in Paper and Postage Costs" and "--Inflation and Fluctuations in Paper Prices and Postage Costs". The principal components of production costs within the events business are the costs of renting and preparing the facilities to hold the events (33.6%), direct mail and the related costs for promotion of the events (33.2%) and program development and presentation costs (11.3%).

  The other principal operating costs for Ziff-Davis Inc. are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (49.8%) along with marketing and promotion expenses related to advertising and circulation (18.8%).

 Factors affecting future periods

  Ziff-Davis Inc.'s revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditure by Ziff-Davis Inc.'s clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers, including print publishers, producers of trade shows and conferences and providers of other technology information services. Accordingly, Ziff-Davis Inc. may experience fluctuations in revenue from period to period. Many of Ziff-Davis Inc.'s large customers concentrate their advertising expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of Ziff-Davis Inc.'s new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, Ziff-Davis Inc.'s revenue from year to year may be affected by the number and timing of new product launches. If Ziff-Davis Inc. concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenue, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--Other Ziff-Davis Inc. Risks--To Remain Competitive We Must Constantly Expand And Develop New Products And Services. This Is Inherently Risky And Expensive".

Reduced Demand for Advertising; Restructuring

  Margin pressure on computer equipment manufacturers, industry and product delays, lower demand in Asia and a focus on the Year 2000 transition are contributing to a reduced demand for advertising in Ziff-Davis Inc.'s magazines, principally PC Magazine, PC/Computing, Computer Shopper and PC Week. Ziff-Davis Inc. believes these factors will continue. In part as a result of these factors, EBITDA for the fourth quarter of 1998 was significantly lower than EBITDA for the fourth quarter of 1997.

  As a result of this reduced demand, in October 1998 Ziff-Davis Inc. announced a restructuring program with the intent of significantly reducing its cost base. Ziff-Davis Inc. incurred a pre-tax charge of $52.2 million for this restructuring program. The charge will be reported as a component of income from operations for the fourth quarter of 1998. The charge included asset impairment costs ($37.9 million), employee termination costs ($8.6 million) and costs to exit activities ($5.7 million) principally resulting from the closing of three publications (Windows Pro, Internet Business and Equip) and the reduction of Ziff-Davis Inc.'s work force by 310 employees. The charge also included costs resulting from the discontinuation of some minor educational journals and smaller trade shows. The following sets forth additional detail concerning the principal components of the charge:

  . Asset impairment costs total $37.9 million. These costs, which are non-cash, include the write-off of intangible assets associated with the discontinued publications ($34.3 million) and trade shows ($2.9 million) as well as deferred expenses associated with the discontinued educational journals ($0.7 million).

  . Employee termination costs relate to severed personnel at the closed publications as well as a rationalization and resulting workforce reduction of the remainder of Ziff-Davis Inc.'s operations. Employee termination costs include payments for severance and earned vacation as well as the costs of outplacement services and the provision of continued benefits to personnel (COBRA). As of December 31, 1998, $5.2 million of the $8.6 million related to these employee terminations had been paid.

  . Costs to exit activities reflect the costs associated with the final closure of the discontinued publications ($1.8 million) and the costs to reduce office space under lease as a result of the reduced level of employees ($3.9 million). Included in the facilities costs are the estimated costs to terminate certain lease agreements and the costs to sub-lease space under other lease agreements.

  See "--Liquidity and Capital Resources--Credit Facility" below.

Presentation of Financial Information

  Ziff-Davis Inc. is comprised of certain operations which were acquired at various times and completed a reorganization in April 1998. See Notes 1 and 2 to the Combined Financial Statements appearing elsewhere in this prospectus.

Results of Operations

  The table below presents the results of Ziff-Davis Inc. as if the assets and operations acquired by affiliates of Ziff-Davis Inc. on February 29, 1996 (as described in Note 1 to the Combined Financial Statement in this prospectus) had been acquired on January 1, 1995. Purchase accounting adjustments relating to that acquisition have been reflected through pro forma amortization, interest and income tax adjustments, as described in note (1) to the table. Although the table presents numbers that are not in accordance with generally accepted accounting principles, management believes they present the most meaningful basis of comparison. The financial information presented below may not necessarily reflect the results of operating which would have occurred had the February 29, 1996 acquisition been completed on January 1, 1995.

                               Year ended December 31,
                          -----------------------------------   Nine months ended
                               Pro Forma(1)          Actual       September 30,
                          -----------------------  ----------  --------------------  -------
                             1995         1996        1997       1997       1998
                          -----------  ----------  ----------  ---------  ---------
                                             (in thousands)
Revenue, net:
  Publishing............  $   768,995  $  815,720  $  866,233  $ 628,504  $ 607,857
  Events................      202,729     264,884     287,528    121,683    122,690
                          -----------  ----------  ----------  ---------  ---------
                              971,724   1,080,604   1,153,761    750,187    730,547
                          -----------  ----------  ----------  ---------  ---------
Cost of production:
  Publishing............      193,646     215,271     225,712    165,264    162,528
  Events................       68,810      87,373      99,533     51,964     47,002
                          -----------  ----------  ----------  ---------  ---------
                              262,456     302,644     325,245    217,228    209,530
Selling, general and
 administrative
 expenses...............      474,992     528,636     564,344    426,356    423,818
Depreciation and
 amortization...........      154,163     161,259     154,940    117,697    114,594
                          -----------  ----------  ----------  ---------  ---------
Income (loss) from
 operations.............       80,113      88,065     109,232    (11,094)   (17,395)
Interest expense, net...     (133,130)   (135,500)   (190,445)  (141,333)  (111,185)
Other non-operating
 income.................          808       6,106       8,722      7,633      8,812
                          -----------  ----------  ----------  ---------  ---------
Loss before income
 taxes..................      (52,209)    (41,329)    (72,491)  (144,794)  (119,768)
Provision (benefit) for
 income taxes...........        9,607      25,682      (1,312)      (984)   (33,589)
                          -----------  ----------  ----------  ---------  ---------
Net loss................  $   (61,816) $  (67,011) $  (71,179) $(143,810) $ (86,179)
                          ===========  ==========  ==========  =========  =========
Other Data:
EBITDA(2)...............  $   235,084  $  255,430  $  272,894  $ 114,236  $ 106,011
Cash and cash
 equivalents, end of
 period.................       37,991      29,915      30,301     37,775     27,153
Net cash provided (used)
 by operating
 activities.............       63,231      65,681      (3,364)   (20,650)    82,791
Net cash used by
 investing activities...   (2,889,426)    (66,856)    (44,196)   (21,694)   (40,591)
Net cash provided (used)
 by financing
 activities.............    1,793,361       6,768      47,946     50,204    (45,348)

-------

(1) The February 29, 1996 acquisition gave rise to different bases of accounting for the period after the acquisition as compared to the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The above numbers assume that the acquisition took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased (decreased) by approximately $6,386, $824 and $10,383, respectively, for 1996 and $38,312, $(3,484) and $46,759, respectively, for 1995.

(2) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

Nine months ended September 30, 1998 compared with nine months ended September 30, 1997

 Revenue, net

  Net revenue for the nine months ended September 30, 1998 was $730.5 million compared to $750.2 million for the nine months ended September 30, 1997, a decrease of $19.7 million or 2.6%. The comparability of 1998 and 1997 nine month results was affected by the accounting treatment for certain publications transferred to or from joint ventures as well as the shift in timing of an event. Excluding these factors, revenue for the nine months ended September 30, 1998 decreased by $2.4 million, or 0.3% compared to the same period in 1997.

  Publishing--The decline in the publishing segment's net revenue relates to transferring certain publications to or from joint ventures. Excluding such transfers, publishing segment net revenue improved $6.5 million or 1.0%. The increase was due to growth in advertising in consumer publications partly offset by lower advertising in business publications. Advertising revenue was lower in the business publications principally due to factors affecting the computer technology industry during the period (as described in "Reduced Demand for Advertising; Restructuring" above.)

  Net revenue for the Macuser and MacWeek magazines contributed to Mac Publishing LLC were $31.9 million for the first nine months ended September 30, 1997 but are no longer consolidated into Ziff-Davis Inc.'s results for 1998. On May 1, 1998, Ziff-Davis Inc. acquired its joint venture partner's 50% interest in FamilyPC magazine. Ziff-Davis Inc. now owns 100% of the magazine and its results are included in the consolidated results from the acquisition date. Revenue from FamilyPC included in the 1998 nine months results is $4.8 million.

  Events--Revenue from the events segment increased $1.0 million or 0.8%, primarily resulting from the fact that Seybold San Francisco/Publishing 98 was held in the fourth quarter of 1997 and in the third quarter of 1998, offset by revenue declines on smaller events.

 Cost of production

  Cost of production decreased $7.7 million or 3.5% from the 1997 period. Publishing cost of production declined $2.8 million due to lower advertising pages produced. The events segment accounted for $4.9 million of this decrease, primarily attributable to the lower usage of exhibition space for the period, partially offset by the shift in timing of Seybold San Francisco/Publishing 98.

 Selling, general and administrative expenses

  Selling, general and administrative expenses were $423.8 million for the nine months ended September 30, 1998 compared to $426.4 million for the nine months ended September 30, 1997, a decrease of $2.6 million or 0.6%. Included in the 1998 period were

$3.2 million of one-time costs for office relocations along with $9.9 million of costs related to launches of new publications. The decrease in selling, general and administrative expenses was principally related to efficiencies realized in combining the publishing and events business through the reorganization and in particular, the consolidation of the two former events entities into one business unit.

 Depreciation and amortization

  Total depreciation and amortization expense was $114.6 million for the 1998 period compared to $117.7 million in the 1997 period, a decrease of $3.1 million or 2.6%. The decline was the result of certain assets being fully depreciated or amortized in 1997.

 Interest expense, net

  Net interest expense declined to $111.2 million for the 1998 period from $141.3 million in 1997. The reduction was attributed to a lower level of debt outstanding due to principal repayments and the capitalization of $908.7 million of intercompany indebtedness. The weighted average cost of debt did not change significantly between the periods.

 Other non-operating income, net

  Other non-operating income, net primarily reflects Ziff-Davis Inc.'s equity share of earnings and losses from joint ventures and fees earned from management of events not produced by Ziff-Davis Inc. Income of $8.8 million for the 1998 period increased $1.2 million from the $7.6 million earned in 1997. The increase was due to Ziff-Davis Inc.'s share of increased earnings from Mac Publishing, LLC partly offset by the revised royalty and fee arrangement for the events business in Japan.

 Income taxes

  The combined income tax benefit was $33.6 million and $1.0 million for the nine months ended September 30, 1998 and 1997, respectively. The increase was due primarily to the losses with respect to the MAC Assets, which were not deductible until the MAC Assets were purchased by Ziff-Davis Inc. from an affiliate on May 4, 1998. The income tax benefit for the period results from applying Ziff-Davis Inc.'s estimated annual effective tax rate to the pretax loss of nine months ended September 30, 1998.

 Net loss

  As a result of the changes described above, the net loss for the nine months ended September 30, 1998 was $86.2 million compared to a net loss of $143.8 million for the nine months ended September 30, 1997.

 EBITDA

  EBITDA for the nine months ended September 30, 1998 was $106.0 million compared to $114.2 million for the period in 1997. Results were unfavorable as compared to last year primarily due to a lower level of advertising in the higher margin business publications as well as a decline in the earnings from the COMDEX/Spring event partly offset by the fact that Seybold San Francisco/Publishing 98 was held in the fourth quarter of 1997 and in the third quarter of 1998. In addition, during the nine months ended September 30, 1998, Ziff-Davis Inc. recorded $3.2 million of one-time costs for office relocations and incurred $6.4 million of losses from launching new publications.

Year ended December 31, 1997 compared with Pro Forma Year ended December 31,
1996

 Revenue, net

  Net revenue increased by $73.2 million or 6.8% from $1,080.6 million in 1996 to $1,153.8 million in 1997.

  Publishing--Net revenue from publishing grew by $50.5 million or 6.2% from $815.7 million to $866.2 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Revenue from Internet services increased $13.5 million or 71.9% due to higher advertising volume attributable to Ziff-Davis Inc.'s growing presence on the Internet. Increases in advertising rates, generally ranging between 3% and 10%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 10.2% of the segment's revenue, decreased by $6.6 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Events--Net revenue from events increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

 Cost of production

  Production costs increased $22.6 million or 7.5% from $302.6 million to $325.2 million.

  Publishing production costs increased $10.4 million or 4.8% from $215.3 million in 1996 to $225.7 million. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing events increased $12.2 million or 14% from $87.3 million to $99.5 million primarily as a result of costs related to new events launched in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $35.7 million or 6.8% from $528.6 million to $564.3 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation and restructuring of events business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 4.2% while those for the events segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $6.3 million to $154.9 million in 1997. The reduction in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Other non-operating income, net

  Other non-operating income, net primarily reflects Ziff-Davis Inc.'s equity share of earnings and losses from joint ventures and fees earned from management of events not produced by Ziff-Davis Inc. Income increased $2.6 million from $6.1 million in 1996 to $8.7 million or 42.6% reflecting growth in fees from managed events and reduced losses from joint ventures.

 Income Taxes

  The 1997 combined income tax benefit of $1.3 million compares to a pro forma income tax provision of $25.7 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($56.9 million and $77.2 million in 1997 and 1996, respectively), non-deductible goodwill amortization ($10.2 million and $8.6 million, respectively) and state and local income taxes. In addition, the 1996 tax provision increased approximately $3.2 million as a result of pro forma adjustments related to the ZDI acquisition.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.2 million or 6.2% from $67.0 million to $71.2 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.8% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 23.7% for 1997 compared to the 1996 margin of 23.6%.

Pro Forma Year ended December 31, 1996 compared with Pro Forma Year ended December 31, 1995

 Revenue, net

  Net revenue increased by $108.9 million or 11.2% from $971.7 million in 1995 to $1,080.6 million in 1996.

  Publishing--Net revenue from publishing grew by $46.7 million or 6.1% from $769.0 million to $815.7 million. Higher overall advertising rates combined with a 12.4% growth in advertising pages contributed 47.5% of the net revenue increase while the mid-1996 acquisition of several electronic gaming publications accounted for 28.5% of the increase. New educational product launches and growth in sales of market research studies accounted for the balance of revenue growth. Internet revenue was slightly below the prior year due to the transition from a business based on membership and subscription fees to one which is supported primarily by advertising.

  Events--Net revenue from events increased $62.2 million or 30.7% from $202.7 million to $264.9 million. The launch of new international trade shows accounted for 36.7% of the growth while the introduction of customized events contributed 19.8%. The balance of the increase was due to growth in exhibitor square footage and rates at Ziff-Davis Inc.'s major U.S. shows.

 Cost of production

  Production costs increased $40.2 million or 15.3% from $262.4 million to $302.6 million.

  Publishing production costs increased $21.6 million or 11.2% from $193.7 million to $215.3 million, primarily due to volume-related growth and higher paper costs. Approximately 31.5% of the increase was attributed to costs for the magazines acquired mid-year while increased frequencies on certain publications and a full year of costs for publications launched in late 1995 accounted for 18.1% of the increase.

  The costs of producing events increased $18.6 million or 27.0% from $68.8 million to $87.4 million. The increase was driven by the cost of new product launches as well as higher direct marketing and facility-related fees for the major U.S. events.

 Selling, general and administrative expenses

  Selling, general and administrative expenses rose $53.6 million or 11.3% from $475.0 million to $528.6 million. This increase reflects the addition of employees to support growth in the base business along with the launches of new products and services. Costs for the publishing segment rose 5.8% while those for the events segment rose 61.6%, reflecting a higher level of new launches and the absence of COMDEX related expenses for the first three months of 1995 (COMDEX was acquired April 1, 1995).

 Depreciation and amortization

  Total depreciation and amortization of $161.3 million increased $7.1 million from $154.2 million in 1995 primarily due to the inclusion of a full year's depreciation and amortization relating to COMDEX, which was acquired April 1, 1995.

 Interest expense, net

  Net interest expense increased $2.4 million or 1.8% on a pro forma basis due to higher average debt levels in 1996.

 Other non-operating income, net

  Other non-operating income, net increased to $6.1 million compared to $0.8 million in 1995 due to the growth in fees from managed events along with reduced losses from joint ventures.

 Income Taxes

  The combined income tax provison of $25.7 million compares to an income tax provision of $9.6 million in 1995. The unfavorable variance in income taxes and the difference in the 1996 and 1995 effective tax rates from the federal statutory tax rate of 35% is primarily attributable to non-recognition of tax losses generated by the MAC Assets ($77.2 million in 1996) and non-deductible goodwill amortization ($8.6 million in 1996). In addition, the tax effects of the 1996 and 1995 pro forma adjustments relating to the ZDI acquisition were a $3.2 million and $11.9 million increase in tax provision, respectively.

 Net Loss

  As a result of the changes described above, net loss for the period increased $5.2 million or 8.4% from $61.8 million to $67.0 million.

 EBITDA

  EBITDA for 1996 was $255.4 million, an increase of $20.3 million or 8.7% from the $235.1 million generated in 1995. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The cost of new product launches caused the growth rate of expenses to exceed the revenue growth rate and, as a result, the ratio of EBITDA to revenue of 23.6% decreased slightly from 24.2% for 1995.

Liquidity and Capital Resources

  As a result of the May 4, 1998 reorganization, Ziff-Davis Inc.'s intercompany debt owed to Softbank was reduced to $83.1 million. Such indebtedness bears interest at 9.9% and matures in February 2009. Concurrently with Ziff-Davis Inc.'s initial public offering, Ziff-Davis Inc. issued and sold $250 million aggregate principal amount of notes. In addition, Ziff-Davis Inc. entered into a $1.35 billion credit facility, and borrowed $1.25 billion under such facility, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for Ziff-Davis Inc.'s working capital requirements. (See Note 2 to the Combined Financial Statements included in this prospectus).


  At September 30, 1998, Ziff-Davis Inc.'s outstanding total debt was $1,534.6 million (excluding unamortized discount) which consisted of $79.6 million due to Softbank, $250 million in Notes and $1,205 million under the credit facility. For information concerning the terms of this debt, see "Ziff-Davis Inc.'s Debt".

  Cash and equivalents were $27.2 million at September 30, 1998, a decrease of $3.1 million from $30.3 million at December 31, 1997. The decrease was due to factors described below:

  Cash provided by operations was $82.8 million for the nine months ended September 30, 1998 compared to a use of $20.7 million for the same period of 1997. The increase was attributed to Ziff-Davis Inc.'s lower losses and a decrease in funding to affiliates for the 1998 period.

  Cash used for investing activities for the nine months ended September 30, 1998 totaled $40.6 million compared to $21.7 million for the 1997 comparable period. For both periods, the majority of these expenditures were for computer equipment and leasehold improvements. Other investments represents Ziff-Davis Inc.'s investment in Deja News. Acquisitions in the 1998 period relate to Ziff-Davis Inc.'s acquisition of a tradeshow in Canada, an additional 50% of Family PC magazine and a European marketing database company. Acquisitions for the 1997 period reflect the purchase of a 70% interest in GameSpot.

  Cash used in financing activities totaled $45.3 million for the nine months ended September 30, 1998, representing proceeds from the reorganization and initial public offering of $1,863.3 million, net of transaction costs, and funding from the parent company of $20.4 million offset by the repayment of debt and amounts due to affiliates of $1,929.3 million. Cash provided by financing activities in the same period in 1997 amounted to $50.2 million representing capital contributions partly offset by repayments of intercompany debt.

  Ziff-Davis Inc. has a working capital deficit of approximately $41.6 million for the nine months ended September 30, 1998 compared to a deficit of approximately $371.1 million at December 31, 1997. Ziff-Davis Inc.'s balance sheet will generally present a working capital deficit position as a result of the significant level of deferred revenue generated from publication subscriptions paid in advance and prepayments from trade show exhibitors. At

September 30, 1998, Ziff-Davis Inc. had deferred revenue of $220.1 million compared to $154.7 million at December 31, 1997. Deferred revenue does not represent a cash liability owed by Ziff-Davis Inc., unless Ziff-Davis Inc. fails to deliver the magazine or cancels a trade show, and generally does not affect ZD's ability fund day to day operations. The working capital deficit decreased significantly between December 31, 1997 and September 30, 1998 as a result of the reorganization of Ziff-Davis Inc. and initial public offering ofZiff-Davis Inc. and the repayment and forgiveness of related party obligators in connection therewith.

  On December 11, 1998, Standard & Poors lowered its corporate credit and bank loan ratings for Ziff-Davis Inc. to BB- from BB and its subordinated debt rating for Ziff-Davis Inc. to B from B+. This downgrade had no impact on our current borrowings. Although this downgrade may make future borrowings more expensive, we do not believe the downgrade, by itself, will have a material impact on our liquidity or our access to credit markets.

  Ziff-Davis Inc. believes, based on its current level of operations and anticipated growth, that Ziff-Davis Inc.'s ability to generate cash, together with cash on hand and available lines of credit, will be sufficient to make required payments of principal and interest on Ziff-Davis Inc.'s indebtedness and to fund anticipated capital expenditures and working capital requirements. However, actual capital expenditures may change, particularly as a result of any acquisitions Ziff-Davis Inc. may pursue. The ability of Ziff-Davis Inc. to meet its debt service obligations and reduce its total debt will depend upon the future performance of Ziff-Davis Inc.

Credit Facility

  Ziff-Davis Inc.'s credit facility consists of a seven year $400 million reducing revolving credit facility, a seven year $450 million term loan and an eight year $500 million term loan. There are no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000.

  For the reasons described under "--Reduced Demand for Advertising; Restructuring" above, Ziff-Davis Inc.'s debt to EBITDA ratio at December 31, 1998 would have been above the level that had originally been required by its credit facility at such date. On December 16, 1998, the lenders agreed to amend certain provisions of that facility. The amended provisions include an increase in the allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3.375 million and increase rates on amounts borrowed under the facility to rates ranging from LIBOR plus 1.5% to LIBOR plus 3.375% depending on the type of loan. Had the increased interest rates been in effect for the period from Ziff-Davis Inc.'s May 4, 1998 reorganization to September 30, 1998, interest expense would have increased by approximately $7.3 million. Based on the $1,205 million outstanding on September 30, 1998, the increased interest rates would increase annualized interest expense by $17.8 million. The increase in interest expense will reduce the amounts otherwise available to fund ZD or ZDNet operations. We believe we should be able to comply with the revised debt to EBITDA covenant going forward. However, this will depend upon the future performance of Ziff-Davis Inc. For a description of the terms of the amended credit facility, see "Ziff-Davis Inc.'s Debt".

Interest Rate Swaps

  On June 10, 1998, Ziff-Davis Inc. entered into interest rate swap agreements, with an aggregate notional amount of $550 million. Under these swap agreements, which commenced on August 10, 1998, Ziff-Davis Inc. will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and Ziff-Davis Inc. will pay a fixed rate of interest each quarter for the terms of the respective agreements. The weighted average fixed rate the Ziff-Davis Inc. will pay under these agreements is 5.85%. Ziff-Davis Inc. has entered into these agreements solely to hedge its interest rate risk.

ZDTV

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MHA, a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the period of investment. On January 15, 1999, Ziff-Davis Inc. exercised this option and on February 4, 1999, purchased ZDTV at a purchase price of $81.4 million. Ziff-Davis Inc. paid approximately $32.8 million of the purchase price in cash and paid the remainder by applying approximately $48.6 million in advances owed to it by MHA through December 31, 1998. Ziff-Davis Inc. agreed to be responsible for the funding of ZDTV during the period in 1999 prior to the purchase. The cash portion of the purchase price was funded by an advance from ZDTV to Ziff-Davis Inc., pursuant to the ZDTV cash management system, of the funds invested in ZDTV by Vulcan Programming described below. In connection with its acquisition of ZDTV, Ziff Davis Inc. assumed MHA's obligations under an option granted to DirectTV to purchase 5% of ZDTV for $15 million, subject to adjustment.

Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50 million. We expect the purchase of common stock to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54 million.


Seasonality

  Historically, Ziff-Davis Inc.'s business has been seasonal as a significant portion of the revenue has occurred in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended September 30, 1998. In the opinion of Ziff-Davis Inc.'s management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements appearing elsewhere in this prospectus and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                Quarters ended
                          -----------------------------------------------------------------------------------------------
                          December 31, March 31,  June 30,  September 30, December 31, March 31,  June 30,  September 30,
                              1996       1997       1997        1997          1997       1998       1998        1998
                          ------------ ---------  --------  ------------- ------------ ---------  --------  -------------
                                                            (dollars in thousands)
Revenue, net:
 Publishing.............    $232,884   $209,564   $219,195    $199,745      $237,729   $200,933   $210,693    $196,231
 Events.................     122,545     15,321     82,135      24,227       165,845     27,121     65,782      29,787
                            --------   --------   --------    --------      --------   --------   --------    --------
Total revenue...........    $355,429   $224,885   $301,330    $223,972      $403,574   $228,054   $276,475    $226,018
 Percentage of total
  year..................        32.9%      19.5%      26.1%       19.4%         35.0%       n/a        n/a         n/a
Cost of production......      96,802     61,526     92,986      62,716       108,017     70,310     75,749      63,471
Selling, general and
 administrative
 expenses...............     150,025    139,980    143,243     143,131       137,990    144,239    140,063     139,516
Depreciation and
 amortization...........      42,490     38,966     39,032      39,699        37,243     37,475     39,276      37,843
Income (loss) from
 operations.............      66,112    (15,587)    26,069     (21,574)      120,324    (23,970)    21,387     (14,812)
Income (loss) before
 taxes..................      31,626    (60,145)   (17,715)    (66,937)       72,306    (68,287)   (12,032)    (39,449)
Net income (loss).......      25,205    (59,817)   (17,387)    (66,609)       72,634     (5,121)   (76,560)     (4,498)
EBITDA(1)...............     111,027     25,534     68,216      20,486       158,658     15,127     63,397      27,487
 Percentage of total
  year..................        43.5%       9.4%      25.0%        7.5%         58.1%       n/a        n/a         n/a

--------

(1) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of Ziff-Davis Inc.'s operating performance or to cash flows as a measure of liquidity. Although Ziff-Davis Inc. believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries, the EBITDA presented for Ziff-Davis Inc. may not be comparable to similarly titled measures reported by other companies.

Inflation and Fluctuations in Paper Prices and Postage Costs

  Ziff-Davis Inc. continually assesses the impact of inflation and changes in paper prices. Ziff-Davis Inc. generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 and then decreased in 1997. During 1998, paper prices were relatively flat. Management anticipates that paper prices will remain relatively stable in 1999. Ziff-Davis Inc. will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies. Ziff-Davis Inc. frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers. However, Ziff-Davis Inc. had not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. Management estimates postage costs will increase approximately 3.5% in 1999. See "Risk Factors--Other Ziff-Davis Inc. Risks--We May Be Adversely Affected By Fluctuations in Paper and Postage Costs" and "ZD Description of Business--Print Publishing".

Year 2000 Readiness Disclosure

  During 1997, Ziff-Davis Inc. began a review of its computer systems and software which might malfunction due to misidentification of the Year 2000. Ziff-Davis Inc. is using both internal and external resources to identify, correct or reprogram, and test systems and software for Year 2000 readiness. Some of Ziff-Davis Inc.'s computer systems and databases, including its subscription fulfillment and payroll systems, are managed by third parties under contractual arrangements. Ziff-Davis Inc. has requested those third parties to advise Ziff-Davis Inc. as to whether they anticipate difficulties in addressing year 2000 problems and, if so, the nature of such difficulties. After evaluating its internal compliance efforts as well as the compliance of third parties as described above, Ziff-Davis Inc. will develop during 1999 contingency plans to address situations in which various systems or software of Ziff-Davis Inc., or third parties with which Ziff-Davis Inc. does business, are not Year 2000 compliant. We do not yet have an estimate of the cost of these contingency plans.

  Management of Ziff-Davis Inc. has not finally determined the cost associated with Year 2000 readiness efforts and the related potential impact on Ziff-Davis Inc.'s results of operations. Amounts expended to date have not been material. There can be no assurances that Ziff-Davis Inc.'s systems or software, or those of third parties on which Ziff-Davis Inc. relies, will be converted in time. If Ziff-Davis Inc. or any subscribers, advertisers, licensors, vendors or other third parties on whom it relies experiences a Year 2000 compliance problem, this could have a material adverse effect on Ziff-Davis Inc.'s profits and liquidity. At this point in time, based on Ziff-Davis Inc.'s progress to date and the information it has received from third parties, Ziff-Davis Inc. is unable to determine its likely "worst case scenario".

Recently Issued Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income", issued in June 1997, will require Ziff-Davis Inc. to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on securities available for sale. This statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes. Such transactions have historically not been material to Ziff-Davis Inc.'s financial statements.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits", is effective for the year ended December 31, 1998. This statement revises the disclosure requirements for employers' pension and other retiree benefits.

  Ziff-Davis Inc. expects to adopt the above statements beginning with its 1998 financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Ziff-Davis Inc. does not expect the adoption of SFAS 133 to have a material impact on Ziff-Davis Inc.'s results of operations.

                              ZIFF-DAVIS INC.

                            DESCRIPTION OF BUSINESS

General

  Ziff-Davis Inc. is a leading integrated media and marketing company focused on computing and Internet-related technology. We provide global technology companies with marketing strategies for reaching key decision-makers. From an accounting standpoint, we have separated our online business division from the rest of our businesses, and we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. For additional information regarding the amounts allocated, see the Selected Combined Financial and Other Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, Description of Business and Combined Financial Statements for each of ZD and ZDNet, respectively.

Relationship with Softbank

  For information concerning the formation of Ziff-Davis Inc. and its relationship with Softbank see Note 1 to the Combined Financial Statements of Ziff-Davis Inc. included in this prospectus and "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts Of Interest".

                       MANAGEMENT OF ZIFF-DAVIS INC.

Directors and Executive Officers

  Our directors and executive officers are set forth in the table below:

  Name                   Age Position
  ----                   --- --------
Eric Hippeau............  47 Chairman, Chief Executive Officer, Director
Jason E. Chudnofsky.....  55 President and Chief Executive Officer, ZD Events, Director
Timothy C. O'Brien......  50 Chief Financial Officer, Director
Claude P. Sheer.........  47 Chief Internet Strategist
Robert G. Brown.........  52 President, ZD Market Intelligence
Terri S. Holbrooke......  42 President, ZD Brand and Marketing
J. Malcolm Morris.......  55 Senior Vice President, General Counsel
Daryl R. Otte...........  37 Senior Vice President, Development and Planning
Michael S. Perlis.......  45 President, ZD Publishing
Daniel L. Rosensweig....  37 President, ZDNet, Director
William A. Rosenthal....  37 President, ZD Education
Thomas L. Wright........  39 Vice President, Treasurer
Masayoshi Son...........  40 Director
Yoshitaka Kitao.........  47 Director
Ronald D. Fisher........  51 Director
Jonathan D. Lazarus.....  47 Director
Jerry Yang..............  30 Director

  Ziff-Davis Inc. intends to nominate for election at least one additional independent director. See "--Composition of the Board of Directors".

 Biographies of Directors and Executive Officers

  Set forth below is the biography of each of our current directors and executive officers, all of whom have been a director or executive officer since our initial public offering in April 1998.

  Eric Hippeau. Eric Hippeau has been Chairman and Chief Executive Officer of Ziff-Davis Inc. since 1998 and of ZD Inc. since 1993. Mr. Hippeau has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2001. He joined ZD Inc. in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZD Inc. in 1990, and President and Chief Operating Officer in February 1991. Prior to joining ZD Inc., Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a Director of GeoCities, Frontier Corporation, SOFTBANK Corp. and Yahoo! Inc.

  Jason E. Chudnofsky. Jason E. Chudnofsky has been President of ZD Events since October 1997, has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 1999. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by Softbank in 1995. In addition, Mr. Chudnofsky served as President and Chief Executive Officer of the Sands Expo and Convention Center Division from 1990 to 1995. Mr. Chudnofsky has over 15 years of experience in the exposition, trade show and conference industry.

  Timothy C. O'Brien. Timothy C. O'Brien has been Vice President and Chief Financial Officer of Ziff-Davis Inc. since 1998 and of ZD Inc. since 1995. Mr. O'Brien has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2000. From 1985 to 1994, Mr. O'Brien was Chief Financial Officer of Reed Elsevier Inc. and Reed Publishing USA. From 1992 to 1994, he was also Executive Vice President of Cahners Publishing Company which he joined in 1980. From 1970 to 1980, Mr. O'Brien was employed by Price Waterhouse LLP.

  Claude P. Sheer. Claude P. Sheer has been Chief Internet Strategist of ZD Inc. since November 1998 and was President of ZD Publishing from December 1997 to November 1998. Mr. Sheer was a director of Ziff-Davis Inc. from 1998 until January 31, 1999. Mr. Sheer served in 1997 as President of U.S. Publications of ZD Inc. and in 1996 as President of the Business Media Group. Since joining ZD Inc. in 1980, Mr. Sheer has served in a number of positions including Publisher of PC Week and Group Vice President of Controlled Circulation Publications.

  Robert G. Brown. Robert G. Brown has been President of ZD Market Intelligence since 1993. He joined ZD Inc. in 1992 as Vice President of Market Development. Prior to that time, from March 1988 to July 1992, Mr. Brown was founder and President of R.G. Brown & Associates, a direct marketing and management consulting company working with computer hardware and software companies. Mr. Brown was previously President of Quadram, a unit of Intelligent Systems, L.P., which manufactured and sold peripheral products to PC users.

  Terri S. Holbrooke. Terri S. Holbrooke has been President of ZD Brand & Market Services since July 1997. From October 1996 to July 1997, Ms. Holbrooke was Senior Vice President of Marketing for ZD Inc. From January 1996 to October 1996, Ms. Holbrooke was Vice President of SOFTBANK Exposition and Conference Company. From 1986 to 1995, Ms. Holbrooke held several executive marketing positions at Novell Inc., including head of Worldwide Marketing Communications and Vice President of Strategic Planning.

  J. Malcolm Morris. J. Malcolm Morris has been Senior Vice President, General Counsel of Ziff-Davis Inc. since 1998, having previously served as Vice President, General Counsel of ZD Inc. since 1990. Mr. Morris joined ZD Inc. in 1980 as Assistant General Counsel. Prior to joining ZD Inc., Mr. Morris was engaged in the practice of law at the New York firm of Cleary, Gottlieb, Steen & Hamilton.

  Daryl R. Otte. Daryl R. Otte has been Senior Vice President of Development and Planning for Ziff-Davis Inc. since 1998 and for ZD Inc. since 1997. From 1995 to 1997, Mr. Otte was Vice President of Planning. From 1989 to 1995, Mr. Otte held various corporate finance and planning positions at Reed Elsevier Inc., and its predecessors, including Vice President of Planning, Cahners Publishing Company, and Assistant to the Chief Financial Officer of Reed Publishing USA.

  Michael S. Perlis. Michael S. Perlis has been President of ZD Publishing since November 1998. From June 1996 to September 1998, Mr. Perlis was President and Chief Operating Officer of TVSM, the largest publisher of cable television listing and guidance publications. From 1994 to 1996, Mr. Perlis was Publisher of Gentleman's Quarterly. In previous posts, Mr. Perlis has served as Publisher and President of the Playboy Publishing Group, President and Chief Executive, International Data Group--Peterborough and Group Publisher, Rodale Press.

  Daniel L. Rosensweig. Daniel L. Rosensweig has been President of ZDNet since 1997, having served in 1996 and 1997 as Executive Vice President of ZD Inc.'s Internet Publishing Group. Mr. Rosensweig has been a director of Ziff-Davis Inc. since February 1999 and his current term will expire in 2000. From 1995 to 1996, Mr. Rosensweig was Vice President and Publisher of PC Magazine, and, from 1994 to 1995, was Publisher of PC Magazine. Since joining ZD Inc. in 1983, Mr. Rosensweig has also held a number of positions, including Associate Publisher positions at PC Magazine, Computer Shopper and PC Sources.

  William A. Rosenthal. William A. Rosenthal has been President of ZD Education since 1997 having served as President of ZD Inc.'s Logical Operations division in 1996 and 1997. From 1993 to 1996, Mr. Rosenthal was the General Manager for ZD Inc.'s Logical Operations division and from 1987 to 1993 was Vice President of Sales and Marketing for that division.

  Thomas L. Wright. Thomas L. Wright has been Treasurer of Ziff-Davis Inc. since 1998 and of ZD Inc. since 1995. Mr. Wright has been Vice President and Treasurer of SOFTBANK Holdings Inc. since 1996. Prior to joining ZD Inc.,
Mr. Wright held various positions from 1986 to 1995 at Reliance Group Holdings, Inc., most recently as Vice President and Assistant Treasurer.

  Masayoshi Son. Masayoshi Son has been President and Chief Executive Officer of SOFTBANK Corp. since 1981. Mr. Son has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2001. Mr. Son has been President and Chief Executive Officer of Mediabank Corporation since 1994 and GeoCities Japan Corporation since 1997 and was President and Chief Executive Officer of Japan Sky Broadcasting Co. Ltd., from 1996 to 1998 and SOFTBANK Networks Corporation from 1997 to 1998. In addition, Mr. Son currently serves as a Director of PASONABANK Inc. and Yahoo! Japan Corporation and as a Representative Director of Cisco Systems Inc. and Son Kosan Ltd.

  Yoshitaka Kitao. Yoshitaka Kitao has been Executive Vice President and Chief Financial Officer of SOFTBANK Corp. since 1995. Mr. Kitao has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 2000. Mr. Kitao has been

President and Chief Executive Officer of SoftVenture Capital Inc. since 1996, SOFTBANK Ventures Inc. since 1996 and SOFTBANK Contents Partners Corporation since 1997. Since 1997, Mr. Kitao has been President of Cybercash KK and a Director of Trendmicro Inc. Previously, Mr. Kitao served as Director of Nomura Wasserstein Perella Co., Ltd. from 1992 to 1993, Managing Director of Wasserstein Perella & Co., Inc. from 1989 to 1992 and was the General Manager for the Nomura Securities Co., Ltd.'s Corporate Finance and Services Dept. from 1992 to 1995.

  Ronald D. Fisher. Ronald D. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995 and the Vice Chairman of SOFTBANK America Inc. since 1998. Mr. Fisher has been a director of Ziff-Davis Inc. since 1998 and his current term will expire in 1999. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd., a leading developer and marketer of system software products for personal computers. From 1984 through 1989, Mr. Fisher was the President of Interactive Systems Corporation. His prior experience also includes senior management positions at Visicorp, TRW and ICL (USA). In addition to being a Board member of SOFTBANK Corp., Mr. Fisher serves on the board of directors of Phoenix Technologies Ltd.

  Jonathan D. Lazarus. Jonathan D. Lazarus has been a director of Ziff-Davis Inc. since 1998 and his current term expires in 1999. Mr. Lazarus was with Microsoft Corporation from 1985 through 1996, serving most recently as Vice President, Strategic Relations. Mr. Lazarus serves on the board of directors of HomeGrocer.com, Liquid Audio, NetGravity and Vision Solutions. Mr. Lazarus is also an advisor to Microsoft Corporation, the Universal Studios New Media Group and ZDTV.

  Jerry Yang. Jerry Yang has been a director of Ziff-Davis Inc. since 1998 and his current term expires in 2000. Mr. Yang co-founded Yahoo! Inc. in 1995 and has served as an officer and a member of the board of directors of Directors of Yahoo! Inc. since March 1995. Mr. Yang co-developed Yahoo! Inc. in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

  The table below sets forth the compensation paid to, deferred or accrued for the benefit of, our Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered in all capacities to Ziff-Davis Inc. during the last two fiscal years.

                                                          Long Term
                              Annual Compensation       Compensation
                            ----------------------- ---------------------
    Name and Principal                              Securities Underlying     All Other
         Position           Year Salary($) Bonus($)    Options (#)(1)     Compensation($)(2)
    ------------------      ---- --------- -------- --------------------- ------------------
 Eric Hippeau............   1998 1,050,000       0        1,665,032(3)          17,566
  Chairman and Chief        1997 1,350,000  14,063           31,000             17,566
   Executive Officer
 Jason E. Chudnofsky.....   1998   800,000 273,552          378,395(4)          76,918(5)
  President and Chief       1997   800,000 300,000           10,000             28,269
   Executive Officer, ZD
   Events
 Claude P. Sheer.........   1998   537,500  27,524          277,798(6)          17,866
  Chief Internet            1997   457,500 342,656            9,500             17,566
   Strategist
 Timothy C. O'Brien......   1998   485,833 136,163          312,988(7)          42,892
  Chief Financial Officer   1997   462,500 305,850            7,700             36,806
 Terri S. Holbrooke......   1998   430,000 137,993          193,410(8)          14,018
  President, ZD Brand &     1997   380,000 143,993            5,000              8,868
   Market Services

--------
(1) The options granted in 1997 are options to purchase common stock of SOFTBANK Corp. under the SOFTBANK Group Executive Stock Option Plans (the "Softbank Options"). The options listed for 1998 include the Softbank Options granted in 1996 and 1997 which were repriced in 1998 to (Yen)4,000 (the "Repriced Softbank Options"). No additional Softbank Options were granted in 1998.

(2) All Other Compensation for 1998 reflects contributions to Ziff-Davis Inc.'s defined contribution plan, group term life insurance, and reimbursement of certain medical expenses and housing costs.

(3) Includes options to purchase 860,000 shares of common stock of Ziff-Davis Inc., options to purchase 560,000 shares of ZDNet Stock and 245,032 Repriced Softbank Options (including the 31,000 granted in 1997).

(4) Includes options to purchase 300,000 shares of common stock of Ziff-Davis Inc., options to purchase 52,500 shares of ZDNet Stock and 25,895 Repriced Softbank Options (including the 10,000 granted in 1997).

(5) Includes a makeup payment of $75,735 resulting from the termination of a defined benefit plan.

(6) Includes options to purchase 200,000 shares of common stock of Ziff-Davis Inc., options to purchase 52,500 shares of ZDNet Stock and 25,298 Repriced Softbank Options (including the 9,500 granted in 1997).

(7) Includes options to purchase 150,000 shares of common stock of Ziff-Davis Inc., options to purchase 140,000 shares of ZDNet Stock and 22,988 Repriced Softbank Options (including the 7,700 granted in 1997).

(8) Includes options to purchase 135,000 shares of common stock of Ziff-Davis Inc., options to purchase 52,500 shares of ZDNet Stock and 5,910 Repriced Softbank Options (including the 5,000 granted in 1997).

Option Grants and Exercises in 1998

  The following two tables summarize stock option grants to, and exercises by, each of the executive officers named in the Summary Compensation Table during 1998 and the value of the options held by them as of December 31, 1998.

                             Option Grants in 1998

                                      Percent of                                Potential Realized
                                        Total                                    Value at Assumed
                         Number of     Options                                Annual Rates of Stock
                         Securities   Granted to Exercise                       Price Appreciation
                         Underlying   Employees  or Base                         for Option Term
   Name and Principal      Option     in Fiscal   Price                       ----------------------
        Position         Granted(#)    Year(%)    ($/Sh)     Expiration Date    5%($)      10%($)
   ------------------    ----------   ---------- --------   ----------------- ---------- -----------
Eric Hippeau............  860,000(1)       .       6.00(2)      June 24, 2008  3,245,096   8,223,711
 Chairman and Chief       560,000(3)     5.6       4.29     December 21, 2008  1,509,347   3,824,982
 Executive Officer        245,032(4)       .      35.37(5)   January 31, 2007  5,450,493  13,812,618
Jason E. Chudnofsky ....  300,000(1)       .       6.00(2)      June 24, 2008  1,132,010   2,868,736
 President and Chief       52,500(3)      .5       4.29     December 21, 2008    141,501     358,592
 Executive Officer,        25,895(4)       .      35.37(5)   January 31, 2007    576,008   1,459,719
 ZD Events
Claude P. Sheer.........  200,000(1)       .       6.00(2)      June 24, 2008    754,674   1,912,491
 Chief Internet            52,500(3)      .5       4.29     December 21, 2008    141,501     358,592
 Strategist                25,298(4)       .      35.37(5)   January 31, 2007    562,729   1,426,065
Timothy C. O'Brien......  150,000(1)       .       6.00(2)      June 24, 2008    566,005   1,434,368
 Chief Financial          140,000(3)     1.4       4.29     December 21, 2008    377,337     956,245
 Officer                   22,988(4)       .      35.37(5)   January 31, 2007    511,345   1,295,849
Terri S. Holbrooke......  135,000(1)       .       6.00(2)      June 24, 2008    509,405   1,290,931
 President, ZD Brand       52,500(3)      .5       4.29     December 21, 2008    141,501     358,592
 & Market Services          5,910(4)       .      35.37(5)   January 31, 2007    131,462     333,151

--------

(1) Represents options to purchase shares of common stock of Ziff-Davis Inc.

(2) Ziff-Davis Inc. stock options were repriced from $16.00 to $6.00 per share in 1998.

(3) Represents options to purchase shares of ZDNet Stock.

(4) Represents Repriced Softbank Options.

(5) Softbank Options were repriced from . to (Yen)4,000 per share in 1998; the exercise price per share is based on an assumed exchange rate of 113.08
    (Yen)/USD per share, the exchange rate as of December 31, 1998.

     Aggregated Option Exercises in 1998 and Fiscal Year-End Option Values

                                                   Number of Securities Underlying           Value of Unexercised
                                                             Unexercised                    In-The-Money Options at
                                                   Options at Fiscal Year-End (#)             Fiscal Year-End($)
                            Shares                 ----------------------------------      -------------------------
   Name and Principal    Acquired On     Value
        Position         Exercise (#) Realized ($)  Exercisable       Unexercisable        Exercisable Unexercisable
   ------------------    ------------ ------------ --------------    ----------------      ----------- -------------
Eric Hippeau............      --             --                   0             860,000(1)       --     $8,438,750
 Chairman and Chief           --             --                   0             560,000(2)       --            --
 Executive Officer            --             --              28,062             216,970(3)  $694,849    $5,372,438
Jason E. Chudnofsky.....      --             --                   0             300,000(1)       --     $2,943,750
 President and Chief          --             --                   0              52,500(2)       --            --
 Executive Officer,           --             --               9,358              16,537(3)  $231,715    $  409,476
 ZD Events
Claude P. Sheer.........      --             --                   0             200,000(1)       --     $1,962,500
 Chief Internet               --             --                   0              52,500(2)       --            --
 Strategist                 7,548(3)    $133,796                  0              17,750(3)       --     $  439,511
Timothy C. O'Brien......      --             --                   0             150,000(1)       --     $1,471,875
 Chief Financial              --             --                   0             140,000(2)       --            --
 Officer                      --             --               7,005              15,983(3)  $173,452    $  395,758
Terri S. Holbrooke......      --             --                   0             135,000(1)       --     $1,324,688
 President, ZD Brand          --             --                   0              52,500(2)       --            --
 & Market Services          1,325       $ 24,642                  0               4,585(3)       --     $  113,530

--------

(1) Represents options to purchase shares of common stock of Ziff-Davis Inc.

(2) Represents options to purchase shares of ZDNet Stock.

(3) Represents Repriced Softbank Options.

Composition of the Board of Directors

  The board of directors currently consists of nine members. The board of directors intends to nominate for election one additional "independent director" within the meaning of the regulations of the NYSE. Our directors are currently elected annually by the stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. The board of directors is divided into three classes each of whose members serves for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class are elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. See "Description of Capital Stock--Certain Other Provisions of the Amended and Restated Certificate of Incorporation and By-laws".

Committees of the Board of Directors

  The board of directors currently has two committees: an audit committee and a compensation committee.

  Each of our audit committee and our compensation committee is currently comprised of Messrs. Fisher, Lazarus and Yang.

  Our audit committee reviews and recommends to the board of directors, as it deems necessary, our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. Our audit committee makes recommendations to the board of directors concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. PricewaterhouseCoopers LLP presently serves as our independent accountants.

  Our compensation committee reviews and, as it deems appropriate, recommends to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee exercises all authority under any employee stock option plans of Ziff-Davis Inc. as the compensation committee therein specifies, unless the board of directors resolution appoints any other committee to exercise such authority, and advises and consults with the officers of Ziff-Davis Inc. as may be requested regarding managerial personnel policies. The compensation committee will have such additional powers and be granted additional authority as may be conferred upon it from time to time by the board of directors.

  Each of Messrs. Fisher, Lazarus and Yang is independent of management. Mr. Fisher is the Vice Chairman of SBA, our majority stockholder, and Mr. Yang is a co-founder and Chief Yahoo of Yahoo! Inc. For information concerning certain relationships between Ziff-Davis Inc. and SBA and its officers and between Ziff-Davis Inc. and Yahoo! Inc., see "Certain Relationships With Our Majority Stockholders And Related Transactions".

Compensation Committee Interlocks and Insider Participation

  For information regarding compensation committee interlocks and insider participation, see "Committees of the Board of Directors".

Compensation of Directors

  Directors who are not executive officers or employees of Ziff-Davis Inc. or SOFTBANK Corp., SBH or SBA will receive an annual retainer of $25,000 for board of directors service and a fee of $2,000 for each meeting of the board of directors or any committee thereof attended.

  Directors of Ziff-Davis Inc. who are not employees of Ziff-Davis Inc., SOFTBANK Corp., SBH or SBA will automatically participate in the 1998 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan"). The Non-Employee Directors' Plan is administered by the compensation committee.

 Shares Reserved for Issuance

  The aggregate number of shares reserved for issuance under the Non-Employee Directors' Plan is 300,000 shares of common stock (regardless of series), subject to adjustment by the compensation committee in the event of any change in the outstanding shares of common stock by reason of any:

  . stock dividend or split,

  . recapitalization,

  . merger,

  . consolidation,

  . spinoff,

  . combination,

  . exchange of shares or other corporate change or

  . distributions to common stockholders other than regular cash dividends.

  Shares subject to or underlying an option that expires unexercised, or is forfeited, terminated or canceled, or is paid in cash in lieu of common stock and shares that are tendered to pay for the exercise of an option will thereafter be available for grant under the Non-Employee Directors' Plan.

  Pursuant to the Non-Employee Directors' Plan, each non-employee director will receive upon election as a member of the board of directors an initial grant of stock options to purchase 15,000 shares of common stock which shall be composed of shares of ZD Stock and shares of ZDNet Stock as the board may direct provided that:

  . each non-employee director who is on the board of directors on the date of the initial public offering of ZDNet Stock will receive a grant of stock options to purchase 15,000 shares of ZDNet Stock on the date of such offering at the initial public offering price and

  . each non-employee director who was on the board of directors on the date of the initial public offering of its common stock in April 1998 received such initial grant on the date of such initial public offering.

  On the date of each annual shareholders meeting thereafter, each non-employee director shall automatically receive an annual grant of stock options to purchase 7,500 additional shares of common stock which shall be composed of shares of ZD Stock and shares of ZDNet Stock as the board may direct.

  The terms of each stock option granted to a non-employee director will provide that:

  . the option price will be equal to 100% of the fair market value (as defined in the 1998 Incentive Compensation Plan) of the common stock on the date of grant,

  . such option will be exercisable for a period of 10 years following the date of grant and

  . such option will vest and become exercisable in five equal installments beginning on the first anniversary of the date of grant.

  Upon ceasing to be a non-employee director, such option will terminate except with respect to any portion of such option then exercisable, which portion will remain exercisable for a period of:

  . 90 days, if the termination as director resulted from any reason other than death, disability or cause or

  . one year, if the termination resulted from death or disability;

provided that, in the event the termination resulted from a removal for cause, such option will immediately terminate and no longer be exercisable to any extent; provided, further, that in no event will any such option remain exercisable past the remainder of its scheduled ten-year term.

 Change In Control

  Upon a "change in control" of Ziff-Davis Inc., each outstanding option will fully vest and become immediately exercisable in full. In addition, the compensation committee may provide in its sole discretion that upon a change in control of Ziff-Davis Inc., each non-employee director will be entitled to receive in cancellation of such non-employee director's outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the option price of such stock options and:

  . in the event the change of control is the result of a tender offer or exchange offer for the common stock, the final offer price per share paid for the common stock, multiplied by the number of shares of common stock covered by such stock options or

  . in the event the change of control is the result of any other occurrence, the aggregate value of the common stock covered by such stock options, as determined by the compensation committee at such time.

 Amendment and Termination

  The board of directors may amend, suspend or terminate the Non-Employee Directors' Plan or any portion thereof at any time; provided that, no amendment shall be made:

  . without stockholder approval if such approval is necessary in order for the Non-Employee Directors' Plan to comply with any applicable law, regulation or stock exchange rule and

  . except in the case of a change in control of Ziff-Davis Inc., that would adversely affect the rights of any non-employee director under any outstanding option without such non-employee director's written consent.


Incentive Compensation Plan

 General

  Ziff-Davis Inc. has adopted the 1998 Incentive Compensation Plan (the "Incentive Plan") to provide long-term incentives for its key employees and enhance stockholder value, the principal terms and conditions of which are set forth below.

  The Incentive Plan will be administered by the board of directors or the compensation committee which:

  . selects the participants and determines the type of awards and the number of shares or share units subject to awards and

  . interprets the Incentive Plan and makes all other determinations necessary or advisable for its administration.

  All employees and consultants of Ziff-Davis Inc. and our affiliates who have demonstrated significant management potential or the capacity for contributing substantially to the successful performance of Ziff-Davis Inc. and our affiliates, are eligible to be participants in the Incentive Plan. Awards may consist of stock awards, stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options), stock appreciation rights, performance shares (which may be granted as performance share units) and restricted stock, which may be granted as restricted stock units.

  Under the Incentive Plan up to 17,827,400 shares of common stock, regardless of series, will be available for issuance out of authorized and unissued shares or treasury shares, as the compensation committee may from time to time determine, and up to an additional 327,625 shares will be available out of outstanding shares to be supplied by SBA in respect of Awards of stock options granted to certain participants in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. For additional information concerning options granted in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp., see "Certain Relationships With Our Majority Stockholders And Related Transactions".

In the event of any change in the outstanding shares by reason of any:

  . stock dividend or split,

  .  recapitalization, merger,

  .  other corporate change, or

  .  distributions to common stockholders other than regular cash dividends the compensation committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of common stock or other securities issued pursuant to the Incentive Plan and to outstanding awards. Shares subject to an award that expires unexercised or is forfeited, terminated, canceled or paid in cash in lieu of common stock, and shares tendered to pay for the exercise of a stock option, will thereafter again be available for grant under the Incentive Plan.

  Each award under the Incentive Plan will be evidenced by an agreement setting forth the terms and conditions, as determined by the compensation committee, which apply to such award. In the sole discretion of the compensation committee, a participant may be permitted to defer the receipt of cash or common stock otherwise deliverable under any award.

 Stock Options

  The compensation committee will establish the option price at the time each stock option is granted, which price will generally not be less than 100% of the fair market value of the common stock on the date of grant, unless otherwise specifically determined by the compensation committee. Stock options will vest and become exercisable at a rate determined by the compensation committee, and will remain exercisable for such period as specified by the compensation committee. The award agreements in respect of options that are intended to qualify as incentive stock options will contain any additional provisions necessary to comply with the requirements of Section 422 of the Internal Revenue Code. In no event may any employee receive in any calendar year grants of stock options with respect to more than 1,000,000 shares of common stock; provided that, solely for the 1998 calendar year, no individual employee may receive grants of options with respect to more than 2,600,000 shares of common stock.

  The option price of each share as to which a stock option is exercised will be paid in full at the time of such exercise in cash, by tender of shares of common stock owned by the participant valued at fair market value, by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of common stock and other consideration as the compensation committee deems appropriate.

 Stock Appreciation Rights

  Stock appreciation rights, also known as SARs, may be granted in tandem with a stock option or may be unrelated to a stock option. SARs will vest and become exercisable at a rate determined by the compensation committee, and will remain exercisable for such period as specified by the compensation committee. SARs entitle holders to receive from Ziff-Davis Inc. an amount equal to the excess of the fair market value of a share of common stock on the exercise of the SAR over the fair market value of a share of common stock on the date of grant. The compensation committee will determine in its sole discretion whether a SAR will be settled in cash, common stock or a combination thereof. In no event may any employee receive in any calendar year grants of SARs with respect to more than 500,000 shares of common stock.

 Performance Shares

  Performance shares may be granted in the form of actual shares of common stock or share units having a value equal to an identical number of shares of common stock. The performance conditions and the length of the performance period will be determined by the compensation committee but in no event may a performance period be less than one year. The compensation committee will determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, common stock or a combination thereof.

  Unless the compensation committee determines otherwise, awards of performance shares to a covered employee will be subject to performance conditions based on the achievement by Ziff-Davis Inc. of target levels of items such as consolidated net income, return on stockholders' equity, return on net assets or share price performance. For purposes of the Incentive Plan, a "covered employee" generally includes any employee that would be a covered employee within the meaning of Section 162(m) of the Code and any other employee of Ziff-Davis Inc. or its subsidiaries designated by the Committee in its discretion. The maximum number of performance shares subject to any award to a Covered Employee is 500,000 for the first 12 months during the performance period and each 12-month period thereafter.

 Restricted Stock

  Restricted stock may be granted in the form of actual shares of common stock or share units having a value equal to an identical number of shares of common stock. The employment conditions and the length of the period for vesting of restricted stock will be established by the compensation committee at time of grant, except that each restriction period will not be less than 12 months. During the restricted period, shares of restricted stock may not be:

  .sold,

  .assigned,

  .transferred,

  .otherwise disposed of,

  . pledged or hypothecated as collateral for a loan or as security for the performance of any obligation

  . or for any other purpose as the compensation committee determines.

The compensation committee will determine in its sole discretion whether restricted stock granted in the form of share units will be paid in cash, common stock or a combination thereof.

 Stock Awards

  In addition to awards of performance shares and restricted stock, awards of common stock may be granted under the Incentive Plan in the form of actual shares of common stock. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, will immediately vest in such participant.

 Change in Control

  In the event of a Change in Control (as defined below):

  . all stock options will be fully vested and exercisable in full,

  . all SARs which have not been granted in tandem with stock options will become exercisable in full,

  . the restrictions applicable to all shares of restricted stock will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash,

  . all performance shares will be deemed to be earned at target level and

  . all performance shares granted in the form of share units will be paid in cash.

  For purposes of the Incentive Plan, "Change in Control" is generally defined as:

  (1) a change in the majority of the board of directors except upon consent of the previous board of directors,

  (2) certain mergers, consolidations or similar corporate transactions in which Ziff-Davis Inc. is not the surviving corporation or entity or

  (3) a plan of complete liquidation or dissolution of Ziff-Davis Inc. or a sale of all or substantially all of Ziff-Davis Inc.'s assets that is approved by the stockholders of Ziff-Davis Inc.;

provided that, a Change in Control will not be deemed to occur under clause (2) if SOFTBANK Corp., directly or indirectly, is the beneficial owner of more than 25% of the Ziff-Davis Inc.'s voting securities or of the voting securities of any surviving corporation, respectively.

 Amendment and Termination

  The board of directors may amend, suspend or terminate the Incentive Plan or any portion thereof at any time; provided that:

  . no amendment will be made without stockholder approval (including an increase in the number of shares reserved for issuance under the Incentive Plan) if such approval is necessary in order for the Incentive Plan to comply with any applicable law, regulations or stock exchange rule and

  . except as otherwise provided under the cashout provisions in the event of a Change in Control, no amendment will be made that would adversely affect the rights of a participant under any award previously granted, without such participant's written consent.

 Effective Date

  The Incentive Plan has a term of 10 years from February 13, 1998, subject to earlier termination.

 Repricing

  On September 23, 1998, the Committee authorized the amendment of options granted under the Incentive Plan on June 24, 1998. Pursuant to such amendment, the exercise price of such options will be reduced from $16.00 to $6.00 (the closing price of our common stock on September 23, 1998), but the options will not vest until three months after the dates on which the options were originally to become vested.

Employee Stock Purchase Plan

 General

  Ziff-Davis Inc. has adopted the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the principal terms and conditions of which are set forth below.

  The Stock Purchase Plan is intended to meet the applicable requirements of
Section 423 of the Internal Revenue Code and will be administered by a committee appointed by the board of directors.

 Shares Subject to Plan

  The aggregate maximum number of shares of common stock, regardless of series, purchasable under the Stock Purchase Plan is 2,500,000, subject to adjustment by the committee in its sole discretion in the event of any change in the outstanding shares of common stock by reason of any:

  .stock dividend or split,

  . recapitalization,

  . merger,

  . consolidation,

  . spin-off,

  . combination,

  . exchange of shares,

  . other corporate change or

  . distribution to common stockholders other than cash dividends.

Upon the dissolution or liquidation of Ziff-Davis Inc., or upon a reorganization, merger or consolidation of Ziff-Davis Inc., as a result of which Ziff-Davis Inc. is not the surviving corporation, or upon a sale of substantially all of Ziff-Davis Inc.'s assets or a sale or distribution of a subsidiary of Ziff-Davis Inc., any affected participant will thereafter be entitled to receive, for each share of common stock subject to such participant's option, the cash, securities and/or property which a holder of one share of common stock was entitled to receive upon and at the time of such transaction.

 Option to Purchase

  Under the Stock Purchase Plan, all full-time and certain part-time employees of Ziff-Davis Inc. who meet certain minimum service requirements will be eligible to purchase shares of common stock by means of payroll deductions. Eligible employees may elect to participate in offering periods by authorizing after-tax payroll deductions of between 1% and 10% (in whole percentages) of their base pay for the purchase of shares of common stock.

  The price at which shares of common stock will be purchased at the end of each purchase period will be the lesser of:

  . 85% of the fair market value of a share of common stock on the first business day of such purchase period or

  . 85% of the fair market value on the last business day of such purchase period. No participating employee will be entitled in any calendar year to purchase common stock having an aggregate fair market value as of the first business day in any purchase period in excess of $25,000.

 Amendment and Termination

  The board of directors may at any time terminate or amend the Stock Purchase Plan. No such termination will adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. No amendment will be effective unless approved by the stockholders of Ziff-Davis Inc. if such stockholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.

Softbank Executive Stock Option Plans

  The SOFTBANK Group Executive Stock Option Plans authorize the grant of options to those officers, directors and key employees of Softbank as selected by a committee appointed by the board of directors of SBH. The Softbank Plans authorize the granting of options to purchase SOFTBANK Corp. common stock at not less than 100% of the closing market price on the date the option is granted. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  As of December 31, 1997, 966,986 options had been granted under the Softbank Plans. On January 19, 1998, the exercise price of all options was reset at 4,000 Japanese yen per share, the market price of SOFTBANK Corp.'s common stock on that date.



  For information concerning the grant of certain Ziff-Davis Inc. options in connection with the cancellation of certain Softbank Corp. options see "Certain Relationships With Our Majority Stockholders And Related Transactions".

Employment Agreements

 Eric Hippeau

  Ziff-Davis Inc. has entered into an employment agreement with Mr. Hippeau, dated as of April 1, 1998, pursuant to which Mr. Hippeau will serve as our Chairman and Chief Executive Officer through March 31, 2004. Pursuant to this agreement, Mr. Hippeau will receive an annual base salary of not less than $900,000 and an annual incentive bonus of not less than $600,000, as determined by a compensation committee assuming the achievement of performance targets. Pursuant to the Incentive Plan, we have granted Mr. Hippeau options to acquire up to 860,000 shares of common stock, of which 430,000 shares are based upon the achievement of certain performance targets, and options to acquire up to 560,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Hippeau his base salary plus his average incentive bonus for the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001. In the event that Mr. Hippeau's employment is terminated in connection with a Change of Control, Ziff-Davis Inc. will pay Mr. Hippeau an amount which, on an after-tax basis, will equal any excise tax imposed by Section 4999 of the Internal Revenue Code as a result of payments made under the agreement.

 Jason Chudnofsky

  We have entered into an employment agreement with Mr. Chudnofsky, dated as of April 1, 1998, pursuant to which Mr. Chudnofsky will serve as the President and Chief Executive Officer of ZD Events, Inc. through March 31, 2001. Pursuant to this agreement, Mr. Chudnofsky will receive an annual base salary of not less than $800,000 and an annual incentive bonus of $300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of ZD Events, Inc. Pursuant to the Incentive Plan, we have granted Mr. Chudnofsky options to acquire up to 300,000 shares of common stock and options to acquire up to 52,500 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Chudnofsky his base salary plus his average incentive bonus for the year of termination and the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001.

 Terri S. Holbrooke

  We have entered into an employment agreement with Ms. Holbrooke, dated as of April 1, 1998, pursuant to which Ms. Holbrooke will serve as President of ZD Brand and Marketing through March 31, 2001. Pursuant to this agreement, Ms. Holbrooke will receive an annual base salary of not less than $420,000 and an annual incentive bonus of $150,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of Ziff-Davis Inc. Pursuant to the Incentive Plan, we have granted Ms. Holbrooke options to acquire up to 135,000 shares of common stock and options to acquire up to 52,500 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Ms. Holbrooke severance equal to the sum of her then current base salary and her annual incentive compensation, using the average amount of incentive compensation earned in the preceding two calendar years.

 Timothy C. O'Brien

  We have entered into an employment agreement with Mr. O'Brien, dated as of April 1, 1998, pursuant to which Mr. O'Brien will serve as Vice President, Chief Financial Officer of Ziff-Davis Inc. through March 31, 2001. Pursuant to this agreement, Mr. O'Brien will receive an annual base salary of not less than $490,000 and an annual incentive bonus of

$300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of Ziff-Davis Inc. Pursuant to the Incentive Plan, we have granted Mr. O'Brien options to acquire up to 150,000 shares of common stock and options to acquire up to 140,000 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. O'Brien severance equal to the sum of his then current base salary and his annual incentive compensation, using the average amount of incentive compensation earned in the preceding two calendar years.

 Michael S. Perlis

  We have entered into an employment agreement with Mr. Perlis, dated as of November 6, 1998, pursuant to which Mr. Perlis will serve as President of ZD Publishing through December 31, 2001. Pursuant to this agreement, Mr. Perlis will receive an annual base salary of not less than $650,000 and an annual incentive bonus equal to a percentage of the EBITDA for ZD Publishing above a base amount. Pursuant to the Incentive Plan, we have granted Mr. Perlis options to acquire up to 250,000 shares of common stock and options to acquire up to 78,750 shares of ZDNet Stock.

  Upon certain terminations of employment, we will pay Mr. Perlis severance equal to the sum of his then current base salary and his annual incentive compensation, using the amount earned the most recent completed year.

           CERTAIN RELATIONSHIPS WITH OUR MAJORITY STOCKHOLDERS

                         AND RELATED TRANSACTIONS

Arrangements Between Majority Stockholders and Ziff-Davis Inc.

  We have entered into certain agreements with Softbank governing ongoing business relationships. It is possible that the terms of these agreements are not those that would result from an arm's-length dealing among unrelated parties.

  In July 1997, we entered into a license agreement with SOFTBANK Corp. for Softbank to operate a localized edition of ZDNet in Japan. Pursuant to the agreement, we paid SOFTBANK Corp. $ . on July 9, 1998, in connection with the 1997 launch of the localized edition of ZDNet. This amount is based on an assumed exchange rate of .(Yen)/$.. In addition, SOFTBANK Corp. pays ZDNet royalties equal to 30% of the operating income of the localized edition, which were approximately $ . in 1997 and $ . in 1998.

  In April 1998, we entered into a master license agreement with SOFTBANK Corp. for Softbank to produce and distribute ZD publications in Japan. Pursuant to the agreement, SOFTBANK Corp. incurred royalties equal to approximately $ . in 1998.

  In April 1998, we entered into a series of agreements with Softbank, including:

  .a trademark license agreement,

  .a technical assistance agreement and

  .an accounting and administrative agreement,

pursuant to which Softbank produces ZD Events trade shows and conferences in Japan and we provide management and other services for those trade shows and conferences. Total revenue earned by us from such trade shows and conferences agreements was approximately 50% of the pre-tax income generated by such trade shows and conferences, which was $ . in 1998.

  In May 1998, we entered into an undertaking with SOFTBANK Corp. whereby SOFTBANK Corp., on behalf of it and its affiliates, agreed that as long as it owns 40% of the voting power in our stock and can elect a majority of the board of directors, it will not expand its operations outside Japan in competition with us without our prior approval which involve:

  . publishing information on computing and Internet-related technology through the media of print, CD-Rom/DVD, Internet and television or

  . producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology.

This undertaking does not preclude investments by venture capital funds managed by Softbank. Softbank manages certain venture capital funds which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with or compete with us with respect to new investments. In addition, Softbank may also develop new funds in the future which may compete with us for investment opportunities. We have agreed not to compete with Softbank in Japan without the prior approval of SOFTBANK

Corp.'s board of directors and have given Softbank the continuing right to license all of our products and services in Japan. See "Risk Factors--Other Ziff-Davis Inc. Risks--Ziff-Davis Inc. Is Controlled by Its Principal Stockholders. This Creates Potential Conflicts Of Interest".

  We entered into a registration rights agreement, dated as of April 1, 1998, in connection with the initial public offering of our existing common stock. The agreement gives Softbank the right to require us to register any or all of our existing common stock held by it in a public offering pursuant to the Securities Act, and to "piggyback" or include its shares of our existing common stock in any registration of our existing common stock made by us.

The Reorganization

  Prior to our initial public offering in April 1998, our businesses were conducted through various indirect subsidiaries of SOFTBANK Corp. and were acquired through a series of acquisitions and internal reorganizations undertaken by Softbank as follows:

  . Softbank acquired the computer technology publishing operations of Ziff-
    Davis Publishing Company ("ZD Pubco"), which was renamed Ziff-Davis Inc. and subsequently named ZD Inc., in February 1996 for $1.8 billion in cash,

  . Softbank acquired the SB COMDEX computer-related trade show operations
    ("COMDEX"), which was renamed SOFTBANK COMDEX Inc. ("SB COMDEX"), in April 1995 for $803 million in cash, and

  . Softbank acquired the computer and network-related trade show operations of Ziff-Davis Exposition and Conference Company ("ZD Expos"), which was subsequently renamed SOFTBANK Forums Inc. ("SB Forums"), in December 1994 for $127 million in cash.

  Concurrently with the ZD Pubco and ZD Expos acquisitions described above, MAC purchased certain operations and assets of these companies for $302 million and $75 million, respectively (the "MAC Assets"). The MAC Assets consisted of certain publications, international trade shows and the ZDNet business, most of which were still under development. The MAC Assets and related operations were managed by ZD Inc. and ZD Events after their acquisition by MAC and were acquired by us for approximately $370 million in May 1998.

  In October 1997, Softbank combined the businesses of ZD Inc., SB COMDEX and SB Forums. SB Forums and SB COMDEX were merged as of December 31, 1997, with the surviving corporation named ZD COMDEX and Forums Inc., which is now ZD Events Inc.

  The amount of intercompany indebtedness converted to equity consisted of:

  . the obligations due to Softbank as of December 31, 1997 other than those repaid with borrowings under our credit facility and the proceeds of our offering of senior subordinated notes and

  . a $94.2 million note which matures on February 28, 2009.

At an initial public offering price of $15.50 per share, the value of the capitalized intercompany indebtedness was equal to 59.9 million shares of our existing common stock.

  In addition, we exchanged 580,645 shares of our existing common stock, valued at the initial public offering price, and $100,000 in funds for approximately $9.1 million of fixed assets from Kingston Technology Company. Kingston Technology is a subsidiary of SOFTBANK Kingston Inc., which in turn is a wholly owned subsidiary of SBH. We subsequently leased back the assets we received in this exchange to Kingston Technology and on May 4, 1998, Kingston Technology transferred the shares of our existing common stock to SOFTBANK Kingston.

  At the time of the initial public offering of our existing common stock and senior subordinated notes in April 1998, we reorganized our structure so that:

  . All of the stock of the corporations owning our publishing and events businesses, ZD Inc. and ZD Events, was contributed to Ziff-Davis Inc. in exchange for approximately 72% of our existing common stock.

  . We purchased certain operations owned by MAC but managed by our publishing business, including certain publications, international trade shows and ZDNet.

  . We entered into a $1.35 billion credit facility with a group of financial institutions and borrowed $1.25 billion under that facility.

  . Approximately $909 million of our obligations to SOFTBANK Corp. were converted to equity.

  . We repaid approximately $1.6 billion of our obligations to Softbank.

Certain Related Party Transactions

  We are a member of a group of companies affiliated through common ownership under SOFTBANK Corp. Accordingly, we have had various transactions and have various relationships with members of the group, including SOFTBANK Corp.'s wholly owned U.S. subsidiary, SBH. It is possible that the terms of the various transactions are not those that would result from an arm's-length dealing among unrelated parties.

  In December 1994, as part of the acquisition of ZD Expos, MAC purchased a portion of the trade show assets for $45 million and its parent company, Son Kosan Ltd., purchased an additional portion for $30 million. At that time, SB Forums and Son Kosan Inc. entered into a management agreement pursuant to which SB Forums agreed to provide management services with respect to certain Son Kosan operations in Japan, France and Germany. SB Forums earned approximately $0.8 million, $1.7 million and $2.6 million for such services for the years ended December 31, 1995, 1996 and 1997 respectively. Son Kosan's trade show assets were sold to SB Forums for $10 million in January 1997 and certain of MAC's trade show assets were contributed to ZD Events as part of the reorganization.

  In February 1996, as part of the acquisition of ZD Pubco, MAC purchased certain publishing assets for $302 million in cash. At that time, we entered into a management agreement with MAC pursuant to which we agreed to provide management services with respect to the purchased assets. We earned approximately $2 million for such services for each of the years ended December 31, 1996 and 1997 and $ . million in 1998, respectively. Of these assets, a portion was transferred to us for $100 million as of October 31, 1997 and the balance was sold to us for $270 million concurrently with our initial public offering in May 1998. The purchase price for the assets sold to ZD Inc. was not more than fair market value as determined by an independent appraiser.

  We entered into a series of license and syndication agreements with Softbank pursuant to which Softbank was granted the license to publish, or use in Japan certain materials from certain publications, including PC Week, Computer Shopper, PC/Computing, Computer Gaming World and PC Magazine. We earned approximately $963,948 and $1,817,986 in connection therewith for the years ended December 31, 1996 and 1997, respectively. Such agreements were combined into the master license agreement described above.

  We have advanced funds for the account of MAC in managing the MAC Assets and ZDTV, bearing interest at the 30-day LIBOR rate plus .50%; subject to periodic reimbursement by MAC. Such advances totaled $68.2 million, $71.6 million and $
 . million in 1996, 1997 and 1998, respectively. The remaining outstanding amount as of December 31, 1997 of $42.6 million was reimbursed in May 1998, in connection with our reorganization.



  For information concerning the development of ZDTV and our purchase from an affiliate, see "Ziff-Davis Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--ZDTV".

  During 1997 and 1998, we entered into an operating lease with GE Capital Corp. for certain television production equipment that we subleased to ZDTV on similar terms. The total amount of leased equipment does not exceed $10 million.

  During 1996, 1997 and 1998, we recorded revenue of approximately $.9 million, $2.7 million and . , respectively, from sales of advertising space and trade show services to Kingston Technology, an 80%-owned Softbank partnership. These services were provided under terms consistent with those provided to unaffiliated customers. See Note 10 to the Notes to the Combined Financial Statements of Ziff-Davis Inc. appearing in this prospectus. Concurrently with the initial public offering of our existing common stock, we entered into a sale-leaseback transaction with Kingston Technology.

  In 1997, we had an arrangement with SIM, a 65.3%-owned Softbank subsidiary, for it to be ZDNet's advertising sales representative. We paid SIM approximately $0.6 million and $1.8 million in commissions for the years ended December 31, 1996 and 1997, respectively. Effective December 31, 1997, SIM was acquired by an unrelated third party and we terminated our representation agreement with SIM. See Note 10 to the Notes to the Combined Financial Statements of Ziff-Davis Inc. appearing in this prospectus.

  During 1996, 1997 and 1998, we were party to a joint venture agreement with Softbank pursuant to which we managed all ZD Events trade shows and conferences conducted outside the U.S. We earned approximately $3.4 million, $4.0 million and $ . million for such services for the years ended December 31, 1996, 1997 and 1998, respectively.

  During 1996, 1997 and 1998, we incurred $2 million, approximately $1.6 million and $ . , respectively, in advertising expenses with Yahoo! Inc., which is approximately 30.1% owned by Softbank. Mr. Yang, one of our directors, is a co-founder and Chief Yahoo, and Mr. Hippeau, our Chief Executive Officer, is a director of, Yahoo! Inc.

  During 1996 to 1997, we issued notes payable to Softbank in an aggregate principal amount of $2.5 billion as of December 31, 1997, principally for indebtedness incurred in the acquisition of ZD Expos, COMDEX and ZD Pubco. In the course of our reorganization and initial public offering, all but $83.1 million of these notes were either repaid or converted into equity. See Notes 2 and 10 to the Notes to the Combined Financial Statements of Ziff-Davis Inc. appearing in this prospectus.

  As part of the acquisition by our former owner in 1994, we agreed to assume certain obligations to management arising out of prior employment arrangements with Ziff Communications Company. In 1995 and immediately after the end of the 1996 calendar year, under such arrangements we paid approximately $29.7 million to Mr. Hippeau, our Chairman and CEO and one of our directors, and approximately $1.0 million to Mr. Sheer, Chief Internet Strategist and one of our directors. See Note 10 to the Notes to the Combined Financial Statements of Ziff-Davis Inc. appearing in this prospectus.

  Prior to the initial public offering of our existing common stock, we participated in the Softbank cash management program for its U.S. operations. Under this program we periodically transferred excess cash to SBH and in turn received cash advances from SBH to fund our short-term working capital requirements. Interest was accrued based on the net balance outstanding at the end of each month. Interest income was earned at the 30-day LIBOR rate. Interest expense was incurred at such rate plus .50%. As of December 31, 1996 and 1997, such net cash transfers from us to SBH amounted to $41.3 million and $76.5 million, respectively. We have not participated in this program since our initial public offering. See Note 10 to the Notes to the Combined Financial Statements of Ziff-Davis Inc.

  During 1997, we were a guarantor under SBH's $150 million loan agreement with The Bank of New York. As of December 31, 1997, $102.5 million was outstanding under this agreement, bearing interest at a weighted average rate of 6.5% per year. In March, 1998 this agreement was amended and restated to increase the loan amount to $450 million. Under the amended agreement, we were a guarantor under SBH's $450 million credit facility with The Bank of New York, as agent, The Bank of New York and Morgan Stanley Senior Funding, Inc., as lenders, and certain affiliate guarantors. Concurrently with the initial public offering of our existing common stock, we repaid obligations due to SBH and SBH used a portion of such proceeds to prepay the loans under the credit facility and the guarantees were terminated.

  SBH and its subsidiary, SBH Delaware, agreed to act as guarantors for payments under our lease for our new headquarters located at 28 East 28th Street, New York, New York. In addition, the various intercompany loans from SBH Delaware to us were subordinated to the lease agreement. In accordance with the terms of these agreements, those arrangements were terminated at the time of our reorganization.

  From 1997 to date, we have participated in a global insurance program implemented by SBH. The total amount of insurance expenses allocated to us for the period from August 1, 1997 to July 30, 1999 does not exceed $1.4 million.

  On May 14, 1998, SOFTBANK Kingston sold 50,000 shares of our existing common stock to an unrelated third party.

  On May 28, 1998, the U.S. underwriters for our initial public offering exercised their option to purchase two million additional shares of Ziff-Davis Inc. common stock to cover over-allotments. We purchased the additional shares from SBH resulting in no change to the total number of shares outstanding.

  On December 29, 1998, SOFTBANK Kingston sold 30,000 shares of Ziff-Davis Inc. common stock to an unrelated third party. On December 31, 1998 SBH contributed 71,619,355 shares of Ziff-Davis Inc. common stock to SOFTBANK America Inc., or SBA, an affiliate of Softbank.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (a) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis and (b) Ziff-Davis will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $ . million over three years as a result of these grants. In order to address this point, an affiliate of SOFTBANK Corp. has agreed to reimburse Ziff-Davis Inc. for any compensation expense recognized by it for accounting purposes as a result of such grants. Any such payment would likely not be treated as income for accounting purposes, and thus would likely not offset such compensation expense, but would restore Ziff-Davis Inc.'s stockholders' equity to the level it would have been in the absence of these grants.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

  The following table sets forth, as of February 1, 1999, certain information with respect to the beneficial ownership of:

  . our existing common stock prior to the offering and

  . ZD Stock assuming completion of the offering

by each person or entity which beneficially owns more than five percent of the outstanding shares of the common stock of Ziff-Davis Inc. None of these entities will own any ZDNet Stock upon completion of the offering.

                                 Prior to the Offering  After the Offering
                                 --------------------- ---------------------
                                  Number of
                                  shares of
                                 common stock           Number of
                                   of Ziff-   Percent  shares of ZD Percent
Beneficial Owner                  Davis Inc.  of Class   Stock(1)   of Class
----------------                 ------------ -------- ------------ --------
SBA(2)..........................  71,619,355    71.6%   71,619,355    71.6%
SBH(3)..........................  72,120,000    72.1    72,120,000    72.1
SOFTBANK Corp.(4)...............  72,120,000    72.1    72,120,000    72.1
Masayoshi Son(5)................  72,120,000    72.1    72,120,000    72.1

--------

(1) Assumes no exercise of the underwriters' over-allotment option in the offering and does not include . shares of ZD Stock or . shares of ZDNet Stock reserved for issuance under Ziff-Davis Inc.'s Incentive Compensation, Non-Employee Directors' and Employee Stock Purchase Plans. See "Management of Ziff-Davis Inc.--Stock Plans".

(2) SBA's address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(3) Includes shares owned by SBA and 500,645 shares owned by SOFTBANK Kingston, all of which may be deemed to be beneficially owned by SBH. SBH's address is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(4) Includes shares owned by SBA and SOFTBANK Kingston, all of which may be deemed to be beneficially owned by SOFTBANK Corp. SOFTBANK Corp.'s address is 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

(5) Includes shares owned by SBA and SOFTBANK Kingston, all of which may be deemed to be beneficially owned by Mr. Son (who owns 43.3% of SOFTBANK Corp. and is its President). Mr. Son's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

  As a result of its beneficial ownership of common stock, Softbank is able to influence significantly matters affecting Ziff-Davis Inc.. Softbank is able to elect all members of the board of directors and to control those actions that require the approval of holders of a majority of the voting stock of Ziff-Davis Inc., including amendments to our amended and restated certificate of incorporation and approval of any business combinations. See "Risk Factors-- Other Ziff-Davis Inc. Risks--Ziff Davis Inc. Is Controlled By Its Principal Stockholders. This Creates Potential Conflicts Of Interest" and "Description of Capital Stock--Certain Other Provisions of the Amended and Restated Certificate of Incorporation and By-laws".

Management

  The following table sets forth, as of February 1, 1999, certain information with respect to the beneficial ownership of:

  . our existing common stock prior to the offering,

  . ZD Stock assuming completion of the offering,

  . ZDNet Stock assuming completion of the offering and

  . the common stock of SOFTBANK Corp.

by:

  . each executive officer named in the Summary Compensation Table,

  . each director of Ziff-Davis Inc. and

  . all executive officers and directors of Ziff-Davis Inc. as a group.

                             Prior to the Offering                       After the Offering
                          --------------------------- --------------------------------------------------------
                                                                                            Number of
                              Number of                                                     shares of
                              shares of               Number of          Number of           common
                                common                shares of          shares of          stock of
                               stock of      Percent     ZD     Percent    ZDNet   Percent  SOFTBANK  Percent
Beneficial Owner          Ziff-Davis Inc.(1) of Class Stock(2)  of Class   Stock   of Class Corp.(3)  of Class
----------------          ------------------ -------- --------- -------- --------- -------- --------- --------
Eric Hippeau(4).........          .             *%                                              *%       .
Jason E. Chudnofsky(4)..          .             *                                               *        .
Timothy C. O'Brien(4)...          .             *                                               *        .
Claude P. Sheer(4)......          .             *                                               *        .
Terri S. Holbrooke......          .             *                                               *        .
Daniel L. Rosensweig....          .             *                                               *        .
Masayoshi Son...........          .             .                                               .        .
Yoshitaka Kitao.........          .             *                                               *        .
Ronald D. Fisher........        5,000           *                                               *        .
Jonathan D. Lazarus(5)..          .             *                                               0        0
Jerry Yang..............          .             *                                               0        0
Officers and directors
 as a group.............          .             .                                               .        .

--------
 * Less than one percent.

(1) The shares beneficially owned and percentage of ownership are based on (a) . shares of common stock of Ziff-Davis Inc. outstanding prior to the offering and (b) . shares of ZD Stock and . shares of common stock of SOFTBANK Corp. outstanding upon consummation of the offering. Gives effect to the shares of common stock issuable within 60 days of February 1, 1999, upon the exercise of all options beneficially owned by the indicated stockholders on that date. Shares of common stock subject to options which are currently exercisable or exercisable within 60 days of February 1, 1999, are deemed outstanding for computing the percentages of the person holding such options, but are not deemed outstanding for computing the percentages of any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) Assumes no exercise of the underwriters' over-allotment option in the offering and does not include . shares of ZD Stock or . shares of ZDNet Stock reserved for issuance under Ziff-Davis Inc.'s Incentive Compensation, Non-Employee Directors' and Employee Stock Purchase Plans. See "Management of Ziff-Davis Inc.--Stock Plans".

(3) Reflecting options granted in 1996 and 1997 to purchase common stock of SOFTBANK Corp. under the SOFTBANK Group Executive Stock Option Plans.

(4) Both a director and an executive officer named in the Summary Compensation Table.

(5) Reflecting shares owned by Lazarus Family Investments LLC, all of which may be deemed to be beneficially owned by Jonathan D. Lazarus, a member of such LLC.

                CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES

  In order to prepare separate financial statements for ZD and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. In this prospectus, each of ZD and ZDNet is sometimes called a "Group". Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding combined financial statements of Ziff-Davis Inc.

  The financial statements of ZD and ZDNet reflect the application of certain cash management and allocation policies adopted by the board of directors. These policies are summarized below.

  The board of directors may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the board of directors to modify, rescind or add to any of these policies would, however, be subject to the board of directors' general fiduciary duties.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet, holders of ZDNet Stock will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities. See "Risk Factors--Risk Factors Relating To ZDNet Stock--Holders Of ZDNet Stock Will Be Common Stockholders Of Ziff-Davis Inc. And Will Be Subject To Risks Associated With An Investment In Ziff-Davis Inc. As A Whole".

Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts, other than receipts of foreign operations or operations that are not wholly owned, to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds each Group's cash disbursements, other than disbursements of foreign operations or operations that are not wholly owned, on a daily basis.

  In the historical financial statements of ZD and ZDNet:

    . all external debt and equity transactions, and the proceeds thereof, were attributed to ZD,

    . whenever ZDNet held cash, other than cash of ZDNet's foreign operations or of ZDNet's operations that are not wholly owned, that cash was transferred to ZD and accounted for as a return of capital, i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet and

    . whenever ZDNet had a cash need, other than cash needs of ZDNet's foreign operations or of ZDNet's operations that are not wholly owned, that cash need was funded by ZD and accounted for as a capital contribution, i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet.

Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest expense has been or will be reflected in the financial statements of ZDNet, and no interest income from ZDNet has been or will be reflected in the financial statements of ZD, for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued:

    (1) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock and the proceeds thereof to ZD, unless the board of directors determines otherwise. The board of directors may, but is not required to, attribute an incurrence or issuance of debt or preferred stock, and the proceeds thereof, to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet.

    (2) Ziff-Davis Inc. will attribute each future issuance of ZD Stock, and the proceeds thereof, to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock and the proceeds thereof:

    . to ZD in respect of its Retained Interest in ZDNet, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent, or

    . to ZDNet, in a manner analogous to a primary offering of common stock.

Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. See "--Description of Capital Stock--ZD's Retained Interest in ZDNet".

    (3) Whenever ZDNet holds cash, other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned, ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need, other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned, ZD will normally fund that cash need. However, the board of directors will determine, in its sole discretion, whether to provide any particular funds to either ZD or ZDNet and will not be obligated to do so.

    (4) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group, other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock, as inter-Group revolving credit advances unless:

    . the board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan,

    . the board of directors determines that a given transfer or type of transfer should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or

    . the board of directors determines that a given transfer or type of transfer should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet.

  There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The board of directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the board of directors would consider include:

    . the current and projected capital structure of each Group,

    . the relative levels of internally generated funds of each Group,

    . the financing needs and objectives of the recipient Group,

    . the investment objectives of the transferring Group,

    . the availability, cost and time associated with alternative financing sources and

    . prevailing interest rates and general economic conditions.

    (5) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which the board of directors, in its sole discretion, determines Ziff-Davis Inc. could borrow such funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the board of directors, in its sole discretion, determines Ziff-Davis Inc. could borrow such funds.

    (6) Any cash transfer from ZD to ZDNet or for ZDNet's account accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that Ziff-Davis Inc. may issue for the account of ZD in respect of its Retained Interest (which we call the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by the amount of such capital contribution divided by the Market Value of ZDNet Stock on the date of transfer.

    This increase in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet may also be expressed as follows:

                  Amount of Capital Contribution to ZDNet
                   -----------------------------------------

               Market Value of ZDNet on the Date of Transfer

    (7) Any cash transfer from ZDNet to ZD, or for ZD's account, accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by the amount of such return of capital divided by the Market Value of ZDNet Stock on the date of transfer.

    This decrease in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet may also be expressed as follows:

                   Amount of Return of Capital to ZDNet
                ----------------------------------------------

            Market Value of ZDNet Stock on the Date of Transfer

Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services to the Groups generally based on utilization. These shared services include:

  .legal,

  .accounting (tax and financial),

  .information services,

  .telecommunications,

  .purchasing,

  .marketing,

  .intellectual property,

  .public relations,

  .corporate office and

  .travel expenses.

Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes are fair to provide a reasonable estimate of the cost attributable to each Group.

Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to each Group and reflected in their respective financial statements in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision and related tax payments or refunds are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDNet's financial statements as part of its production and content costs and in ZD's financial statements as a reduction in selling, general and administrative expenses, is equal to 5% of the first $100 million of ZDNet's revenue for the year, 4% of the next $50 million of ZDNet's revenue for that year and 3% of any incremental revenue over $150 million for that year. The board of directors may, in its sole discretion, at some point in the future change this fee as it deems appropriate in light of the circumstances from time to time.

                          DESCRIPTION OF CAPITAL STOCK

  The following description is not complete and should be read with the restated charter, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

General

  Our current certificate of incorporation authorizes us to issue 130 million shares, consisting of 120 million shares of common stock, par value $.01 per share, and 10 million shares of preferred stock, par value $.01 per share. Only the preferred stock is currently issuable in series by the Board. As of February 1st, 1999, we had approximately 100 million shares of common stock and no shares of preferred stock issued and outstanding.

  Before the offering, we will file an amended and restated certificate of incorporation which would further amend and restate our current certificate of incorporation. This amended and restated certificate of incorporation (the "restated charter") will:

  . Increase the number of authorized shares of common stock from 120 million to 200 million.

  . Authorize the board of directors to issue common stock in two series--
    Ziff-Davis Inc.--ZD Common Stock ("ZD Stock") and Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"). Initially, we will designate 120 million shares as ZD Stock and80 million shares as ZDNet Stock.

    . We intend ZDNet Stock to reflect the performance of ZDNet.

    . We intend ZD Stock to reflect the performance of ZD.

    . We have allocated all of Ziff-Davis Inc.'s consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. In the future, we will publish combined financial statements of ZD and combined financial statements of ZDNet together with consolidated financial statements of Ziff-Davis Inc.

  . Re-classify each outstanding share of common stock into a share of ZD
    Stock. (The filing would not change the authorized preferred stock.)

  The full definitions of the terms "ZD" and "ZDNet" are set forth under "-- Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group" below.

  Before the time of the offering, the board of directors will designate the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. See "--ZD's Retained Interest in ZDNet" and "--Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet" and our restated charter for additional information about ZD's Retained Interest in ZDNet and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  The board of directors will have the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the board of directors could not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the board of directors could not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

  The board of directors will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The board of directors will have the authority to do so without stockholders approval, except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

Dividends

  We currently intend to retain all of our earnings to finance operations, repay our indebtedness and fund future growth. We do not expect to pay dividends on ZD Stock or ZDNet Stock for the foreseeable future.

  Although our various debt instruments currently prohibit the payment of dividends, and in any event, as stated above, we do not expect to pay any dividends for the foreseeable future on any series of common stock,

  . we will otherwise be permitted to pay dividends on ZD Stock out of assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on ZD Stock cannot exceed the Available Dividend Amount for ZD and

  . we will otherwise be permitted to pay dividends on ZDNet Stock out of the assets of Ziff-Davis Inc. legally available for the payment of dividends under Delaware law, and transfer corresponding amounts to ZD in respect of its Retained Interest in ZDNet. However, the total amounts paid as dividends on ZDNet Stock and the corresponding amounts transferred to ZD in respect of its Retained Interest in ZDNet cannot exceed the Available Dividend Amount for ZDNet.

  The "Available Dividend Amount" for ZD at any time is the amount that would then be legally available for the payment of dividends on ZD's common stock under Delaware law if

  . ZD and ZDNet were each a separate Delaware corporation,

  . ZD had outstanding (a) a number of shares of common stock, par value
    $0.01 per share, equal to the number of shares of ZD Stock that are then outstanding and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Ziff-Davis Inc. that have been attributed to ZD and are then outstanding,

  . the assumptions about ZDNet set forth in the next sentence were true and

  . ZD owned a number of shares of ZDNet Stock equal to the Number of Shares
    Issuable with Respect to ZD's Retained Interest in ZDNet.

Similarly, the "Available Dividend Amount" for ZDNet at any time is the amount that would then be legally available for the payment of dividends on ZDNet's common stock under Delaware law if ZDNet were a separate Delaware corporation having outstanding:

  . a number of shares of common stock, par value $0.01 per share, equal to the number of shares of ZDNet Stock that are then outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and

  . a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Ziff-Davis Inc. that have been attributed to ZDNet and are then outstanding.

  The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

  . the total assets of the corporation less its total liabilities less

  . the aggregate par value of the outstanding shares of its common and preferred stock.



  However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for ZD and ZDNet. These restrictions will also form the basis for calculating the aggregate amount of dividends that Ziff-Davis Inc. as a whole can pay on its common stock, regardless of series. Thus, net losses of either Group, and any dividends and distributions on, or repurchases of, either series of common stock, will reduce the assets legally available for dividends on both series of common stock.

  Subject to the foregoing limitations and to any other limitations set forth in any future series of Preferred Stock or in any agreements binding on Ziff-Davis Inc. from time to time, we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.

  At the time of any dividend on the outstanding shares of ZDNet Stock, including any dividend required as a result of a disposition of All or Substantially All of the Assets of ZDNet but excluding any dividend payable in shares of ZDNet Stock, we will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the denominator of which is the number of shares of ZDNet Stock then outstanding.

  This amount can also be expressed as follows:

 (Aggregate Amount of Dividend)  X  (Number of Shares Issuable with Respect of
                         ZD's Retained Interest)

              (Number of Shares of ZDNet Stock Outstanding)

Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group


  If we dispose of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions (collectively, a "Disposition"), and the Disposition is not an Exempt Disposition as defined below, we would be required, by the 85th Trading Day after the consummation of such Disposition, to either:

  . declare and pay a dividend to holders of the series of common stock that relates to that Group in cash, securities (other than common stock of Ziff-Davis Inc.) or other property, or a combination thereof, in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition,

  . redeem from holders of the series of common stock that relates to that Group, for cash, securities (other than common stock of Ziff-Davis Inc.) or other property, or a combination thereof, in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of common stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of common stock having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value) or

  . issue shares of the series of common stock that does not relate to that Group in exchange for all of the outstanding shares of the series of common stock that relates to that Group at a 10% premium, based on the average Market Value of the relevant series of common stock as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated.

  In connection with any special dividend on, or redemption of, ZDNet Stock as described above, we will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet. Specifically, the corresponding amount will equal

 . the aggregate Fair Value of such dividend or redemption times

 . a fraction, the numerator of which is the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the denominator of which is the number of shares of ZDNet Stock then outstanding.

  This amount can also be represented by the following:

  (Aggregate Fair Value)  X  (Number of Shares Issuable with Respect to ZD's
                            Retained Interest)

              (Number of Shares of ZDNet Stock Outstanding)

  In addition, in connection with any redemption of ZDNet Stock as described above, we will decrease the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet by the same proportion as the proportionate decrease in outstanding shares of ZDNet caused by such redemption.

  At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock that does not relate to the Group in question in exchange for outstanding shares of the series of common stock that relates to that Group at a 10% premium. The exchange ratio that will result in a 10% premium will be calculated based on the average Market Value of the relevant series of common stock as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period ending on the 5th Trading Day immediately preceding the date on which Ziff-Davis Inc. mails the notice of exchange to holders of the relevant series. In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider:

  . whether the remaining assets of such Group continue to constitute a viable business,

  . the number of shares of such common stock remaining issued and outstanding,

  . the per share market price of such common stock and

  . the ongoing cost of continuing to have a separate series of such common stock outstanding.

  The following terms used in this prospectus have the meanings specified in our restated charter and are set forth below:

  "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group.

  "Exempt Disposition" means any of the following:

  . a Disposition in connection with the liquidation, dissolution or winding-up of Ziff-Davis Inc. and the distribution of assets to stockholders,

  . a Disposition to any person or entity controlled by Ziff-Davis Inc., as determined by the board of directors in its sole discretion,

  . a Disposition by either Group for which Ziff-Davis Inc. receives consideration primarily consisting of equity securities, including, without limitation:

    . capital stock of any kind,

    . interests in a general or limited partnership,

    . interests in a limited liability company or

    . debt securities convertible into or exchangeable for any of the above, or options or warrants to acquire any of the above,

   in each case without regard to the voting power or other management or governance rights associated therewith, of:

    . an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the Disposition, as determined by the board of directors in its sole discretion,

    . a dividend, out of ZDNet's assets, to holders of ZDNet Stock, and a transfer of a corresponding amount to ZD in respect of its Retained Interest in ZDNet,

  . a dividend, out of ZD's assets, to holders of ZD Stock and

  . any other Disposition, if

    . at the time of the Disposition there are no shares of ZD Stock outstanding,

    . at the time of the Disposition there are no shares of ZDNet Stock outstanding or

    . before the 30th Trading Day following the Disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of ZD Stock or ZDNet Stock for newly issued shares of the other series of common stock as contemplated under "-- Optional Exchange of One Series of Common Stock for the Other Series" below.

  "Fair Value" means:

  . in the case of cash, the amount thereof,

  . in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof and

  . in the case of other assets or securities, the fair market value thereof as the Board shall determine in good faith.

(Any good faith board of directors' determination of Fair Value shall be conclusive and binding on all stockholders.)

  "Market Capitalization" of either series of common stock on any date means the Market Value of a share of such series on such date times the number of shares of such series outstanding on such date. Shares issuable with respect to ZD's Retained Interest in ZDNet are not considered to be outstanding unless and until they are in fact issued to third parties.

  "Market Value" of a share of any class or series of capital stock on any Trading Day generally means the average of the high and low reported sale prices of a share of such class or series on such Trading Day, subject to certain exceptions described in our restated charter.

  The "Net Proceeds" of a Disposition of any assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision for:

  .any taxes payable by Ziff-Davis Inc. in respect of such Disposition,

  . any taxes payable by Ziff-Davis Inc. in respect of any resulting dividend or redemption,

  . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and

  . any liabilities, contingent or otherwise, of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities, other than common stock, attributed to such Group, as determined in good faith by the board of directors.

  "Proportionate Interest" of holders of ZDNet Stock in the Net Proceeds of a ZDNet Disposition, or in the outstanding shares of common stock of any subsidiaries holding ZDNet's assets and liabilities, means

  . the amount of such Net Proceeds, or the number of such shares, times

  . the number of shares of ZDNet Stock outstanding divided by

  . the Total Number of Notional ZDNet Shares Deemed Outstanding.

This amount can also be expressed as follows:

  (Net Proceeds or Number of Shares)  X (Total Number of Notional ZDNet Shares Deemed Outstanding)
                                        ----------------------------------------------------------
                                        Total Number of ZDNet Shares Outstanding

  "Proportionate Interest" of holders of ZD Stock in the Net Proceeds of a ZD Disposition (or in the outstanding shares of common stock of any subsidiaries holding ZD's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

  "Publicly Traded" with respect to any security means:

  . registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") or any successor provision of law, and

  . listed for trading on the NYSE, or any other national securities exchange registered under Section 7 of the Exchange Act, or any successor provision of law, or

  . listed on the Nasdaq National Market, or any successor market system.

  "Total Number of Notional ZDNet Shares Deemed Outstanding" means the number of shares of ZDNet Stock outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  "Trading Day" means each weekday on which the relevant security or, if there are two relevant securities, each relevant security, is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq National Market or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq National Market, traded in the principal over-the-counter market in which it trades.

  "ZD" means:

  . all of the businesses, assets and liabilities of Ziff-Davis Inc. and its subsidiaries, other than the businesses, assets and liabilities that are part of ZDNet,

  . the rights and obligations of ZD under any inter-Group debt deemed to be owed to or by ZD, as such rights and obligations are defined in accordance with policies established from time to time by the board of directors, and

  . a proportionate interest in ZDNet, after giving effect to any options, preferred stock, other securities or debt issued or incurred by Ziff-Davis Inc. and attributed to ZDNet, equal to the Retained Interest Percentage; provided that:

    . Ziff-Davis Inc. may re-allocate assets from one Group to the other
      Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the board of directors from time to time and

    . if Ziff-Davis Inc. transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock, other than a dividend or distribution payable in shares of ZDNet Stock, or as payment in a redemption of shares of ZDNet Stock effected as a result of a ZDNet Disposition, then the board of directors shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

  This last amount can also be expressed as follows:

  (Fair Value of Cash, Assets or Securities Transferred)  X  Number of Shares Issuable with Respect to
                                                                 ZD's Retained Interest in ZDNet)
                                                             -----------------------------------------
                                                              (Number of Shares of ZDNet Outstanding)

  "ZDNet" means:

  . the online business division of Ziff-Davis Inc., including all of the businesses, assets and liabilities of Ziff-Davis Inc. and its subsidiaries that the board of directors has, as of the date on which our restated charter becomes effective under Delaware law (the "Effective Date"), allocated to ZDNet but excluding any ownership interest in Ziff-Davis Inc.'s ZDU and ZDTV businesses,

  . any assets or liabilities acquired or incurred by Ziff-Davis Inc. or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to ZDNet,

  . any businesses, assets or liabilities acquired or incurred by Ziff-Davis
    Inc. or any of its subsidiaries after the Effective Date that the board of directors has specifically allocated to ZDNet or that Ziff-Davis Inc. otherwise allocates to ZDNet in accordance with policies established from time to time by the board of directors and

  . the rights and obligations of ZDNet under any inter-Group debt deemed to be owed to or by ZDNet, as such rights and obligations are defined in accordance with policies established from time to time by the board of directors; provided that:

    . Ziff-Davis Inc. may re-allocate assets from one Group to the other
      Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the board of directors from time to time and

    . if Ziff-Davis Inc. transfers cash, other assets or securities to holders of shares of ZDNet Stock as a dividend or other distribution on shares of ZDNet Stock, other than a dividend or distribution payable in shares of ZDNet Stock, or as payment in a redemption of shares of ZDNet Stock effected as a result of a ZDNet Disposition, then the board of directors shall re-allocate from ZDNet to ZD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of ZDNet Stock outstanding on such date.

  This last amount can also be expressed as follows:

   (Fair Value of Cash, Assets or    X (Number of Shares Issuable with Respect to
   Securities Transferred)             ZD's Retained Interest in ZDNet)
                                       ------------------------------------------
                                       (Number of Shares of ZDNet Outstanding)

Optional Exchange of One Series of Common Stock for the Other Series

  We will have the right, at any time before ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger, to issue shares of ZD Stock in exchange for outstanding shares of ZDNet Stock at a premium. The premium will initially be 25%, for exchanges occurring in the first quarter after issuance, and will decline each quarter over a period of 3 years to 15%.

  We will have the right, at any time after ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger but before ZDNet Stock falls below the 50% of Total Market Capitalization Threshold, to issue shares of ZDNet Stock in exchange for outstanding shares of ZD Stock at a 15% premium.

  The exchange ratio that will result in the specified premium will be calculated based on the average Market Value of ZD Stock as compared to the average Market Value of ZDNet Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

  In addition, we will have the right, if ZDNet Stock exceeds the 65% of Total Market Capitalization Trigger and thereafter falls below the 50% of Total Market Capitalization Threshold, and regardless of whether ZDNet Stock thereafter remains below the 50% of Total Market Capitalization Threshold or the 65% of Total Market Capitalization Trigger, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock on a value for value basis. The exchange ratio that will result in a value for value exchange will be based on the average Market Value of the series of the common stock being exchanged as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

  ZDNet Stock will exceed the "65% of Total Market Capitalization Trigger" if the Market Capitalization of the outstanding ZDNet Stock exceeds 65% of the Total Market Capitalization of both series of common stock for 30 Trading Days during any 60 consecutive Trading Day period. Thereafter, ZDNet Stock will fall below the "50% of Total Market Capitalization Threshold" if, after exceeding the 65% of Total Market Capitalization Trigger, the Market Capitalization of the outstanding ZDNet Stock falls below 50% of the total Market Capitalization of both series of common stock for 30 Trading Days during any 60 consecutive Trading Day period.

  If we have the right, on the date on which we mail a notice of exchange as contemplated above, to issue shares of ZD Stock or ZDNet Stock in exchange for outstanding shares of the other series of common stock as described above, we will not lose that right even if ZDNet Stock subsequently exceeds the 65% of Total Market Capitalization Trigger or falls below the 50% of Total Market Capitalization Threshold.

Optional Exchange for Stock of a Subsidiary

  At any time at which all of the assets and liabilities of a Group, and no other assets or liabilities of Ziff-Davis Inc. or any subsidiary thereof, are held directly or indirectly by one or more wholly owned subsidiaries of Ziff-Davis Inc. (the "Group Subsidiaries"), we will have the right to deliver to holders of the relevant series of common stock their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of common stock.

  . If the series of common stock being exchanged is ZD Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero, we will also issue a number of shares of ZDNet Stock equal to the then current Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and deliver those shares to the holders of ZD Stock or to one of the Group Subsidiaries, at our option.

  . If the series of common stock being exchanged is ZDNet Stock and the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being delivered to the holders of ZDNet Stock), we may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on ZD Stock.

General Dividend, Exchange and Redemption Provisions

  If we complete a Disposition of All or Substantially All of the Assets of a Group, other than an Exempt Disposition, we would be required, not more than the 10 Trading Days after the consummation of such Disposition, to issue a press release specifying:

  . the Net Proceeds of such Disposition,

  . the number of shares of the series of common stock related to such Group then outstanding,

  . the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and

  . if the Group is ZDNet, the Number of Shares Issuable with Respect to ZD's
    Retained Interest in ZDNet.

Not more than 30 Trading Days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption or Exchange" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not more than 30 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

  . If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

  . If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Ziff-Davis Inc. in such redemption.

  . If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (2) the number of shares of the other series of common stock to be issued in exchange for each outstanding share of such series of common stock and (3) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer, unless we waive such requirement, should be surrendered in return for delivery of the other series of common stock to be issued by Ziff-Davis Inc. in such exchange.



  If we determine to complete any exchange described under "--Optional Exchange of One Series of Common Stock for the Other Series" or "Optional Exchange for Stock of a Subsidiary", we would be required, between 10 to 30 Trading Days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange and (2) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer, unless we waive such requirement, should be surrendered for delivery of the stock to be issued or delivered by Ziff-Davis Inc. in such exchange.

  Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

  If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the board of directors determines to be equitable.

  No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify, unless we waive such requirement. As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

  We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof, without interest.

  From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend. A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions, without interest, which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

  We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Ziff-Davis Inc. the amount of any such tax or establishes to our satisfaction that such tax has been paid.

  We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board of directors may determine to be appropriate under the circumstances.

Voting Rights

  Holders of ZD Stock and ZDNet Stock will vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required,

  . each outstanding share of ZD Stock entitles the holder to one vote and

  . each outstanding share of ZDNet Stock entitles the holder to a number of votes, calculated to the nearest five decimal places, equal to the average Market Value of a share of ZDNet Stock divided by the average Market Value of a share of ZD Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day before the applicable record date.

  The voting formula is intended to equate the proportionate voting rights of each series of common stock to its respective Market Values at the time of any vote. On matters where holders of either series of common stock are entitled to vote as a separate class, each share of that series would be entitled to one vote in the separate vote on such matter.

  The relative voting rights of ZD Stock and ZDNet Stock will fluctuate from time to time based on the respective Market Values of the two series of common stock. Fluctuations in the relative voting rights of ZD Stock and ZDNet Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power in Ziff-Davis Inc. to acquire such percentage of all series of common stock, and would limit the ability of investors in one series to acquire for the same consideration relatively more or less votes per share than investors in the other series.

  When holders of ZD Stock and ZDNet Stock vote together as a single class, the holders of the series of common stock entitled to a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of ZD Stock and holders of ZDNet Stock.

  The Delaware general corporation law requires a separate vote of holders of shares of common stock of any series on any amendment if the amendment would increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

  After ZDNet Stock is issued, we will set forth the number of outstanding shares of ZD Stock and ZDNet Stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of ZD Stock and ZDNet Stock.

Liquidation

  The holders of ZD Stock and ZDNet Stock will be entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Ziff-Davis Inc., to receive in respect of shares of ZD Stock and shares of ZDNet Stock their proportionate interest in the net assets of Ziff-Davis Inc., if any, remaining for distribution to stockholders after payment of or provision for all liabilities, including contingent liabilities, of Ziff-Davis Inc. and payment of the liquidation preference payable to any holders of our preferred stock, pro rata in accordance with the average Market Value of a share of ZD Stock divided by the average Market Value of a share of ZDNet Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up by Ziff-Davis Inc. or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of Ziff-Davis Inc.

  The liquidation formula is intended to provide liquidation rights for each series of common stock proportionate to the respective Market Values at the time of any liquidation.

  Neither the merger nor consolidation of Ziff-Davis Inc. with any other entity, nor a sale, transfer or lease of all or any part of the assets of Ziff-Davis Inc., would alone be deemed a liquidation, dissolution or winding-up for these purposes.

ZD's Retained Interest in ZDNet

  In this document, we call the percentage interest in ZDNet intended to be represented at any time by the outstanding shares of ZDNet Stock the "Outstanding Interest Percentage", and we call the remaining percentage interest in ZDNet intended to be represented at any time by ZD's Retained Interest in ZDNet the "Retained Interest Percentage". At any time, the Outstanding Interest Percentage equals the number of shares of ZDNet Stock outstanding divided by the Total Number of Notional ZDNet Shares

Deemed Outstanding, expressed as a percentage. The Outstanding Interest Percentage can also be expressed as follows:


                Number of Shares of ZDNet Stock Outstanding
           ---------------------------------------------------------

         Total Number of Notional ZDNet Shares Deemed Outstanding

  The Retained Interest Percentage equals the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet divided by the Total Number of Notional ZDNet Shares Deemed Outstanding, expressed as a percentage. The Retained Interest can also be expressed as follows:

 Number of Shares Issuable with Respect to ZD's Retained Interest In ZDNet
   ----------------------------------------------------------------------


         Total Number of Notional ZDNet Shares Deemed Outstanding

  The sum of the Outstanding Interest Percentage and the Retained Interest Percentage always equals 100%. Thus:

   Outstanding Interest Percentage + Retained Interest Percentage = 100%
      ------------------------------------------------------------

  At the time that we file the restated charter, the Retained Interest Percentage will be 100% and the Outstanding Interest Percentage will be 0%.

 Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet

  The board of directors has determined that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. In the offering, we will attribute the net proceeds of 1,500,000 shares (the "Primary Shares") to the equity of ZDNet and will attribute the net proceeds of the remaining shares (the "Secondary Shares") to ZD in respect of its Retained Interest. The issuance of the Primary Shares will have no effect on the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet, but the issuance of the Secondary Shares will correspondingly reduce that number. Thus, after giving effect to the offering,

  . there will be 10,000,000 shares of ZDNet Stock outstanding, or 11,500,000 shares if the underwriters fully exercise their option to purchase additional shares,

  . the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decline to 61,500,000, or 60,000,000 if the underwriters fully exercise their option to purchase additional shares,

  . the Total Number of Notional ZDNet Shares Deemed Outstanding will be 71,500,000,

  . the Outstanding Interest Fraction will be approximately 14.0%, or approximately 16.1% if the underwriters fully exercise their option to purchase additional shares and

  . the Retained Interest Fraction will be approximately 86.0%, or approximately 83.9% if the underwriters fully exercise their option to purchase additional shares.

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


 Attribution of Issuances of ZDNet Stock

  After the offering, whenever we decide to issue shares of ZDNet Stock, we would determine, in our sole discretion, whether to attribute that issuance, and the proceeds thereof:

  . to ZD in respect of its Retained Interest in ZDNet, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent, or

  . to ZDNet, in a manner analogous to a primary offering of common stock.

If we issue any shares of ZDNet Stock and attribute that issuance, and the proceeds thereof, to ZD in respect of its Retained Interest in ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be reduced by the number of shares so issued, the number of outstanding shares of ZDNet Stock would be increased by the same amount, the Total Number of Notional ZDNet Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would remain unchanged, the number of outstanding shares of ZDNet Stock and the Total Number of Notional ZDNet Shares Deemed Outstanding would be increased by the number of shares so issued, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased.

 Issuances of ZDNet Stock as Distributions on ZD Stock

  We reserve the right to issue shares of ZDNet Stock as a distribution on ZD Stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to ZD in respect of its Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be reduced by the number of shares so distributed, the number of outstanding shares of ZDNet Stock would be increased by the same amount, the Total Number of Notional ZDNet Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If instead we issued shares of ZDNet Stock as a distribution on ZDNet Stock, we would attribute that distribution to ZDNet, in which case we would proportionately increase the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding would each be increased by the same percentage as the number of outstanding shares of ZDNet Stock is increased and the Retained Interest Percentage and Outstanding Interest Percentage would remain unchanged.

 Dividends on ZDNet Stock

  At the time of any dividend on the outstanding shares of ZDNet Stock, including any dividend required as a result of a Disposition of All or Substantially All of the Assets of

ZDNet, but excluding any dividend payable in ZDNet Stock, we will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in

ZDNet. Specifically, the corresponding amount will equal the aggregate amount of such dividend times a fraction, the numerator of which is the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the denominator of which is the number of shares of ZDNet Stock then outstanding.

  This amount can also be expressed as follows:

   (Aggregate Amount of Dividend on     X   (Number of Shares Issuable with Respect
   ZDNet Stock)                             to ZD's Retained Interest in ZDNet)
                                            ---------------------------------------
                                            (Number of Shares of ZDNet Stock
                                            Outstanding)

 Repurchases of ZDNet Stock

  If we decide to repurchase shares of ZDNet Stock, we would determine, in our sole discretion, whether to attribute that repurchase and the cost thereof to ZD, in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent, or to ZDNet, in a manner analogous to an issuer repurchase. If we repurchase shares of ZDNet Stock and attribute that repurchase and the cost thereof to ZD, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be increased by the number of shares so purchased, the number of outstanding shares of ZDNet Stock would be decreased by the same amount, the Total Number of Notional ZDNet Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased. If we instead attribute that repurchase and the cost thereof to ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would remain unchanged, the number of outstanding shares of ZDNet Stock and the Total Number of Notional ZDNet Shares Deemed Outstanding would be decreased by the number of shares so repurchased, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly reduced.

 Transfers of Cash or Other Property between ZD and ZDNet

  We may, in our sole discretion, determine to transfer cash or other property of ZDNet to ZD in return for a decrease in ZD's Retained Interest in ZDNet, in a manner analogous to a return of capital, or to transfer cash or other property of ZD to ZDNet in return for an increase in ZD's Retained Interest in ZDNet, in a manner analogous to a capital contribution. If we determine to transfer cash or other property of ZDNet to ZD in return for a decrease in ZD's Retained Interest in ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding would each be decreased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of ZDNet Stock on the day of transfer, the number of outstanding shares of ZDNet Stock would remain unchanged, the Retained Interest Percentage would be decreased and the Outstanding Interest Percentage would be correspondingly increased.

  If we instead determine to transfer cash or other property of ZD to ZDNet in return for an increase in ZD's Retained Interest in ZDNet, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding would each be increased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of ZDNet Stock on the day of transfer, the number of outstanding shares of ZDNet Stock would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased.

  We may not attribute issuances of ZDNet Stock to ZD, transfer cash or other property of ZDNet to ZD in return for a decrease in its Retained Interest in ZDNet or take any other action to the extent that doing so would cause the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet to decrease below zero.

  For illustrations showing how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see "Illustration of Certain Terms".

Effectiveness of Certain Terms

  The terms described under "-- Dividends", "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group", "--Optional Exchange of One Series of Common Stock for the Other Series", "--Optional Exchange for Stock of a Subsidiary", "--Voting Rights" and "--Liquidation" above apply only when there are shares of both series of common stock outstanding.

Determinations by the Board

  The restated charter will provide that, subject to applicable law, any determinations made by the board of directors in good faith under the charter or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Ziff-Davis Inc.

Preemptive Rights

  Holders of ZD Stock and ZDNet Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

Certain Other Provisions of the Amended and Restated Certificate of Incorporation and By-laws

 Preferred Stock

  The restated charter, like our current charter, provides that the board of directors may issue shares of preferred stock in one or more series from time to time. The board of directors has the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock, including without limitation, the following:

  . the distinctive serial designation of such series which shall distinguish it from other series,

  . the number of shares included in such series,

  . the dividend rate, or method of determining such rate, payable to holders of the shares of such series,

  . any condition upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable,

  . whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative,

  . the amount or amounts which shall be payable out of the assets of Ziff-
    Davis Inc. to holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding-up Ziff-Davis Inc. and the relative rights of priority, if any, of payment of the shares of such series,

  . the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of Ziff-Davis Inc. or at the option of the holder or holders thereof or upon the happening of a specified event or events,

  . the obligation, if any, of Ziff-Davis Inc. to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation,

  . whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of Ziff-Davis Inc. or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of Ziff-Davis Inc. and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto and

  . whether or not holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

  Unless a corporation's certificate provides otherwise, Section 242(b)(2) of the Delaware general corporation law automatically gives holders of the outstanding shares of a class the option to vote as a class on amendments to increase or decrease the number of authorized shares of such class. Our restated charter provides, however, that, subject to the rights of holders of any series of preferred stock, the number of authorized shares of any class or series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the outstanding shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware general corporation law or any corresponding provision hereafter enacted.

 Staggered Board of Directors

  The board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class are elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. The classification of the board of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors, because only a minority of the directors are up for election at each annual meeting, and the board of directors may not be replaced by vote of the stockholders at any one time.

 Number of Directors; Removal; Filling Vacancies

  The number of members of the board of directors will be fixed from time to time pursuant to our by-laws. Our by-laws provide that the board of directors will consist of one or more members, the number of which is determined from time to time by the board of directors. In the event of any increase or decrease in the authorized number of directors:

  . a director shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation or removal and

  . newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to maintain such classes as nearly equal in number as reasonably possible.

Directors may be removed only for cause. However, a director who is also an officer may be removed upon ceasing to be an officer. Vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, the sole remaining director of that class if one such director remains, the majority vote of the directors of the remaining classes if no such director remains or stockholders at an annual meeting of stockholders of Ziff-Davis Inc.

  A director elected to fill a vacancy shall serve for the remainder of his term of office of the class to which he is elected. These provisions prevent any stockholder from enlarging the board of directors and then filling the new directorships with such stockholder's own nominees.

 No Stockholder Action by Written Consent; Special Meetings

  Any action required or permitted to be taken by the stockholders of Ziff-Davis Inc. must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of

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Ziff-Davis Inc. may be called only by the chairman of the board of directors or the board of directors pursuant to a resolution stating the purpose or purposes of the special meeting. Any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, Vice Chairman, President or the board of directors for consideration of such proposal.

 Advance Notice for Stockholder Nominations and Proposals of New Business

  Our by-laws establish an advance notice procedure. This procedure requires stockholders to deliver to Ziff-Davis Inc. notice of any proposal to be presented or of a candidate to be nominated for election as a director of Ziff-Davis Inc. not less than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed, in a public filing or otherwise, is less than 70 days prior to the date of the meeting, such advance notice shall be given not more than 10 days after such date is first so announced or disclosed. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

 Amendments

  The affirmative vote of holders of at least 80% of the stock entitled to vote generally in the election of directors, voting together as a single class, or a majority of the board of directors, is required to amend provisions of our by-laws relating to stockholder action without a meeting, the calling of special meetings, the number, or manner of determining the number, of Ziff-Davis Inc.'s directors, the election and term of Ziff-Davis Inc.'s directors, the filling of vacancies and the removal of directors.

Certain Provisions of Delaware Law

  Ziff-Davis Inc. is subject to the business combination provisions of Section 203 of the Delaware general corporation law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

  . the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the board of directors prior to the date the interested stockholder obtained such status,

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by

    . persons who are directors and also officers and

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    . employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Ziff-Davis Inc. and, accordingly, may discourage attempts to acquire Ziff-Davis Inc. Since the board of directors approved the acquisition of common stock by SBH before SBH acquired such common stock, SBH is not an interested stockholder for these purposes.

Limitations on Liability and Indemnification of Officers and Directors

  Section 102 of the Delaware general corporation law authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the Delaware general corporation law does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated charter and by-laws include provisions which limit or eliminate the personal liability of Ziff-Davis Inc.'s directors to the fullest extent permitted by Section 102 of the Delaware general corporation law. Consequently, a director will not be personally liable to Ziff-Davis Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Ziff-Davis Inc. or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

  Our by-laws provide that the Ziff-Davis Inc. indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of Ziff-Davis Inc. or serves or served at the request of Ziff-Davis Inc. any other enterprise as a director, officer or employee. Our by-laws provide that expenses, including attorneys' fees,

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


incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Ziff-Davis Inc. promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Ziff-Davis Inc. The inclusion of these indemnification provisions in our by-laws is intended to enable Ziff-Davis Inc. to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

  The directors and officers of Ziff-Davis Inc. are insured under policies of insurance maintained by Ziff-Davis Inc., subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors. In addition to the protection available under our restated charter, by-laws and insurance policies, we have entered into agreements with our outside directors to indemnify them to the fullest extent permitted by law against losses arising from any claim against them by reason of being or having been a director. In addition, the limited liability provisions in our restated charter and the indemnification provisions in our by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty, including breaches resulting from grossly negligent conduct, and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Ziff-Davis Inc. and our stockholders. Furthermore, a stockholder's investment in Ziff-Davis Inc. may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers of Ziff-Davis Inc. pursuant to the indemnification provisions in our by-laws. The limited liability provisions in our restated charter will not limit the liability of directors under federal securities laws.

  Section 203 of the Delaware general corporation law, and the provisions of our restated charter and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Ziff-Davis Inc. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the board of directors.

Stock Transfer Agent and Registrar

  The Bank of New York is the registrar and transfer agent for ZD Stock and ZDNet Stock.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the offering, there has been no public market for ZDNet Stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Future sales of substantial amounts of ZDNet Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of ZDNet Stock. See "Risk Factors--Risk Factors Relating To ZDNet Stock--The Market Price Of ZDNet Stock May Be Adversely Affected Due To Shares Of ZDNet Stock Eligible For Future Sale".

  Upon completion of the offering, Ziff-Davis Inc. expects to have 10,000,000 shares of ZDNet Stock outstanding or 11,500,000 shares if the underwriters fully exercise their option to purchase additional shares. These shares will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of Ziff-Davis Inc. Rule 144 defines an affiliate of Ziff-Davis Inc. as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Ziff-Davis Inc.

  Softbank has indicated it will not purchase any shares of ZDNet Stock. Ziff-Davis Inc. expects that certain directors and officers who may be considered to be affiliates will acquire approximately . shares of ZDNet Stock in the offering. These shares will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold without registration under the Securities Act unless exempted from such registration, including among others, the exemption provided by Rule 144 under the Securities Act. One year after the date of this prospectus these shares of ZDNet Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described below.


  In general, under Rule 144 if a period of at least one year has elapsed since the later of the date the "restricted shares" were acquired from Ziff-Davis Inc. and the date they were acquired from an affiliate, then the holder of such restricted shares, including an affiliate, is entitled to sell a number of shares within any three-month period that:

  . does not exceed the greater of 1% of the then outstanding shares or

  . the average weekly reported volume of trading of such shares on the NYSE during the four calendar weeks preceding such sale.

  The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to:

  . the manner of such sales,

  . notices of such sales and

  . the availability of current public information concerning Ziff-Davis Inc.


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


  Under Rule 144 (k), a holder of restricted shares may sell shares immediately without regard to the volume limitations and other restrictions described above if:

  . a period of at least two years has passed between the later of (1) the date restricted securities were acquired from Ziff-Davis Inc. and (2) the date they were acquired from an affiliate, as applicable,

  . the holder is not an affiliate at the time of the sale and

  . has not been an affiliate for at least three months prior to the sale.

  After the offering is completed, members of Ziff-Davis Inc.'s management will have the right to purchase approximately 10,200,000 additional shares of ZDNet Stock under employee stock options. Also, assuming the underwriters do not exercise their option to purchase additional shares, after the offering is completed, Ziff-Davis Inc. will be entitled to issue up to 90,000,000 shares of ZDNet Stock. Of these shares, up to 61,500,000 shares may be for the account of ZD in respect of its Retained Interest in ZDNet.

  Notwithstanding the information above, in connection with the offering, Ziff-Davis Inc.

and the officers and directors referred to above have agreed that, during the period ending 180 days after the date of the prospectus, they will not, directly or indirectly:

  . offer,

  . pledge,

  . sell,

  . contract to sell,

  . sell any option or contract to purchase,

  . purchase any option or contract to sell,

  . grant any option, right or warrant to purchase,

  . lend or

  . otherwise transfer or dispose of,

any shares of ZDNet Stock or any securities convertible into or exercisable or exchangeable for ZDNet Stock, unless they obtain the prior written consent of the representatives of the underwriters on behalf of the underwriters. This restriction applies whether such shares or any such securities are owned by such person at the time or are thereafter acquired directly from Ziff-Davis Inc.

  Ziff-Davis Inc. and the officers and directors referred to above have also agreed that, during the period ending 180 days after the date of the prospectus, they will not, directly or indirectly, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ZDNet Stock.

  These restrictions apply whether any such transaction described above is to be settled by delivery of ZDNet Stock or such other securities, in cash or otherwise.

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


  The restrictions described above do not apply to:

  . the sale to the underwriters of the shares of ZDNet Stock under the underwriting agreement,

  . the issuance by Ziff-Davis Inc. of shares of ZDNet Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing,

  . the grant of options under existing employee benefit plans or

  . transactions by any person other than Ziff-Davis Inc. relating to shares of ZDNet Stock or other securities acquired in open market transactions after the offering is completed.

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


                          ZIFF-DAVIS INC.'S DEBT

  The following summaries highlight key provisions of Ziff-Davis Inc.'s 8 1/2% senior subordinated notes and credit facility. These summaries are not substitutes for the more detailed information contained in Ziff-Davis Inc.'s indenture and credit facility, copies of which have been filed as exhibits to this registration statement.

Notes

  General

  Concurrently with the initial public offering of our Ziff-Davis Inc. common stock on April 28, 1998, Ziff-Davis Inc. sold $250 million in principal amount of 8 1/2% senior subordinated notes due May 1, 2008. The notes are general unsecured senior subordinated obligations of Ziff-Davis Inc. and rank on parity with all other unsecured and subordinated indebtedness of Ziff-Davis Inc. The notes are subordinated in right of payment to all Senior Indebtedness of Ziff-Davis Inc., as defined in the indenture for the Notes.

  The notes are redeemable, at Ziff-Davis Inc.'s option, in whole or in part, at any time after May 1, 2003, at redemption prices starting at 104.250% of their principal amount and declining to 100% of their principal amount on or after May 1, 2006, plus accrued and unpaid interest. In addition, upon a Change of Control of Ziff-Davis Inc., as defined in the indenture for the Notes, each holder of notes will have the right to require Ziff-Davis Inc. to purchase such holder's notes. Ziff-Davis Inc. will be permitted to redeem a portion of the notes following one or more public equity offerings consummated prior to May 1, 2001.

  Covenants

  The indenture for the notes contains certain restrictive covenants, including the following:

  . a limitation on the ability of Ziff-Davis Inc. and its restricted subsidiaries, as defined in the indenture, to incur any indebtedness other than permitted indebtedness, as defined in the indenture, or to incur senior subordinated indebtedness or certain indebtedness secured by liens,

  . a limitation on the ability of Ziff-Davis Inc. and its restricted subsidiaries to, directly or indirectly, make any Restricted Payment, as defined in the indenture, including payment of dividends, prepayment of subordinated indebtedness and the repurchase of capital stock,

  . a limitation on the ability of Ziff-Davis Inc. to suffer to exist certain dividend and other payment restrictions affecting its restricted subsidiaries,

  . a limitation on the ability of Ziff-Davis Inc. to sell or to permit any restricted subsidiary to issue or sell capital stock of a restricted subsidiary,

  . a limitation on the ability of Ziff-Davis Inc. and its restricted subsidiaries to consummate certain Asset Sales, as defined in the indenture, unless certain conditions are fulfilled and

  . limitations on any transaction with affiliates.

Certain of these covenants will terminate if and when the notes receive an investment grade rating. In addition, the indenture limits the ability of Ziff-Davis Inc. to merge with or to transfer all or substantially all of its assets to another person. The notes provide for acceleration upon customary events of default.

Credit Facility

  Ziff-Davis Inc. is party to a secured guaranteed credit agreement with The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank to provide a $1.35 billion term credit facility. The amount outstanding under this facility at September 30, 1998 was $1.205 billion. The credit facility consists of:

  . a seven-year $400 million reducing revolving credit facility, with $255 million drawn as of September 30, 1998,

  . a seven-year $450 million term loan and

  . an eight-year $500 million term loan.

There are various customary conditions to draw-downs under the revolving commitments. The revolving credit commitments will be reduced and the $450 million term loan will be amortized, beginning in September 2000, by:

  . 10% in 2000, in two equal quarterly installments,

  . 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and

  . 10% at final maturity in March 2005.

The $500 million term loan will be amortized, beginning in September 2000, by:

  . $2 million in 2000, in two equal quarterly installments,

  . $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and

  . $478 million at final maturity in March 2006.

  The credit facility is secured, in part, by a first priority security interest in capital stock of certain subsidiaries of Ziff-Davis Inc. and is guaranteed by certain wholly owned domestic subsidiaries of Ziff-Davis Inc., in each case, including ZD Inc. and ZD Events.

  The credit facility contains certain customary affirmative and negative covenants, including covenants with respect to:

  . the delivery of financial statements and other information,

  . limitations on dispositions of assets,

  . changes of business and ownership,

  .  mergers or acquisitions,

  .  restricted payments,

  .  indebtedness,

  .  loans and investments,

  .  transactions with affiliates,

  .  negative pledge of assets,

  .  maintenance of adequate and customary insurance coverage,

  .  compliance with all applicable laws and regulations and

  . restriction on modifications of certain agreements, charter documents or other material documents without the consent of the lenders.

The credit facility also contains certain financial covenants.

  The failure to satisfy any of the covenants would constitute an event of default under the credit facility. The credit facility also includes other customary events of default, including, without limitation, nonpayment, misrepresentation in a material respect, cross-default to other indebtedness, bankruptcy, ERISA, judgments and change of control.

                  CERTAIN UNITED STATES TAX CONSEQUENCES

  The following discussion summarizes certain U.S. federal income tax consequences of the ownership of ZDNet Stock, including certain anticipated U.S. income and estate tax consequences of the ownership and disposition of ZDNet Stock applicable to non-U.S. holders, as defined below, of such ZDNet Stock. This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws are subject to change, possibly on a retroactive basis.

 You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

General

  We believe that for federal income tax purposes ZDNet Stock will be considered common stock of Ziff-Davis Inc. Accordingly, we believe that for federal income tax purposes neither we nor any U.S. holder will recognize any income, gain or loss as a result of the issuance of ZDNet Stock. You are a "U.S. holder" for U.S. federal income tax purposes if you are a beneficial owner of common stock and are:

  . a citizen or resident of the U.S.,

  . a corporation organized under the laws of the U.S. or any state,

  . an estate, the income of which is subject to U.S. federal income tax without regard to its source or

  . a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

  There are, however, no court decisions or other authorities bearing directly on the classification of instruments with characteristics similar to those of ZDNet Stock. In addition, the IRS has announced that it will not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary.

  The Administration's budget proposals released on February 1, 1999 would require the recognition of gain on the issuance of certain tracking stock, such as ZDNet Stock, and gives the Treasury Department the authority to treat tracking stock as nonstock or as stock of another entity as appropriate to prevent tax avoidance. Because the proposal would only be effective for tracking stock issued on or after the date of enactment, the proposal will not affect the re-classification of existing common stock into ZD Stock or the issuance of the ZDNet Stock in the offering. However, if the proposal is enacted, it is possible thatZiff-Davis Inc. might determine to exercise its right to exchange ZD Stock for ZDNet Stock in order to eliminate any tracking stock from its capital structure. The Treasury Department's explanation expresses the view that the use of tracking stock "is clearly outside the contemplation of" the Code and that "no inference regarding the tax treatment of [such stock] under current law is intended by [the] proposal".

Certain United States Tax Consequences to Non-U.S. Holders

  The following discussion summarizes certain U.S. federal income and estate tax consequences of the ownership and disposition of common stock by "Non-U.S. Holders". You are a "non-U.S. holder" for U.S. federal income tax purposes if you are:

  . a non-resident alien individual,

  . a foreign corporation,

  . a foreign partnership or

  . an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

 Dividends

  If you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, the dividends are effectively connected with your conduct of a trade or business within the U.S., and they are attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. income tax on a net income basis on such dividends, then such "effectively connected" dividends generally are not subject to withholding tax. Instead, such effectively connected dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

  Effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

  Under currently effective U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has knowledge to the contrary, also applies for the purposes of determining whether a lower tax treaty rate applies.

  Under U.S. Treasury regulations, which will generally apply to dividends paid after December 31, 1999 (the "Final Withholding Regulations"), if you claim the benefit of a lower treaty rate, you must satisfy certain certification requirements. In addition, in the case of common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership and the partnership must provide certain information, including a U.S. taxpayer identification number. The Final Withholding Regulations also provide look-through rules for tiered partnerships.

  If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the Internal Revenue Service.

 Gain on Disposition of Common Stock

  If you are a non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of common stock unless:

  . the gain is effectively connected to your conduct of a trade or business in the U.S. (and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis on gain from the sale or other disposition of the common stock),

  . you are an individual, you hold the common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist or

  . Ziff-Davis Inc. is or has been a "United States real property holding corporation" for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock of Ziff-Davis Inc. (and you are not eligible for any treaty exemption).

  Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

  Ziff-Davis Inc. has not been, is not, and does not anticipate becoming a "United States real property holding corporation" for federal income tax purposes.

 Federal Estate Taxes

  Common stock held by a non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

  In general, U.S. information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

  . subject to the 30% withholding tax discussed above or

  . not subject to the 30% withholding tax because an applicable tax treaty reduces or eliminates such withholding tax, although dividend payments to you will be reported for purposes of the withholding tax (see "--Dividends" above). If you do not meet either of these requirements for exemption and you fail to provide certain information (including your U.S. taxpayer identification number) or otherwise establish your status as an "exempt recipient", you may be subject to backup withholding of U.S. federal income tax at a rate of 31% on dividends paid with respect to common stock.

  Under current law, the payor may generally treat dividends paid to a payee with a foreign address as exempt from backup withholding and information reporting unless the payor has definite knowledge that the payee is a U.S. person. However, under the Final Withholding Regulations, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met. (See the discussion under "--Dividends" for the rules applicable to foreign partnerships under the Final Withholding Regulations.)

  U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of common stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of common stock through an office outside the U.S. of a broker that:

  . is a U.S. person,

  . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.,

  . is a "controlled foreign corporation" as to the U.S. or

  . with respect to payments made after December 31, 1999, is a foreign partnership, if at any time during its tax year:

    . one or more of its partners are U.S. persons, as defined in U.S.
     Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

    . such foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person or otherwise establishes an exemption.

  Payment of the proceeds of a sale of common stock to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

  A non-U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the IRS.

                            VALIDITY OF ZDNET STOCK

  The validity of ZDNet Stock offered hereby will be passed upon for Ziff-Davis Inc. by Sullivan & Cromwell, New York, New York, U.S. counsel to Ziff-Davis Inc., and for the underwriters by Hale and Dorr LLP, Boston, Massachusetts, U.S. counsel to the underwriters.

                                    EXPERTS

  The combined financial statements of Ziff-Davis Inc. and ZD COMDEX and Forums Inc. as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997, the consolidated financial statements of Ziff-Davis Inc. as of December 31, 1995 and February 28, 1996 and for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, the combined financial statements of ZD as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997, the combined financial statements of ZD Publishing as of December 31, 1995 and February 28, 1996 and for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, the combined financial statements of ZDNet as of December 31, 1996 and 1997 and for the period from February 29, 1996 to December 31, 1996 and for the year ended December 31, 1997, and the combined financial statements of ZDNet as of December 31, 1995 and February 28, 1996 and for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, included in this prospectus have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

  Ziff-Davis Inc. has filed a registration statement under the Securities Act that registers ZDNet Stock offered by this prospectus.

  The registration statement (including the attached exhibits and schedules) that we filed with the Securities and Exchange Commission contains additional relevant information about Ziff-Davis Inc. and ZDNet Stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this prospectus.

  In addition, we file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:

  Public Reference Room    New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.   7 World Trade Center       Citicorp Center
  Room 1024                Suite 1300                 500 West Madison Street
  Washington, D.C. 20549   New York, New York 10048   Suite 1400
                                                      Chicago, Illinois 60661-
                                                      2511

  You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

  The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Ziff-Davis Inc., who file electronically with the Commission. The address of that site is http://www.sec.gov.

  Our existing common stock is listed on the NYSE. You may also obtain copies of this information at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to give any information or make any representation about us or this offering that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                             INDEX OF CERTAIN TERMS

                                                             Page on which
                                                         term is defined in the
Term                                                           Prospectus
----                                                     ----------------------
50% of Total Market Capitalization Threshold...........           168
65% of Total Market Capitalization Trigger.............           168
All or Substantially All of the Assets.................           163
Available Dividend Amount..............................           161
Central Services.......................................            47
COMDEX.................................................           148
Disposition............................................           162
Effective Date.........................................           166
Exempt Disposition.....................................           163
Fair Value.............................................           164
Group..................................................           155
Incentive Plan.........................................           138
MAC Assets.............................................           148
Market Capitalization..................................           164
Market Value...........................................           164
Number of Shares Issuable with Respect to ZD's Retained
 Interest in ZDNet.....................................           157
Outstanding Interest Percentage........................           172
Proportionate Interest.................................           165
Repriced Softbank Options..............................           133
Retained Interest Percentage...........................           172
Shares.................................................           U-1
Softbank...............................................            72
Softbank Options.......................................           133
Total Number of Notional ZDNet Shares Deemed
 Outstanding...........................................           165
Trading Day............................................           165

                                                                         ANNEX I

                         ILLUSTRATION OF CERTAIN TERMS
  The following illustrations show how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding.

  "Total Number of Notional ZDNet Shares Deemed Outstanding" means the number of shares of ZDNet Stock outstanding plus the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

  At any given time, the percentage interest in ZDNet intended to be represented by the outstanding shares of ZDNet Stock (i.e., the Outstanding Interest Percentage) is equal to:

                       Outstanding Shares of ZDNet Stock
      ----------------------------------------------------------
            Total Number of Notional ZDNet Shares Deemed Outstanding

and the remaining percentage interest in ZDNet intended to be represented by ZD's Retained Interest in ZDNet (i.e., the Retained Interest Percentage) is equal to:

            Number of Shares Issuable with Respect to ZD's Retained
                               Interest in ZDNet
      ----------------------------------------------------------
            Total Number of Notional ZDNet Shares Deemed Outstanding

  The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In our example, before the first issuance the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet and the Total Number of Notional ZDNet Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

The Offering

  The following illustrations reflect an assumed issuance by Ziff-Davis Inc. of 15 shares of ZDNet Stock in the offering.

 Offering for Account of ZD

  Assume the issuance is attributed to ZD in respect of its Retained Interest (as currently planned), with the net proceeds credited solely to ZD.

      Shares previously issued and outstanding.............................   0
      Newly issued shares for account of ZD................................  15
                                                                            ---
          Total issued and outstanding after the offering..................  15
                                                                            ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would decrease by the number of shares of ZDNet Stock sold for the account of ZD.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to the offering......................................... 100
      Shares issued in the offering........................................  15
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after the offering.....................................  85
                                                                            ===

  . As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       15
                                   --------
                                    15 + 85

   The Retained Interest Percentage would accordingly be 85%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the total number of shares of ZDNet Stock issued and outstanding following the offering (15)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 15 shares of ZDNet Stock outstanding (an aggregate of $15), ZD would be credited with $85, and ZDNet would be charged with that amount in addition to the $15 dividend paid to the holders of ZDNet Stock (a total of $100).

 Offering for Account of ZDNet

  Assume the issuance is attributed to ZDNet as an increase in its equity, with the net proceeds credited solely to ZDNet.

      Shares previously issued and outstanding...............................   0
      Newly issued shares for account of ZDNet...............................  15
                                                                              ---
          Total issued and outstanding after the offering....................  15
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet (100) would remain unchanged.

  . As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of about 13%, calculated as follows:

                                       15
                                    --------
                                    15 + 100

The Retained Interest Percentage would accordingly be about 87%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (100) to the total number of shares of ZDNet Stock issued and outstanding following the offering (15)) of the aggregate amount of such dividend or distribution.

Additional Offerings of ZDNet Stock

  The following illustrations reflect an assumed issuance of an additional 15 shares of ZDNet Stock after the assumed initial issuance of 15 shares for the account of ZD.

 Additional Offering for Account of ZD

  Assume the issuance is attributed to ZD in respect of its Retained Interest, with the net proceeds credited solely to ZD.

      Shares previously issued and outstanding...............................  15
      Newly issued shares for account of ZD..................................  15
                                                                              ---
          Total issued and outstanding after additional offering.............  30
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would decrease by the number of shares of ZDNet Stock issued for the account of ZD

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to the additional offering.............................  85
      Newly issued shares for account of ZD...............................  15
                                                                           ---
        Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after the additional offering...........................  70
                                                                           ===

  . As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of 30%, calculated as follows:

                                       30
                                   --------
                                    30 + 70

   The Retained Interest Percentage would accordingly be reduced to 70%.

  . In this case, in the event of any dividend or other distribution paid on ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 233% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (70) to the total number of shares of ZDNet Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

 Additional Offering for Account of ZDNet

  Assume the issuance is attributed to ZDNet as an increase in its equity, with the net proceeds credited solely to ZDNet.

      Shares previously issued and outstanding...............................  15
      Newly issued shares for account of ZDNet...............................  15
                                                                              ---
          Total issued and outstanding after the additional offering.........  30
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet (85) would remain unchanged.

  . As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of about 26%, calculated as follows:

                                       30
                                   --------
                                    30 + 85

   The Retained Interest Percentage would accordingly be reduced to about 74%.

  . In this case, in the event of any dividend or other distribution paid on ZDNet Stock (other than a dividend or other distribution payable in shares of ZDNet Stock), ZD would be credited, and ZDNet would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the total number of shares of ZDNet Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

 Offerings of Convertible Securities

  If we were to issue any securities convertible into or exercisable for shares of ZDNet Stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such issuance. If any shares of ZDNet Stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional Offering for Account of ZD", if such securities were attributed to ZD, or under "Additional Offering for Account of ZDNet", if such securities were attributed to ZDNet.

Repurchases of ZDNet Stock

  The following illustrations reflect an assumed repurchase by Ziff-Davis Inc. of 5 shares of ZDNet Stock after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD.

 Repurchase for the Account of ZD

  Assume the repurchase is attributed to ZD as an increase in its Retained Interest in ZDNet, with the cost charged solely against ZD.

      Shares previously issued and outstanding...............................  15
      Shares repurchased for account of ZD...................................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  10
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be increased by the number of any shares of ZDNet Stock repurchased for the account of ZD.

      Number of Shares Issuable with Respect to ZD's Retained
       Interest in ZDNet prior to repurchase..............................   85
      Number of shares repurchased for the account of ZD..................    5
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest
           in ZDNet after repurchase......................................   90
                                                                            ===

  . As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                       10
                                   --------
                                    10 + 90

   The Retained Interest Percentage would accordingly be increased to 90%.

 Repurchase for Account of ZDNet without Participation by ZD

  Assume the repurchase is attributed to ZDNet, with the cost being charged solely against ZDNet. Further assume that the board of directors does not determine to transfer assets from ZDNet to ZD to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

      Shares previously issued and outstanding...............................  15
      Shares repurchased for account of ZDNet................................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  10
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet (85) would remain unchanged.

  . As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 11%, calculated as follows:

                                       10
                                   --------
                                    10 + 85

   The Retained Interest Percentage would accordingly be increased to about
89%.

 Repurchase for Account of ZDNet with Participation by ZD

  Assume the repurchase is attributed to ZDNet, with the cost being charged solely against ZDNet. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the board of directors determines to transfer cash or other assets from ZDNet to ZD to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

      Shares previously issued and outstanding...............................  15
      Shares repurchased for account of ZDNet................................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  10
                                                                              ===

  . In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the board of directors determines that the Market Value of a share of ZDNet Stock in this context is $20 and transfer from ZDNet to ZD an amount of cash or other assets equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the total number of shares of ZDNet Stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of ZDNet Stock ($100), or a total of $567.

  . In that case, the Number of Shares Issuable with Respect to ZD's Retained
    Interest in ZDNet (85) would decrease by the amount of cash so transferred ($567) divided by the Market Value per share of ZDNet Stock ($20).

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to transfer.............................................  85
      Adjustment in respect of ZD's Retained Interest to reflect transfer to ZD of funds theretofore allocated to ZDNet.......................  28
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after transfer.........................................  57
                                                                            ===

  . As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:
                                       10
                                   --------
                                    10 + 57

   The Retained Interest Percentage would accordingly continue to be 85%.

  . Assuming that the board of directors transferred only half of the $567 amount, or $283.50, from ZDNet to ZD, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of ZDNet Stock ($20).

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to transfer............................................  85
      Adjustment in respect of ZD's Retained Interest to reflect transfer to ZD of cash theretofore allocated to ZDNet.......................  14
                                                                           ---
      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet after transfer...............................................  71
                                                                           ===

  . In that case, as a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 12%, calculated as follows:

                                       10
                                    -------
                                    10 + 71

   The Retained Interest Percentage would accordingly be increased to about
88%.

ZDNet Stock Dividends

  The following illustrations reflect assumed dividends of ZDNet Stock on outstanding shares of ZD Stock and outstanding shares of ZDNet Stock, respectively, after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD.

 ZDNet Stock Dividend on ZD Stock

  Assume 1,000 shares of ZD Stock are outstanding and Ziff-Davis Inc. declares a dividend of 1/20 of a share of ZDNet Stock on each outstanding share of ZD Stock.

      Shares previously issued and outstanding..............................  15
      Newly issued shares for account of ZD.................................  50
                                                                             ---
        Total issued and outstanding after dividend.........................  65
                                                                             ===

  . Any dividend of shares of ZDNet Stock to the holders of shares of ZD
    Stock would be treated as a reduction in the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to dividend...........................................   85
      Number of shares distributed on outstanding shares of ZD Stock for
       account of ZD.....................................................   50
                                                                           ---
        Number of Shares Issuable with Respect to ZD's Retained Interest
         in ZDNet after dividend.........................................   35
                                                                           ===

  . As a result, the total issued and outstanding shares (65) would in the aggregate represent an Outstanding Interest Percentage of 65%, calculated as follows:

                                       65
                                    -------
                                    65 + 35

   The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of ZD Stock would also hold 50 shares of ZDNet Stock, which would be intended to represent a 50% interest in the value attributable to ZDNet.

 ZDNet Stock Dividend on ZDNet Stock

  Assume Ziff-Davis Inc. declares a dividend of 1/5 of a share of ZDNet Stock on each outstanding share of ZDNet Stock.

      Shares previously issued and outstanding...............................  15
      Newly issued shares for account of ZDNet...............................   3
                                                                              ---
          Total issued and outstanding after dividend........................  18
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be increased proportionately to reflect the stock dividend payable in shares of ZDNet Stock to holders of shares of ZDNet Stock. That is, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet would be increased by a number equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet (85) to the number of shares of ZDNet Stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to dividend..............................................  85
      Adjustment in respect of ZD's Retained Interest to reflect shares distributed on outstanding shares of ZDNet Stock.....................  17
                                                                             ---
        Number of Shares Issuable with Respect to ZD's Retained Interest in
         ZDNet after dividend............................................... 102
                                                                             ===

  . As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                       18
                                   ---------
                                    18 + 102

   The Retained Interest Percentage would accordingly continue to be 85%.

Capital Transfers of Cash or Other Assets between ZD and ZDNet

 Capital Contribution of Cash or Other Assets from ZD to ZDNet

  The following illustration reflects the assumed contribution by ZD to ZDNet, after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD, of $40 of assets allocated to ZD at a time when the Market Value of the ZDNet Stock is $20 per share.

      Shares previously issued and outstanding...............................  15
      Newly issued shares....................................................   0
                                                                              ---
          Total issued and outstanding after contribution....................  15
                                                                              ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be increased to reflect the contribution to ZDNet of assets theretofore allocated to ZD by a number equal to the value of the assets contributed ($40) divided by the Market Value of ZDNet Stock at that time ($20), or 2 shares.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to contribution........................................   85
      Increase to reflect contribution to ZDNet of assets allocated to
       ZD.................................................................    2
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest
           in ZDNet after contribution....................................   87
                                                                            ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                       15
                                   --------
                                    15 + 87

   The Retained Interest Percentage would accordingly be increased to a little more than 85%.

 Return of Capital Transfer of Cash or Other Assets from ZDNet to ZD

  The following illustration reflects the assumed transfer by ZDNet to ZD, after the assumed initial issuance of 15 shares of ZDNet Stock for the account of ZD, of $40 of assets allocated to ZDNet on a date on which the Market Value of ZDNet Stock is $20 per share.

      Shares previously issued and outstanding.............................  15
      Newly issued shares..................................................   0
                                                                            ---
          Total issued and outstanding after contribution..................  15
                                                                            ===

  . The Number of Shares Issuable with Respect to ZD's Retained Interest in
    ZDNet would be decreased to reflect the transfer to ZD of assets theretofore allocated to ZDNet by a number equal to the value of the assets transferred ($40) divided by the Market Value of ZDNet Stock at that time ($20), or 2 shares.

      Number of Shares Issuable with Respect to ZD's Retained Interest in
       ZDNet prior to contribution.........................................  85
      Decrease to reflect transfer to ZD of assets allocated to ZDNet......   2
                                                                            ---
          Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet after contribution.....................................  83
                                                                            ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little more than 15%, calculated as follows:
                                       15
                                   --------
                                    15 + 83

   The Retained Interest Percentage would accordingly be decreased to a little less than 85%.

                       INDEX TO FINANCIAL STATEMENTS

  Ziff-Davis Inc. is offering shares of ZDNet Stock by this prospectus. In order to prepare separate financial statements for ZD and ZDNet, we have separated ZDNet, our online business division, from ZD, which includes the rest of our businesses and a Retained Interest in ZDNet, and we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding combined financial statements of Ziff-Davis Inc. Because ZD currently has a 100% Retained Interest in ZDNet, the financials of ZD reflect a 100% equity interest in ZDNet in a manner similar to the equity method of accounting provided by APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
ZDNet
  Report of independent accountants.......................................  F-5
  Combined balance sheets as of December 31, 1996 and 1997 and September
   30, 1998 (unaudited)...................................................  F-6
  Combined statements of operations for the period from February 29, 1996 to December 31, 1996, for the year ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited)..............  F-7
  Combined statements of cash flows for the period from February 29, 1996 to December 31, 1996, for the year ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited)..............  F-8
  Combined statements of changes in division equity for the period from
   February 29, 1996 to December 31, 1996, for the year ended December 31,
   1997 and for the nine months ended September 30, 1998 (unaudited)......  F-9
  Notes to combined financial statements.................................. F-10
ZDNet (predecessor)
  Report of independent accountants....................................... F-30
  Combined balance sheets as of December 31, 1995 and February 28, 1996... F-31
  Combined statements of operations for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996........... F-32
  Combined statements of cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996........... F-33
  Combined statements of changes in division equity for the year ended
   December 31, 1995 and for the period from January 1, 1996 to February
   28, 1996............................................................... F-34
  Notes to combined financial statements.................................. F-35

                                    ZD
                        (a division of Ziff-Davis Inc.)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
ZD
  Report of independent accountants....................................... F-44
  Combined balance sheets as of December 31, 1996 and 1997 and September
   30, 1998 (unaudited)................................................... F-45
  Combined statements of operations for the years ended December 31, 1995,
   December 31, 1996, and December 31, 1997 and the nine months ended
   September 30, 1997 and 1998 (unaudited)................................ F-46
  Combined statements of cash flows for the years ended December 31, 1995,
   December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (unaudited)................................................... F-47
  Combined statements of changes in division equity for the years ended
   December 31, 1995, December 31, 1996 and 1997 and the nine months ended
   September 30, 1998 (unaudited)......................................... F-48
  Notes to combined financial statements.................................. F-49
ZD Publishing (a predecessor of ZD)
  Report of independent accountants....................................... F-81
  Combined balance sheets as of December 31, 1995 and February 28, 1996... F-82
  Combined statements of operations for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996........... F-83
  Combined statements of cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996........... F-84
  Combined statements of changes in division equity for the year ended
   December 31, 1995 and for the period ended February 28, 1996........... F-85
  Notes to combined financial statements.................................. F-86

                              ZIFF-DAVIS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          -----
Ziff-Davis Inc.
  Report of independent accountants...................................... F-100
  Combined balance sheets as of December 31, 1996 and 1997 and September
   30, 1998 (unaudited).................................................. F-101
  Combined statements of operations for the years ended December 31,
   1995, December 31, 1996, and December 31, 1997 and the nine months ended September 30, 1997 and 1998 (unaudited)......................... F-102
  Combined statements of cash flows for the years ended December 31,
   1995, December 31, 1996 and 1997 and the nine months ended September
   30, 1997 and 1998 (unaudited)......................................... F-103
  Combined statements of changes in stockholders' equity for the years ended December 31, 1995, December 31, 1996 and 1997 and the nine months ended September 30, 1998 (unaudited)........................... F-104
  Notes to combined financial statements................................. F-105
ZDI (Formerly Ziff-Davis Publishing Company)
  Report of independent accountants...................................... F-134
  Consolidated balance sheets as of December 31, 1995 and February 28,
   1996.................................................................. F-135
  Consolidated statements of operations for the year ended December 31,
   1995 and for the period from January 1, 1996 to February 28, 1996..... F-136
  Consolidated statements of cash flows for the year ended December 31,
   1995 and for the period from January 1, 1996 to February 28, 1996..... F-137
  Consolidated statements of changes in stockholders' equity for the year ended December 31, 1995 and for the period ended February 28, 1996.... F-138
  Notes to combined financial statements................................. F-139

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZDNet (a division of Ziff-Davis Inc., the "Company") at December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from February 29, 1996 to December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As described in Note 1 to the financial statements, ZDNet is a division of Ziff-Davis Inc.; accordingly, the financial statements of ZDNet should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
December 17, 1998

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS

                          (dollars in thousands)

                                                   December 31,
                                                  --------------- September 30,
                                                   1996    1997       1998
                                                  ------- ------- -------------
                                                                   (unaudited)
                     ASSETS
Current assets:
  Cash and cash equivalents...................... $   --  $    28    $   425
  Accounts receivable, net of allowance for
   doubtful accounts of $201, $522 and $802, for
   1996, 1997 and September 30, 1998,
   respectively..................................   6,600  11,396     15,024
  Deferred taxes.................................     --       69        242
  Other current assets...........................   1,252      28         53
                                                  ------- -------    -------
    Total current assets.........................   7,852  11,521     15,744
Property and equipment, net......................   2,070   3,145      4,964
Investment, at cost..............................     --      --       5,000
Deferred taxes...................................   4,722   5,496      5,639
Intangible assets, net...........................  67,863  67,164     63,746
                                                  ------- -------    -------
    Total assets................................. $82,507 $87,326    $95,093
                                                  ======= =======    =======
         LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable............................... $ 2,715 $   645    $ 2,744
  Accrued expenses...............................   1,124   2,208      3,063
  Unearned income................................      93     --         734
                                                  ------- -------    -------
    Total current liabilities....................   3,932   2,853      6,541
Non-current liabilities..........................     --    1,181        817
                                                  ------- -------    -------
    Total liabilities............................   3,932   4,034      7,358
                                                  ------- -------    -------
Commitments and contingencies (Notes 12, 13 and
 14)
Division equity..................................  78,575  83,292     87,735
                                                  ------- -------    -------
    Total liabilities and division equity........ $82,507 $87,326    $95,093
                                                  ======= =======    =======

     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS

                          (dollars in thousands)

                                                               Nine months
                                 Period from                      ended
                              February 29, 1996  Year ended   September 30,
                               to December 31,  December 31, -----------------
                                    1996            1997       1997     1998
                              ----------------- ------------ --------  -------
                                                               (unaudited)
Revenue, net.................     $ 16,215        $ 32,218   $ 21,277  $36,466
Cost of operations:
  Production and content.....       14,863          23,543     17,638   18,970
  Selling, general and
   administrative expenses...       13,280          23,475     17,757   22,049
  Depreciation and
   amortization of property
   and equipment.............          656           1,495        896    1,362
  Amortization of intangible
   assets....................        4,829           6,186      4,628    3,418
                                  --------        --------   --------  -------
    Total operating
     expenses................       33,628          54,699     40,919   45,799
                                  --------        --------   --------  -------
Loss from operations.........      (17,413)        (22,481)   (19,642)  (9,333)
Minority interest............          --              400        436      330
                                  --------        --------   --------  -------
Loss before income taxes.....      (17,413)        (22,081)   (19,206)  (9,003)
Income tax benefit...........         (488)           (843)      (743)    (312)
                                  --------        --------   --------  -------
Net loss.....................     $(16,925)       $(21,238)  $(18,463) $(8,691)
                                  ========        ========   ========  =======


     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS

                          (dollars in thousands)

                                                               Nine months
                                 Period from                      ended
                              February 29, 1996  Year ended   September 30,
                               to December 31,  December 31, -----------------
                                    1996            1997       1997     1998
                              ----------------- ------------ --------  -------
                                                               (unaudited)
Cash flows from operating
 activities:
Net loss....................      $(16,925)       $(21,238)  $(18,463) $(8,691)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization.............           656           1,495        896    1,362
  Amortization of intangible
   assets...................         4,829           6,186      4,628    3,418
  Deferred tax benefit......          (488)           (843)      (743)    (312)
  Changes in operating
   assets and liabilities:
    Accounts receivable.....        (1,901)         (4,629)    (3,829)  (3,712)
    Other current assets....        (1,217)          4,093      4,053       (1)
    Accounts payable and
     accrued expenses.......         2,333          (1,416)       824    2,867
    Unearned income.........            93             (93)        95      734
    Other, net..............           --            1,181      1,153     (329)
                                  --------        --------   --------  -------
Net cash used in operating
 activities.................       (12,620)        (15,264)   (11,386)  (4,664)
                                  --------        --------   --------  -------
Cash flows from investing
 activities:
  Capital expenditures......        (1,010)         (2,374)    (1,345)  (3,181)
  Investments and
   acquisitions, net of cash
   acquired.................           --           (2,998)    (2,998)  (5,000)
                                  --------        --------   --------  -------
Net cash used in investing
 activities.................        (1,010)         (5,372)    (4,343)  (8,181)
                                  --------        --------   --------  -------
Cash flows from financing
 activities:
  Capital contributions from
   ZD.......................        13,630          20,664     15,799   13,242
                                  --------        --------   --------  -------
Net cash provided by
 financing activities.......        13,630          20,664     15,799   13,242
                                  --------        --------   --------  -------
Net increase in cash and
 cash equivalents...........           --               28         70      397
Cash and cash equivalents at
 beginning of period........           --              --         --        28
                                  --------        --------   --------  -------
Cash and cash equivalents at
 end of period..............      $    --         $     28   $     70  $   425
                                  ========        ========   ========  =======

     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY

                          (dollars in thousands)

                                                         Cumulative   Total
                                    Paid-in  Accumulated translation division
                                    capital    deficit   adjustment   equity
                                    -------- ----------- ----------- --------
Balance at February 29, 1996....... $ 81,900  $    --       $ --     $ 81,900
Capital contribution from ZD.......   13,630       --         --       13,630
Net loss...........................      --    (16,925)       --      (16,925)
Foreign currency translation
 adjustment........................      --        --         (30)        (30)
                                    --------  --------      -----    --------
Balance at December 31, 1996.......   95,530   (16,925)       (30)     78,575
Capital contribution from ZD.......   25,831       --         --       25,831
Net loss...........................      --    (21,238)       --      (21,238)
Foreign currency translation
 adjustment........................      --        --         124         124
                                    --------  --------      -----    --------
Balance at December 31, 1997.......  121,361   (38,163)        94      83,292
Capital contribution from ZD.......   13,242       --         --       13,242
Net loss...........................      --     (8,691)       --       (8,691)
Foreign currency translation
 adjustment........................      --        --        (108)       (108)
                                    --------  --------      -----    --------
Balance at September 30, 1998
 (unaudited)....................... $134,603  $(46,854)     $ (14)   $ 87,735
                                    ========  ========      =====    ========


     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

          (numbers rounded to the nearest thousand)

1. Organization and Basis of Presentation

  ZDNet is the online business division of Ziff-Davis Inc.

  In order to prepare separate financial statements for ZD (as defined below) and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding combined financial statements of Ziff-Davis Inc.

  ZDNet's financial statements reflect the application of certain cash management and allocation policies adopted by the board of directors of Ziff-Davis Inc. (the "Board"). These policies are summarized under "Certain Cash Management and Allocation Policies" below.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between ZD and ZDNet, that allocation and the division of Ziff-Davis Inc.'s common stock will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of ZDNet Stock (as described below) will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial events which occur at ZD that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZDNet. Accordingly, financial information for ZDNet should be read in conjunction with financial information for ZD and financial information for Ziff-Davis Inc.

 Acquisition of ZDNet

  In February 1996, SOFTBANK Corp. (SOFTBANK Corp. and its affiliates hereinafter referred to as "Softbank") acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000 plus transaction costs. Softbank is a Japanese corporation which as of December 31, 1997 was 50.2% owned by Mr. Son, its president, including 43.4% directly owned by his wholly owned holding company, MAC Inc. (MAC Inc. and affiliates hereinafter referred to as "MAC"). Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain assets and assumed certain liabilities of ZD Inc. (the "MAC Assets"), a wholly owned subsidiary of Holdings (formerly Ziff-Davis Inc.), for an aggregate purchase price of approximately $302,000,000. ZDNet comprised a portion of the MAC Assets.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed relating to ZDNet was $72,692,000.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Acquisition of GameSpot, Inc.

  In January 1997, Ziff-Davis Inc.'s parent company (SOFTBANK Holdings Inc.) acquired 70% of GameSpot, Inc. ("GameSpot", formerly SpotMedia Communications, Inc.) for approximately $3,000,000. Funds for this acquisition were provided by Ziff-Davis Inc. to the parent. As part of the reorganization and initial public offering on May 4, 1998 (described below), GameSpot was contributed to ZDNet. Because GameSpot and Ziff-Davis Inc. were under common control at the time of the transaction, the GameSpot acquisition has been accounted for in a manner similar to a pooling of interests and GameSpot's results have been included in ZDNet's results since the point of common ownership (January 1997). The "pooling" of GameSpot results in a non-cash capital contribution of $5,167,000 for the year ended December 31, 1997.

 Reorganization and Initial Public Offering

  On May 4, 1998, Softbank, through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,355 shares of Ziff-Davis Inc.'s common stock. Concurrently with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 shares at an initial public offering purchase price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,100,000 of fixed assets from Kingston Technology Company ("Kingston") in exchange for 580,645 shares of ZDI common stock. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank and its affiliates were 74,200,000. The transactions described above are herein referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000, and repay intercompany indebtedness. The ZDNet business was a portion of the MAC Assets acquired at that time.

  On May 14, 1998, an affiliate of Softbank sold 50,000 shares of Ziff-Davis Inc.'s common stock to an unrelated third party. On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. Ziff-Davis Inc. purchased the additional shares from SBH resulting in no change to the total number of shares outstanding.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

 Unaudited interim financial information

  The unaudited, combined financial statements for ZDNet at September 30, 1998 and for the nine months ended September 30, 1997 and September 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the combined financial position of ZDNet at September 30, 1998 and the results of its combined operations and cash flows for the nine months ended September 30, 1997 and 1998 have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

2. ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc. --ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has agreed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock"), and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock)(collectively, "ZD"). (Each of ZDNet and ZD is sometimes referred to herein as a "Group").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, shares of ZDNet Stock intended to represent 15% to 20% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

  Currently, Ziff-Davis Inc. provides all funding for ZD and ZDNet as described in Note 4 (Certain Cash Management and Allocation Policies). Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest expense or income

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

to or from ZD has been reflected in the financial statements of ZDNet for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued, for financial statement purposes the following policies will apply, except to the extent the Board rescinds, modifies or adds to them:

    (a) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet, but the Board will not be required to do so.

    (b) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet.

    (c) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group. The Board is not obligated to cause either Group to provide funds to the other Group if the Board determines it is not in the best interest of Ziff-Davis Inc. to do so.

    (d) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances unless (1) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,
  (2) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  (3) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet. There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The Board would make such a determination in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances. Factors the Board would consider include (1) the current and projected capital structure of each Group, (2) the relative levels of internally generated funds of each Group, (3) the financing needs and objectives of the recipient Group, (4) the investment objectives of the transferring Group, (5) the availability, cost and time associated with alternative financing sources and (6) prevailing interest rates and general economic conditions.

    (e) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion). Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Ziff-Davis Inc. could borrow such funds (as the Board determines in its sole discretion).

    (f) Any cash transfer from ZD to ZDNet (or for its account) accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that could be issued by Ziff-Davis Inc. for the account of ZD in respect of its Retained Interest in ZDNet (the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by (1) the amount of such capital contribution divided by (2) the Market Value of ZDNet Stock on the date of transfer.

    (g) Any cash transfer from ZDNet to ZD (or for its account) accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by
  (1) the amount of such return of capital divided by (2) the Market Value of ZDNet Stock on the date of transfer.

3. Summary of Significant Accounting Policies

 Principles of combination

  The combined financial statements include the accounts of ZDNet. All significant transactions within the ZDNet division have been eliminated on combination.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Cash and cash equivalents

  ZDNet considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  ZDNet places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZDNet has not experienced losses in such accounts.

  ZDNet's customers represent a variety of technology companies in the United States and other countries. ZDNet extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimates of fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to eight years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Intangible assets

  Intangible assets consist principally of advertising lists, subscriber lists and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 9 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 10 to 20 years. (See Note 6.) ZDNet assesses the recoverability of its intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value. ZDNet has not experienced any impairment of its intangible assets.

 Revenue recognition

  ZDNet's revenue is derived principally from the sale of advertisements on short-term contracts. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

the resulting receivable is probable. ZDNet's obligations typically include guarantees of a minimum number of "impressions", or times that an advertisement appears in pages viewed by users of ZDNet's online properties. To the extent minimum guaranteed impressions are not met, ZDNet defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

  Revenue from subscription based fees and services is recognized evenly over the term of the contract.

  Revenue from barter transactions is recognized during the period in which the advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. To date, barter transactions have been insignificant.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustment account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. ZDNet has not historically entered into forward currency contracts.

 Income taxes

  ZDNet uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments.

 Stock-based compensation

  ZDNet has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for stock options. Effective January 1, 1996, ZDNet adopted the disclosure only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-based Compensation".

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Comprehensive Income

  ZDNet implemented SFAS No. 130 "Reporting Comprehensive Income", effective January 1, 1998. This standard requires ZDNet to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to ZDNet's combined financial statements.

 New Accounting Pronouncements

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information will be required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits", is effective for the year ended December 31, 1998. This standard revises the disclosure requirements for employers' pension and other retiree benefits.

  ZDNet will adopt the above statements beginning with their 1998 financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. ZDNet does not expect the adoption of SFAS 133 to have a material impact on ZDNet's results of operations.

4. Certain Cash Management and Allocation Policies

  ZDNet's financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies.

 Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. ZDNet generally remits its cash receipts (other than receipts of

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest expense or income to or from ZD has been reflected in the financial statements of ZDNet.

 Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses) (collectively, "Central Services") to ZDNet based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZDNet.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, except for GameSpot, are allocated to ZDNet (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDNet's financial statements as part of its

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

production and content costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

5. Property and equipment, net

  Property and equipment, net consists of following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
                                                                  (dollars in
                                                                  thousands)
     Computers and equipment.................................... $1,800  $4,274
     Furniture and fixtures.....................................    717     708
     Leasehold improvements.....................................    209     314
                                                                 ------  ------
                                                                  2,726   5,296
     Accumulated depreciation and amortization..................   (656) (2,151)
                                                                 ------  ------
                                                                 $2,070  $3,145
                                                                 ======  ======

6. Intangible assets, net

  Intangible assets, net consists of the following:

                                                                December 31,
                                                              -----------------
                                                               1996      1997
                                                              -------  --------
                                                                (dollars in
                                                                 thousands)
     Subscription lists...................................... $ 4,300  $  4,300
     Advertising lists.......................................   2,400     2,400
     Goodwill................................................  65,992    71,479
                                                              -------  --------
                                                               72,692    78,179
     Accumulated amortization................................  (4,829)  (11,015)
                                                              -------  --------
                                                              $67,863  $ 67,164
                                                              =======  ========

  Intangible assets primarily relate to the acquisitions of the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, purchase price was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an income approach. Trademarks/trade names were recorded at their estimated fair value using a relief from royalty approach.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 20 years. In determining the estimated useful lives, ZDNet considered its competitive position in the markets in which they operate, the historical attrition rates of advertisers, subscribes and exhibitors, legal and contractual obligations and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

7. Accrued Expenses

  Accrued expenses consist of the following:

                                                             December 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                                                        (dollars in thousands)
     Payroll and related employee benefits............. $       852 $     1,440
     Licenses..........................................         --          108
     Other taxes.......................................         119         189
     Other.............................................         153         471
                                                        ----------- -----------
                                                        $     1,124 $     2,208
                                                        =========== ===========

8. Income Taxes

  Income tax benefits and related assets and liabilities attributed to ZDNet are determined in accordance with Ziff-Davis Inc.'s tax allocation policy (Note
4).

  ZDNet has been included in a consolidated federal income tax return, except for the periods in which ZDNet was owned by MAC Inc. (described in Note 1), which were assets of a separate taxpayer, and GameSpot, which is a 70% owned subsidiary and files separate federal and state income tax returns on a stand-alone basis.

  Loss before income taxes is attributable to the following jurisdictions:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     United States.......................................... $(15,263) $(18,853)
     Foreign................................................   (2,150)   (3,228)
                                                             --------  --------
     Total.................................................. $(17,413) $(22,081)
                                                             ========  ========

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Components of the income tax benefit are as follows:

                                                                   December
                                                                      31,
                                                                  ------------
                                                                  1996   1997
                                                                  -----  -----
                                                                  (dollars in
                                                                  thousands)
     U.S. federal income taxes:
       Current................................................... $ --   $ --
       Deferred..................................................  (378)  (653)
     State and local income taxes:
       Current...................................................   --     --
       Deferred..................................................  (110)  (190)
     Foreign income taxes........................................   --     --
                                                                  -----  -----
         Total income tax benefit................................ $(488) $(843)
                                                                  =====  =====

  A reconciliation of the U.S. federal statutory tax rate to ZDNet's effective tax rate on loss before income taxes is as follows:

                                                                    December
                                                                       31,
                                                                   ------------
                                                                   1996   1997
                                                                   -----  -----
     Federal statutory tax rate...................................  35.0%  35.0%
     State and local taxes (net of federal tax benefit)...........   6.0    6.0
     Nonrecognition of combined losses of MAC Assets.............. (33.3) (27.7)
     Change in valuation allowance................................  (4.9)  (9.5)
                                                                   -----  -----
     Effective tax rate...........................................   2.8%   3.8%
                                                                   =====  =====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of ZDNet's inability to deduct losses incurred by ZDNet while owned by MAC. In addition, tax benefits attributable to losses in foreign jurisdictions and certain U.S. losses are subject to the establishment of a valuation allowance in as much as such loss carryforwards are not expected to be utilized.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Following is a summary of the components of the deferred tax accounts at December 31, 1996 and 1997:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
                                                       (dollars in thousands)
   Current deferred tax assets........................ $       --   $        69
                                                       -----------  -----------
   Noncurrent deferred tax assets
    Net operating loss and other carryforwards........       6,146        9,081
    Other.............................................         --            10
                                                       -----------  -----------
    Gross noncurrent deferred tax assets..............       6,146        9,091
   Valuation allowance................................      (1,424)      (3,595)
                                                       -----------  -----------
    Net noncurrent deferred tax assets................       4,722        5,496
                                                       -----------  -----------
      Total net deferred tax assets................... $     4,722  $     5,565
                                                       ===========  ===========

  The valuation allowance primarily relates to tax benefits of foreign net operating loss carryforwards acquired in the MAC Asset purchase which are not expected to be realized. No deferred tax asset has been established for the U.S. losses generated by ZDNet while owned by MAC Inc. since these losses will not be available to Ziff-Davis Inc. as a deduction.

  ZDNet has U.S. and foreign net operating loss carryforwards at December 31, 1997 of approximately $25,000,000, which will begin to expire in 2000. The utilization of certain net operating loss carryforwards of approximately $10,000,000 is subject to limitations primarily due to the change of ownership resulting from Softbank's acquisition of Ziff-Davis Inc.'s stock. Management believes that such limitations will not significantly affect Ziff-Davis Inc.'s ability to recognize the deferred tax asset relating to the carryforwards. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforwards has been established.

9. Related Party Transactions

  ZDNet transacts business with a group of companies affiliated through common majority ownership with Softbank, and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

  ZD provides all necessary funding for the operations and investments of ZDNet; this funding is accounted for as capital contributions. (See Note 4.) For the period from February 29, 1996 to December 31, 1996 and the year ended December 31, 1997, such capital contributions were $13,630,000 and $20,664,000, respectively.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  The amounts receivable or payable to affiliated companies are included in accounts receivable, net or accounts payable in the accompanying balance sheets, with the exception of $1,250,000 prepaid advertising commissions to Softbank Interactive Marketing ("SIM") which is included in other current assets at December 31, 1996. Details of these amounts are:

                                                       December 31, December 31,
                                                           1996         1997
                                                       ------------ ------------
                                                        (dollars in thousands)
Accounts receivable:
  Softbank Kingston...................................     $ 29         $ 60
  US Web..............................................       30            7
  Asia Communications Global Limited..................      --            61
  Inquiry.com, Inc. ..................................        7           50
  Trend Micro, Inc. ..................................       24           10
  Sega Entertainment..................................        1           32
                                                           ----         ----
    Total.............................................     $ 91         $220
                                                           ====         ====
Accounts payable:
  SIM.................................................     $585         $  2
  Yahoo!..............................................       27          --
  PointCast...........................................      --            42
                                                           ----         ----
    Total.............................................     $612         $ 44
                                                           ====         ====

  ZDNet purchases advertising in ZD's publications at discounts to market rates. Had ZD charged market rates for such advertising, ZDNet's operating expenses would have increased by $2,235,000, and $2,671,000 for the period from February 29, 1996 to December 31, 1996 and for the year ended December 31, 1997, respectively.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Related party transactions included in the accompanying combined statements of operations include the following:

                                                     Period from
                                                  February 29, 1996 Year ending
                                                   to December 31,  December 31,
                                                        1996            1997
                                                  ----------------- ------------
                                                      (dollars in thousands)
Revenue, net
  ZD.............................................      $  --           $   76
  ZDTV...........................................         --               11
  GeoCities......................................         --               30
  Kingston Technology Company....................          88             353
  US Web.........................................          93              75
  Asia Communications Global Limited.............         --               61
  Electric Minds, Inc. ..........................         --               15
  Inquiry.com, Inc. .............................          29             149
  Trend Micro, Inc. .............................          28              77
  Sega Entertainment.............................           4             248
                                                       ------          ------
    Total........................................      $  242          $1,095
                                                       ======          ======
Expenses
  ZD.............................................      $1,294          $2,842
  ZDTV...........................................         --             (120)
  SIM............................................         585           1,613
  Yahoo!.........................................          27             --
  PointCast......................................         --               42
                                                       ------          ------
  Total..........................................      $1,906          $4,377
                                                       ======          ======

  Included in selling, general and administrative expenses is an allocation for Ziff-Davis Inc.'s Central Services amounting to $2,391,000 and $3,877,000 for the ten month period ended December 31, 1996 and the year ended December 31, 1997, respectively. Also included in selling, general and administrative expenses is a royalty charge to ZD amounting to $811,000 and $1,611,000 for the ten month period ending December 31, 1996 and the year ended December 31, 1997, respectively. (See Note 4.)

  ZDNet is reimbursed by certain affiliates for pre-determined costs incurred by ZDNet on the affiliates' behalf. These reimbursements are reflected as a reduction of expenses in the accompanying statements of operations.

10. Employee Benefit Plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially, all of ZDNet's employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by ZDNet up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

Inc. and receive matching contributions after one year of employment. ZDNet made contributions to the plan totaling $447,000 and $751,000 for the period from February 29, 1996 to December 31, 1996 and the year ended December 31, 1997, respectively.

11. Employee Stock Option Plan

  Certain employees of ZDNet participate in the Softbank 1996 and 1997 Executive Stock Option Plans which provides for the granting of nonqualified stock options to purchase the common stock of Softbank to officers, directors and key employees of Ziff-Davis Inc. Softbank is Ziff-Davis Inc.'s major stockholder and is a publicly traded company in Japan. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  Information relating to stock options during 1995, 1996 and 1997 is as follows:

                                                             Weighted Average
                                                 Number of     Option Price
                                                  Shares       Per Share(1)
                                                 ---------   ----------------
     Shares outstanding under options at
      December 31, 1995.........................     --              --
       Granted..................................  24,716(2)       $87.15
       Exercised................................     --              --
       Forfeited................................     --              --
                                                  ------
     Shares outstanding under options at
      December 31, 1996.........................  24,716           87.15
       Granted..................................  17,800           64.50
       Exercised................................     --              --
       Forfeited................................  (8,096)          78.76
                                                  ------
     Shares outstanding under options at
      December 31, 1997.........................  34,420          $77.41
                                                  ======
     Shares exercisable.........................
       December 31, 1996........................     --              --
       December 31, 1997........................   5,120          $78.97

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options.
(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  As permitted by SFAS 123, ZDNet has chosen to continue to account for stock options in accordance with the provisions of APB 25 and accordingly, no compensation expense related to stock option grants was recorded in 1996 or 1997. Pro forma information regarding net income is required by SFAS 123 and has been determined as if ZDNet had accounted for stock options under the fair value method. The fair value of the option grants

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1997:

                                                                1996     1997
                                                               -------  -------
     Risk-free interest rate..................................    5.89%    6.35%
     Dividend yield...........................................    0.26%    0.22%
     Volatility factor........................................   54.03%   51.35%
     Expected life............................................ 6 years  6 years

  The weighted average fair value of options granted in 1996 and 1997 was $64.30 and $34.05, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996 and 1997, consistent with the provisions of SFAS 123, ZDNet's net loss would have increased by approximately $156,000 and $167,000, respectively. On
January 23, 1998, the exercise price of all of the shares outstanding under option agreements were reset to an exercise price equal to the closing market price on Japan's Tokyo Stock Exchange First section at that date. In conjunction with the repricing, those options previously exercisable at December 31, 1997 may now by exercised only after July 19, 1998. Repricing the stock options did not result in compensation expense to ZDNet.

12. Operating Lease Commitments

  ZDNet utilizes equipment and space under lease to Ziff-Davis Inc. ZDNet's allocation of the minimum lease payments are as follows:

                                   (dollars in thousands)
            1998..................        $ 1,087
            1999..................          1,343
            2000..................          1,498
            2001..................          1,510
            2002..................          1,059
            Thereafter............          8,085
                                          -------
              Total minimum
               payments...........        $14,582
                                          =======

  Rental expense from operating leases amounted to $668,000 and $1,348,000, for the period February 29, 1996 to December 31, 1996, and the year ended December 31, 1997, respectively.

13. Contingencies

  ZDNet and Ziff-Davis Inc. are subject to various legal proceedings arising in the normal course of business.

 Legal Proceeding

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority shareholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

alleges, among other things, that SBH, SIM's majority shareholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority shareholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH.

  Although the outcome of this case cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims and intends to defend vigorously.

 Class Action and Derivative Litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock after the October 8, 1998 announcement, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of the Ziff-Davis Inc. common stock on April 29, 1997 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, recission and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  The complaints are as follows: Napoli v. Ziff-Davis Inc., et al., No. 98 Civ. 7158 (filed Oct. 9, 1998); Steinberg, et al. v. Ziff-Davis Inc., et al., No. 98 Civ. 7205 (filed Oct. 13, 1998); Flinker v. Ziff-Davis Inc., et al., No. 98 Civ. 7231 (filed Oct. 14, 1998); Koenig v. Ziff-Davis Inc., et al., No. 98 Civ. 7260 (filed Oct. 15, 1987); Schindler v. Ziff-Davis Inc., et al., No. 98 Civ. 7418 (filed Oct. 19, 1998); Miller v. Ziff-Davis Inc., et al., No. 98 Civ. 7541 (filed Oct. 23, 1998); Felgoise v. Ziff-Davis Inc., et al., No. 98 Civ. 8045 (filed Nov. 9, 1998); and Javier v. Ziff-Davis Inc., et al., No. 98 Civ. 8201 (filed Nov. 17, 1998). On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The complaints are as follows: Jacobs v. Ziff-Davis Inc., et al., No. 16813NC (filed Nov. 30, 1998) and Bernd Bildstein v. Ziff-Davis Inc., et al., No. 16835NC (filed Dec. 10, 1998). Service has been effected in the Jacobs action but not in the Bildstein action.

  Although the outcome of the foregoing cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to these claims.

14. Subsequent Events (unaudited)

 Investment

  On July 22, 1998, ZDNet purchased $5,000,000 in Series C, convertible, non-voting preferred shares of Deja News Inc., an Internet discussion network. This investment is being accounted for on a cost basis.

 1998 Incentive Compensation Plan

  Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Plan") to provide long-term incentives for its key employees and enhance shareholder value. The Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock. Ziff-Davis Inc. has reserved 17,827,400 shares of common stock (regardless of series) for issuance under the Plan. On February 13, 1998, Ziff-Davis Inc. granted options to purchase 5,254,700 shares with an exercise price of $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the Plan from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing of the stock options did not result in compensation expense to ZDNet or Ziff-Davis Inc.

  On December 21, 1998 the Plan was amended to permit grants of options and other stock based awards to either series of common stock of Ziff-Davis Inc. Pursuant to the Plan, the number of shares reserved for issuance was increased from 8,500,000 shares to 17,827,400.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 5,729,000 shares of ZDNet Stock, at a price of $7.50 per share (the fair value of the shares on that date), to certain employees. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

grant, except that, upon the completion of an initial public offering of ZDNet Stock, these options will vest and become exercisable with respect to 25% of the shares on December 31, 1999 and an additional 6.25% of the shares at the end of each three-month period thereafter.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would be made to the terms of options to purchase conventional common stock in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, Softbank has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (a) Softbank will deliver to Ziff-Davis Inc., out of the shares of Ziff-Davis Inc. common stock then held by Softbank, a number of shares of common stock equal to the number then issuable upon such exercise and (b) Ziff-Davis will deliver to Softbank the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock (or ZDNet Stock) outstanding or ZDNet's division equity. However, ZDNet expects to recognize compensation expense for accounting purpose of approximately $75,800 over three years as a result of these grants. Softbank has agreed that, if and when Ziff-Davis Inc. recognizes any compensation or other expense for accounting purposes that results from such grants, Softbank will pay to Ziff-Davis Inc. the amount thereof.

 Employee Stock Purchase Plan

  Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc. common stock with after tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 2,500,000 shares of common stock (regardless of series) for issuance under the Stock Purchase Plan.

 Other

  On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., an affiliate of Softbank.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZDNet (a division of Ziff-Davis Inc., the "Company") at December 31, 1995 and February 28, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 11 to the financial statements, the Company was acquired by SOFTBANK Holdings Inc. on February 29, 1996. As described in Note 1 to the financial statements, ZDNet is a division of Ziff-Davis Inc.; accordingly, the financial statements of ZDNet should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
December 17, 1998

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS
                             (dollars in thousands)

                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                        ASSETS
Current assets:
  Accounts receivable.................................   $ 3,773      $ 4,707
  Other current assets................................        51           35
  Deferred taxes......................................       168          209
                                                         -------      -------
    Total current assets..............................     3,992        4,951
Property and equipment, net...........................     1,585        1,716
Deferred taxes........................................     3,610        4,025
Intangible assets, net................................    82,585       82,025
                                                         -------      -------
    Total assets......................................   $91,772      $92,717
                                                         =======      =======
           LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable....................................   $ 1,385      $   698
  Accrued expenses....................................       705          794
                                                         -------      -------
    Total current liabilities.........................     2,090        1,492
                                                         -------      -------
Commitments and contingencies (Notes 9 and 10)
Division equity.......................................    89,682       91,225
                                                         -------      -------
    Total liabilities and division equity.............   $91,772      $92,717
                                                         =======      =======


     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                    Year ended  January 1, 1996
                                                   December 31, to February 28,
                                                       1995          1996
                                                   ------------ ---------------
Revenue, net......................................   $13,576        $ 2,903
Cost of operations:
  Production and content..........................    10,709          1,802
  Selling, general and administrative expenses....     8,360          1,774
  Depreciation and amortization of property and
   equipment......................................       678             37
  Amortization of intangible assets...............     3,362            560
                                                     -------        -------
    Total operating expenses......................    23,109          4,173
                                                     -------        -------
Loss before income taxes..........................    (9,533)        (1,270)
Income tax benefit................................    (3,778)          (456)
                                                     -------        -------
Net loss..........................................   $(5,755)       $  (814)
                                                     =======        =======



     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                   Year ended  January 1, 1996
                                                  December 31, to February 28,
                                                      1995          1996
                                                  ------------ ---------------
Cash flows from operating activities:
Net loss.........................................   $(5,755)       $  (814)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization..................       678             37
  Amortization of intangible assets..............     3,362            560
  Deferred tax benefit...........................    (3,778)          (456)
  Changes in operating assets and liabilities:
    Accounts receivable..........................    (1,684)          (938)
    Other current assets.........................       321             16
    Accounts payable and accrued expenses........     1,063           (587)
                                                    -------        -------
Net cash used in operating activities............    (5,793)        (2,182)
                                                    -------        -------
Cash flows from investing activities:
  Capital expenditures...........................    (1,590)          (168)
                                                    -------        -------
Net cash used in investing activities............    (1,590)          (168)
                                                    -------        -------
Cash flows from financing activities:
  Capital contributions from ZD Publishing.......     7,106          2,350
                                                    -------        -------
Net cash provided by financing activities........     7,106          2,350
                                                    -------        -------
Net decrease in cash and cash equivalents........      (277)           --
Cash and cash equivalents at beginning of
 period..........................................       277            --
                                                    -------        -------
Cash and cash equivalents at end of period.......   $   --         $   --
                                                    =======        =======


     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY
                             (dollars in thousands)

                                                          Cumulative   Total
                                      Paid-in Accumulated translation division
                                      capital   deficit   adjustment   equity
                                      ------- ----------- ----------- --------
Balance at January 1, 1995........... $88,329   $   --       $--      $88,329
Capital contributions from ZD
 Publishing..........................   7,106       --        --        7,106
Net loss.............................     --     (5,755)      --       (5,755)
Foreign currency translation
 adjustment..........................     --        --          2           2
                                      -------   -------      ----     -------
Balance at December 31, 1995.........  95,435    (5,755)        2      89,682
Capital contributions from ZD
 Publishing..........................   2,350       --        --        2,350
Net loss.............................     --       (814)      --         (814)
Foreign currency translation
 adjustment..........................     --        --          7           7
                                      -------   -------      ----     -------
Balance at February 28, 1996......... $97,785   $(6,569)     $  9     $91,225
                                      =======   =======      ====     =======



     The accompanying notes are an integral part of the combined financial statements.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 (numbers rounded to the nearest thousand)

1. Organization and Basis of Presentation

  The combined financial statements include the accounts of the online business division ("ZDNet") of Ziff-Davis Inc. All significant transactions within the ZDNet division have been eliminated in combination.

  Ziff-Davis Inc., formerly Ziff-Davis Publishing Company, was a wholly owned subsidiary of Ziff-Davis Holdings Corp. ("Holdings"). ZD Publishing (or "ZD") and ZDNet are divisions of Ziff-Davis Inc.

  In order to prepare separate financial statements for ZD Publishing and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet. ZDNet comprises Ziff-Davis Inc.'s online business division, and ZD comprises Ziff-Davis Inc.'s other businesses and a 100% "Retained Interest" in ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Ziff-Davis Inc. Each of ZDNet and ZD is sometimes referred to herein as a "Group".

  ZDNet's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized under "Certain Cash Management and Allocation Policies" below.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of common stock of Ziff-Davis Inc. are subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial events arising from ZD that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZDNet. Accordingly, financial information for ZDNet should be read in conjunction with financial information for ZD and financial information for Ziff-Davis Inc.

 Acquisition

  Effective January 1, 1995, Holdings, through Ziff-Davis Inc., directly and indirectly acquired certain assets and assumed certain liabilities of the Ziff-Davis publishing business and related businesses (the "Acquisition" or the "Acquired Businesses") from Ziff Communications Company, L.P., a limited partnership ("LLC") and other persons and entities (collectively referred to as the "Sellers"), for an aggregate purchase price of approximately $1,400,000,000 plus transaction costs. Ziff-Davis Inc. funded the Acquisition through the issuance of common stock, bank borrowings and a subordinated note payable to Holdings.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  The acquisition has been accounted for using the purchase method of accounting.

2. Summary of Significant Accounting Policies

 Cash and cash equivalents

  ZDNet considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  ZDNet places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZDNet has not experienced losses in such accounts.

  One customer accounted for approximately 80% of net revenue for the year ended December 31, 1995 and the period from January 1, 1996 to February 28, 1996.

  ZDNet's customers represent a variety of technology companies in the United States and other countries. ZDNet extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimates of fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from two to eight years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Intangible assets

  Intangible assets consist principally of advertising lists, subscriber lists and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 4 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 40 years (refer to Note 5). ZDNet assesses the recoverability of its intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

 Revenue recognition

  ZDNet's revenue is derived principally from subscription based fees and services. This revenue is generated primarily by charging monthly membership fees to provide access to product reviews, software reviews and shareware. Advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. ZDNet's obligations typically include guarantees of minimum number of "impressions", or times that an advertisement appears in pages viewed by users of ZDNet's online properties. To the extent minimum guaranteed impressions are not met, ZDNet defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustment account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. ZDNet has not historically entered into forward currency contracts.

 Income taxes

  ZDNet uses the assets and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments.

 Impairment of long-lived assets

  In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). ZDNet adopted SFAS 121 in fiscal 1996 with no effect on operations.

3. Certain Cash Management and Allocation Policies

  ZDNet's financial statements reflect the application of certain cash management and allocation policies summarized below.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Treasury activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. ZDNet generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the historical financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest expense or income to or from ZD has been reflected in the financial statements of ZDNet.

 Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses (collectively, "Central Services"), to ZDNet based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZDNet.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to ZDNet (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZDNet's financial statements as part of its production and content costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

4. Property and equipment, net

  Property and equipment, net consists of the following:

                                                  December 31, February 28,
                                                      1995         1996
                                                  ------------ ------------
                                                   (dollars in thousands)
     Computers and equipment.....................    $1,391       $1,561
     Furniture and fixtures......................       596          596
     Leasehold improvements......................       168          168
                                                     ------       ------
                                                      2,155        2,325
     Accumulated depreciation and amortization...      (570)        (609)
                                                     ------       ------
                                                     $1,585       $1,716
                                                     ======       ======

5. Intangible assets, net

  Intangible assets, net consist of the following:

                                                   December 31, February 28,
                                                       1995         1996
                                                   ------------ ------------
                                                    (dollars in thousands)
     Subscriber lists.............................   $ 4,300      $ 4,300
     Advertising lists............................     2,400        2,400
     Goodwill.....................................    79,247       79,247
                                                     -------      -------
                                                      85,947       85,947
     Accumulated amortization.....................    (3,362)      (3,922)
                                                     -------      -------
                                                     $82,585      $82,025
                                                     =======      =======

  Intangible assets primarily related to the acquisition of the Ziff-Davis publishing business. As discussed in Note 1, the acquisition was accounted for under the purchase method of accounting. As such the purchase price was allocated to tangible and identifiable intangible assets with the remaining amount allocated to goodwill.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Advertising and subscriber lists were recorded at their estimated fair value as determined by an "income" approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, ZDNet considers its competitive position in the markets in which it operates, the historical attrition rates of advertisers, exhibitors and subscribers, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

6. Income Taxes

  Income tax benefits and related assets and liabilities attributed to ZDNet are determined in accordance with Ziff-Davis Inc.'s tax allocation policy (Note
3).

  Loss before income taxes is attributable to the following jurisdictions:

                                                     Year ended  January 1, 1996
                                                    December 31, to February 28,
                                                        1995          1996
                                                    ------------ ---------------
                                                       (dollars in thousands)
     United States.................................   $(8,810)       $  (923)
     Foreign.......................................      (723)          (347)
                                                      -------        -------
       Total.......................................   $(9,533)       $(1,270)
                                                      =======        =======

  Components of the income tax benefit are as follows:

                                                     Year ended  January 1, 1996
                                                    December 31, to February 28,
                                                        1995          1996
                                                    ------------ ---------------
                                                       (dollars in thousands)
     U.S. federal income taxes:
       Current.....................................   $   --          $ --
       Deferred....................................    (2,927)         (353)
     State and local income taxes:
       Current.....................................       --            --
       Deferred....................................      (851)         (103)
     Foreign income taxes..........................       --            --
                                                      -------         -----
         Total income tax benefit..................   $(3,778)        $(456)
                                                      =======         =====

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  A reconciliation of the U.S. federal statutory tax rate to ZDNet's effective tax rate on loss before income taxes is as follows:

                                                   Year ended  January 1, 1996
                                                  December 31, to February 28,
                                                      1995          1996
                                                  ------------ ---------------
     Federal statutory tax rate..................     35.0%         35.0%
     State and local taxes (net of federal tax
      benefit)...................................      6.0           6.0
     Foreign losses..............................     (0.7)         (5.0)
     Other nondeductible expenses................     (0.7)         (0.1)
                                                      ----          ----
       Effective tax rate........................     39.6%         35.9%
                                                      ====          ====

  Following is a summary of the components of the deferred tax accounts at December 31, 1995 and February 28, 1996:

                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
                                                      (dollars in thousands)
     Current deferred tax assets:
       Allowance for doubtful accounts..............   $   103      $   103
       Employee compensation, bonus and vacation....        65          106
                                                       -------      -------
         Current deferred tax assets................       168          209
     Noncurrent deferred tax assets and
      (liabilities):
       Basis difference in intangible assets........    (1,047)      (1,187)
       Basis difference in property and equipment...        23           13
       Net operating loss carryforwards.............     4,969        5,696
                                                       -------      -------
         Gross noncurrent deferred tax assets.......     3,945        4,522
       Valuation allowance..........................      (335)        (497)
                                                       -------      -------
         Net noncurrent deferred tax assets.........     3,610        4,025
                                                       -------      -------
     Total net deferred tax assets..................   $ 3,778      $ 4,234
                                                       =======      =======

  As of December 31, 1995 and February 28, 1996, ZDNet had total deferred tax assets of $4,825,000 and $5,421,000, respectively, and total deferred tax liabilities of $1,047,000 and $1,187,000, respectively.

  As of February 28, 1996, ZDNet has U.S. and foreign net operating loss carryforwards of approximately $14,000,000 which will begin to expire on December 31, 2000. The December 31, 1995 and February 28, 1996 net deferred tax asset is reduced by a valuation allowance of $335,000 and $497,000, respectively, relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized.

7. Related Party Transactions

  ZD provides all necessary funding for the operations and investments of ZDNet; this funding is accounted for as capital contributions. (See Note 3.) For the year ended

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

December 31, 1995 and for the period January 1, 1996 to February 28, 1996 such capital contributions were $7,106,000 and $2,350,000, respectively.


  Included in selling, general and administrative expenses is an allocation from Ziff-Davis Inc.'s Central Services amounting to $2,017,000 and $356,000 for the year ended December 31, 1995 and for the period January 1, 1996 to February 28, 1996. Also included in selling, general and administrative expenses is a royalty charge to ZD amounting to $679,000 and $145,000 for the year ended December 31, 1995 and the period January 1, 1996 to February 28, 1996, respectively. (See Note 3.)

  As ZDNet and ZD are affiliated through common ownership, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.

  ZDNet purchases advertising in the ZD publications at a discount to market rates. Had ZD charged market rates for such advertising, ZDNet's net loss would have increased by $178,000, and $57,000 for the year ended December 31, 1995 and the period from January 1, 1996 to February 28, 1996, respectively.

8. Employee Benefit Plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially all of the ZDNet's employees are eligible to participate in one of the plans under which annual contributions may be made by the ZDNet for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate and subject to certain limitations, may be matched by the ZDNet up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining the ZDNet and receive matching contributions after one year of employment. ZDNet made contributions to the plans totaling $335,000 and $16,000 in 1995 and the two months ended February 28, 1996, respectively.

                                     ZDNET
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


9. Operating Lease Commitments

  ZDNet utilizes equipment and space under lease to Ziff-Davis Inc. ZDNet's portion of the minimum lease payments based on square feet utilized are as follows:

                                               Operating
            Year ending December 31,             Leases
            ------------------------           ----------
                                                (dollars
                                                   in
                                               thousands)
            1996 (ten-month period)...........  $   520
            1997..............................      971
            1998..............................    1,087
            1999..............................    1,343
            2000..............................    1,498
            Thereafter........................   10,653
                                                -------
              Total minimum lease payments....  $16,072
                                                =======

  Rental expense from operating leases amount to $783,000 and $111,000 for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

10. Contingencies

  ZDNet and Ziff-Davis Inc. are subject to various legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the combined balance sheet, future operations or cash flows of ZDNet.

11. Subsequent Event

 Acquisition of the Company

  In February 1996, Softbank Corp. entered into an agreement to acquire the stock of Ziff-Davis Inc. for an aggregate purchase price of approximately $1,800,000,000, plus acquisition costs. In a separate agreement, MAC Inc. Ltd., an affiliated company of Softbank Corp., acquired directly and through affiliates, certain of the assets and assumed certain liabilities of Ziff-Davis Inc. for an aggregate purchase price of approximately $302,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of ZD (a division of Ziff-Davis Inc., the "Company") at December 31, 1996 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As described in Note 1 to the financial statements, ZD is a division of Ziff-Davis Inc.; accordingly the financial statements of ZD should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
December 17, 1998

                                    ZD
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS
                             (dollars in thousands)

                                                 December 31,       September
                                             ---------------------     1998
                                                1996       1997    Consolidated
                                             ---------- ---------- ------------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents................  $   29,915 $   30,273  $   26,728
  Accounts receivable, net.................     197,263    209,914     180,306
  Inventories..............................      16,804     17,853      19,065
  Prepaid expenses and other current
   assets..................................      33,938     37,872      45,353
  Due from affiliates......................      77,208    131,290      46,472
  Deferred taxes...........................       8,674      8,725       8,552
                                             ---------- ----------  ----------
Total current assets.......................     363,802    435,927     326,476
Property and equipment, net................      51,491     50,391      63,185
Retained interest in ZDNet.................      78,575     83,292      87,735
Intangible assets, net.....................   3,080,470  2,963,169   2,884,167
Other assets...............................      10,625     15,329      49,419
                                             ---------- ----------  ----------
Total assets...............................  $3,584,963 $3,548,108  $3,410,982
                                             ========== ==========  ==========
      LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable.........................  $   54,390 $   54,823  $   41,499
  Accrued expenses.........................      78,797     77,886     101,607
  Unearned income, net.....................     174,783    154,682     220,138
  Due to affiliates and management.........      69,416    398,332         --
  Current portion of notes payable to
   affiliates..............................      33,198    125,790       7,692
  Other current liabilities................       3,890      4,222       6,323
                                             ---------- ----------  ----------
Total current liabilities..................     414,474    815,735     377,259
Notes payable to affiliates................   2,522,252  2,408,240      71,924
Notes payable, net of amortized discount...         --         --    1,454,123
Deferred taxes.............................     186,031    185,613     152,636
Other liabilities..........................      14,450     12,390      10,992
                                             ---------- ----------  ----------
Total liabilities..........................   3,137,207  3,421,978   2,066,934
                                             ---------- ----------  ----------
Commitments and contingencies (Notes 17, 19
 and 20)
Division equity............................     447,756    126,130   1,344,048
                                             ---------- ----------  ----------
Total liabilities and division equity......  $3,584,963 $3,548,108  $3,410,982
                                             ========== ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                                    ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                            Nine months ended
                            Years ended December 31,          September 30,
                          ------------------------------  -----------------------
                                                                         1998
                            1995      1996       1997       1997     Consolidated
                          --------  ---------  ---------  ---------  ------------
                                                               (unaudited)
Revenue, net:
  Publishing............  $    --   $ 674,040  $ 834,015  $ 607,227   $ 571,391
  Events................   202,729    264,884    287,528    121,683     122,690
                          --------  ---------  ---------  ---------   ---------
                           202,729    938,924  1,121,543    728,910     694,081
                          --------  ---------  ---------  ---------   ---------
Cost of production:
  Publishing............       --     181,313    221,367    161,740     159,654
  Events................    68,810     87,373     99,533     51,964      47,002
                          --------  ---------  ---------  ---------   ---------
                            68,810    268,686    320,900    213,704     206,656
Selling, general and
 administrative
 expenses...............    46,939    431,393    521,671    394,485     385,673
Depreciation and
 amortization of
 property and
 equipment..............     1,412     31,647     28,884     23,543      21,235
Amortization of
 intangible assets......    22,893    102,604    118,375     88,630      88,579
                          --------  ---------  ---------  ---------   ---------
Income (loss) from
 operations.............    62,675    104,594    131,713      8,548      (8,062)
Interest expense, net...   (44,005)  (120,646)  (190,445)  (141,333)   (111,185)
Loss related to retained
 interest in ZDNet......       --     (16,925)   (21,238)   (18,463)     (8,691)
Other non-operating
 income, net............     4,199      6,341      8,322      7,197       8,482
                          --------  ---------  ---------  ---------   ---------
Income (loss) before
 income taxes...........    22,869    (26,636)   (71,648)  (144,051)   (119,456)
Provision (benefit) for
 income taxes...........    11,924     25,445       (469)      (241)    (33,277)
                          --------  ---------  ---------  ---------   ---------
Net income (loss).......  $ 10,945  $ (52,081) $ (71,179) $(143,810)  $ (86,179)
                          ========  =========  =========  =========   =========


   The accompanying notes are an integral part of these financial statements.

                                    ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                            Nine months ended
                            Years ended December 31,          September 30,
                          ------------------------------  -----------------------
                                                                         1998
                            1995       1996       1997      1997     Consolidated
                          --------  ----------  --------  ---------  ------------
                                                               (unaudited)
Cash flows from operat-
 ing activities:
Net income (loss).......  $ 10,945  $  (52,081) $(71,179) $(143,810)  $  (86,179)
Adjustments to reconcile
 net loss to net cash
 provided (used) by
 operating activities:
  Depreciation and amor-
   tization.............    24,305     134,251   147,259    112,173      109,814
  Amortization of debt
   discount.............       --          --        --         --         1,313
  Loss from retained in-
   terest in ZDNet......       --       16,925    21,238     18,463        8,691
  Income from equity in-
   vestments............       --         (115)   (2,030)      (252)     (4,688)
  Deferred tax provision
   (benefit)............    11,924      25,445      (469)      (241)     (33,277)
  Changes in operating
   assets and liabili-
   ties:
    Accounts receiv-
     able...............   (25,379)    (36,185)  (14,270)    27,224       32,334
    Inventories.........       --        7,788      (853)    (1,631)        (591)
    Accounts payable and
     accrued expenses...     9,516      10,517    (5,960)   (29,707)       3,836
    Unearned income.....    (3,153)      1,299   (20,101)    80,023       62,036
    Due to affiliates
     and management.....    (7,460)    (29,303)  (38,543)   (50,666)      10,707
    Other, net..........     5,470      (4,377)   (3,192)   (20,840)     (16,541)
                          --------  ----------  --------  ---------   ----------
Net cash provided (used)
 by operating activi-
 ties...................    26,168      74,164    11,900     (9,264)      87,455
                          --------  ----------  --------  ---------   ----------
Cash flows from invest-
 ing activities:
  Capital expenditures..    (3,367)    (21,355)  (27,822)   (17,291)     (24,218)
  Capital contributions
   to ZDNet.............       --      (13,630)  (20,664)   (15,799)     (13,242)
  Investment in joint
   ventures.............       --          --        --         (60)      (1,193)
  Acquisitions, net of
   cash acquired........  (814,520) (2,124,823)  (11,002)       --        (6,999)
                          --------  ----------  --------  ---------   ----------
Net cash used by invest-
 ing activities.........  (817,887) (2,159,808)  (59,488)   (33,150)     (45,652)
                          --------  ----------  --------  ---------   ----------
Cash flows from financ-
 ing activities:
  Proceeds from equity
   offering.............       --          --        --         --       380,337
  Proceeds from issuance
   of notes payable.....       --          --        --         --       242,723
  Proceeds from issuance
   of bank debt.........       --          --        --         --     1,240,200
  Proceeds from notes
   payable to affili-
   ates.................   575,450   1,080,000    10,000        --           --
  Payments of amounts
   due to affiliates....       --          --        --         --      (314,798)
  Payments of bank
   debt.................       --          --        --     (19,162)     (45,000)
  Payments of notes pay-
   able to affiliates...   (77,450)        --    (31,420)       --    (1,569,532)
  Purchase of treasury
   shares...............       --          --        --         --       (29,500)
  Sale of treasury
   shares...............       --          --        --         --        29,500
  Advance from majority
   shareholder..........       --          --        --         --        20,377
  Contributed capital...   317,408   1,015,651    69,366     69,366          345
  Payment of dividends..       --       (8,000)      --         --           --
                          --------  ----------  --------  ---------   ----------
Net cash provided (used)
 by financing activi-
 ties...................   815,408   2,087,651    47,946     50,204      (45,348)
                          --------  ----------  --------  ---------   ----------
Net increase (decrease)
 in cash and cash equiv-
 alents.................    23,689       2,007       358      7,790       (3,545)
Cash and cash
 equivalents at
 beginning of period....     4,219      27,908    29,915     29,915       30,273
                          --------  ----------  --------  ---------   ----------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $ 27,908  $   29,915  $ 30,273  $  37,705   $   26,728
                          ========  ==========  ========  =========   ==========

   The accompanying notes are an integral part of these financial statements.

                                    ZD
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                      Retained                Cumulative    Total
                           Paid-in    earnings     Deferred   translation  division
                           capital    (deficit)  compensation adjustment    equity
                          ----------  ---------  ------------ ----------- ----------
Balance at January 1,
 1995...................  $   62,178  $     886     $  --       $  --     $   63,064
Capital contribution
 from Softbank..........     317,408                                         317,408
Net income..............                 10,945                               10,945
Foreign currency
 translation
 adjustment.............                                           111           111
                          ----------  ---------     ------      ------    ----------
Balance at December 31,
 1995...................     379,586     11,831        --          111       391,528
Acquisition of Ziff-
 Davis Inc..............   1,014,178                                       1,014,178
Return of capital.......    (899,948)                                       (899,948)
Capital contribution....       1,474                                           1,474
Dividend paid...........                 (8,000)                              (8,000)
Shares contributed to
 restricted stock plan..       3,528                (3,528)                      --
Compensation earned on
 restricted stock.......                             1,080                     1,080
Net loss................                (52,081)                             (52,081)
Foreign currency
 translation
 adjustment.............                                          (475)         (475)
                          ----------  ---------     ------      ------    ----------
Balance at December 31,
 1996...................     498,818    (48,250)    (2,448)       (364)      447,756
Return of capital.......    (381,434)                                       (381,434)
Capital contribution....     128,482                                         128,482
Shares contributed to
 restricted stock plan..       2,464                (2,464)                      --
Compensation earned on
 restricted stock.......                             3,916                     3,916
Net loss................                (71,179)                             (71,179)
Foreign currency
 translation
 adjustment.............                                        (1,411)       (1,411)
                          ----------  ---------     ------      ------    ----------
Balance at December 31,
 1997...................     248,330   (119,429)      (996)     (1,775)      126,130
Capital contribution....       9,007                                           9,007
Capitalization of
 amounts due to
 affiliates.............     908,673                                         908,673
Contribution of
 subsidiaries from SBH
 to Ziff-Davis Inc......         736                                             736
Initial public
 offering...............     375,493                                         375,493
Acquisition of fixed
 assets from an
 affiliate..............       9,000                                           9,000
Purchase of treasury
 shares from SBH........     (29,500)                                        (29,500)
Sale of treasury shares
 to the public..........      29,500                                          29,500
Net loss................                (86,179)                             (86,179)
Compensation earned on
 restricted stock.......                               189                       189
Foreign currency
 translation
 adjustment.............                                           999           999
                          ----------  ---------     ------      ------    ----------
Balance at September 30,
 1998 (unaudited).......  $1,551,239  $(205,608)    $ (807)     $ (776)   $1,344,048
                          ==========  =========     ======      ======    ==========

   The accompanying notes are an integral part of these financial statements.

                                    ZD
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 (numbers rounded to the nearest thousand)

1. Organization and Basis of Presentation

  ZD is the division of Ziff-Davis Inc. (formerly ZD Inc.) focused on the business of print publishing, trade shows and conferences, market research and education.

  In order to prepare separate financial statements for ZD and ZDNet (as defined below), Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding combined financial statements of Ziff-Davis Inc.

  ZD's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized in Note 5 "Certain Cash Management and Allocation Policies" below.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet, that allocation and the division of Ziff-Davis Inc.'s common stock will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of ZD Stock (as defined below) will continue to be common stockholders of Ziff-Davis Inc. and, as such, will be subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial events arising from ZDNet that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZD or the market price of ZD Stock. In addition, net losses of ZDNet, and any dividends or distributions on, or repurchases of, ZDNet Stock will reduce the assets of Ziff-Davis Inc. legally available for dividends on ZD Stock. Accordingly, financial information for ZD should be read in conjunction with financial information for ZDNet and financial information for Ziff-Davis Inc.

  ZD operates in two business segments: (1) publishing and (2) events.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide. The publishing segment includes a 100% retained interest in ZDNet. ZDNet is the online business division of Ziff-Davis Inc. Each of ZD and ZDNet is sometimes referred to herein as a "Group".

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in the United States and to a lesser extent in Europe and Asia.

  As further described below, the combined financial statements include the accounts of COMDEX (formerly Softbank COMDEX, Inc.) and ZDI as of their respective acquisition dates and Forums (formerly Softbank Forums Inc.) for all periods presented. Effective December 31, 1997, COMDEX and Forums merged and the surviving company was renamed ZD COMDEX and Forums Inc. ("ZDCF"). During 1998, ZDCF was renamed ZD Events Inc.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, SOFTBANK Corp. (SOFTBANK Corp. and its affiliates hereinafter referred to as "Softbank") acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. Softbank is a Japanese corporation which, as of December 31, 1997, was 50.2% owned by Mr. Son, its president, including 43.4% directly owned by his wholly owned holding company, MAC Inc. (MAC Inc. and affiliates hereinafter referred to as "MAC"), also a Japanese corporation. Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000,000.

  These acquisitions have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000,000 and $285,000,000, respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.

 Unaudited summarized pro forma financial information

  The following unaudited summarized pro forma financial information presents the results of operations of ZD as if the acquisition of ZDI had taken place on January 1, 1995:

                                                              Years ended
                                                             December 31,
                                                          --------------------
                                                            1995       1996
                                                          --------  ----------
                                                              (dollars in
                                                              thousands)
     Revenue, net........................................ $958,148  $1,061,486
     Income from operations.............................. $ 91,996  $  107,070
     Net loss............................................ $(61,816) $  (67,011)

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  The pro forma results include amortization of intangible assets and interest expense on debt assumed issued to finance the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the year, nor are they necessarily indicative of future combined results.

 Purchase of MAC Assets

  In 1997, ZD agreed to purchase certain of the MAC Assets for $370,000,000. The acquisition was effected in two tranches; the first of which closed on October 31, 1997 and the second, closed upon completion of the initial public offering of Ziff-Davis Inc.'s common stock (further described below). At December 31, 1997, ZD has accrued the $370,000,000 purchase price which has been recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved are under common control. Accordingly, the accompanying combined financial statements include the results of operations of the MAC Assets from February 29, 1996. Throughout these financial statements any reference to ZD includes ZDI, ZD Events and the MAC Assets, (including ZD's 100% retained interest in ZDNet) from February 29, 1996.

 Acquisition of Sendai

  On May 8, 1996, ZD acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and computer services related to the electronic gaming industry, for approximately $27,500,000, plus transaction costs. The acquisition was accounted for as a purchase and accordingly, Sendai's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378,000. The operations of Sendai did not have a material effect on the combined results of operations for the year ended December 31, 1996.

 Acquisition of COMDEX

  Effective April 1, 1995, Softbank acquired the assets of the COMDEX trade show business, now part of ZD Events, for approximately $803,000,000, plus transaction costs. The acquisition has been accounted for as of April 1, 1995 using the purchase method of accounting and accordingly COMDEX's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $849,000,000.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

 Unaudited interim financial information

  The unaudited, combined financial statements for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of ZD at September 30, 1998 and the results of its operations and cash flows for the nine months ended September 30, 1998 and 1997 have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.

2. Reorganization and Initial Public Offering

  On May 4, 1998, Softbank, through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,355 shares of Ziff-Davis Inc.'s common stock. Concurrently with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 shares at an initial public offering price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,100,000 of fixed assets from Kingston Technology Company ("Kingston") in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank and its affiliates were 74,200,000. The transactions described above are herein referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the Reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000, and repay intercompany indebtedness.

  On May 14, 1998 an affiliate of Softbank sold 50,000 shares of Ziff-Davis Inc.'s common stock to an unrelated third party. On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. ZD purchased the additional shares from SBH resulting in no change to the total number of shares outstanding.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Unaudited Pro Forma Financial Information

  The following summary pro forma information has been prepared as if the reorganization and initial public offering, described above, had been consummated on January 1, 1998. The pro forma adjustments for the nine month period include a $5,219,000 reduction of interest expense, a $900,000 increase in depreciation expense and a $900,000 reduction of selling, general and administrative expenses, as well as the tax effect of these items recorded at the combined federal and state statutory rate of 41%.

                                                             Nine Months ended
                                                             September 30, 1998
                                                             ------------------
                                                                (dollars in
                                                                 thousands)
     Revenue, net...........................................    $    692,981
     Depreciation and amortization..........................         110,714
     Loss from operations...................................          (9,107)
     Interest expense, net..................................         105,966
     Loss before income taxes...............................        (114,246)
     Income tax benefit.....................................          31,146
     Net loss...............................................    $    (83,100)
     Pro forma net loss per basic common share..............    $      (0.83)
     Pro forma weighted average common shares outstanding...     100,000,000

3. ZDNet Stock Proposal (unaudited)

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has agreed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZD Common Stock ("ZD Stock"), and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a "Retained Interest" in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, shares of ZDNet Stock intended to represent 15% to 20% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  The book value associated with ZD's Retained Interest in ZDNet will be increased proportionately for net income (or decreased proportionately for net loss) of ZDNet. In addition, that book value will be adjusted from time to time as set forth below.

  Currently, Ziff-Davis Inc. provides all funding for ZD and ZDNet as described in Note 5 (Certain Cash Management and Allocation Policies). Ziff-Davis Inc. intends to continue these practices until ZDNet Stock is first issued. Accordingly, no interest income or expense from or to ZDNet has been reflected in the financial statements of ZD for any period prior to the date on which ZDNet Stock is first issued.

  After the date on which ZDNet Stock is first issued, for financial statement purposes, the following policies will apply except to the extent the Board rescinds, modifies or adds to them:

    (a) Ziff-Davis Inc. will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to ZD, except in cases where the Board determines otherwise. The Board may determine from time to time to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to ZDNet to the extent that Ziff-Davis Inc. incurs or issues the debt or preferred stock for the benefit of ZDNet, but the Board will not be required to do so.

    (b) Ziff-Davis Inc. will attribute each future issuance of ZD Stock (and the proceeds thereof) to ZD. Ziff-Davis Inc. may attribute any future issuance of ZDNet Stock (and the proceeds thereof) to ZD in respect of its Retained Interest in ZDNet (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to ZDNet (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of ZD Stock will be charged against ZD, and dividends on and repurchases of ZDNet Stock will be charged against ZDNet. In addition, at the time of any dividend on ZDNet Stock, Ziff-Davis Inc. will credit to ZD, and charge against ZDNet, a corresponding amount in respect of ZD's Retained Interest in ZDNet.

    (c) Whenever ZDNet holds cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), ZDNet will normally transfer that cash to ZD. Conversely, whenever ZDNet has a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), ZD will normally fund that cash need. However, the Board will determine, in its sole discretion, whether to provide any particular funds to either Group. The Board is not obligated to cause either Group to provide funds to the other Group if the Board determines it is not in the best interest of Ziff-Davis Inc. to do so.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

    (d) Ziff-Davis Inc. will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of ZD's Retained Interest that correspond to dividends paid on ZDNet Stock) as inter-Group revolving credit advances unless (1) the Board determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,
  (2) the Board determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing ZD's Retained Interest in ZDNet or (3) the Board determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing ZD's Retained Interest in ZDNet. There are no specific criteria to determine when Ziff-Davis Inc. will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance. The Board would make such a determination in the exercise of its business judgment at the time of such transfer (or the first of such type of transfer) based upon all relevant circumstances. Factors the Board would consider include (1) the current and projected capital structure of each Group, (2) the relative levels of internally generated funds of each Group, (3) the financing needs and objectives of the recipient Group, (4) the investment objectives of the transferring Group, (5) the availability, cost and time associated with alternative financing sources and (6) prevailing interest rates and general economic conditions.

    (e) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which Ziff-Davis Inc. could borrow such funds on a revolving credit basis (as the Board determines in its sole discretion). Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which Ziff-Davis Inc. could borrow such funds (as the Board determines in its sole discretion).

    (f) Any cash transfer from ZD to ZDNet (or for its account) accounted for as a capital contribution will correspondingly increase ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the number of shares of ZDNet Stock that could be issued by Ziff-Davis Inc. for the account of ZD in respect of its Retained Interest in ZDNet (the "Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet") will increase by (1) the amount of such capital contribution divided by (2) the Market Value of ZDNet Stock on the date of transfer.

    (g) Any cash transfer from ZDNet to ZD (or for its account) accounted for as a return of capital will correspondingly reduce ZDNet's division equity and ZD's Retained Interest in ZDNet. As a result, the Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will decrease by
  (1) the amount of such return of capital divided by (2) the Market Value of ZDNet Stock on the date of transfer.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


4. Summary of Significant Accounting Policies

 Principles of Consolidation and Combination

  The combined financial statements include the accounts of ZD. All significant transactions within ZD have been eliminated in combination and consolidation. The financial statements of ZD prepared subsequent to the Reorganization described above have been prepared on a consolidated basis.

  Investments in which ZD's ownership interests range from 20 to 50 percent and in which ZD has the ability to exercise significant influence over the operating and financial policies of such company are accounted for under the equity method.

 Cash and cash equivalents

  ZD considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  ZD places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZD Group has not experienced losses in such accounts.

  ZD's advertisers and exhibitors include principally customers who represent a variety of technology companies in the U.S. and other countries. ZD extends credit to their customers and distributors and historically have not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 3 to 30 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

 Investment in ZDNet

  ZD's Retained Interest in 100% of the division equity of ZDNet is reflected as "Retained Interest in ZDNet" in ZD's historical balance sheets. Similarly, ZD's Retained Interest in 100% of the division net losses of ZDNet is reflected as "Net loss related to retained interest in ZDNet".

  Ziff-Davis Inc. accounts for ZD's retained interest in ZDNet in a manner similar to the method prescribed under APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names, and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years (refer to Note 8). ZD assesses the recoverability of their intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value.

 Revenue recognition

  Advertising revenue for ZD's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Revenue generated by market research is recognized when the service is provided.

 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in division equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. Ziff-Davis Inc. has not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and ZD's equity share of income or loss from joint ventures.

 Income taxes

  ZD uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of ZD's long-term debt payable to affiliates also approximate fair value based upon the current rates available to ZD for debt with similar remaining maturities.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Stock-based compensation

  ZD has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for stock options. Effective January 1, 1996, ZD adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

 Comprehensive Income

  The company implemented SFAS No. 130 "Reporting Comprehensive Income", effective January 1, 1998. This standard requires ZD to report the total changes in division equity that do not result directly from transactions with stockholders, including those which do not affect retained earnings. These changes are not material to ZD's combined financial statements.

 New Accounting Pronouncements

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information will be required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits", is effective for the year ended December 31, 1998. This standard revises the disclosure requirements for employers' pension and other retiree benefits.

  ZD will adopt the above statements beginning with their December 31, 1998 financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. ZD does not expect the adoption of SFAS 133 to have a material impact on the ZD's results of operations.

5. Certain Cash Management and Allocation Policies

  ZD's financial statements reflect the application of certain cash management and allocation policies summarized below. The Board may rescind, modify or add to any of these policies.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each of ZD and ZDNet generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZD's and ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet).

 Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses) (collectively, "Central Services") to ZD based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZD.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to ZD (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZD's financial statements as a reduction of its selling, general and administrative costs, is equal to 5% of the first $100,000,000 of ZDNet's revenue for the year, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year. The Board may at some point in the future change this fee as it, in its sole discretion, deems appropriate in light of the circumstances from time to time.

6. Accounts Receivable, Net

  Accounts receivable, net consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1996      1997
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
     Accounts receivable.................................. $278,028  $297,647
     Allowance for doubtful accounts, returns and
      cancellations.......................................  (80,765)  (87,733)
                                                           --------  --------
                                                           $197,263  $209,914
                                                           ========  ========

7. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
                                                                 (dollars in
                                                                 thousands)
     Computers and equipment.................................. $28,713  $45,896
     Leasehold improvements...................................  38,230   39,719
     Furniture and fixtures...................................  17,685   16,911
                                                               -------  -------
                                                                84,628  102,526
     Accumulated depreciation and amortization................ (33,137) (52,135)
                                                               -------  -------
                                                               $51,491  $50,391
                                                               =======  =======

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


8. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                              Range of       December 31,
                                            Useful Lives ----------------------
                                              (years)       1996        1997
                                            ------------ ----------  ----------
                                                              (dollars in
                                                              thousands)
     Advertising lists....................      7-34     $  885,700  $  885,700
     Exhibitor relationships..............      4-27        154,070     154,070
     Trademarks/trade names...............     30-40        735,595     735,595
     License agreements...................      6-14         11,212      11,212
     Subscriber lists.....................      3-10         47,175      47,175
     Other................................      2-20         57,599      57,599
     Goodwill.............................      5-40      1,315,001   1,316,077
                                                         ----------  ----------
                                                          3,206,352   3,207,428
     Accumulated amortization.............                 (125,882)   (244,259)
                                                         ----------  ----------
                                                         $3,080,470  $2,963,169
                                                         ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, purchase price was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an income approach. Trademarks/trade names were recorded at their estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, ZD considered its competitive position in the markets in which it operates the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


9. Accrued Expenses

  Accrued expenses consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Payroll and related employee benefits.................. $ 24,126  $ 27,672
     Accrued interest-related party.........................    4,449     6,226
     Other taxes payable....................................    6,191     2,633
     Other..................................................   44,031    41,355
                                                             --------  --------
                                                             $ 78,797  $ 77,886
                                                             ========  ========

10. Unearned Income

  Unearned income consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Unexpired subscriptions................................ $100,294  $ 82,167
     Prepaid conference fees................................   91,776    80,706
     Reserve for cancellations..............................  (17,287)   (8,191)
                                                             --------  --------
                                                             $174,783  $154,682
                                                             ========  ========

11. Income Taxes

  Income tax benefits and related assets and liabilities attributed to ZD are determined in accordance with Ziff-Davis Inc.'s tax allocation policy (Note 5).

  ZD has been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note
1), which were assets of a separate taxpayer. The tax expense reflected in the consolidated statements of operations and tax liabilities reflected in the consolidated balance sheet have been prepared on a separate return basis as though Ziff-Davis Inc. filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to Ziff-Davis Inc.

  ZD and Softbank do not have a tax sharing agreement. Therefore, no intercompany tax payments have been made and no related intercompany receivable or payable has been recorded.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                         December 31,
                                                   ----------------------------
                                                    1995      1996       1997
                                                   -------  --------   --------
                                                    (dollars in thousands)
     United States...............................  $25,094  $(23,757)  $(77,023)
     Foreign.....................................   (2,225)   (2,879)     5,375
                                                   -------  --------   --------
     Total.......................................  $22,869  $(26,636)  $(71,648)
                                                   =======  ========   ========

  Components of the provision (benefit) for income taxes are as follows:

                                                         December 31,
                                                   ----------------------------
                                                    1995      1996       1997
                                                   -------  --------   --------
                                                    (dollars in thousands)
     U.S. federal income taxes:
       Current...................................  $   --   $    --    $    --
       Deferred..................................    9,240    19,716       (364)
     State and local income taxes:
       Current...................................      --        --         --
       Deferred..................................    2,684     5,729       (105)
     Foreign income taxes........................      --        --         --
                                                   -------  --------   --------
         Total provision (benefit) for income
          taxes..................................  $11,924  $ 25,445   $   (469)
                                                   =======  ========   ========

  A reconciliation of the U.S. federal statutory tax rate to ZD's effective tax rate on income (loss) before income taxes is as follows:

                                                         December 31,
                                                   ----------------------------
                                                    1995      1996       1997
                                                   -------  --------   --------
     Federal statutory tax rate..................     35.0%     35.0%      35.0%
     State and local taxes (net of federal tax
      benefit)...................................      6.0       6.0        6.0
     Loss related to retained interest in ZDNet..      --      (26.1)     (12.2)
     Non-recognition of combined losses of MAC
      Assets.....................................      9.9     (96.9)     (24.0)
     Amortization of non-deductible goodwill.....      1.0     (13.3)      (5.8)
     Other.......................................      0.2      (0.2)       1.7
                                                   -------  --------   --------
     Effective tax rate..........................     52.1%    (95.5)%      0.7%
                                                   =======  ========   ========

  The effective tax rate differs from the federal statutory tax rate primarily as a result of ZD's inability to deduct losses of the MAC Assets prior to May 4, 1998, and ZD's policy of recording the losses related to its 100% retained interest in ZDNet on a net of tax basis. The amortization of nondeductible goodwill resulted primarily from the stock acquisition of 100% of the stock of ZDI in 1996.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Following is a summary of the components of the deferred tax accounts at December 31, 1996 and 1997:

                                                             December 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
     Current deferred tax assets and (liabilities):
       Allowance for doubtful accounts................... $   8,825  $   8,713
       Other.............................................      (151)        12
                                                          ---------  ---------
         Current deferred net tax assets.................     8,674      8,725
                                                          ---------  ---------
     Noncurrent deferred tax assets and (liabilities):
       Basis difference in intangible assets.............  (273,375)  (288,286)
       Net operating loss and other carryforwards........   123,652    124,233
       Other.............................................    11,603     13,701
                                                          ---------  ---------
         Noncurrent deferred tax liabilities.............  (138,120)  (150,352)
     Valuation allowance.................................   (47,911)   (35,261)
                                                          ---------  ---------
         Net noncurrent deferred tax liabilities.........  (186,031)  (185,613)
                                                          ---------  ---------
     Total net deferred tax liabilities.................. $(177,357) $(176,888)
                                                          =========  =========

  As of December 31, 1996 and 1997 ZD had total deferred tax assets of $96,169,000 and $111,398,000, respectively, and total deferred tax liabilities of $273,526,000 and $288,286,000, respectively. The December 31, 1996 and 1997 net deferred tax assets are reduced by a valuation allowance of $47,911,000 and $35,261,000, respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1997 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, which will not be available to ZD as a deduction.

  ZD has U.S. and foreign net operating loss carryforwards of approximately $261,000,000, which will begin to expire in 1998. ZD's utilization of certain net operating loss carryforwards, of approximately $113,000,000, is subject to limitations, due to the change of ownership resulting from the Softbank acquisition of the ZDI stock on February 29, 1996. Management believes that such limitations will not significantly affect ZD's ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, ZD has alternative minimum tax credit carryforwards of $385,000 which may be carried forward indefinitely until used.

  ZD's foreign subsidiaries have no undistributed earnings for remittance to the U.S. and, therefore, no U.S. or foreign tax provision on remittances has been recorded.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

12. Related Party Transactions

  ZD transacts business with a group of companies affiliated through common majority ownership with Softbank, and has various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Receivables from affiliates consist of the following:

                                                                  December 31,
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
                                                                  (dollars in
                                                                   thousands)
     Receivable from:
       MAC and subsidiaries.................................... $ 7,140 $ 42,687
       Softbank................................................  67,451   84,365
       Other affiliates........................................   2,617    4,238
                                                                ------- --------
                                                                $77,208 $131,290
                                                                ======= ========

  Payables to management and affiliates consist of the following:

                                                                  December 31,
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
                                                                  (dollars in
                                                                   thousands)
     Payable to:
       Management.............................................. $29,834 $    --
       MAC and subsidiaries....................................     --   270,000
       Softbank................................................  39,582  126,371
       Other affiliates........................................     --     1,961
                                                                ------- --------
                                                                $69,416 $398,332
                                                                ======= ========

  As part of the 1996 acquisition of ZDI, ZD agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, ZD paid all amounts due, including accrued interest, through the payment date.

  Prior to the Reorganization and initial public offering, ZD was a member of Softbank's central cash management system. Under this system, ZD would periodically transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund ZD's short-term working capital requirements. Interest is accrued based on the net balance outstanding at the end of each month. Interest income is earned at the 30-day LIBOR rate for the applicable month. Interest expense is incurred at the 30-day LIBOR rate plus 0.5%.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Other affiliated arrangements

  During the years ended December 31, 1996, and 1997, ZD incurred $2,000,000 and $1,631,000 advertising expense with Yahoo!, Inc. (Yahoo!), an affiliated company. No advertising expense with Yahoo! was incurred in 1995.

  ZD sells advertising space and exhibition services to Kingston, an affiliated company. During the years ended December 31, 1995, 1996 and 1997, ZD recorded revenues of $0, $882,000 and $2,667,000, respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  ZD has entered into an agreement to manage certain trade shows and expositions owned by Softbank and its affiliates, whereby ZD earns management and licensing fees. The fees earned by ZD for the years ended December 31, 1995, 1996 and 1997 were $1,979,000, $3,394,000 and $4,057,000, respectively.


  ZD has an arrangement with SOFTBANK Services, an affiliated company, whereby ZD is charged for administrative services provided plus a management fee. For the years ended December 31, 1995, 1996, and 1997 ZD incurred service fees of $0, $359,000, and $1,259,000, respectively, in relation to this agreement.

  ZD has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by ZD for the years ended December 31, 1996 and 1997 were approximately $964,000, and $1,818,000, respectively.

  Included in selling, general and administrative expenses is an allocation for Ziff-Davis Inc.'s Central Services amounting to $61,359,000 and $85,739,000 for the years ended December 31, 1996 and 1997, respectively. Also included as a reduction in selling, general and administrative expenses is a royalty charge from ZDNet amounting to $0, $811,000 and $1,611,000 for the years ended December 31, 1995, 1996 and 1997, respectively. (See Note 5.)

  ZD's publications sell advertising to ZDNet at discounts to market rates. Had ZD charged market rates for such advertising, ZD's revenue would have increased by $0, $2,235,000 and $2,671,000 for the years ended December 31, 1995, 1996 and 1997 respectively.

  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, a director of Ziff-Davis Inc. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

purchase ZDTV for a price equal to MHA's) investment plus 10% per annum for the period of investment. The cumulative advances, which totaled $14,400,000 net of $10,100,000 in repayments through December 31, 1997, were repaid concurrently with the Reorganization. (See Notes 2 and 20.)



  Ziff-Davis Inc. has entered into operating leases for television production equipment and has sublet such equipment to ZDTV. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $610,000 through 2003.

 Notes payable to affiliates

  ZD's long-term debt is payable to Softbank and consists of the following:

                                                             December 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
                                                              (dollars in
                                                              thousands)
     Notes payable to affiliate(1)...................... $1,080,000  $1,080,000
     Notes payable to affiliate(2)......................    900,000     900,000
     Notes payable to affiliate(3)......................    398,000     375,027
     Note payable to affiliate(4).......................    100,000      94,231
     Note payable to affiliate(5).......................     77,450      74,772
     Note payable to affiliate(6).......................        --       10,000
                                                         ----------  ----------
       Total............................................  2,555,450   2,534,030
     Less--Current portion..............................    (33,198)   (125,790)
                                                         ----------  ----------
                                                         $2,522,252  $2,408,240
                                                         ==========  ==========

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. The notes bear interest at a rate of 7.8% per annum.

(2) These notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.

(3) Notes mature on February 28, 2010. The notes bear interest at a rate of 8.0% per annum.

(4) Notes mature on February 28, 2009. The notes bear interest at 9.9% per annum.

(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997. The note bears interest at a rate of 8.0% per annum.

(6) Note is payable on January 1, 2007. The note bears interest at a rate of 8.0% per annum.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  Scheduled principal payments due on long-term debt outstanding at December 31, 1997 are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
1998................................................................. $  125,790
1999.................................................................    125,790
2000.................................................................    125,790
2001.................................................................  1,025,790
2002.................................................................    125,790
Thereafter...........................................................  1,005,080
                                                                      ----------
  Total.............................................................. $2,534,030
                                                                      ==========

  See Note 2 for a discussion of the reorganization and initial public offering which restructured ZD's debt and equity structures.

  During 1995, 1996 and 1997 ZD incurred $44,005,000, $120,646,000 and
$190,445,000, respectively of interest expense due to Softbank related to the above notes payable.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000,000 with an independent lender for which ZD, along with certain other Softbank affiliates, are guarantors. In January 1997 and October 1997, this line of credit was increased to $75,000,000 and $150,000,000, respectively. At December 31, 1997, $102,500,000 was outstanding under the line of credit. In March 1998, ZD increased its guarantee of Softbank's U.S. debt from $150,000,000 to $450,000,000. On May 4, 1998, ZD was released from this guarantee.

 Return of capital and dividends

  On December 15, 1996, ZD declared a return of capital of approximately $900,000,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000,000 to Softbank. In 1997, ZD recorded a return of capital of $381,434,000 in connection with the purchase of companies under common control.

13. Employee Stock Compensation Plans

 Executive stock option plan

  The Softbank 1996 and 1997 Executive Stock Option Plans provide for the granting of nonqualified stock options to purchase the common stock of Softbank to officers, directors and key employees of ZD. Under the plans, options have been granted at exercise prices

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  Information relating to stock options during 1995, 1996 and 1997 is as follows:

                                                              Weighted Average
                                                   Number       Option Price
                                                  of Shares     Per Share(1)
                                                  ---------   ----------------
     Shares outstanding under options at
      December 31, 1995.........................       --             --
     Granted....................................   714,777(2)      $87.15
     Exercised..................................       --             --
     Forfeited..................................    12,740(2)       87.15
                                                   -------
     Shares outstanding under options at
      December 31, 1996.........................   702,037          87.15
     Granted....................................   368,563          61.25
     Exercised..................................       --             --
     Forfeited..................................   138,034          78.89
                                                   -------
     Shares outstanding under options at
      December 31, 1997.........................   932,566         $78.14
                                                   =======
     Shares exercisable
       At December 31, 1996.....................       --             --
       At December 31, 1997 (price range $44.26-
        $87.15).................................   102,510         $82.21

    --------
    (1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options.

    (2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  As permitted by SFAS 123, ZD has chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996 or 1997. Pro forma information regarding net income is required by SFAS 123 and has been determined as if ZD had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1997:

                                                                  1996    1997
                                                                 ------- -------
     Risk-free interest rate....................................   5.89%   6.35%
     Dividend yield.............................................   0.26%   0.22%
     Volatility factor..........................................  54.03%  51.35%
     Expected life.............................................. 6 years 6 years

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  The weighted average fair value of options granted in 1996 and 1997 was $64.30 and $34.05, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996 and 1997, consistent with the provisions of SFAS 123, ZD's net loss would have been increased by approximately $3,000,000 and $4,000,000, respectively. On January 23, 1998, the exercise price of all of the shares outstanding under option agreements were reset to an exercise price equal to the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 may now be exercised only after July 19, 1998. Repricing of the stock options will not result in compensation expense to ZD.

 Other stock compensation plans

  During 1996 and 1997, ZD granted 45,760 and 61,940 shares of common stock of Softbank, respectively, (adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a three to five-year period from the date of grant. The granting of the shares to ZD's employees has been recorded as additional paid-in capital offset by a reduction to stockholder's equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080,000 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916,000 was charged to expense related to these restricted stock awards.

14. Employee Benefit Plans

 Pension plan

  Certain employees of ZD who have met eligibility requirements are covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average compensation at the time of retirement. ZD's funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

 Net periodic pension cost includes the following components:

                                                           1995    1996   1997
                                                           -----  ------  -----
                                                              (dollars in
                                                               thousands)
     Service cost......................................... $ 472  $  700  $ 391
     Interest cost........................................   363     472    456
     Expected return on plan assets.......................  (172)   (300)  (445)
     Amortization of transition obligation................   149     199     75
                                                           -----  ------  -----
     Net periodic pension cost............................ $ 812  $1,071  $ 477
                                                           =====  ======  =====

  The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                         1996         1997
                                                      -----------  -----------
                                                      (dollars in thousands)
     Actuarial present value of benefit obligations:
       Vested benefit obligation....................  $     4,132  $     5,721
                                                      ===========  ===========
       Accumulated benefit obligations..............        4,224        5,721
                                                      ===========  ===========
     Projected benefit obligations..................        7,967        5,721
     Plan assets at fair value......................       (4,467)      (6,004)
                                                      ===========  ===========
     Projected benefit obligation in excess (less
      than) of plan assets..........................        3,500         (283)
     Unrecognized net transition asset (liability)..       (2,297)       1,279
                                                      -----------  -----------
     Pension liability included in balance sheet....  $     1,203  $       996
                                                      ===========  ===========

  During 1997, ZD decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The above amounts reflect the effects of such termination. All accrued plan obligations will be settled during 1998. There was no significant gain or loss recognized in connection with the termination.

 Retirement plans

  Ziff-Davis Inc. maintains various defined contribution retirement plans. Substantially all of ZD's employees are eligible to participate in one of the plans under which annual contributions may be made by Ziff-Davis Inc. for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

which, and subject to certain limitations, may be matched by Ziff-Davis Inc. up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions after one year of employment. ZD made contributions to the plans totaling $2,115,000, $10,023,000 and $12,974,000 in 1995, 1996 and 1997,
respectively.

15. Investments in and Advances to Unconsolidated Affiliates

  ZD has investments in the following companies/joint ventures/divisions:

                                                         Carrying value at
                                                           December 31,
                                           Ownership  -----------------------
     Company/Joint Venture/Division        Percentage    1996        1997
     ------------------------------        ---------- ----------- -----------
                                                      (dollars in thousands)
     Mac Publishing LLC...................     50%    $       --  $    16,244
     ExpoComm LLC.........................     50%    $     7,698 $     7,758
     Family PC G.P........................     50%    $    10,138 $     9,342
     ZDNet................................    100%    $    78,575 $    83,292

  The entities listed above are engaged primarily in the publication or distribution of print media, the organization, production and management of trade shows and providing interactive information and programming to technology-oriented Internet users. Other investments and joint ventures are not material to ZD's financial statements. ZD has equity income (loss) from joint ventures of $(796,000) and $335,000 in 1996 and 1997, respectively. In addition, ZD had equity losses of $16,925,000 and $21,238,000 in 1996 and 1997, respectively, from its 100% Retained Interest in ZDNet Group.

16. Supplemental Cash Flow Information

                                                     Year ended December 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   -------- ---------- --------
                                                      (dollars in thousands)
     Cash paid during the year for:
       Interest to related parties................ $  8,390 $   99,509 $185,447
       Income taxes...............................      --         360        4
     Noncash investing and financing activities:
       Fair value of assets acquired.............. $836,479 $2,508,603 $ 14,000
       Liabilities assumed........................   21,959    370,518      --
                                                   -------- ---------- --------
       Cash paid..................................  814,520  2,138,085   14,000
       Less--Cash acquired........................      --      13,262      --
       Net cash paid for acquisitions............. $814,520 $2,124,823 $ 14,000
                                                   ======== ========== ========
       Return of capital dividends................ $    --  $  899,948 $381,434
                                                   ======== ========== ========
       Capital contributions...................... $    --  $    5,002 $ 61,580
                                                   ======== ========== ========

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


17. Operating Lease Commitments

  ZD utilizes equipment and space under lease to Ziff-Davis Inc. ZD's portion of the minimum lease payments based on square feet utilized are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
1998.................................................................  $ 33,825
1999.................................................................    31,359
2000.................................................................    27,377
2001.................................................................    24,381
2002.................................................................    23,873
Thereafter...........................................................   240,322
                                                                       --------
  Total..............................................................  $381,137
                                                                       ========

  Netted in the above totals is approximately $5,000,000 for which noncancelable subleases are in place. Total sublease income approximates ZD's required payments under the related leases. Rent expense amounted to approximately $2,492,000, $22,347,000, and $28,646,000 for the years ended
December 31, 1995, 1996 and 1997, respectively.

18. Segment Information

 Business segment information

  ZD's operations have been classified into two business segments: (1) publishing, and (2) events.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, online content, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide. The publishing segment includes a 100% Retained Interest in ZDNet.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Summarized financial information by business segment as of December 31, 1995, 1996 and 1997 for each of the periods then ended is set forth below:

                                                  1995       1996       1997
                                               ---------- ---------- ----------
                                                    (dollars in thousands)
     Revenue, net:
       Publishing............................. $      --  $  674,040 $  834,015
       Events.................................    202,729    264,884    287,528
                                               ---------- ---------- ----------
                                               $  202,729 $  938,924 $1,121,543
                                               ========== ========== ==========
     Income from operations:
       Publishing............................. $      --  $   36,089 $   72,478
       Events.................................     62,675     68,505     59,235
                                               ---------- ---------- ----------
                                               $   62,675 $  104,594 $  131,713
                                               ========== ========== ==========
     Total assets at December 31:
       Publishing............................. $      --  $2,441,441 $2,423,822
       Events.................................  1,090,981  1,143,522  1,124,286
                                               ---------- ---------- ----------
                                               $1,090,981 $3,584,963 $3,548,108
                                               ========== ========== ==========
     Depreciation and amortization:
       Publishing............................. $      --  $  101,102 $  111,133
       Events.................................     24,305     33,149     36,126
                                               ---------- ---------- ----------
                                               $   24,305 $  134,251 $  147,259
                                               ========== ========== ==========
     Capital expenditures:
       Publishing............................. $      --  $   13,647 $   19,025
       Events.................................      3,367      7,708      8,797
                                               ---------- ---------- ----------
                                               $    3,367 $   21,355 $   27,822
                                               ========== ========== ==========

  Operating income by business segment excludes interest income and interest expense.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


                                  North America Other areas  Combined
                                  ------------- ----------- ----------
                                         (dollars in thousands)
      Year ended December 31, 1995:
     Revenue, net...............   $   192,789   $  9,940   $  202,729
                                   ===========   ========   ==========
     Income (loss) from
      operations................   $    64,930   $ (2,255)  $   62,675
                                   ===========   ========
     Other non-operating
      income....................                                 4,199
     Related party-interest
      expense...................                                44,005
                                                            ----------
     Income before taxes........                            $   22,869
                                                            ----------
     Total assets at December
      31, 1995..................   $ 1,081,829   $  9,152   $1,090,981
                                   ===========   ========   ==========
      Year ended December 31,
       1996:
     Revenue, net...............   $   838,749   $100,175   $  938,924
                                   ===========   ========   ==========
     Income (loss) from
      operations................   $   107,474   $ (2,880)  $  104,594
                                   ===========   ========   ==========
     Loss related to Retained
      Interest in ZDNet.........                               (16,925)
     Other non-operating
      income....................                                 6,341
     Related party-interest
      expense...................                               120,646
                                                            ----------
     Loss before taxes..........                            $  (26,636)
                                                            ----------
     Total assets at December
      31, 1996..................   $ 3,550,161   $ 34,802   $3,584,963
                                   ===========   ========   ==========
      Year ended December 31,
       1997:
     Revenue, net...............   $ 1,008,682   $112,862   $1,121,544
                                   ===========   ========   ==========
     Income from operations.....   $   126,344   $  5,369   $  131,713
                                   ===========   ========   ==========
     Loss related to Retained
      Interest in ZDNet.........                               (21,238)
     Other non-operating
      income....................                                 8,322
     Related party-interest
      expense...................                               190,445
                                                            ----------
     Loss before taxes..........                            $  (71,648)
                                                            ----------
     Total assets at December
      31, 1997..................   $ 3,502,753   $ 45,355   $3,548,108
                                   ===========   ========   ==========

  Transactions between geographic areas are not significant.

19. Contingencies

  ZD is subject to various claims and legal proceedings arising in the normal course of business.

 Class Action and Derivative Litigations

  Following a decline in the price per share of ZD's common stock after the October 8, 1998 announcement (described below), eight securities class action suits have been filed against ZD and certain of its directors and officers in the United States District Court for the Southern District of New York.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s common stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, recission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  The complaints are as follows: Napoli v. Ziff-Davis Inc., et al., No. 98 Civ. 7158 (filed Oct. 9, 1998); Steinberg, et al. v. Ziff-Davis Inc., et al., No. 98 Civ. 7205 (filed Oct. 13, 1998); Flinker v. Ziff-Davis Inc., et al., No. 98 Civ. 7231 (filed Oct. 14, 1998); Koenig v. Ziff-Davis Inc., et al., No. 98 Civ. 7260 (filed Oct. 15, 1997; Schindler v. Ziff-Davis Inc., et al., No. 98 Civ. 7418 (filed Oct. 19, 1998); Miller v. Ziff-Davis Inc., et al., No. 98 Civ. 7541 (filed Oct. 23, 1998); Felgoise v. Ziff-Davis Inc., et al., No. 98 Civ. 8045 (filed Nov. 9, 1998); and Javier v. Ziff Davis Inc., et al., No. 98 Civ. 8201 (filed Nov. 17, 1998). On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The complaints are as follows: Jacobs v. Ziff-Davis Inc., et al., No. 16813NC (filed Nov. 30, 1998) and Bernd Bildstein v. Ziff-Davis Inc., et al., No. 16835NC (filed Dec. 10, 1998). Service has been effected in the Jacobs action but not in the Bildstein action.

  Although the outcome of the foregoing cases cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to these claims.

 Legal Proceeding

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority shareholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint alleges, among other things, that SBH, SIM's majority shareholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority shareholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH.

  Although the outcome of this case cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims and intends to defend vigorously.

20. Subsequent Events (unaudited)

 Sky TV

  On October 28, 1998, ZD acquired the assets of Sky TV Inc. and certain affiliates for approximately $12,000,000 in cash. Sky TV is a media company that provides video content for distribution principally through airline in-flight, cable and broadcast television. Sky TV's principal offices are located in Dallas and San Francisco.

 ZDTV

  On February 4, 1999, Ziff-Davis Inc. purchased ZDTV at a purchase price of approximately $81,400,000. (See Note 12.) Ziff-Davis Inc. paid approximately $32,800,000 of the purchase price in cash and paid the remainder by applying approximately $48,600,000 in advances owed to it by MAC Holdings America. Other than advances to ZDTV which are reported on ZD's balance sheet, the results of operations of ZDTV are not included in ZD's results for any of the periods presented.

 Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50,000,000 in cash. This purchase is expected to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming, an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54,000,000 in cash.



1998 Incentive Compensation Plan

  Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Plan") to provide long-term incentives for its key employees and enhance shareholder value. The Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock. Ziff-Davis Inc. has reserved 17,827,400 shares of common stock (regardless of series) for issuance under the Plan. On February 13, 1998, the Companies granted options to purchase 5,254,700 shares with an exercise price of $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  On September 23, 1998, the Board approved the reduction of the exercise price of all options outstanding under the Plan from $16.00 to $6.00 the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. Repricing of the stock options did not result in compensation expense to ZD.

  On December 21, 1998 the Plan was amended to permit grants of options and other stock based awards to either series of common stock of Ziff-Davis Inc. Pursuant to the Plan, the number of shares reserved for issuance was increased from 8,500,000 shares to 17,827,400. In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 5,729,000 shares of ZDNet Stock, at a price of $7.50 per share (the fair value of the shares at that date), to certain employees. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant, except that, upon the completion of an initial public offering of ZDNet Stock, these options will vest and become exercisable with respect to 25% of the shares on December 31, 1999 and an additional 6.25% of the shares at the end of each three-month period thereafter.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would be made to the terms of options to purchase conventional common stock in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to $4.29.

  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, Softbank has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (a) Softbank will deliver to Ziff-Davis Inc., out of the shares of Ziff-Davis Inc. common stock then held by Softbank, a number of shares of common stock equal to the number then issuable upon such exercise and (b) Ziff-Davis will deliver to Softbank the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock (or ZD Stock) outstanding or ZD's division equity. However, ZD expects to recognize compensation expense for accounting purposes of approximately $2,942,000 over three years as a result of these grants. Softbank has agreed that, if and when Ziff-Davis Inc. recognizes any compensation or other expense for accounting purposes that results from such grants, Softbank will pay to Ziff-Davis Inc. the amount thereof.

                                    ZD
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

 Employee Stock Purchase Plan

  Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc. common stock with after tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 2,500,000 shares of common stock (regardless of series) for issuance under the Stock Purchase Plan.

 Interest Rate Swaps

  On June 10, 1998, ZD entered into interest rate swap agreements, with an aggregate notional amount of $550,000,000. Under these swap agreements, which began on August 10, 1998, ZD will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and ZD will pay a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements range from 3 to 7 years and the weighted average fixed rate ZD will pay is 5.85%. ZD has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt.

  For the nine months period ended September 30, 1998, these interest rate swaps did not have a material impact on the financial statements.

 Restructuring

  On October 8, 1998, Ziff-Davis Inc. announced that anticipated results for the fourth quarter would be below expectations. As a result, a company-wide restructuring was implemented in which three publications were discontinued and the work force reduced by approximately 10%. The cost of this restructuring, is $52,239,000 and will be recognized in the fourth quarter of 1998 as a component of income from operations.

 Credit Facility

  On December 16, 1998, the lenders on Ziff-Davis Inc.'s $1,350,000,000 credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3,375,000 and increase rates on amounts borrowed under the facility to rates ranging from LIBOR plus 1.5% to LIBOR plus 3.375%, depending on the type of loan.

 Other

  On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., an affiliate of Softbank.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ziff-Davis Inc., (formerly Ziff-Davis Publishing Company)

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in division equity, present fairly, in all material respects, the financial position of the ZD Publishing ("ZD"), a division of Ziff-Davis Inc., formerly Ziff-Davis Publishing Company (the "Company") at December 31, 1995 and February 28, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 17 to the Financial Statements, the Company was acquired by SOFTBANK Holdings Inc. on February 29, 1996. As described in Note 1 to the financial statements, ZD is a division of Ziff-Davis Inc.; accordingly the financial statements of ZD should be read in conjunction with the audited financial statements of Ziff-Davis Inc.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
December 17, 1998

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

                            COMBINED BALANCE SHEETS
                             (dollars in thousands)

                                                        December 31,  February
                                                            1995      28, 1996
                                                        ------------ ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $   10,083  $   13,669
  Accounts receivable, net.............................     109,305     111,368
  Inventories..........................................      21,825      26,009
  Deferred taxes.......................................      21,961      23,361
  Prepaid postage and other current assets.............      16,570      16,817
                                                         ----------  ----------
Total current assets...................................     179,744     191,224
Property and equipment, net............................      62,525      56,873
Retained interest in ZDNet.............................      89,682      91,225
Intangible assets, net.................................   1,265,479   1,256,659
Deferred charges and other assets......................      27,996      26,457
                                                         ----------  ----------
Total assets...........................................  $1,625,426  $1,622,438
                                                         ==========  ==========
            LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable.....................................  $   55,103  $   43,097
  Accrued expenses.....................................      68,109      77,539
  Unearned income, net.................................      81,737      86,435
  Due to affiliates and management.....................      58,480      58,762
  Current portion of long-term debt....................       6,847       6,847
  Other current liabilities............................       2,048       2,733
                                                         ----------  ----------
Total current liabilities..............................     272,324     275,413
Deferred taxes.........................................      15,432      14,840
Long-term debt.........................................     439,153     439,153
Subordinated debentures--related party.................     525,000     525,000
Other liabilities......................................       8,367       7,315
                                                         ----------  ----------
Total liabilities......................................   1,260,276   1,261,721
                                                         ----------  ----------
Commitments and contingencies (Notes 15 and 16)
Division equity........................................     365,150     360,717
                                                         ----------  ----------
Total liabilities and division equity..................  $1,625,426  $1,622,438
                                                         ==========  ==========

     The accompanying notes are an integral part of the combined financial statements.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                                   January 1,
                                                      Year ended    1996 to
                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
Revenue, net........................................   $755,419     $122,562
Cost of production..................................    192,900       30,974
Selling, general and administrative expenses........    409,730       68,508
Depreciation and amortization of property and
 equipment..........................................     36,482        6,036
Amortization of intangible assets...................     51,024        8,504
                                                       --------     --------
  Income from operations............................     65,283        8,540
Interest expense, net...............................    (92,609)     (14,030)
Equity in losses of joint ventures..................     (3,391)        (235)
Net loss related to retained interest in ZDNet......     (5,755)        (814)
                                                       --------     --------
  Loss before income taxes..........................    (36,472)      (6,539)
Income tax benefit..................................    (10,470)      (1,992)
                                                       --------     --------
Net loss............................................   $(26,002)    $ (4,547)
                                                       ========     ========



     The accompanying notes are an integral part of the combined financial statements.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                   January 1,
                                                     Year ended     1996 to
                                                    December 31,  February 28,
                                                        1995          1996
                                                    ------------  ------------
Cash flows from operating activities:
Net loss........................................... $   (26,002)    $(4,547)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization....................      87,506      14,540
  Loss from retained interest in ZDNet.............       5,755         814
  Loss from equity investments.....................       3,391         235
  Deferred tax benefit.............................     (10,470)     (1,992)
  Changes in operating assets and liabilities:
    Accounts receivable............................     (11,175)     (2,060)
    Inventories....................................      (9,014)     (4,184)
    Accounts payable and accrued expenses..........       7,073      (2,587)
    Unexpired subscriptions, net...................       2,499       4,698
    Due to management and affiliates...............      (3,020)        282
    Other, net.....................................      (3,687)      1,121
                                                    -----------     -------
Net cash provided by operating activities..........      42,856       6,320
                                                    -----------     -------
Cash flows from investing activities:
  Capital expenditures.............................     (12,573)       (384)
  Capital contributions to ZDNet...................      (7,106)     (2,350)
  Proceeds from sale of businesses.................      23,508         --
                                                    -----------     -------
Net cash provided (used) by investing activities...       3,829      (2,734)
                                                    -----------     -------
Cash flows from financing activities:
  Borrowings under revolving credit facility.......      80,625      24,335
  Repayment of revolving credit facility...........     (60,625)    (24,335)
  Repayment of acquisition indebtedness............  (1,122,931)        --
                                                    -----------     -------
Net cash used by financing activities..............  (1,102,931)        --
                                                    -----------     -------
Net (decrease) increase in cash and cash
 equivalents.......................................  (1,056,246)      3,586
Cash and cash equivalents at beginning of period...   1,066,329      10,083
                                                    -----------     -------
Cash and cash equivalents at end of period......... $    10,083     $13,669
                                                    ===========     =======
Supplemental cash flow disclosures:
  Interest paid.................................... $    78,811     $29,255
  Income taxes paid................................ $    92,729     $   --

     The accompanying notes are an integral part of the combined financial statements.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

               COMBINED STATEMENTS OF CHANGES IN DIVISION EQUITY
                             (dollars in thousands)

                                                         Cumulative   Total
                                    Paid-in  Accumulated translation division
                                    capital    deficit   adjustment   equity
                                    -------- ----------- ----------- --------
Balance at January 1, 1995......... $391,275  $    --       $ --     $391,275
Net loss...........................      --    (26,002)       --      (26,002)
Foreign currency translation
 adjustment........................      --        --        (123)       (123)
                                    --------  --------      -----    --------
Balance at December 31, 1995.......  391,275   (26,002)      (123)    365,150
Net loss...........................      --     (4,547)       --       (4,547)
Foreign currency translation
 adjustment........................      --        --         114         114
                                    --------  --------      -----    --------
Balance at February 28, 1996....... $391,275  $(30,549)     $  (9)   $360,717
                                    ========  ========      =====    ========



     The accompanying notes are an integral part of the combined financial statements.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 (numbers rounded to the nearest thousand)

1. Organization and Basis of Presentation

  ZD Publishing ("ZD") is a division of Ziff-Davis Inc., which is a wholly owned subsidiary of Ziff-Davis Holdings Corp. ("Holdings").

  ZD is engaged in publishing magazines, journals and training manuals and providing market research about the computer industry, with operations in the U.S., Canada and Europe.

  In order to prepare separate financial statements for ZD and ZDNet, Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet. ZDNet comprises Ziff-Davis Inc.'s online business division, and ZD comprises Ziff-Davis Inc.'s other businesses and a "100% Retained Interest" in ZDNet. Thus, the financial statements of ZD and ZDNet, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Ziff-Davis Inc. Each of ZD and ZDNet is sometimes referred to herein as a "Group".

  ZD's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Ziff-Davis Inc. (the "Board"). These policies are summarized under "Certain Cash Management and Allocation Policies" below.

  Even though Ziff-Davis Inc. has allocated all of its consolidated assets, liabilities, revenues, expenses and cash flow between ZD and ZDNet, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any creditors. Holders of common stock of Ziff-Davis Inc. are subject to all risks associated with an investment in Ziff-Davis Inc. and all of its businesses, assets and liabilities.

  Financial impacts arising from ZDNet that affect Ziff-Davis Inc.'s consolidated results of operations or financial position could affect the results of operations or financial condition of ZD. Accordingly, financial information for ZD should be read in conjunction with financial information for ZDNet and financial information for Ziff-Davis Inc.

 Acquisition

  Effective January 1, 1995, Holdings, through Ziff-Davis Inc., directly and indirectly acquired certain assets and assumed certain liabilities of ZD's publishing business and related businesses (the "Acquisition" or the "Acquired Businesses") from Ziff Communications Company, L.P., a limited partnership ("ZCC") and other persons and entities (collectively referred to as the "Sellers"), for an aggregate purchase price of approximately $1,400,000,000 plus transaction costs. Ziff-Davis Inc. funded the Acquisition through the issuance of common stock, bank borrowings and a subordinated note payable to Holdings.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  The acquisition has been accounted for using the purchase method of accounting.

2. Summary of Significant Accounting Policies

 Principles of Combination

  The combined financial statements include the accounts of ZD Publishing. All significant transactions within the ZD division have been eliminated in combination.

  Investments in companies in which ownership interests range from 20 to 50 percent are accounted for under the equity method. ZD has an equity investment interest in Family PC G.P. of 50%. The equity investment in Family PC G.P. is not material to ZD's combined financial statements.

 Cash and cash equivalents

  ZD considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  ZD places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZD has not experienced losses in such accounts.

  ZD's customers represent a variety of technology companies in the United States and other countries. ZD extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the acquired assets, ranging from 3 to 39 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Paper inventories

  Paper inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Investment in ZDNet Group

  ZD's Retained Interest in 100% of the division equity of ZDNet is reflected as "Retained Interest in ZDNet" in ZD's historical balance sheets. Similarly, ZD's Retained Interest in 100% of the division net losses of ZDNet is reflected as "Net loss related to retained interest in ZDNet".

  The book value associated with ZD's Retained Interest in ZDNet will be increased proportionately for net income (or decreased proportionately for net loss) of ZDNet. In addition, that book value will be adjusted from time to time as set forth under Note 3, Certain Cash Management and Allocation Policies.

  Ziff-Davis Inc. accounts for ZD's Retained Interest in ZDNet in a manner similar to the method prescribed under APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

 Intangible assets

  Intangible assets consist principally of advertising lists, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 39 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over 40 years. ZD assesses the recoverability of its intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value.

 Revenue recognition

  Advertising revenue for ZD's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or becomes available for sale at newsstands.

  Circulation revenue consists of both subscription and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Revenue generated by market research is recognized when the service is provided.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


 Operating costs and expenses

  Cost of production includes paper, manufacturing, distribution and fulfillment. Selling and promotion costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are generally expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Foreign currency

  Gains and losses on foreign currency transactions, which are not significant, have been included in selling, general and administrative expenses. The effect of translation of foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in division equity.

 Income taxes

  ZD uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of ZD's long-term debt also approximate fair value which was based upon the current rates available to ZD for debt with similar remaining maturities.

 Impairment of long-lived assets

  In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). ZD Publishing adopted SFAS 121 in fiscal 1996 with no effect on operations.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


3. Certain Cash Management and Allocation Policies

  ZD's financial statements reflect the application of certain cash management and allocation policies summarized below.

 Treasury Activities

  Ziff-Davis Inc. manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock and preferred stock. Each of ZD and ZDNet generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Ziff-Davis Inc., and Ziff-Davis Inc. generally funds ZD's and ZDNet's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned), on a daily basis.

  In the financial statements of ZD and ZDNet, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to ZD, (2) whenever ZDNet held cash (other than cash of ZDNet's foreign operations or cash of ZDNet's operations that are not wholly owned), that cash was transferred to ZD and accounted for as a return of capital (i.e., as a reduction in ZDNet's division equity and ZD's Retained Interest in ZDNet) and (3) whenever ZDNet had a cash need (other than cash needs of ZDNet's foreign operations or cash needs of ZDNet's operations that are not wholly owned), that cash need was funded by ZD and accounted for as a capital contribution (i.e., as an increase in ZDNet's division equity and ZD's Retained Interest in ZDNet). Accordingly, no interest income or expense from or to ZDNet has been reflected in the financial statements of ZD for any period.

 Corporate General and Administrative Expenses

  Ziff-Davis Inc. allocates the cost of certain corporate, general and administrative services and shared services (including certain legal, accounting (tax and financial), information systems, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses (collectively, "Central Services"), to ZD Publishing based on utilization. Where determinations based on utilization alone are impracticable, Ziff-Davis Inc. uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to ZD.

 Taxes

  Federal income taxes, which are determined on a consolidated basis, are allocated to ZD (and reflected in its financial statements) in accordance with Ziff-Davis Inc.'s tax allocation policy. In general, this policy provides that the consolidated tax provision (and

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

related tax payments or refunds) are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that cannot be used by the Group generating such attributes, but can be utilized on a consolidated basis, are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 Royalty Charges

  ZD charges ZDNet an annual fee for the use of various brands and editorial content. The current annual fee, which is reflected in ZD's financial statements as a reduction of selling, general and administrative expenses, is equal to 5% of the first $100,000,000 of ZDNet revenue, 4% of the next $50,000,000 of ZDNet's revenue for that year and 3% of any incremental revenue over $150,000,000 for that year.

4. Accounts Receivable, Net

  Accounts receivable, net consist of the following:

                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
                                                      (dollars in thousands)
     Accounts receivable............................   $165,188     $161,329
     Allowance for doubtful accounts, returns and
      cancellations.................................    (55,883)     (49,961)
                                                       --------     --------
                                                       $109,305     $111,368
                                                       ========     ========

5. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
                                                      (dollars in thousands)
     Computers and equipment........................   $ 54,447     $ 54,829
     Leasehold improvements.........................     25,831       25,831
     Furniture and fixtures.........................     11,808       11,808
     Other..........................................      7,029        7,029
                                                       --------     --------
                                                         99,115       99,497
     Accumulated depreciation and amortization......   (36,590)     (42,624)
                                                       --------     --------
                                                       $ 62,525     $ 56,873
                                                       ========     ========

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


6. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                              Range of
                                               Lives   December 31, February 28,
                                              (years)      1995         1996
                                              -------- ------------ ------------
                                                        (dollars in thousands)
     Advertising lists.......................   7-39    $  643,400   $  643,400
     Trademarks and trade names..............     30       235,820      235,820
     Subscriber lists........................   3-10        43,136       43,136
     Other...................................    2-5        28,800       28,800
     License agreements......................   6-14        11,211       11,211
     Goodwill................................     40       354,136      353,820
                                                        ----------   ----------
                                                         1,316,503    1,316,187
     Accumulated amortization................              (51,024)     (59,528)
                                                        ----------   ----------
                                                        $1,265,479   $1,256,659
                                                        ==========   ==========

  Intangible assets primarily relate to the acquisition of ZD. As discussed in
Note 1, the acquisition was accounted for under the purchase method of accounting. As such the purchase price was allocated to tangible and identifiable intangible assets with the remaining amount allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an "income" approach. Trademarks/trade names were recorded at their estimated fair value using a "relief from royalty" approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, ZD considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, exhibitors and subscribers, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

7. Accrued Expenses

  Accrued expenses consist of the following:

                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (dollars in thousands)
     Payroll and related employee benefits............   $35,044      $35,152
     Accrued interest.................................    16,804       27,526
     Other taxes payable..............................     1,588        2,576
     Other accrued expenses...........................    14,673       12,285
                                                         -------      -------
                                                         $68,109      $77,539
                                                         =======      =======

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


8. Income Taxes

  Income tax benefits and related assets and liabilities attributed to ZD are determined in accordance with Ziff-Davis Inc.'s tax allocation policy (Note 3)

  Loss before income taxes is attributable to the following jurisdictions:

                                                                     January 1
                                                        Year ended       to
                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (dollars in thousands)
     United States....................................   $(28,059)    $(4,648)
     Foreign..........................................     (8,413)     (1,891)
                                                         --------     -------
       Total..........................................   $(36,472)    $(6,539)
                                                         ========     =======

  Components of the income tax benefit are as follows:

                                                                     January 1
                                                        Year ended    through
                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (dollars in thousands)
     U.S. federal income taxes:
       Current........................................   $    --      $   --
       Deferred.......................................     (8,114)     (1,544)
     State and local income taxes:
       Current........................................        --          --
       Deferred.......................................     (2,356)       (448)
     Foreign income taxes.............................        --          --
                                                         --------     -------
         Total income tax benefit.....................   $(10,470)    $(1,992)
                                                         ========     =======

  A reconciliation of the U.S. federal statutory tax rate to ZD Publishing's effective tax rate on loss before income taxes is as follows:

                                                                   January 1
                                                      Year ended       to
                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
     Federal statutory tax note.....................     35.0%        35.0%
     State and local taxes (net of federal tax
      benefit)......................................      6.0          6.0
     Equity in losses of ZDNet......................     (6.5)        (5.1)
     Foreign losses.................................     (2.6)        (1.7)
     Amortization of nondeductible goodwill.........     (1.4)        (1.4)
     Other nondeductible expenses...................     (1.8)        (2.3)
                                                         ----         ----
       Effective tax rate...........................     28.7%        30.5%
                                                         ====         ====

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Following is a summary of the components of the deferred tax accounts at December 31, 1995 and February 28, 1996:

                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
                                                      (dollars in thousands)
     Current deferred tax assets:
       Allowance for doubtful accounts..............   $  8,293     $  8,432
       Employee compensation, bonus, and vacation...     12,183       12,581
       Other........................................      1,485        2,348
                                                       --------     --------
         Current deferred tax assets................     21,961       23,361
                                                       --------     --------
     Noncurrent deferred tax assets and
      (liabilities):
       Basis difference in intangible assets........    (68,224)     (70,402)
       Basis difference in property and equipment...     (3,401)      (1,876)
       Deferred rental expense......................      3,285        3,139
       Net operating loss carryforwards.............     97,196       98,258
       Acquisition reserves.........................      2,773        2,756
       Other........................................       (220)         (36)
                                                       --------     --------
         Gross noncurrent deferred tax assets.......     31,409       31,839
       Valuation allowance..........................    (46,841)     (46,679)
                                                       --------     --------
         Net noncurrent deferred tax assets and
          (liabilities).............................    (15,432)     (14,840)
                                                       --------     --------
     Total net deferred tax assets..................   $  6,529     $  8,521
                                                       ========     ========

  As of December 31, 1995 and February 28, 1996, ZD had total deferred tax assets of $78,374,000 and $80,835,000, respectively, and total deferred tax liabilities of $71,845,000 and $72,314,000, respectively.

  As of February 28, 1996, ZD has U.S. and foreign net operating loss carryforwards of approximately $230,000,000, which will begin to expire on December 31, 1996. The December 31, 1995 and the February 28, 1996 net deferred tax asset is reduced by a valuation allowance of $46,841,000 and $46,679,000, respectively, relating to tax benefits of foreign net operating loss carryforwards which are not expected to be recognized.

  ZD's foreign operations have no undistributed earnings for remittance to the U.S. and therefore no U.S. or foreign tax provision on remittances has been recorded.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


9. Due to Management and Affiliates

  Payables to management and affiliates consist of the following:

                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (dollars in thousands)
     Payable to:
       Management.....................................   $28,161      $28,443
       Sellers........................................    21,500       21,500
       Holdings.......................................     8,819        8,819
                                                         -------      -------
                                                         $58,480      $58,762
                                                         =======      =======

  As part of the Acquisition, ZD agreed to assume certain obligations to management arising out of prior employment arrangements. Approximately $40,000,000 was due under these arrangements, of which approximately $12,000,000 was paid in 1995. The balance of the obligation, including accrued interest, was paid in 1997.

  Amounts due to sellers represent final amounts payable related to the Acquisition.

10. Long-Term Debt

  Long-term debt at December 31, 1995 and February 28, 1996 is comprised of the following:

                                                                       (dollars
                                                                          in
                                                                      thousands)
     Bank debt:
     Tranche A.......................................................  $ 86,604
     Tranche B.......................................................   179,479
     Tranche C.......................................................   159,917
     Revolving credit arrangement....................................    20,000
                                                                       --------
                                                                        446,000
     Less--Current portion...........................................    (6,847)
                                                                       --------
                                                                       $439,153
                                                                       ========

  On December 21, 1994, Ziff-Davis Inc. borrowed $515,000,000 under the terms of a Credit Agreement. The proceeds of the loan were used to finance a portion of the Acquisition and pay certain transaction costs.

  Tranche A, as amended on August 31, 1995, is a six-year term loan due quarterly in varying amounts from September 30, 1995 through December 31, 2000. Tranche B is a seven-year term loan due quarterly in varying amounts commencing September 30, 1995 through September 30, 2001, with a final payment of $126,000,000 on December 31, 2001.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

Tranche C is an eight-year term loan providing for quarterly payments, aggregating $1,000,000 per calendar year commencing September 30, 1995 through December 31, 2001, followed by four quarterly payments of $39,500,000 through December 31, 2002.

  The Credit Agreement also provides Ziff-Davis Inc. with an additional $85,000,000, increased to $150,000,000 under terms of the August 31, 1995 amendment, under a revolving credit arrangement through December 31, 2000. These funds are available for loans, letters of credit, and swing-line loans, subject to certain maximum levels of borrowing. At least once during each year, for a period of 30 consecutive days, the loans outstanding under the revolving credit facility must be reduced so that the aggregate outstanding amount does not exceed $130,000,000 during such 30-day period. The commitment fee for the revolving credit facility is .50% during 1995 and 1996 on the unused portion of the facility. Ziff-Davis Inc. has the option to permanently reduce the amount available for borrowings under the revolving credit facility by a minimum of $5,000,000 at any time. At December 31, 1995 and February 28, 1996, $130,000,000 under the revolving credit facility is available for borrowing.

  During 1995 and the period January 1, 1996 to February 28, 1996, the Tranche A and revolving credit loans bore interest, payable at least quarterly, at either the Average Bank Rate ("ABR"), as defined, plus 1.25%, or at the Eurodollar rate, plus 2.5% at the election of Ziff-Davis Inc. Tranche B and C loans bore interest, payable at least quarterly, at either the ABR, plus 1.75% and 2.25%, respectively, or at the Eurodollar rate, as defined, plus 3% and 3.5%, respectively, at the election of Ziff-Davis Inc. Swing-line loans bear interest at the ABR, plus the applicable margins as discussed above. Borrowings outstanding at December 31, 1995 and February 28, 1996 were $446,000,000 and the weighted average interest rate was 8.8% and 10.1%, respectively.

  Ziff-Davis Inc. is required to comply with various restrictive covenants, including maintaining certain financial ratios, restrictions on additional indebtedness, capital expenditures, acquisitions, certain asset sales, declaration of dividends and acquisition of Ziff-Davis Inc.'s or Holdings' common stock. All borrowings under the Credit Agreement are secured by the common stock and other equity interests of Ziff-Davis Inc. and its wholly owned subsidiaries.

  Ziff-Davis Inc. is required to make mandatory prepayments of the loans with the net proceeds of certain asset sales and debt issuances, if any. Ziff-Davis Inc. is also required, commencing with the year ending December 31, 1995, to prepay the loans with a portion of excess cash flow, as defined, once certain cash balances are achieved. These cash balances were not achieved during 1995 or for the period from January 1, 1996 to February 28, 1996 and therefore no prepayments occurred.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Scheduled principal payments for each of the next five years are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
     1996............................................................  $  6,847
     1997............................................................    13,518
     1998............................................................    21,524
     1999............................................................    23,658
     2000............................................................    52,795
     Thereafter......................................................   327,658
                                                                       --------
       Total.........................................................  $446,000
                                                                       ========

11. Related Party Transactions

  Prior to the Acquisition, ZCC provided certain services to ZD, including legal, tax, human resources, payroll, facilities management and management information services. The remaining unpaid balance (approximately $8,100,000) for such services was paid in the normal course of business during 1995. Beginning in 1995, ZD sublet office space and provided administrative services to ZCC. Such office space and services were provided to ZCC at ZD's cost. The majority partners of ZCC have a continuing investment in Holdings of approximately 6%.

  On the closing date of the Acquisition, Ziff-Davis Inc. paid approximately $280,000,000 in cash to the Sellers and issued notes due January 13, 1995 and January 16, 1995 totaling $1,033,931,000, for the balance. These notes were subsequently fully paid in January, 1995.

  See Note 12 for a description of subordinated debentures.

  In connection with the Acquisition, Ziff-Davis Inc. paid transaction costs of $14,000,000 to an affiliate of Holdings.

  Ziff-Davis Inc. paid $44,555,000 and $3,791,000 in interest to Holdings for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

  Included in selling, general and administrative expenses is an allocation for Ziff-Davis Inc.'s Central Services amounting to $16,098,000 for the period January 1, 1996 to February 28, 1996. Also included as a reduction of selling, general and administrative expenses is a royalty charge from ZDNet amounting to $679,000 and $145,000 for the year ended December 31, 1995 and the period January 1, 1996 to February 28, 1996. (See Note 3.)

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  ZD's publications sell advertising to ZDNet at discounts to market rates. Had ZD charged market rates for such advertising, ZD's revenue would have increased by $178,000 and $57,000 for the years ended December 31, 1995, and the period from January 1, 1996 to February 28, 1996, respectively.

12. Subordinated Debentures--Related Party

  On December 21, 1994, Ziff-Davis Inc. issued a $525,000,000 subordinated note payable to Holdings to finance a portion of the Acquisition. The note bears interest at 8 1/2% per annum with interest payable semiannually on February 28 and August 31 of each year. The principal is repayable in three installments of $175,000,000 each on December 21, 2005, December 21, 2006 and December 21, 2007. This note is fully subordinated in right of payment to the bank borrowings (see Note 10).

13. Employee Benefit Plans

 Retirement plans

  Ziff-Davis Inc. and its subsidiaries maintain various defined contribution retirement plans. Substantially all of ZD's employees are eligible to participate in one of the plans under which annual contributions may be made by ZD for the benefit of all eligible employees. Employees may also make contributions to the plan in which they participate which, subject to certain limitations, may be matched by Ziff-Davis Inc. up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining Ziff-Davis Inc. and receive matching contributions immediately upon commencement of employment. In addition, the employees become eligible to receive a discretionary Ziff-Davis Inc. contribution after one year of employment. ZD made contributions of $8,097,000 and $1,391,000 for the year ended December 31, 1995 and for the period ended February 28, 1996, respectively.

14. Sale of Businesses

  During 1995, ZD disposed of two subsidiaries and received cash consideration of $23,508,000. No gain or loss was realized on the dispositions.

                                 ZD PUBLISHING
                        (a division of Ziff-Davis Inc.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


15. Operating Lease Commitments

  ZD utilizes equipment and space under lease to Ziff-Davis Inc. ZD's portion of the minimum lease payments based on square feet utilized as follows:

                                                                      (dollars
                                                                         in
                                                                     thousands)
     1996 (ten-month period)........................................  $15,251
     1997...........................................................   18,635
     1998...........................................................   17,132
     1999...........................................................   11,189
     2000...........................................................    8,113
     Thereafter.....................................................    3,930
                                                                      -------
       Total........................................................  $74,250
                                                                      =======

  Netted in the above totals is approximately $2,300,000 for which ZD has noncancelable subleases in place. Total sublease income approximates ZD's required payments under the related leases. Rent expense amounted to approximately $22,117,000 and $3,909,000 for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

16. Contingencies

  ZD is subject to various claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the combined balance sheet, future operations or cash flows.

17. Subsequent Event

 Acquisition of Ziff-Davis Inc.

  In February 1996, SOFTBANK Corp. entered into an agreement to acquire the stock of Ziff-Davis Inc. for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. In a separate agreement, MAC Inc. Ltd., an affiliated company of SOFTBANK Corp., acquired directly and through affiliates, certain of the assets and assumed certain of the liabilities of ZD for an aggregate purchase price of approximately $302,000,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ziff-Davis Inc. and ZD COMDEX and Forums Inc.

  In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in stockholder's equity, present fairly, in all material respects, the financial position of Ziff-Davis Inc. and ZD COMDEX and Forums Inc. and their subsidiaries (the "Companies") at December 31, 1997 and 1996, and the results of Ziff-Davis Inc.'s operations and cash flows for the period from February 29, 1996 to December 31, 1996 and for the year ended December 31, 1997 and the results of ZD COMDEX and Forums Inc.'s operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, NY
February 17, 1998

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

                            COMBINED BALANCE SHEETS
 (Financial and other information subsequent to February 17, 1998 is unaudited)

             (dollars in thousands, except per share amounts)

                                              December 31,        September 30,
                                          ----------------------      1998
                                             1996        1997     Consolidated
                                          ----------  ----------  -------------
                                                                   (unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents.............  $   29,915  $   30,301   $   27,153
  Accounts receivable, net..............     203,863     221,310      195,330
  Inventories...........................      16,804      17,853       19,065
  Prepaid expenses and other current as-
   sets.................................      35,190      37,900       45,406
  Due from affiliates...................      77,208     131,290       46,472
  Deferred taxes........................       8,674       8,794        8,794
                                          ----------  ----------   ----------
Total current assets....................     371,654     447,448      342,220
Property and equipment, net.............      53,561      53,536       68,149
Intangible assets, net..................   3,148,333   3,030,333    2,947,913
Other assets............................      10,625      15,329       54,419
                                          ----------  ----------   ----------
Total assets............................  $3,584,173  $3,546,646   $3,412,701
                                          ==========  ==========   ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   57,105  $   55,468   $   44,243
  Accrued expenses......................      79,921      80,094      104,670
  Unearned income, net..................     174,876     154,682      220,872
  Due to affiliates and management......      69,416     398,332          --
  Current portion of notes payable to
   affiliates...........................      33,198     125,790        7,692
  Other current liabilities.............       3,890       4,222        6,323
                                          ----------  ----------   ----------
Total current liabilities...............     418,406     818,588      383,800
Notes payable to affiliates.............   2,522,252   2,408,240       71,924
Notes payable, net of unamortized dis-
 count..................................         --          --     1,454,123
Deferred taxes..........................     181,309     180,117      146,997
Other liabilities.......................      14,450      13,571       11,809
                                          ----------  ----------   ----------
Total liabilities.......................   3,136,417   3,420,516    2,068,653
                                          ----------  ----------   ----------
Commitments and contingencies (Notes 15,
 16 and 18)
Stockholders' equity:
  Preferred stock(1)....................         --          --           --
  Common stock(2).......................         --          --         1,000
  Additional paid-in capital............     498,818     248,330    1,550,239
  Accumulated deficit...................     (48,250)   (119,429)    (205,608)
  Deferred compensation.................      (2,448)       (996)        (807)
  Cumulative translation adjustment.....        (364)     (1,775)        (776)
                                          ----------  ----------   ----------
Total stockholders' equity..............     447,756     126,130    1,344,048
                                          ----------  ----------   ----------
Total liabilities and stockholders' eq-
 uity...................................  $3,584,173  $3,546,646   $3,412,701
                                          ==========  ==========   ==========

--------
(1) September 30, 1998: par value $.01 per share, 10,000,000 shares authorized, no shares issued and outstanding; December 31, 1997 and 1996: par value $.01 per share, 10,000,000 shares authorized, no shares issued and outstanding.
(2) September 30, 1998: par value $.01 per share, 120,000,000 shares authorized, 100,000,000 shares issued and outstanding; December 31, 1997 and 1996: par value $.01 per share, 2,000 shares authorized, 200 shares issued and outstanding.

   The accompanying notes are an integral part of these financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

                       COMBINED STATEMENTS OF OPERATIONS
 (Financial and other information subsequent to February 17, 1998 is unaudited)

             (dollars in thousands, except per share amounts)

                                                           Nine months ended
                           Years ended December 31,          September 30,
                         ------------------------------  -----------------------
                                                                        1998
                           1995      1996       1997       1997     Consolidated
                         --------  ---------  ---------  ---------  ------------
                                                              (unaudited)
Revenue, net:
  Publishing............ $    --   $ 690,255  $ 866,233  $ 628,504    $ 607,857
  Events................  202,729    264,884    287,528    121,683      122,690
                         --------  ---------  ---------  ---------  -----------
                          202,729    955,139  1,153,761    750,187      730,547
                         --------  ---------  ---------  ---------  -----------
Cost of production:
  Publishing............      --     184,159    225,712    165,264      162,528
  Events................   68,810     87,373     99,533     51,964       47,002
                         --------  ---------  ---------  ---------  -----------
                           68,810    271,532    325,245    217,228      209,530
Selling, general and
 administrative
 expenses...............   46,939    456,690    564,344    426,356      423,818
Depreciation and
 amortization of
 property and
 equipment..............    1,412     32,303     30,379     24,439       22,597
Amortization of
 intangible assets......   22,893    107,433    124,561     93,258       91,997
                         --------  ---------  ---------  ---------  -----------
Income (loss) from
 operations.............   62,675     87,181    109,232    (11,094)     (17,395)
Interest expense, net...  (44,005)  (120,646)  (190,445)  (141,333)    (111,185)
Other non-operating
 income, net............    4,199      6,341      8,722      7,633        8,812
                         --------  ---------  ---------  ---------  -----------
Income (loss) before
 income taxes...........   22,869    (27,124)   (72,491)  (144,794)    (119,768)
Provision (benefit) for
 income taxes...........   11,924     24,957     (1,312)      (984)     (33,589)
                         --------  ---------  ---------  ---------  -----------
Net income (loss)....... $ 10,945  $ (52,081) $ (71,179) $(143,810)   $ (86,179)
                         ========  =========  =========  =========  ===========
Pro forma net loss per
 common share...........                                              $   (0.86)
                                                                    ===========
Pro forma weighted
 average common shares
 outstanding............                                            100,000,000
                                                                    ===========

   The accompanying notes are an integral part of these financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
 (Financial and other information subsequent to February 17, 1998 is unaudited)
                             (dollars in thousands)

                                                              Nine months ended
                             Years ended December 31,           September 30,
                          --------------------------------  -----------------------
                                                                           1998
                            1995        1996        1997      1997     Consolidated
                          ---------  -----------  --------  ---------  ------------
                                                                 (unaudited)
Cash flows from operat-
 ing activities:
Net income (loss).......  $  10,945  $   (52,081) $(71,179) $(143,810) $   (86,179)
Adjustments to reconcile
 net income (loss) to
 net cash provided
 (used) by operating ac-
 tivities:
 Depreciation and amor-
  tization..............     24,305      139,736   154,940    117,697      114,594
 Amortization of debt
  issuance costs and
  discount..............        --           --        --         --         1,313
 Income from equity in-
  vestments.............        --          (115)   (2,030)      (252)      (4,688)
 Deferred tax provision
  (benefit).............     11,924       24,957    (1,312)      (984)     (33,589)
 Changes in operating
  assets and liabili-
  ties:
  Accounts receivable...    (25,379)     (38,086)  (18,899)    23,395       28,622
  Inventories...........        --         7,788      (853)    (1,631)        (591)
  Accounts payable and
   accrued expenses.....      9,516       12,850    (7,376)   (28,883)       6,703
  Unearned income.......     (3,153)       1,392   (20,194)    80,118       62,770
  Due to affiliates and
   management...........     (7,460)     (29,303)  (38,543)   (50,666)      10,707
  Other, net............      5,470       (5,595)    2,082    (15,634)     (16,871)
                          ---------  -----------  --------  ---------  -----------
Net cash provided (used)
 by operating
 activities.............     26,168       61,543    (3,364)   (20,650)      82,791
                          ---------  -----------  --------  ---------  -----------
Cash flows from invest-
 ing activities:
  Capital expenditures..     (3,367)     (22,365)  (30,196)   (18,636)     (27,399)
  Investments...........        --           --        --         (60)      (6,193)
  Acquisitions, net of
   cash acquired........   (814,520)  (2,124,823)  (14,000)    (2,998)      (6,999)
                          ---------  -----------  --------  ---------  -----------
Net cash used by invest-
 ing activities.........   (817,887)  (2,147,188)  (44,196)   (21,694)     (40,591)
                          ---------  -----------  --------  ---------  -----------
Cash flows from financ-
 ing activities:
  Proceeds from equity
   offering.............        --           --        --         --       380,337
  Proceeds from issuance
   of notes payable.....        --           --        --         --       242,723
  Proceeds from issuance
   of bank debt.........        --           --        --         --     1,240,200
  Proceeds from notes
   payable to affili-
   ates.................    575,450    1,080,000    10,000        --           --
  Payments of amounts
   due to affiliates....        --           --        --         --      (314,798)
  Payments of bank
   debt.................        --           --        --         --       (45,000)
  Principal payments on
   notes payable to
   affiliates...........    (77,450)         --    (31,420)   (19,162)  (1,569,532)
  Purchase of treasury
   shares...............        --           --        --         --       (29,500)
  Sale of treasury
   shares...............        --           --        --         --        29,500
  Advance from majority
   shareholder..........        --           --        --         --        20,377
  Contributed capital...    317,408    1,015,652    69,366     69,366          345
  Payment of dividends..        --        (8,000)      --         --           --
                          ---------  -----------  --------  ---------  -----------
Net cash provided (used)
 by financing
 activities.............    815,408    2,087,652    47,946     50,204      (45,348)
Net increase (decrease)
 in cash and cash
 equivalents............     23,689        2,007       386      7,860       (3,148)
Cash and cash
 equivalents at
 beginning of period....      4,219       27,908    29,915     29,915       30,301
                          ---------  -----------  --------  ---------  -----------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $  27,908  $    29,915  $ 30,301  $  37,775  $    27,153
                          =========  ===========  ========  =========  ===========

   The accompanying notes are an integral part of these financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
 (Financial and other information subsequent to February 17, 1998 is unaudited)

                          (dollars in thousands)

                   Ziff-Davis Inc.                    ZDI          ZDCF      Additional  Retained                Cumulative
                  -------------------  Treasury  ------------- -------------  paid-in    earnings     Deferred   translation
                    Shares     Amount   Stock    Shares Amount Shares Amount  capital    (deficit)  compensation adjustment
                  -----------  ------  --------  ------ ------ ------ ------ ----------  ---------  ------------ -----------
Balance at
 January 1,
 1995...........          --   $  --   $   --      --   $ --     100  $ --   $   62,178  $     886     $  --       $  --
Capital
 contribution
 from Softbank..                                                                317,408
Net income......                                                                            10,945
Foreign currency
 translation
 adjustment.....                                                                                                      111
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------     ------      ------
Balance at
 December 31,
 1995...........          --      --       --      --     --     100    --      379,586     11,831        --          111
Acquisition of
 Ziff-Davis
 Inc............                                   100    --                  1,014,178
Return of
 capital........                                                               (899,948)
Capital
 contribution...                                                                  1,474
Dividend paid...                                                                            (8,000)
Shares
 contributed to
 restricted
 stock plan.....                                                                  3,528                (3,528)
Compensation
 earned on
 restricted
 stock..........                                                                                        1,080
Net loss........                                                                           (52,081)
Foreign currency
 translation
 adjustment.....                                                                                                     (475)
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------     ------      ------
Balance at
 December 31,
 1996...........          --      --       --      100    --     100    --      498,818    (48,250)    (2,448)       (364)
Return of
 capital........                                                               (381,434)
Capital
 contribution...                                                                128,482
Shares
 contributed to
 restricted
 stock plan.....                                                                  2,464                (2,464)
Compensation
 earned on
 restricted
 stock..........                                                                                        3,916
Net loss........                                                                           (71,179)
Foreign currency
 translation
 adjustment.....                                                                                                   (1,411)
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------     ------      ------
Balance at
 December 31,
 1997...........          --      --       --      100    --     100    --      248,330   (119,429)      (996)     (1,775)
Capital
 contribution...                                                                  9,007
Capitalization
 of amounts due
 to affiliates..                                                                908,673
Contribution of
 subsidiaries
 from SBH to
 Ziff-Davis
 Inc............   73,619,355     736             (100)   --    (100)   --
Initial public
 offering.......   25,800,000     258                                           375,235
Acquisition of
 fixed assets
 from an
 affiliate......      580,645       6                                             8,994
Purchase of
 treasury shares
 from SBH.......   (2,000,000)    (20) (29,480)
Sale of treasury
 shares to the
 public.........    2,000,000      20   29,480
Net loss........                                                                           (86,179)
Compensation
 earned on
 restricted
 stock..........                                                                                          189
Foreign currency
 translation
 adjustment.....                                                                                                      999
                  -----------  ------  -------    ----  -----   ----  -----  ----------  ---------     ------      ------
Balance at
 September 30,
 1998
 (unaudited)....  100,000,000  $1,000  $   --      --   $ --     --   $ --   $1,550,239  $(205,608)    $ (807)     $ (776)
                  ===========  ======  =======    ====  =====   ====  =====  ==========  =========     ======      ======
                      Total
                  stockholders'
                     equity
                  -------------
Balance at
 January 1,
 1995...........   $   63,064
Capital
 contribution
 from Softbank..      317,408
Net income......       10,945
Foreign currency
 translation
 adjustment.....          111
                  -------------
Balance at
 December 31,
 1995...........      391,528
Acquisition of
 Ziff-Davis
 Inc............    1,014,178
Return of
 capital........     (899,948)
Capital
 contribution...        1,474
Dividend paid...       (8,000)
Shares
 contributed to
 restricted
 stock plan.....          --
Compensation
 earned on
 restricted
 stock..........        1,080
Net loss........      (52,081)
Foreign currency
 translation
 adjustment.....         (475)
                  -------------
Balance at
 December 31,
 1996...........      447,756
Return of
 capital........     (381,434)
Capital
 contribution...      128,482
Shares
 contributed to
 restricted
 stock plan.....          --
Compensation
 earned on
 restricted
 stock..........        3,916
Net loss........      (71,179)
Foreign currency
 translation
 adjustment.....       (1,411)
                  -------------
Balance at
 December 31,
 1997...........      126,130
Capital
 contribution...        9,007
Capitalization
 of amounts due
 to affiliates..      908,673
Contribution of
 subsidiaries
 from SBH to
 Ziff-Davis
 Inc............          736
Initial public
 offering.......      375,493
Acquisition of
 fixed assets
 from an
 affiliate......        9,000
Purchase of
 treasury shares
 from SBH.......      (29,500)
Sale of treasury
 shares to the
 public.........       29,500
Net loss........      (86,179)
Compensation
 earned on
 restricted
 stock..........          189
Foreign currency
 translation
 adjustment.....          999
                  -------------
Balance at
 September 30,
 1998
 (unaudited)....   $1,344,048
                  =============

   The accompanying notes are an integral part of these financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

1. The Companies and Basis of Presentation

  The financial statements as of December 31, 1997 and for each of the three years in the period then ended, are prepared on a combined basis and include the accounts of ZDI (Ziff-Davis Inc.) and ZDCF (ZD COMDEX and Forums Inc.) and their subsidiaries and predecessor companies (collectively the "Companies"). The Companies are wholly owned indirect subsidiaries of SOFTBANK Corp., a Japanese corporation which, as of December 31, 1997, was 50.2% owned by Mr. Son, its President, including 43.4% directly owned by his wholly owned holding company, MAC Inc. (along with its affiliates "MAC"), also a Japanese corporation. SOFTBANK Corp. and its affiliates are hereafter referred to as "Softbank". Concurrent with the Reorganization and initial public offering (described below) Ziff-Davis Inc. was renamed ZD Inc. and ZD COMDEX and Forums Inc. was renamed ZD Events, Inc.

  As further described below, the combined financial statements include the accounts of COMDEX (formerly Softbank COMDEX, Inc.) and ZDI as of their respective acquisition dates and Forums (formerly Softbank Forums Inc.) for all periods presented. Effective December 31, 1997, COMDEX and Forums merged and the surviving company was renamed ZD COMDEX and Forums Inc.

  The Companies operate in two business segments: (1) publishing and (2) events.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in the United States and to a lesser extent in Europe and Asia.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. Concurrent with the acquisition, in a separate agreement, MAC, directly or through wholly owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000,000.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

  The acquisitions of ZDI by the Companies and the MAC Assets by MAC have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000,000 and $285,000,000, respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.

 Unaudited summarized pro forma financial information

  The following unaudited summarized pro forma financial information presents the results of operations of the Companies as if the acquisition of ZDI had taken place on January 1, 1995:

                                                              Years ended
                                                             December 31,
                                                          --------------------
                                                            1995       1996
                                                          --------  ----------
                                                              (dollars in
                                                              thousands)
     Revenue, net........................................ $971,724  $1,080,604
                                                          ========  ==========
     Income from operations.............................. $ 80,113  $   88,065
                                                          ========  ==========
     Net loss............................................ $(61,816) $  (67,011)
                                                          ========  ==========

  The pro forma results include amortization of intangible assets and interest expense on debt assumed issued to finance the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the year, nor are they necessarily indicative of future combined results.

 Purchase of MAC Assets

  In 1997, ZDI agreed to purchase certain of the MAC Assets for $370,000,000. The acquisition occurred in two tranches, the first of which closed on October 31, 1997 and the second of which closed upon completion of an initial public offering of Ziff-Davis Inc.'s common stock (further described below). At December 31, 1997, ZDI accrued the $370,000,000 purchase price which has been recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved are under common control. Accordingly, the accompanying combined financial statements include the results of operations of the MAC Assets from February 29, 1996. Throughout these financial statements any reference to ZDI and ZDCF or the Companies includes ZDI, ZDCF and the MAC Assets from February 29, 1996.

 Acquisition of Sendai

  On May 8, 1996, ZDI acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

computer services related to the electronic gaming industry, for approximately $27,500,000, plus transaction costs. The acquisition was accounted for as a purchase and accordingly, Sendai's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378. The operations of Sendai did not have a material effect on the combined results of operations for the year ended December 31, 1996.

 Acquisition of COMDEX

  Effective April 1, 1995, Softbank acquired the assets of the COMDEX trade show business, now part of ZDCF, for approximately $803,000,000, plus transaction costs. The acquisition has been accounted for as of April 1, 1995 using the purchase method of accounting and accordingly COMDEX's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $849,000,000.

 Unaudited interim financial information

  The unaudited, financial statements for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of the Companies at September 30, 1998 and the results of its operations and cash flows for the nine months ended September 30, 1998 and 1997 have been included. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. As a result of the reorganization described below, the financial statements presented for September 30, 1998 are prepared on a consolidated basis.

2. Reorganization and initial public offering; ZDNet Stock Proposal (unaudited)

  On February 4, 1998, a nonstock corporation, ZD Inc., was formed in contemplation of a reorganization and initial public offering of the Companies. Concurrent with the initial public offering (described below), Ziff-Davis Inc. was renamed ZD Inc. and ZDCF was renamed ZD Events Inc. and ZD Inc. was renamed Ziff-Davis Inc.

  On May 4, 1998 Softbank, through its wholly owned subsidiary SOFTBANK Holdings Inc. ("SBH"), completed a reorganization whereby the common stock of ZD Inc. and ZD Events Inc. were contributed to Ziff-Davis Inc. in exchange for 73,619,335 shares of

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

Ziff-Davis Inc.'s common stock. Concurrently, with the reorganization, Ziff-Davis Inc. (1) completed an initial public offering of 25,800,000 common shares at an initial public offering price of $15.50 per share, (2) issued $250,000,000 of 8 1/2% subordinated notes due 2008, (3) entered into a $1,350,000,000 credit facility with a group of banks under which $1,250,000,000 was borrowed and (4) converted $908,673,000 of intercompany indebtedness to equity. In addition, Ziff-Davis Inc. received approximately $9,100,000 of fixed assets from Kingston Technology Company ("Kingston"), a related party, in exchange for 580,645 shares of Ziff-Davis Inc.'s common stock. These assets have been subsequently leased back to Kingston. Total shares of common stock issued to Softbank and its affiliates were 74,200,000. The transactions described above are hereafter referred to as the "Reorganization".

  Proceeds, net of transaction costs, from the initial public offering and funding transactions in the reorganization of $1,863,260,000 were used to complete the purchase of certain assets from MAC for $370,000,000 and repay intercompany indebtedness.

  On May 14, 1998 an affiliate of Softbank sold 50,000 shares of Ziff-Davis Inc.'s common stock to an unrelated third party. On May 28, 1998, Ziff-Davis Inc.'s U.S. underwriters exercised their option to purchase 2.0 million additional shares of common stock to cover over-allotments. Ziff-Davis Inc. purchased the additional shares from SBH resulting in no change to the total number of shares outstanding.

 Unaudited Pro Forma Financial Information

  The following summary pro forma information has been prepared as if the Reorganization, described above, had been consummated on January 1, 1998. The pro forma adjustments for the nine month period include a $5,219,000 reduction of interest expense, a $900,000 increase in depreciation expense and a $900,000 reduction of selling, general and administrative expenses, as well as the tax effect of these items recorded at the combined federal and state statutory rate of 41%.

                                                            Nine months ended
                                                            September 30, 1998
                                                          ----------------------
                                                          (dollars in thousands)
   Revenue, net:.........................................      $   730,547
   Depreciation and amortization ........................          115,494
   Loss from operations..................................          (17,395)
   Interest expense, net.................................          105,966
   Loss before income taxes..............................         (114,549)
   Income tax benefit....................................           31,449
   Net loss..............................................          (83,100)
   Net loss per basic common share.......................            (0.83)
   Weighted average common shares outstanding............      100,000,000

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

 ZDNet Stock Proposal

  The stockholders of Ziff-Davis Inc. are scheduled to vote on a proposal (the "Tracking Stock Proposal") to authorize the issuance of a new series of common stock, to be designated as Ziff-Davis, Inc.--ZDNet Common Stock ("ZDNet Stock"), intended to reflect the performance of Ziff-Davis Inc.'s online business division ("ZDNet"). The majority owner of the common stock of Ziff-Davis Inc. has agreed to vote for the Tracking Stock Proposal. Before the ZDNet Stock is first issued, Ziff-Davis Inc.'s existing common stock will be re-classified as Ziff-Davis Inc.--ZDNet Common Stock ("ZD Stock"), and that stock will be intended to reflect the performance of Ziff-Davis Inc.'s other businesses and a Retained Interest in ZDNet (i.e., Ziff-Davis Inc.'s interest in ZDNet excluding the interest intended to be represented by outstanding shares of ZDNet Stock) (collectively, "ZD").

  ZD currently has a 100% Retained Interest in ZDNet. Following approval of the Tracking Stock Proposal, Ziff-Davis Inc. currently plans to offer to the public, for cash, shares of ZDNet Stock intended to represent 15% to 20% of the equity value attributed to ZDNet. Ziff-Davis Inc. expects to offer ZDNet Stock to the public sometime in the first quarter of 1999. However, Ziff-Davis Inc. could choose to conduct the offering at a later time, or not to make the offering at all, depending on the circumstances at the time. In addition to or instead of the offering, Ziff-Davis Inc. reserves the right to distribute ZDNet Stock to stockholders of Ziff-Davis Inc.

3. Summary of Significant Accounting Policies

 Principles of Combination and Consolidation

  The combined financial statements include the accounts of ZDI and ZDCF including, as discussed above, the MAC Assets. All significant transactions between these entities have been eliminated in combination and consolidation. The financial statements of Ziff-Davis Inc. prepared subsequent to the Reorganization described above have been prepared on a consolidated basis.

  Investments in companies in which ownership interests range from 20% to 50% and the Companies have the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

 Cash and cash equivalents

  The Companies consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  The Companies place their temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. The Companies have not experienced losses in such accounts.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  The Companies' advertisers and exhibitors include principally customers who represent a variety of technology companies in the United States and other countries. The Companies extend credit to their customers and distributors and historically have not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to thirty years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names, and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years (refer to Note 6). The Companies assess the recoverability of their intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value. The Companies have not experienced any impairment of their intangible assets.

 Revenue recognition

  Advertising revenue for the Companies' publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

  Revenue generated by market research is recognized when the service is provided.

  Online revenues are derived principally from the sale of advertisements on short-term contracts. Online revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. The Companies' obligations typically include guarantees of minimum number of "impressions", or times that an advertisement appears in pages viewed by users of the Companies' online properties. To the extent minimum guaranteed impressions are not met, the Companies defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, online content, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in stockholder's equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. The Companies have not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and the Companies' equity share of income or loss from joint ventures.

 Income taxes

  The Companies use the asset and liability approach for financial accounting and reporting of deferred taxes.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of the Companies' long-term debt payable to affiliates also approximate fair value based upon the current rates available to the Companies for debt with similar remaining maturities.

 Stock-based compensation

  The Companies have elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for stock options. Effective January 1, 1996, the Companies adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation".

 Earnings per share

  Historical earnings per share data have been omitted on the basis that they are not meaningful due to the insignificant number of shares outstanding. Pro forma earnings per share is computed assuming 100 million weighted average common shares outstanding.

 Reclassifications

  Certain amounts have been reclassified, where appropriate, to conform to the current financial statement presentation.

 New Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income", issued in June 1997, will require the Companies to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments and unrealized gains and losses on securities available for sale. Such transactions have historically not been material to the Companies financial statements.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", issued in June 1997, establishes standards for reporting information about

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information will be required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits", is effective for the year ended December 31, 1998. This standard revises the disclosure requirements for employers' pension and other retiree benefits.

  The Companies expect to adopt the above statements beginning with their 1998 financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Companies do not expect the adoption of SFAS 133 to have a material impact on their results of operations.

4. Accounts Receivable, Net

  Accounts receivable, net consist of the following:

                                                             December 31,
                                                           ------------------
                                                             1996      1997
                                                           --------  --------
                                                              (dollars in
                                                              thousands)
     Accounts receivable.................................. $284,829  $309,565
     Allowance for doubtful accounts, returns and
      cancellations.......................................  (80,966)  (88,255)
                                                           --------  --------
                                                           $203,863  $221,310
                                                           ========  ========

5. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1996     1997
                                                              --------  -------
                                                                (dollars in
                                                                 thousands)
     Computers and equipment................................. $ 30,513  $50,170
     Leasehold improvements..................................   38,439   40,033
     Furniture and fixtures..................................   18,402   17,619
                                                              --------  -------
                                                                87,354  107,822
     Accumulated depreciation and amortization...............  (33,793) (54,286)
                                                              --------  -------
                                                              $ 53,561  $53,536
                                                              ========  =======

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

6. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                              Range of       December 31,
                                            Useful Lives ----------------------
                                              (years)       1996        1997
                                            ------------ ----------  ----------
                                                              (dollars in
                                                              thousands)
     Advertising lists.....................     7-34     $  888,100  $  888,100
     Exhibitor relationships...............     4-27        154,070     154,070
     Trademarks/trade names................    30-40        735,595     735,595
     License agreements....................     6-14         11,212      11,212
     Subscriber lists......................     3-10         51,475      51,475
     Other.................................     2-20         57,599      57,599
     Goodwill..............................     5-40      1,380,993   1,387,556
                                                         ----------  ----------
                                                          3,279,044   3,285,607
     Accumulated amortization..............                (130,711)   (255,274)
                                                         ----------  ----------
                                                         $3,148,333  $3,030,333
                                                         ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, purchase price was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an income approach. Trademarks/trade names were recorded at their estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, the Companies considered their competitive position in the markets in which they operate, the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


7. Accrued Expenses

  Accrued expenses consist of the following:

                                                             December 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                                                        (dollars in thousands)
     Payroll and related employee benefits............. $    24,978 $    29,112
     Accrued interest-related party....................       4,449       6,226
     Other taxes payable...............................       6,310       2,822
     Other.............................................      44,184      41,934
                                                        ----------- -----------
                                                        $    79,921 $    80,094
                                                        =========== ===========

8. Unearned Income

  Unearned income consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                                (dollars in
                                                                thousands)
     Unexpired subscriptions................................ $100,387  $ 82,167
     Prepaid conference fees................................   91,776    80,706
     Reserve for cancellations..............................  (17,287)   (8,191)
                                                             --------  --------
                                                             $174,876  $154,682
                                                             ========  ========

9. Income Taxes

  Prior to the Reorganization and initial public offering described in Note 2, the Companies have been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note 1), which were assets of a separate taxpayer. The tax expense reflected in the combined statements of operations and tax liabilities reflected in the combined balance sheet have been prepared on a separate return basis as though the Companies filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to the Companies.

  The Companies and Softbank do not have a tax sharing agreement. Therefore, no intercompany tax payments have been made and no related intercompany receivable or payable has been recorded.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                          December 31,
                                                    ---------------------------
                                                     1995      1996      1997
                                                    -------  --------  --------
                                                     (dollars in thousands)
     United States................................. $25,094  $(22,095) $(74,638)
     Foreign.......................................  (2,225)   (5,029)    2,147
                                                    -------  --------  --------
       Total....................................... $22,869  $(27,124) $(72,491)
                                                    =======  ========  ========

  Components of the provision (benefit) for income taxes are as follows:

                                                            December 31,
                                                       -----------------------
                                                        1995    1996    1997
                                                       ------- ------- -------
                                                       (dollars in thousands)
     U.S. federal income taxes:
       Current........................................ $   --  $   --  $   --
       Deferred.......................................   9,240  19,338  (1,017)
     State and local income taxes:
       Current........................................     --      --      --
       Deferred.......................................   2,684   5,619    (295)
     Foreign income taxes.............................     --      --      --
                                                       ------- ------- -------
       Total provision (benefit) for income taxes..... $11,924 $24,957 $(1,312)
                                                       ======= ======= =======

  A reconciliation of the U.S. federal statutory tax rate to the Companies' effective tax rate on income (loss) before income taxes is as follows:

                                December 31,
                              --------------------
                              1995   1996    1997
                              ----  ------   -----
     Federal statutory tax
      rate................... 35.0%   35.0%   35.0%
     State and local taxes
      (net of federal tax
      benefit)...............  6.0     6.0     6.0
     Non-recognition of
      combined losses of MAC
      Assets.................  9.9  (116.6)  (32.2)
     Amortization of non-
      deductible goodwill....  1.0   (13.1)   (5.8)
     Other...................  0.2    (3.3)   (1.2)
                              ----  ------   -----
     Effective tax rate...... 52.1%  (92.0)%   1.8%
                              ====  ======   =====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of the Companies' inability to deduct losses of the MAC Assets prior to May 4, 1998. The amortization of nondeductible goodwill resulted primarily from the acquisition of 100% of the stock of ZDI in 1996.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  Following is a summary of the components of the deferred tax accounts at December 31, 1996 and December 31, 1997:

                                                             December 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
                                                              (dollars in
                                                              thousands)
     Current deferred tax assets and (liabilities):
       Allowance for doubtful accounts................... $   8,825  $   8,750
       Other.............................................      (151)        44
                                                          ---------  ---------
         Current deferred net tax assets.................     8,674      8,794
                                                          ---------  ---------
     Noncurrent deferred tax assets and (liabilities):
       Basis difference in intangible assets.............  (273,375)  (288,286)
       Net operating loss and other carryforwards........   129,798    133,314
       Other.............................................    11,603     13,711
                                                          ---------  ---------
         Noncurrent deferred tax liabilities.............  (131,974)  (141,261)
     Valuation allowance.................................   (49,335)   (38,856)
                                                          ---------  ---------
         Net noncurrent deferred tax liabilities.........  (181,309)  (180,117)
                                                          ---------  ---------
     Net deferred tax liabilities........................ $(172,635) $(171,323)
                                                          =========  =========

  As of December 31, 1996 and 1997 the Companies had total deferred tax assets of $100,891,000 and $116,963,000 respectively, and total deferred tax liabilities of $273,526,000 and $288,286,000 respectively. The December 31, 1996 and December 31, 1997 net deferred tax assets are reduced by a valuation allowance of $49,335,000 and $38,856,000 respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1997 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, which will not be available to the Companies as a deduction.

  The Companies have U.S. and foreign net operating loss carryforwards of approximately $286,322,000 which will begin to expire in 1998. The Companies' utilization of certain net operating loss carryforwards, of approximately $122,549,000 is subject to limitations, due to the change of ownership resulting from the Softbank acquisition of the ZDI stock on February 29, 1996. Management believes that such limitations will not significantly affect the Companies' ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, the Companies have alternative minimum tax credit carryforwards of $385,000 which may be carried forward indefinitely until used.

  The Companies' foreign subsidiaries have no undistributed earnings for remittance to the U.S. and, therefore, no U.S. or foreign tax provision on remittances has been recorded.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

10. Related Party Transactions

  The Companies are members of a group of companies affiliated through common majority ownership with Softbank and have various transactions and relationships with members of the group. Due to these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Receivables from affiliates consist of the following:

                                                                  December 31,
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
                                                                  (dollars in
                                                                   thousands)
     Receivable from:
       MAC and subsidiaries.................................... $ 7,140 $ 42,687
       Softbank................................................  67,451   84,365
       Other affiliates........................................   2,617    4,238
                                                                ------- --------
                                                                $77,208 $131,290
                                                                ======= ========

  Payables to management and affiliates consist of the following:

                                                                  December 31,
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
                                                                  (dollars in
                                                                   thousands)
     Payable to:
       Management.............................................. $29,834 $    --
       MAC and subsidiaries....................................     --   270,000
       Softbank................................................  39,582  126,371
       Other affiliates........................................     --     1,961
                                                                ------- --------
                                                                $69,416 $398,332
                                                                ======= ========

  As part of the 1996 acquisition of ZDI, the Companies agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, the Companies paid all amounts due, including accrued interest, through the payment date.

  Prior to the Reorganization and initial public offering, the Companies were members of Softbank's central cash management system. Under this system, the Companies would periodically transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund the Companies' short-term working capital requirements. Interest is accrued based on the net balance outstanding at the end of each month. Interest income is earned at the 30-day LIBOR rate for the applicable month. Interest expense is incurred at the 30-day LIBOR rate plus 0.5%.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

 Other affiliated arrangements

  During the years ended December 31, 1996 and 1997, the Companies incurred $2,000,000 and $1,631,000, in advertising expense with Yahoo!, Inc. ("Yahoo!"), an affiliated company. No advertising expense with Yahoo! was incurred in 1995.

  The Companies sell advertising space and exhibition services to Kingston Technology Company ("Kingston"), an affiliated company. During the years ended December 31, 1995, 1996 and 1997, the Companies recorded revenues of $0, $882,000 and $2,667,000, respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  ZDCF has entered into an agreement to manage certain trade shows and expositions owned by Softbank and its affiliates, whereby ZDCF earns management and licensing fees. The fees earned by ZDCF for the years ended December 31, 1995, 1996 and 1997 were $1,979,000, $3,394,000 and $4,057,000, respectively.

  In 1996 and 1997, the Companies had an arrangement with SOFTBANK Interactive Marketing ("SIM"), an affiliated company, for the provision of interactive media sales. The Companies paid commissions to SIM of $600,000 and $1,800,000 during the years ended December 31, 1996 and 1997, respectively. Effective December 31, 1997, SIM was acquired by an unrelated third party. Management believes that the sale of SIM by Softbank will have no material impact on the Companies.

  The Companies have an arrangement with SOFTBANK Services, an affiliated company, whereby the Companies are charged for administrative services provided plus a management fee. For the years ended December 31, 1995, 1996 and 1997, the Companies incurred services fees of $0, $359,000 and $1,259,000, respectively, in relation to this agreement.

  ZDI has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by ZDI for the years ended December 31, 1996 and 1997 were approximately $964,000 and $1,818,000, respectively, in each year.


  In July 1997, Ziff-Davis Inc. entered into a license and services agreement to develop ZDTV for MAC Holdings (America) Inc. ("MHA"), a company that is wholly owned by Mr. Masayoshi Son, who is a director of Ziff-Davis Inc. Under this agreement, Ziff-Davis Inc. agreed to fund ZDTV's operations through unsecured advances and was granted an option to purchase ZDTV for a price equal to MHA's investment plus 10% per annum for the

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

period of investment. The cumulative advances, which totaled $14.4 million net of $10.1 million in repayments through December 31, 1997, were repaid concurrently with the Reorganization. (See Notes 2 and 18.)



  ZDI has entered into operating leases for television production equipment and has sublet such equipment to ZDTV, an affiliated company. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $610,000 through 2003.

 Notes payable to affiliates

  The Companies' long-term debt is payable to Softbank and consists of the following:

                                                             December 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
                                                              (dollars in
                                                              thousands)
     Notes payable to affiliate(1)...................... $1,080,000  $1,080,000
     Notes payable to affiliate(2)......................    900,000     900,000
     Notes payable to affiliate(3)......................    398,000     375,027
     Note payable to affiliate(4).......................    100,000      94,231
     Note payable to affiliate(5).......................     77,450      74,772
     Note payable to affiliate(6).......................        --       10,000
                                                         ----------  ----------
       Total............................................  2,555,450   2,534,030
     Less--Current portion..............................    (33,198)   (125,790)
                                                         ----------  ----------
                                                         $2,522,252  $2,408,240
                                                         ==========  ==========

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. The notes bear interest at a rate of 7.8% per annum.

(2) These notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.

(3) Notes mature on February 28, 2010. The notes bear interest at a rate of 8.0% per annum.

(4) Notes mature on February 28, 2009. The notes bear interest at 9.9% per annum.

(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997. The note bears interest at a rate of 8.0% per annum.

(6) Note is payable on January 1, 2007. The note bears interest at a rate of 8.0% per annum.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

  Scheduled principal payments due on long-term debt outstanding at December 31, 1997 are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
     1998............................................................ $  125,790
     1999............................................................    125,790
     2000............................................................    125,790
     2001............................................................  1,025,790
     2002............................................................    125,790
     Thereafter......................................................  1,005,080
                                                                      ----------
       Total......................................................... $2,534,030
                                                                      ==========

  See Note 2 for a discussion of the Companies' restructuring of its debt and equity structures through the Reorganization and initial public offering.

  During 1995, 1996 and 1997, the Companies incurred $44,005,000, $120,646,000 and $190,445,000, respectively of interest expense due to Softbank related to the above notes payable.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000,000 with an independent lender for which the Companies, along with certain other Softbank affiliates, are guarantors. In January 1997 and October 1997, this line of credit was increased to $75,000,000 and $150,000,000, respectively. At December 31, 1997, $102,500,000 was outstanding under the line of credit (see Note 18).

 Return of capital and dividends

  On December 15, 1996, the Companies declared a return of capital of approximately $900,000,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000,000 to Softbank. In 1997, the Companies recorded a return of capital of $381,434,000 in connection with the purchase price of companies under common control.

11. Employee Stock Compensation Plans

 Executive stock option plan

  The SOFTBANK 1996 and 1997 Executive Stock Option Plans provide for the granting of nonqualified stock options to purchase the common stock of Softbank to officers, directors and key employees of the Companies. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  Information relating to stock options during 1995, 1996 and 1997 is as follows:

                                                              Weighted Average
                                                   Number       Option Price
                                                  of Shares     Per Share(1)
                                                  ---------   ----------------
     Shares outstanding under options at
      December 31, 1995.........................       --             --
     Granted....................................   739,493(2)      $87.15
     Exercised..................................       --             --
     Forfeited..................................    12,740(2)       87.15
                                                   -------
     Shares outstanding under options at
      December 31, 1996.........................   726,753          87.15
     Granted....................................   386,363          61.40
     Exercised..................................       --             --
     Forfeited..................................   146,130          78.88
                                                   -------
     Shares outstanding under options at
      December 31, 1997.........................   966,986         $78.11
                                                   =======
     Shares exercisable
       At December 31, 1996.....................       --             --
       At December 31, 1997 (price range $44.26-
        $87.15).................................   107,630         $82.06

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options.

(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  As permitted by SFAS 123, the Companies have chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996 or 1997. Pro forma information regarding net income is required by SFAS 123 and has been determined as if the Companies had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for 1996 and 1997:

                                                                1996     1997
                                                               -------  -------
     Risk-free interest rate..................................    5.89%    6.35%
     Dividend yield...........................................    0.26%    0.22%
     Volatility factor........................................   54.03%   51.35%
     Expected life............................................ 6 years  6 years

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

  The weighted average fair value of options granted in 1996 and 1997 was $64.30 and $34.05, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996 and 1997, consistent with the provisions of SFAS 123, the Companies' net loss would have been increased by approximately $3,100,000 and $4,200,000 , respectively. On January 23, 1998, the exercise price of all of the shares outstanding under option agreements were reset to an exercise price equal to the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 may now be exercised only after July 19, 1998. Repricing of the stock options will not result in compensation expense to the Companies.

 Other stock compensation plans

  During 1996 and 1997, the Companies granted 45,760 and 61,940 shares of common stock of Softbank, respectively, (adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a three to five-year period from the date of grant. The granting of the shares to the Companies' employees has been recorded as additional paid-in capital offset by a reduction to stockholder's equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080,000 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916,000 was charged to expense related to these restricted stock awards.

12. Employee Benefit Plans

 Pension plan

  Certain employees of ZDCF who have met eligibility requirements are covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average compensation at the time of retirement. The Companies' funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

  Net periodic pension cost includes the following components:

                                                             1995   1996   1997
                                                             ----  ------  ----
                                                               (dollars in
                                                                thousands)
     Service cost........................................... $472  $  700  $391
     Interest cost..........................................  363     472   456
     Expected return on plan assets......................... (172)   (300) (445)
     Amortization of transition obligation..................  149     199    75
                                                             ----  ------  ----
     Net periodic pension cost.............................. $812  $1,071  $477
                                                             ====  ======  ====

  The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                         1996         1997
                                                      -----------  -----------
                                                      (dollars in thousands)
     Actuarial present value of benefit obligations:
       Vested benefit obligation....................  $     4,132  $     5,721
                                                      -----------  -----------
       Accumulated benefit obligations..............        4,224        5,721
                                                      ===========  ===========
     Projected benefit obligations..................        7,967        5,721
     Plan assets at fair value......................       (4,467)      (6,004)
                                                      -----------  -----------
     Projected benefit obligation in excess (less
      than) of plan assets..........................        3,500         (283)
     Unrecognized net transition asset (liability)..       (2,297)       1,279
                                                      -----------  -----------
     Pension liability included in balance sheet....  $     1,203  $       996
                                                      ===========  ===========

  During 1997, the Companies decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The above amounts reflect the effects of such termination. All accrued plan obligations will be settled during 1998. There was no significant gain or loss recognized in connection with the termination. Any gain or loss associated with the plan settlement will be recognized in 1998.

 Retirement plans

  The Companies maintain various defined contribution retirement plans. Substantially all of the Companies' employees are eligible to participate in one of the plans under which annual contributions may be made by the Companies for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

they participate which, and subject to certain limitations, may be matched by the Companies up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining the Companies and receive matching contributions after one year of employment. The Companies made contributions to the plans totaling $2,115,000, $10,470,000 and $13,725,000 in 1995, 1996 and 1997, respectively.

13. Investments in and Advances to Unconsolidated Affiliates

  The Companies have investments in the following companies/joint ventures:

                                                                 Carrying value
                                                                 at December 31,
                                                      Ownership  ---------------
     Company/joint venture                            Percentage  1996    1997
     ---------------------                            ---------- ------- -------
                                                                   (dollars in
                                                                   thousands)
     Mac Publishing LLC..............................     50%    $   --  $16,244
     ExpoComm LLC....................................     50       7,698   7,758
     Family PC G.P...................................     50      10,138   9,342

  The entities listed above are engaged primarily in the publication or distribution of print media and the organization, production and management of trade shows. Other investments and joint ventures are not material to the Companies' financial statements.

  The Companies equity income (loss) was $0, $(796,000) and $335,000 in 1995, 1996 and 1997, respectively.

14. Supplemental Cash Flow Information

                                                     1995      1996      1997
                                                   -------- ---------- --------
                                                      (dollars in thousands)
     Cash paid during the year for:
       Interest to related parties................ $  8,390 $   99,509 $185,447
       Income taxes...............................      --         360        4
     Noncash investing and financing activities:
       Fair value of assets acquired.............. $836,479 $2,508,603 $ 20,749
       Liabilities assumed........................   21,959    370,518    6,749
                                                   -------- ---------- --------
       Cash paid..................................  814,520  2,138,085   14,000
       Less--Cash acquired........................      --      13,262      --
                                                   -------- ---------- --------
       Net cash paid for acquisitions............. $814,520 $2,124,823 $ 14,000
                                                   -------- ---------- --------
       Return of capital dividends................ $    --  $  899,948 $381,434
                                                   ======== ========== ========
       Capital contributions...................... $    --  $    5,002 $ 61,580
                                                   ======== ========== ========

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


15. Operating Lease Commitments

  The Companies are obligated under various operating leases which expire at various dates through 2021. Future minimum rental commitments under noncancelable operating leases are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
1998.................................................................  $ 34,912
1999.................................................................    32,702
2000.................................................................    28,875
2001.................................................................    25,891
2002.................................................................    24,932
Thereafter...........................................................   248,407
                                                                       --------
Total................................................................  $395,719
                                                                       ========

  Netted in the above totals is approximately $5,000,000 for which ZDI has noncancelable subleases in place. Total sublease income approximates ZDI's required payments under the related leases. Rent expense amounted to approximately $2,492,000, $23,015,000 and $29,994,000 for the years ended
December 31, 1995, 1996 and 1997, respectively.

16. Contingencies

  The Companies are subject to various claims and legal proceedings arising in the normal course of business.

17. Segment Information

 Business segment information

  The Companies' operations have been classified into two business segments:
(1) publishing and (2) events.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, online content, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Events

  The events segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The events segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  Summarized financial information by business segment as of December 31, 1995, 1996 and 1997 and for each of the years then ended is set forth below:

                                                  1995       1996       1997
                                               ---------- ---------- ----------
                                                    (dollars in thousands)
     Revenue, net:
       Publishing............................. $      --  $  690,255 $  866,233
       Events.................................    202,729    264,884    287,528
                                               ---------- ---------- ----------
                                               $  202,729 $  955,139 $1,153,761
                                               ========== ========== ==========
     Income from operations:
       Publishing............................. $      --  $   18,676 $   49,997
       Events.................................     62,675     68,505     59,235
                                               ---------- ---------- ----------
                                               $   62,675 $   87,181 $  109,232
                                               ========== ========== ==========
     Total assets at December 31:
       Publishing............................. $      --  $2,440,651 $2,422,360
       Events.................................  1,090,981  1,143,522  1,124,286
                                               ---------- ---------- ----------
                                               $1,090,981 $3,584,173 $3,546,646
                                               ========== ========== ==========
     Depreciation and amortization:
       Publishing............................. $      --  $  106,587 $  118,814
       Events.................................     24,305     33,149     36,126
                                               ---------- ---------- ----------
                                               $   24,305 $  139,736 $  154,940
                                               ========== ========== ==========
     Capital expenditures:
       Publishing............................. $      --  $   14,657 $   21,399
       Events.................................      3,367      7,708      8,797
                                               ---------- ---------- ----------
                                               $    3,367 $   22,365 $   30,196
                                               ========== ========== ==========

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)


  Operating income by business segment excludes interest income and interest expense.

                                          North America Other areas  Combined
                                          ------------- ----------- ----------
                                                 (dollars in thousands)
  Year ended December 31, 1995:
Revenue, net.............................  $  192,789    $  9,940   $  202,729
                                           ==========    ========   ==========
Income (loss) from operations............  $   64,930    $ (2,255)  $   62,675
                                           ==========    ========   ----------
Other non-operating income...............                                4,199
Related party-interest expense...........                               44,005
                                                                    ----------
Income before taxes......................                           $   22,869
                                                                    ==========
Total assets at December 31, 1995........  $1,081,829    $  9,152   $1,090,981
                                           ==========    ========   ==========
  Year ended December 31, 1996:
Revenue, net.............................  $  854,666    $100,473   $  955,139
                                           ==========    ========   ==========
Income (loss) from operations............  $   92,210    $ (5,029)  $   87,181
                                           ==========    ========   ----------
Other non-operating income...............                                6,341
Related party-interest expense...........                              120,646
                                                                    ----------
Loss before taxes........................                           $  (27,124)
                                                                    ==========
Total assets at December 31, 1996........  $3,549,102    $ 35,071   $3,584,173
                                           ==========    ========   ==========
  Year ended December 31, 1997:
Revenue, net.............................  $1,040,297    $113,464   $1,153,761
                                           ==========    ========   ==========
Income from operations...................  $  107,085    $  2,147   $  109,232
                                           ==========    ========   ----------
Other non-operating income...............                                8,722
Related party-interest expense...........                              190,445
                                                                    ----------
Loss before taxes........................                           $  (72,491)
                                                                    ==========
Total assets at December 31, 1997........  $3,500,945    $ 45,701   $3,546,646
                                           ==========    ========   ==========

  Transactions between geographic areas are not significant.

18. Subsequent Events (unaudited)

 Guarantee of Softbank's U.S. Debt

  In March 1998, the Companies increased their guarantee of Softbank's U.S. debt from $150 million to $450 million. This guarantee was released on May 4, 1998.

 Interest Rate Swaps

  On June 10, 1998, Ziff-Davis Inc. entered into interest rate swap agreements, with an aggregate notional amount of $550,000,000. Under these swap agreements, which began

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

on August 10, 1998, Ziff-Davis Inc. will receive a floating rate of interest based on three-month LIBOR, which resets quarterly, and Ziff-Davis Inc. will pay a fixed rate of interest, each quarter, for the terms of the respective agreements. The terms of these agreements range from 3 to 7 years and the weighted average fixed rate Ziff-Davis Inc. will pay is 5.85%. Ziff-Davis Inc. has entered into these agreements solely to hedge its interest rate risk under its floating rate bank debt.

  For the nine months period ended September 30, 1998, these interest rate swaps did not have a material impact on Ziff-Davis Inc.'s financial statements.

 Restructuring

  On October 8, 1998, Ziff-Davis Inc. announced that anticipated results for the fourth quarter would be below expectations. As a result, a company-wide restructuring was implemented in which three publications were discontinued and the work force reduced by approximately 10%. The cost of this restructuring, is $52,239,000 and will be recognized in the fourth quarter of 1998 as a component of income from operations.

 Class Action and Derivative Litigations

  Following a decline in the price per share of Ziff-Davis Inc.'s common stock after the October 8, 1998 announcement, eight securities class action suits were filed against Ziff-Davis Inc. and certain of its directors and officers in the United States District Court for the Southern District of New York.

  The complaints allege that defendants violated Sections 11, 12(a) (2) and 15 of the Securities Act of 1933 in connection with the registration statement filed by Ziff-Davis Inc. with the Securities and Exchange Commission relating to the initial public offering of Ziff-Davis Inc.'s stock on April 29, 1998 (the "IPO"). More particularly, the complaints allege that the registration statement contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis Inc.'s revenue. The complaints seek on behalf of a class of purchasers of Ziff-Davis Inc.'s common stock from the date of the IPO through October 8, 1998 unspecified damages, interest, fees and costs, rescission, and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO.

  The complaints are as follows: Napoli v. Ziff-Davis Inc., et al., No. 98 Civ. 7158 (filed Oct. 9, 1998); Steinberg, et al. v. Ziff-Davis Inc., et al., No. 98 Civ. 7205 (filed Oct. 13, 1998); Flinker v. Ziff-Davis Inc., et al., No. 98 Civ. 7231 (filed Oct. 14, 1998); Koenig v. Ziff-Davis Inc., et al., No. 98 Civ. 7260 (filed Oct. 15, 1998); Schindler v. Ziff-Davis Inc., et al., No. 98 Civ. 7418 (filed Oct. 19. 1998); Miller v. Ziff-Davis Inc., et al., No. 98 Civ. 7541 (filed Oct. 23, 1998); Felgoise v. Ziff-Davis Inc., et. al., No. 98 Civ. 8045 (filed Nov. 9, 1998); and

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

Javier v. Ziff-Davis Inc., et al., No. 98 Civ. 8201 (filed Nov. 17, 1998). On January 28, 1999, the court entered an order consolidating the actions, appointing lead plaintiff's counsel and requiring the filing of a consolidated amended complaint within 45 days. Thereafter, Ziff-Davis Inc. will have 45 days to respond to the consolidated amended complaint.

  In addition, two derivative suits have been filed by stockholders against Ziff-Davis Inc. and all of its directors in the Court of Chancery of the State of Delaware for New Castle County. The complaints allege that the directors breached their fiduciary duties to Ziff-Davis Inc. by repricing the stock options awarded to certain directors and demand the nullification of the repricing and an injunction against exercise by the directors of any repriced option. The complaints are as follows: Jacobs v. Ziff-Davis Inc., et al., No. 16813NC (filed Nov. 30, 1998) and Bernd Bildstein v. Ziff-Davis Inc., et al., No. 16835NC (filed Dec. 10, 1998). Service has been effected in the Jacobs action but not in the Bildstein action.

  Although the outcome of the foregoing cases cannot be predicted, Ziff-Davis Inc. believes there are substantial defenses to these claims.

 Legal Proceedings

  Ziff-Davis Inc. was named as a defendant in an action, filed on April 17, 1998 in the Supreme Court of the State of New York, by minority shareholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint alleges, among other things, that SBH, SIM's majority shareholder, acting with Ziff-Davis Inc. and two of its senior officers and directors who were directors of SIM (and who were also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in Ziff-Davis Inc.) and failed to act in the best interests of SIM and the minority shareholders by taking actions which benefited Ziff-Davis Inc. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200,000,000 in damages. Ziff-Davis Inc. and the other defendants have moved to dismiss all of the claims against them other than a breach of contract claim which is solely against SBH.

  Although the outcome of this case cannot be predicted, Ziff-Davis Inc. believes that there are substantial defenses to the claims and intends to defend vigorously.

 Sky TV

  On October 28, 1998, Ziff-Davis Inc. acquired the assets of Sky TV Inc. and certain affiliates for approximately $12,000,000 in cash. Sky TV is a media company that produces video content for distribution principally through airline in-flight, cable and broadcast television. Sky TV's principal offices are located in Dallas and San Francisco.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

Deja News

  On July 22, 1998, Ziff-Davis Inc. purchased $5,000 in Series C, convertible, non-voting preferred shares of Deja News Inc., an Internet discussion network. This investment is being accounted for on a cost basis.

 ZDTV

  On February 4, 1999, Ziff-Davis Inc. purchased ZDTV at a purchase price of approximately $81,400,000 (see note 10). Ziff-Davis Inc. paid approximately $32,800,000 of the purchase price in cash and paid the remainder by applying approximately $48,600,000 in advances owed to it by MAC Holdings America. Other than advances to ZDTV which are reported on Ziff-Davis Inc.'s balance sheet, the results of operations of ZDTV are not included in Ziff-Davis Inc.'s results.

 Vulcan Transactions

  On February 4, 1999, Vulcan Ventures, the investment vehicle of Paul G. Allen, agreed to purchase approximately three million shares of Ziff-Davis Inc. common stock for $50,000,000 in cash. This purchase is expected to close in the first quarter of 1999. On February 5, 1999, Vulcan Programming Inc., an entity owned by Paul G. Allen, purchased a one-third interest in ZDTV for $54,000,000 in cash.


 Credit Facility

  On December 16, 1998, the lenders on Ziff-Davis Inc.'s $1,350,000,000 credit facility agreed to amend certain provisions of that facility. The amended provisions include an increase in allowed leverage ratios. In return, Ziff-Davis Inc. agreed to pay a one-time fee of $3,375,000 and increase rates on amounts borrowed under the facility to rates ranging from LIBOR plus 1.5% to LIBOR plus 3.375%, depending on the type of loan.

1998 Incentive Compensation Plan

  Ziff-Davis Inc. adopted the 1998 Incentive Compensation Plan (the "Plan") to provide long-term incentives for its key employees and enhance shareholder value. The Plan provides for the grant of options, stock appreciation rights, stock awards and other interests in Ziff-Davis Inc.'s common stock. Ziff-Davis Inc. has reserved 17,827,400 shares of common stock (regardless of series) for issuance under the Plan. On February 13, 1998, Ziff-Davis Inc. granted options to purchase 5,254,700 shares with an exercise price of $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

  On September 23, 1998, the Board of Directors approved the reduction of the exercise price of all options outstanding under the Plan from $16.00 to $6.00, the closing market price of Ziff-Davis Inc.'s common stock on that date. In addition, the vesting period of the options was extended by three months. The repricing did not result in compensation expenses to Ziff-Davis Inc.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)



  On December 21, 1998 the Plan was amended to permit grants of options and other stock based awards to either series of common stock of Ziff-Davis Inc. Pursuant to the Plan, the number of shares reserved for issuance was increased from 8,500,000 shares to 17,827,400.

  In addition, on December 21, 1998, the Board approved the grant of options to acquire an aggregate of approximately 5,729,000 shares of ZDNet Stock, at a price of $7.50 per share (the fair value of the shares at that date), to certain employees. These options are currently scheduled to vest and become exercisable on the fifth anniversary of the date of grant, except that, upon the completion of an initial public offering of ZDNet Stock, these options will vest and become exercisable with respect to 25% of the shares on December 31, 1999 and an additional 6.25% of the shares at the end of each three-month period thereafter.

  The terms of the options described in the preceding paragraph require an adjustment in the number of shares of ZDNet Stock that holders may purchase and the per share purchase price thereof if the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet is different from 40,000,000. This adjustment is similar to the adjustment that would be made to the terms of options to purchase conventional common stock in the event of a stock split. Ziff-Davis Inc. currently expects that the initial Number of Shares Issuable with Respect to ZD's Retained Interest in ZDNet will be 70,000,000. Assuming that this is so, the total number of shares of ZDNet Stock that holders may purchase upon exercise of these options will increase to approximately 10,200,000 and the per share purchase price thereof will decrease to approximately $4.29.


  On January 29, 1999, Ziff-Davis Inc. granted options to a number of employees in connection with the cancellation of corresponding options to purchase stock of SOFTBANK Corp. In connection with these grants, an affiliate of SOFTBANK Corp. has agreed with Ziff-Davis Inc. that, if and when any of these options are exercised, (a) that affiliate will cause the shares of Ziff-Davis Inc. common stock issuable upon such exercise to be supplied to Ziff-Davis and (b) Ziff-Davis will deliver to that affiliate or its designee the exercise price paid upon such exercise. Thus, the exercise of these options will not increase the number of shares of Ziff-Davis Inc. common stock outstanding or Ziff-Davis Inc.'s stockholders' equity. However, Ziff-Davis Inc. expects to recognize compensation expense for accounting purposes of approximately $3,018,000 over three years as a result of these grants. In order to address this point, an affiliate of SOFTBANK Corp. has agreed to reimburse Ziff-Davis Inc. for any compensation expense recognized by it for accounting purposes as a result of such grants.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)

 (Financial and other information subsequent to February 17, 1998 is unaudited)

                 (numbers rounded to the nearest thousand)

 Employee Stock Purchase Plan

  Ziff-Davis Inc. adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase Ziff-Davis Inc.'s common stock with after tax payroll deductions of 1% to 10% of their base pay. The price at which shares of common stock will be purchased is the lesser of 85% of the fair market value of a share of common stock on (1) the first business day of a purchase period or (2) the last business day of a purchase period. Ziff-Davis Inc. has reserved 2,500,000 shares of common stock (regardless of series) for issuance under the Stock Purchase Plan.

 Other

  On December 31, 1998, SBH contributed 71,619,355 shares of Ziff-Davis Inc.'s common stock to SOFTBANK America Inc., an affiliate of Softbank.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ziff-Davis Inc., (formerly Ziff-Davis Publishing Company)

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in stockholder's equity, present fairly, in all material respects, the financial position of Ziff-Davis Inc. and its subsidiaries (formerly Ziff-Davis Publishing Company or the "Company") at December 31, 1995 and February 28, 1996, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 16 to the financial statements, the Company was acquired by SOFTBANK Holdings Inc. on February 29, 1996.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
New York, NY
February 17, 1998

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

                          CONSOLIDATED BALANCE SHEETS

             (dollars in thousands, except per share amounts)

                                                      December 31, February 28,
                                                          1995         1996
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $   10,083   $   13,669
  Accounts receivable, net...........................     113,078      116,075
  Inventories........................................      21,825       26,009
  Deferred taxes.....................................      22,129       23,570
  Prepaid postage and other current assets...........      16,621       16,852
                                                       ----------   ----------
    Total current assets.............................     183,736      196,175
Property and equipment, net..........................      64,110       58,589
Intangible assets, net...............................   1,348,064    1,338,684
Deferred charges and other assets....................      27,996       26,457
                                                       ----------   ----------
    Total assets.....................................  $1,623,906   $1,619,905
                                                       ==========   ==========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...................................  $   56,488   $   43,795
  Accrued expenses...................................      68,814       78,333
  Unexpired subscriptions, net.......................      81,737       86,435
  Due to management and affiliates...................      58,480       58,762
  Current portion of long-term debt..................       6,847        6,847
  Other current liabilities..........................       2,048        2,733
                                                       ----------   ----------
    Total current liabilities........................     274,414      276,905
Deferred taxes.......................................      11,822       10,815
Long-term debt.......................................     439,153      439,153
Subordinated debentures--related party...............     525,000      525,000
Other long-term liabilities..........................       8,367        7,315
                                                       ----------   ----------
    Total liabilities................................   1,258,756    1,259,188
                                                       ----------   ----------
Commitments and contingencies (Notes 14, 15 and 16)
Stockholder's equity:
  Common stock, $.01 par value; 1,000 shares
   authorized; 100 shares issued and outstanding.....         --           --
  Additional paid-in capital.........................     391,275      391,275
  Accumulated deficit................................     (26,002)     (30,549)
  Cumulative translation adjustment..................        (123)          (9)
                                                       ----------   ----------
    Total stockholder's equity.......................     365,150      360,717
                                                       ----------   ----------
    Total liabilities and stockholder's equity.......  $1,623,906   $1,619,905
                                                       ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)

                                                               January 1, 1996
                                                   Year ended        to
                                                  December 31,  February 28,
                                                      1995          1996
                                                  ------------ ---------------
Revenue, net.....................................   $768,995      $125,465
Cost of production...............................    193,646        31,112
Selling, general and administrative expenses.....    428,053        71,946
Depreciation and amortization of property and
 equipment.......................................     37,160         6,073
Amortization of intangible assets................     54,386         9,064
                                                    --------      --------
  Income from operations.........................     55,750         7,270
Interest expense, net............................    (92,609)      (14,030)
Equity in losses of joint ventures...............      3,391           235
                                                    --------      --------
  Loss before income taxes.......................    (40,250)       (6,995)
Income tax benefit...............................    (14,248)       (2,448)
                                                    --------      --------
Net loss.........................................   $(26,002)     $ (4,547)
                                                    ========      ========



   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

                                                                  January 1, 1996
                                                     Year ended         to
                                                    December 31,   February 28,
                                                        1995           1996
                                                    ------------  ---------------
Cash flows from operating activities:
 Net loss.........................................  $   (26,002)     $ (4,547)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization...................       91,546        15,137
  Loss from equity investments....................        3,391           235
  Provisions for bad debts, allowances and
   cancellations..................................       14,097         3,014
  Deferred tax benefit............................      (14,248)       (2,448)
  Changes in operating assets and liabilities:
   Accounts receivable............................      (26,956)       (6,011)
   Inventories....................................       (9,014)       (4,184)
   Accounts payable and accrued expenses..........        8,136        (3,174)
   Unexpired subscriptions, net...................        2,499         4,698
   Due to management and affiliates...............       (3,020)          282
   Other, net.....................................       (3,366)        1,136
                                                    -----------      --------
Net cash provided by operating activities.........       37,063         4,138
                                                    -----------      --------
Cash flows from investing activities:
 Capital expenditures.............................      (14,163)         (552)
 Proceeds from sale of businesses.................       23,508           --
                                                    -----------      --------
Net cash provided (used) by investing activities..        9,345          (552)
                                                    -----------      --------
Cash flows from financing activities:
 Borrowings under revolving credit facility.......       80,625        24,335
 Repayment of revolving credit facility...........      (60,625)      (24,335)
 Repayment of acquisition indebtedness............   (1,122,931)          --
                                                    -----------      --------
Net cash used by financing activities.............   (1,102,931)          --
                                                    -----------      --------
Net (decrease)/increase in cash and cash
 equivalents......................................   (1,056,523)        3,586
Cash and cash equivalents at beginning of period..    1,066,606        10,083
                                                    -----------      --------
Cash and cash equivalents at end of period........  $    10,083      $ 13,669
                                                    ===========      ========
Supplemental cash flow disclosures:
 Interest paid....................................  $    78,811      $ 29,255
 Income taxes paid................................  $    92,729      $    --

   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                          (dollars in thousands)

                         Common stock  Additional             Cumulative      Total
                         -------------  paid-in   Accumulated Translation stockholder's
                         Shares Amount  capital     Deficit   adjustment     equity
                         ------ ------ ---------- ----------- ----------- -------------
Balance at January 1,
 1995...................  100    $--    $391,275   $    --       $ --       $391,275
Net loss................  --      --         --     (26,002)       --        (26,002)
Foreign currency
 translation
 adjustment.............  --      --         --         --        (123)         (123)
                          ---    ----   --------   --------      -----      --------
Balance at December 31,
 1995...................  100     --     391,275    (26,002)      (123)      365,150
Net loss................  --      --         --      (4,547)       --         (4,547)
Foreign currency
 translation
 adjustment.............  --      --         --         --         114           114
                          ---    ----   --------   --------      -----      --------
Balance at February 28,
 1996...................  100    $--    $391,275   $(30,549)     $  (9)     $360,717
                          ===    ====   ========   ========      =====      ========



   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (numbers rounded to the nearest thousand)

1. Organization and Acquisition

  Ziff-Davis Inc. ("ZDI", formerly Ziff-Davis Publishing Company) is a wholly owned subsidiary of Ziff-Davis Holdings Corp. ("Holdings").

  ZDI is engaged in publishing magazines, journals and training manuals and providing market research about the computer industry, with operations in the United States, Canada and Europe.

 Acquisition

  Effective January 1, 1995, Holdings, through ZDI, directly and indirectly acquired certain assets and assumed certain liabilities of the Ziff-Davis publishing business and related businesses (the "Acquisition" or the "Acquired Businesses") from Ziff Communications Company, L.P., a limited partnership ("ZCC") and other persons and entities (collectively referred to as the "Sellers"), for an aggregate purchase price of approximately $1,400,000,000 plus transaction costs. ZDI funded the Acquisition through the issuance of common stock, bank borrowings and a subordinated note payable to Holdings.

  The acquisition has been accounted for using the purchase method of accounting.

2. Summary of Significant Accounting Policies

 Principles of Consolidation

  The consolidated financial statements include the accounts of ZDI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Investments in companies in which ownership interests range from 20 to 50 percent are accounted for under the equity method. ZDI has an equity investment interest in Family PC G.P. of 50%. The equity investment in Family PC G.P. is not material to ZDI's consolidated financial statements.

 Cash and cash equivalents

  ZDI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  ZDI places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZDI has not experienced losses in such accounts.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  ZDI's advertisers include customers who represent a variety of technology companies in the United States and other countries. ZDI extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the acquired assets, ranging from 3 to 39 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Paper inventories

  Paper inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Intangible assets

  Intangible assets consist principally of advertising lists, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 39 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over 40 years. ZDI assesses the recoverability of its intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value.

 Revenue recognition

  Advertising revenue for ZDI's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or becomes available for sale at newsstands.

  Circulation revenue consists of both subscription and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Revenue generated by market research is recognized when the service is provided.

 Operating costs and expenses

  Cost of production includes paper, manufacturing, distribution and fulfillment. Selling and promotion costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are generally expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Foreign currency

  Gains and losses on foreign currency transactions, which are not significant, have been included in selling, general and administrative expenses. The effect of translation of foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in stockholder's equity.

 Income taxes

  ZDI uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of ZDI's long-term debt also approximate fair value which was based upon the current rates available to ZDI for debt with similar remaining maturities.

 Impairment of long-lived assets

  In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). ZDI adopted SFAS 121 in fiscal 1996 with no effect on operations.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

 Earnings per share

  Historical earnings per share data has been omitted on the basis that it is not meaningful due to the insignificant number of shares outstanding.

3. Accounts Receivable, Net

  Accounts receivable, net consist of the following:

                                                 December 31, February 28,
                                                     1995         1996
                                                 ------------ ------------
                                                  (dollars in thousands)
     Accounts receivable........................   $168,961     $166,036
     Allowance for doubtful accounts, returns
      and cancellations.........................    (55,883)     (49,961)
                                                   --------     --------
                                                   $113,078     $116,075
                                                   ========     ========

4. Property and Equipment, Net

  Property and equipment, net, consist of the following:

                                                  December 31, February 28,
                                                      1995         1996
                                                  ------------ ------------
                                                   (dollars in thousands)
     Computers and equipment.....................   $ 55,838     $ 56,390
     Leasehold improvements......................     25,999       25,999
     Furniture and fixtures......................     12,404       12,404
     Other.......................................      7,029        7,029
                                                    --------     --------
                                                     101,270      101,822
     Accumulated depreciation and amortization...    (37,160)     (43,233)
                                                    --------     --------
                                                    $ 64,110     $ 58,589
                                                    ========     ========

5. Intangible Assets, Net

  Intangible assets, net, consist of the following:

                                              Range of
                                               Lives   December 31, February 28,
                                              (years)      1995         1996
                                              -------- ------------ ------------
                                                        (dollars in thousands)
     Advertising lists.......................   7-39    $  645,800   $  645,800
     Trademarks and trade names..............     30       235,820      235,820
     Subscriber lists........................   3-10        47,436       47,436
     Other...................................    2-5        28,800       28,800
     License agreements......................   6-14        11,211       11,211
     Goodwill................................     40       433,383      433,067
                                                        ----------   ----------
                                                         1,402,450    1,402,134
     Accumulated amortization................              (54,386)     (63,450)
                                                        ----------   ----------
                                                        $1,348,064   $1,338,684
                                                        ==========   ==========

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  Intangible assets primarily relate to the acquisition of ZDI. As discussed in
Note 1, the acquisition was accounted for under the purchase method of accounting. As such the purchase price was allocated to tangible and identifiable intangible assets with the remaining amount allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an "income" approach. Trademarks/trade names were recorded at their estimated fair value using a "relief from royalty" approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, ZDI considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, exhibitors and subscribers, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

6. Accrued Expenses

  Accrued expenses consist of the following:

                                                   December 31, February 28,
                                                       1995         1996
                                                   ------------ ------------
                                                    (dollars in thousands)
     Payroll and related employee benefits........   $ 35,044     $35,152
     Accrued interest.............................     16,804      27,526
     Other taxes payable..........................      1,588       2,576
     Other accrued expenses.......................     15,378      13,079
                                                     --------     -------
                                                     $ 68,814     $78,333
                                                     ========     =======

7. Income Taxes

  Loss before income taxes is attributable to the following jurisdictions:

                                                       Year      January 1
                                                      ended          to
                                                   December 31, February 28,
                                                       1995         1996
                                                   ------------ ------------
                                                    (dollars in thousands)
     United States................................   $(31,114)    $(4,757)
     Foreign......................................     (9,136)     (2,238)
                                                     --------     -------
       Total......................................   $(40,250)    $(6,995)
                                                     ========     =======

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Components of the income tax benefit are as follows:

                                                           Year      January 1
                                                          ended       through
                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (dollars in thousands)
     U.S. federal income taxes:
       Current........................................   $    --      $   --
       Deferred.......................................    (11,040)     (1,897)
     State and local income taxes:
       Current........................................        --          --
       Deferred.......................................     (3,208)       (551)
     Foreign income taxes.............................        --          --
                                                         --------     -------
         Total income tax benefit.....................   $(14,248)    $(2,448)
                                                         ========     =======

  A reconciliation of the U.S. federal statutory tax rate to ZDI's effective tax rate on loss before income taxes is as follows:

                                                         Year      January 1
                                                        ended          to
                                                     December 31, February 28,
                                                         1995         1996
                                                     ------------ ------------
     Federal statutory tax rate.....................     35.0%        35.0%
     State and local taxes (net of federal tax
      benefit)......................................      6.0          6.0
     Foreign losses.................................     (2.5)        (2.5)
     Amortization of nondeductible goodwill.........     (1.3)        (1.2)
     Other nondeductible expenses...................     (1.8)        (2.3)
                                                         ----         ----
       Effective tax rate...........................     35.4%        35.0%
                                                         ====         ====

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


  Following is a summary of the components of the deferred tax accounts at December 31, 1995 and February 28, 1996:

                                                      December 31, February 28,
                                                          1995         1996
                                                      ------------ ------------
                                                       (dollars in thousands)
   Current deferred tax assets:
     Allowance for doubtful accounts.................   $  8,396     $  8,535
     Employee compensation, bonus, and vacation......     12,248       12,687
     Other...........................................      1,485        2,348
                                                        --------     --------
       Current deferred tax assets...................     22,129       23,570
                                                        --------     --------
   Noncurrent deferred tax assets and (liabilities):
     Basis difference in intangible assets...........    (69,271)     (71,589)
     Basis difference in property and equipment......     (3,378)      (1,863)
     Deferred rental expense.........................      3,285        3,139
     Net operating loss carryforwards................    102,165      103,954
     Acquisition reserves............................      2,773        2,756
     Other...........................................       (220)         (36)
                                                        --------     --------
       Gross noncurrent deferred tax assets..........     35,354       36,361
     Valuation allowance.............................    (47,176)     (47,176)
                                                        --------     --------
       Net noncurrent deferred tax liabilities.......    (11,822)     (10,815)
                                                        --------     --------
   Total net deferred tax assets.....................   $ 10,307     $ 12,755
                                                        ========     ========

  As of December 31, 1995 and February 28, 1996, ZDI had total deferred tax assets of $83,176,000 and $86,243,000, respectively and total deferred liabilities of $73,488,000.

  As of February 28, 1996, ZDI has U.S. and foreign net operating loss carryforwards of approximately $244,172,000 which will begin to expire on December 31, 1996. The December 31, 1995 and the February 28, 1996 net deferred tax asset is reduced by a valuation allowance of $47,176,000 relating to tax benefits of foreign net operating loss carryforwards which are not expected to be recognized.

  ZDI's foreign subsidiaries have no undistributed earnings for remittance to the U.S. and therefore no U.S. or foreign tax provision on remittances has been recorded.

8. Due to Management and Affiliates

  Payables to management and affiliates consist of the following:

                                                       December 31, February 28,
                                                           1995         1996
                                                       ------------ ------------
                                                        (dollars in thousands)
   Payable to:
     Management.......................................   $28,161      $28,443
     Sellers..........................................    21,500       21,500
     Holdings.........................................     8,819        8,819
                                                         -------      -------
                                                         $58,480      $58,762
                                                         =======      =======

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

  As part of the Acquisition, ZDI agreed to assume certain obligations to management arising out of prior employment arrangements. Approximately $40,000,000 was due under these arrangements, of which approximately $12,000,000 was paid in 1995. The balance of the obligation, including accrued interest, was paid in 1997.

  Amounts due to sellers represent final amounts payable related to the Acquisition.

9. Long-Term Debt

  Long-term debt at December 31, 1995 and February 28, 1996 is comprised of the following:

                                                (dollars
                                                   in
                                               thousands)
            Bank debt:
              Tranche A.......................  $ 86,604
              Tranche B.......................   179,479
              Tranche C.......................   159,917
              Revolving credit arrangement....    20,000
                                                --------
                                                 446,000
            Less--Current portion.............    (6,847)
                                                --------
                                                $439,153
                                                ========

  On December 21, 1994, ZDI borrowed $515,000,000 under the terms of a Credit Agreement. The proceeds of the loan were used to finance a portion of the Acquisition and pay certain transaction costs.

  Tranche A, as amended on August 31, 1995, is a six-year term loan due quarterly in varying amounts from September 30, 1995 through December 31, 2000. Tranche B is a seven-year term loan due quarterly in varying amounts commencing September 30, 1995 through September 30, 2001, with a final payment of $126,000,000 on December 31, 2001. Tranche C is an eight-year term loan providing for quarterly payments, aggregating $1,000,000 per calendar year commencing September 30, 1995 through December 31, 2001, followed by four quarterly payments of $39,500,000 through December 31, 2002.

  The Credit Agreement also provides ZDI with an additional $85,000,000, increased to $150,000,000 under terms of the August 31, 1995 amendment, under a revolving credit arrangement through December 31, 2000. These funds are available for loans, letters of credit, and swing-line loans, subject to certain maximum levels of borrowing. At least once during each year, for a period of 30 consecutive days, the loans outstanding under the revolving credit facility must be reduced so that the aggregate outstanding amount does not exceed $130,000,000 during such 30-day period. The commitment fee for the revolving credit facility is .50%

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

during 1995 and 1996 on the unused portion of the facility. ZDI has the option to permanently reduce the amount available for borrowings under the revolving credit facility by a minimum of $5,000,000 at any time. At December 31, 1995 and February 28, 1996, $130,000,000 under the revolving credit facility is available for borrowing.

  During 1995 and the period January 1, 1996 to February 28, 1996, the Tranche A and revolving credit loans bore interest, payable at least quarterly, at either the Average Bank Rate ("ABR"), as defined, plus 1.25%, or at the Eurodollar rate, plus 2.5% at the election of ZDI. Tranche B and C loans bore interest, payable at least quarterly, at either the ABR, plus 1.75% and 2.25%, respectively, or at the Eurodollar rate, as defined, plus 3% and 3.5%, respectively, at the election of ZDI. Swing-line loans bear interest at the ABR, plus the applicable margins as discussed above. Borrowings outstanding at December 31, 1995 and February 28, 1996 were $446,000,000 and the weighted average interest rate was 8.8% and 10.1%, respectively.

  ZDI is required to comply with various restrictive covenants, including maintaining certain financial ratios, restrictions on additional indebtedness, capital expenditures, acquisitions, certain asset sales, declaration of dividends and acquisition of ZDI's or Holdings' common stock. All borrowings under the Credit Agreement are secured by the common stock and other equity interests of ZDI and its wholly-owned subsidiaries.

  ZDI is required to make mandatory prepayments of the loans with the net proceeds of certain asset sales and debt issuances, if any. ZDI is also required, commencing with the year ending December 31, 1995, to prepay the loans with a portion of excess cash flow, as defined, once certain cash balances are achieved. These cash balances were not achieved during 1995 or for the period from January 1, 1996 to February 28, 1996 and therefore no prepayments occurred.

  Scheduled principal payments for each of the next five years are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
1996.................................................................  $  6,847
1997.................................................................    13,518
1998.................................................................    21,524
1999.................................................................    23,658
2000.................................................................    52,795
Thereafter...........................................................   327,658
                                                                       --------
  Total..............................................................  $446,000
                                                                       ========

10. Related Party Transactions

  Prior to the Acquisition, ZCC provided certain services to ZDI, including legal, tax, human resources, payroll, facilities management and management information services.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)

The remaining unpaid balance (approximately $8,100,000) for such services was paid in the normal course of business during 1995. Beginning in 1995, ZDI sublet office space and provided administrative services to ZCC. Such office space and services were provided to ZCC at ZDI's cost. The majority partners of ZCC have a continuing investment in Holdings of approximately 6%.

  On the closing date of the Acquisition, ZDI paid approximately $280,000,000 in cash to the Sellers and issued notes due January 13, 1995 and January 16, 1995 totaling $1,033,931,000, for the balance. These notes were subsequently fully paid in January, 1995.

  See Note 11 for a description of subordinated debentures.

  In connection with the Acquisition, ZDI paid transaction costs of $14,000,000 to an affiliate of Holdings.

  ZDI paid $44,555,000 and $3,791,000 in interest to Holdings for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

11. Subordinated Debentures--Related Party

  On December 21, 1994, ZDI issued a $525,000,000 subordinated note payable to Holdings to finance a portion of the Acquisition. The note bears interest at 8 1/2% per annum with interest payable semiannually on February 28 and August 31 of each year. The principal is repayable in three installments of $175,000,000 each on December 21, 2005, December 21, 2006 and December 21, 2007. This note is fully subordinated in right of payment to the bank borrowings (see Note 9).

12. Employee Benefit Plans

 Retirement plans

  ZDI and its subsidiaries maintain various defined contribution retirement plans. Substantially all of ZDI's employees are eligible to participate in one of the plans under which annual contributions may be made by ZDI for the benefit of all eligible employees. Employees may also make contributions to the plan in which they participate which, subject to certain limitations, may be matched by ZDI up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining ZDI and receive matching contributions immediately upon commencement of employment. In addition, the employees become eligible to receive a discretionary ZDI contribution after one year of employment. ZDI made contributions of $8,432,000 and $1,407,000 for the year ended December 31, 1995 and for the period ended February 28, 1996, respectively.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (a wholly owned subsidiary of Ziff-Davis Holdings Corp.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                 (numbers rounded to the nearest thousand)


13. Sale of Businesses

  During 1995, ZDI disposed of two subsidiaries and received cash consideration of $23,508,000. No gain or loss was realized on the dispositions.

14. Operating Lease Commitments

  ZDI is obligated under various operating leases which expire at various dates through 2006. Future minimum rental commitments under noncancelable operating leases are as follows:

                                                                       (dollars
                                                                          in
                                                                      thousands)
1996 (ten-month period)..............................................  $15,771
1997.................................................................   19,606
1998.................................................................   18,219
1999.................................................................   12,532
2000.................................................................    9,611
Thereafter...........................................................   14,583
                                                                       -------
  Total..............................................................  $90,322
                                                                       =======

  Netted in the above totals is approximately $2,300,000 for which ZDI has noncancelable subleases in place. Total sublease income approximates ZDI's required payments under the related leases. Rent expense amounted to approximately $22,900,000 and $4,020,000 for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

15. Contingencies

  ZDI is subject to various claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the consolidated balance sheet, future operations or cash flows.

16. Subsequent Events

 Acquisition of Ziff-Davis Inc.

  In February 1996, SOFTBANK Corp. entered into an agreement to acquire the stock of ZDI for an aggregate purchase price of approximately $1,800,000,000, plus transaction costs. In a separate agreement, MAC Inc. Ltd., an affiliated company of SOFTBANK Corp., acquired directly and through affiliates, certain of the assets and assumed certain of the liabilities of ZDI for an aggregate purchase price of approximately $302,000,000.

                                  UNDERWRITING

  Ziff-Davis Inc. and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the shares of ZDNet Stock (the "Shares") being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of Shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Hambrecht & Quist LLC are the representatives of the U.S. Underwriters.

                                                                       Number of
                              U.S. Underwriters                         Shares
                              -----------------                        ---------
   Goldman, Sachs & Co. ..............................................     .
   Donaldson, Lufkin & Jenrette Securities Corporation................     .
   Hambrecht & Quist LLC..............................................     .
                                                                          ---
     Total............................................................     .
                                                                          ===

                               ----------------

  If the U.S. Underwriters sell more Shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an additional 1,500,000 Shares from Ziff-Davis Inc. to cover such sales. They may exercise that option for 30 days. If any Shares are purchased pursuant to this option, the U.S. Underwriters will severally purchase Shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts to be paid to the U.S. Underwriters by Ziff-Davis Inc. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters' option to purchase 1,500,000 additional Shares.

                          Paid by Ziff-Davis Inc.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per Share..................................................   $ .      $ .
   Total......................................................   $ .      $ .

                               ----------------

  Shares sold by the U.S. Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the U.S. Underwriters to securities dealers may be sold at a discount of up to $ . per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount of up to $ . per share from the initial public offering price. If all the Shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

  Goldman Sachs International, Donaldson, Lufkin & Jenrette International and Hambrecht & Quist LLC have entered into an underwriting agreement with the underwriters for the offering of . Shares outside of the United States. The terms and conditions of the offering in the United States and the international offering outside of the United States are the same and the sale of Shares in both offerings are conditioned on each other.

  Goldman Sachs International, Donaldson, Lufkin & Jenrette International and Hambrecht & Quist LLC are representatives of the underwriters for the international offering outside the United States (the "International Underwriters"). We refer to the U.S. Underwriters and the International Underwriters, collectively, as the "Underwriters".

  The Underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer Shares as a part of the distribution of the Shares. The Underwriters also have agreed that they may sell Shares among each of the underwriting groups.

  Ziff-Davis Inc. has agreed with the Underwriters not to dispose of or hedge any of its ZDNet Stock or securities convertible into or exchangeable for shares of ZDNet Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of this agreement and certain other transfer restrictions.

  Prior to the offering, there has been no public market for the Shares. The initial public offering price has been negotiated among Ziff-Davis Inc. and the representatives. Among the factors to be considered in determining the initial public offering price of the Shares, in addition to prevailing market conditions, will be Ziff-Davis Inc.'s and ZDNet's historical performance, estimates of the business potential and earnings prospects of Ziff-Davis Inc. and ZDNet, an assessment of the management of Ziff-Davis Inc. and ZDNet and the consideration of the above factors in relation to market valuation of companies in related businesses.

  ZDNet Stock will be listed on the NYSE under the symbol ".". In order to meet one of the requirements for listing ZDNet Stock on the NYSE, the Underwriters have undertaken to sell lots of . or more shares to a minimum of . beneficial holders.

  In connection with the offering, the Underwriters may purchase and sell shares of ZDNet Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of ZDNet Stock while the offering is in progress.

  The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

  These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of ZDNet Stock. As a result, the price of ZDNet Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

  The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Ziff-Davis Inc. estimates that its share of the total expenses of the offering, excluding underwriting discounts, will be approximately $..

  At the request of Ziff-Davis Inc., up to . Shares have been reserved for sale by the U.S. Underwriters to employees of Ziff-Davis Inc. and its affiliates and certain other purchasers. Such Shares will be sold at the initial public offering price and, to the extent sold, will not otherwise be available for sale as a part of the Offering. If any such Shares are not sold in this manner they will be offered by the U.S. Underwriters as a part of the offering. Purchasers in the directed offering are subject to the 180-day lockup described above.

  Ziff-Davis Inc. has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  This prospectus may be used by the Underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the Underwriters in the offering being made outside of the United States, to persons located in the United States.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   3
Risk Factors.............................................................  17
Cautionary Statement Regarding Forward-Looking Statements................  39
Trading Prices of and Dividends on Existing Common Stock.................  40
Use of Proceeds..........................................................  41
Dividend Policy..........................................................  42
Capitalization...........................................................  43
Dilution.................................................................  44
ZDNet Selected Historical Combined Financial and Other Data..............  45
ZDNet Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................  46
ZDNet Description of Business............................................  60
Management of ZDNet......................................................  74
ZD Selected Historical Combined Financial and Other Data.................  76
ZD Management's Discussion and Analysis of Financial Condition and
 Results of Operations...................................................  77
ZD Description of Business...............................................  95
Ziff-Davis Inc. Selected Historical Combined Financial and Other Data.... 111
Ziff-Davis Inc. Management's Discussion and Analysis of Financial
 Condition and Results of Operations..................................... 112
Ziff-Davis Inc. Description of Business.................................. 128
Management of Ziff-Davis Inc. ........................................... 129
Executive Compensation................................................... 133
Certain Relationships with Our Majority Stockholders and Related
 Transactions............................................................ 147
Security Ownership of Certain Beneficial Owners and Management........... 153
Certain Cash Management and Allocation Policies.......................... 155
Description of Capital Stock............................................. 159
Shares Eligible for Future Sale.......................................... 182
Ziff-Davis Inc.'s Debt................................................... 185
Certain United States Tax Consequences................................... 188
Validity of ZDNet Stock.................................................. 192
Experts.................................................................. 192
Where You Can Find More Information...................................... 192
Index of Certain Terms................................................... 194
Illustration of Certain Terms............................................ I-1
Index to Financial Statements............................................ F-1
Underwriting............................................................. U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                   . Shares

                         Ziff-Davis Inc.-- ZDNet

                                 Common Stock

                                ---------------

                                    [LOGO]

                                ---------------



           Joint Global Coordinators and Joint Book-Running Managers

                             Goldman, Sachs & Co.
                         Donaldson, Lufkin & Jenrette

                                ---------------

                               Hambrecht & Quist

                      Representatives of the Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

  The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement.

                                                             Amount to be paid
                                                             -----------------
      Securities and Exchange Commission registration fee...      $36,140
      NASD fees and expenses................................       12,000
      Legal fees and expenses...............................           .
      Fees and expenses of qualification under state
       securities laws (including legal fees)...............           .
      NYSE listing fees and expenses........................           .
      Accounting fees and expenses..........................           .
      Printing and engraving fees...........................           .
      Registrar and transfer agent's fees...................           .
      Miscellaneous.........................................           .
                                                                  -------
      Total.................................................      $    .
                                                                  =======

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The statute provides that the indemnification is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.
Section 6.4 of the Registrant's By-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition to the protection available under the Registrant's Amended and Restated Certificate of Incorporation, By-laws and insurance policies, the Registrant has entered into agreements with its outside directors to indemnify them to the fullest extent permitted by law against losses arising from any claim against them by reason of being or having been a director.

  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. Ziff-Davis Inc.'s Certificate of Incorporation provides for such limitation of liability.

  Reference is also made to Section  .  of the Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

Item 15. Recent Sales of Unregistered Securities

  On December 29, 1998, SOFTBANK Kingston Inc., an affiliate of the Registrant, sold 30,000 shares of the Registrant's common stock to Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation ("DLJ"), for $11.00 per share pursuant to an exemption from registration under Section 4(1 1/2) of the Securities Act of 1933, as amended.

  DLJ is an "accredited investor" within the meaning of Rule 501 of the Securities Act, and by reason of its business and financial experience DLJ has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the shares and is able to bear the economic risk of such investment. DLJ is purchasing the shares for its own account for investment purposes and not with a view to distribution. DLJ will not offer, sell or deliver at any time, directly or indirectly, the shares unless the shares are offered and sold under the applicable exemptions of the Securities Act.

  On February 5, 1999 Vulcan Ventures, Inc., a Washington corporation, entered into an agreement with the Registrant to purchase approximately three million shares of the Registrant's common stock for $50 million pursuant to an exemption from registration under Regulation D of the Securities Act. We expect the purchase of common stock to close in the first quarter of 1999, subject to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  Vulcan is a sophisticated investor capable of evaluating the merits and risks of the purchase of the shares. Vulcan is purchasing the shares for its own account as principal, for investment and not with a view to the resale or distribution of all or any part thereof. Vulcan recognizes that the shares being purchased have not been registered under applicable Federal or State securities laws, and that such shares are being offered and sold in reliance upon the exemptions from registration provided in the Securities Act and applicable exemptions under State securities laws. Vulcan is an accredited investor (as that term is defined in Regulation D under the Securities Act) and has the economic ability to maintain its investment in such shares for an indefinite period of time.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

   1.1 Underwriting Agreement.**
   3.1 Amended and Restated Certificate of Incorporation of Ziff-Davis Inc.
       (incorporated by reference to the exhibit in the Company's Registration Statement on Form S-1, File No.
       333-43493).
   3.2 Form of Amended and Restated Certificate of Incorporation of Ziff-Davis Inc.
   3.3 By-laws of Ziff-Davis Inc. (incorporated by reference to the exhibit in the
       Company's Registration Statement on Form S-1, File No. 333-43493).
   4.1 Specimen of certificate representing Ziff-Davis Inc.'s ZD Stock, par value $.01 per share (incorporated by reference to Ziff-Davis Inc.'s Registration Statement on Form S-1, File No. 333-46493).

  4.2   Specimen of certificate representing Ziff-Davis Inc.'s ZDNet Stock, par value
        $.01 per share.**
  5.1   Opinion of Sullivan & Cromwell, counsel to Ziff-Davis Inc.**
 10.1   1998 Incentive Compensation Plan.**
 10.2   1998 Employee Stock Purchase Plan.**
 10.3   1998 Non-Employee Directors Stock Option Plan.**
 10.4   Undertaking, dated as of April 1, 1998, between SOFTBANK Corp. and ZD Inc.
        (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).
 10.5   License and Services Agreement, dated as of July 28, 1997, between Ziff-Davis
        Inc., ZDTV LLC, ZD Television Productions, Inc., MAC Holdings (America) Inc. and
        MAC Inc. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s
        Registration Statement on Form S-1, File No. 333-43493).
 10.6   Master License Agreement, dated as of April 1, 1998, between Ziff-Davis Inc. and
        SOFTBANK Corp. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s
        Registration Statement on Form S-1, File No. 333-43493).
 10.7   License Agreement, dated as of July 1, 1997, between MAC Inc. and Ziff-Davis Inc.
        and SOFTBANK Corp. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s
        Registration Statement on Form S-1, File No. 333-43493).
 10.8   Agreement to Produce, dated April 1, 1998, between ZD COMDEX and Forums Inc. and
        SOFTBANK Corp. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s
        Registration Statement on Form S-1, File No. 333-43493).
 10.9   Trademark License Agreement, dated as of April 1, 1998, between ZD COMDEX and
        Forums Inc. and SOFTBANK Forums KK (incorporated by reference to the exhibit in
        Ziff-Davis Inc.'s Registration Statement on Form S-1, File No. 333-43493).
 10.10  Technical Assistance Agreement, dated as of April 1, 1998, between ZD COMDEX and
        Forums Inc. and SOFTBANK Forums KK (incorporated by reference to the exhibit in
        Ziff-Davis Inc.'s Registration Statement on Form S-1, File No. 333-43493).
 10.11  Registration Rights Agreement, dated as of April 1, 1998, between ZD Inc. and
        SOFTBANK Holdings Inc. (incorporated by reference to the exhibit in Ziff-Davis
        Inc.'s Registration Statement on Form S-1, File No. 333-43493).
 10.12  Credit Agreement, dated as of March 27, 1996 between SOFTBANK Holdings Inc., the
        Guarantors listed therein, The Bank of New York and Morgan Stanley Senior
        Funding, Inc., as amended March 9, 1998 (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form S-1, File No. 333-43493).
 10.13  Secured Guaranteed Credit Agreement, dated as of May 4, 1998, among Ziff-Davis
        Inc., the Banks listed therein, Morgan Stanley Senior Funding, Inc., as
        Syndication Agent, the Chase Manhattan Bank and DLJ Capital Funding, Inc., as Co-
        Documentation Agents, (incorporated by reference to the exhibit in Ziff-Davis
        Inc.'s Registration Statement on Form S-1, File No. 333-49441).
 10.14  Amendment No. 1 and Waiver to Secured Guaranteed Credit Agreement, dated as of
        May 28, 1998, among Ziff-Davis Inc., the Banks listed therein and The Bank of New
        York, as Administrative Agent.
 10.15  Amendment No. 2 to Secured Guaranteed Credit Agreement, dated as of June 8, 1998, among Ziff-Davis Inc., the Banks listed therein and The Bank of New York, as
        Administrative Agent.
 10.16  Amendment No. 3 to Secured Credit Agreement, dated as of December 30, 1998, among
        Ziff-Davis Inc., the Banks listed therein and The Bank of New York, as
        Administrative Agent.

 10.17  Lease of Ziff-Davis Inc. headquarters at 28 East 28th Street, New York, New York
        (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).
 10.18  Lease Agreement, dated as of May 4, 1998, between Ziff-Davis Inc., ZD Inc., ZD
        COMDEX and Forums Inc. and Kingston Technology Company (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form S-1, File No.
        333-43493).
 10.19  1998 Non-Employee Directors Stock Option Plan Agreement (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form S-1,
        File No. 333-43493).
 10.20  Assignment, dated as of May 4, 1998, between Kingston Technology Company and
        Ziff-Davis Inc. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s
        Registration Statement on Form S-1, File No. 333-43493).
 10.21  Employment Agreement, dated as of April 1, 1998, between ZD Inc. and Eric Hippeau
        (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).
 10.22  Employment Agreement, dated as of April 1, 1998, between ZD COMDEX and Forums
        Inc. and Jason E. Chudnofsky (incorporated by reference to the exhibit in Ziff-
        Davis Inc.'s Registration Statement on Form S-1, File No. 333-43493).
 10.23  Employment Agreement, dated as of April 1, 1998, between Ziff-Davis Inc. and
        Terri S. Holbrooke.**
 10.24  Employment Agreement, dated as of April 1, 1998, between Ziff-Davis Inc. and
        Timothy C. O'Brien.**
 10.25  Employment Agreement, dated as of November 6, 1998, between Ziff-Davis Inc. and
        Michael S. Perlis.**
 10.26  Stock Purchase Agreement, dated as of February 5, 1999, by and between Ziff-Davis
        Inc. and Vulcan Ventures, Inc.**
 21.1   List of subsidiaries of Ziff-Davis Inc.**
 23.1   Consent of PricewaterhouseCoopers LLP.
 23.2   Consent of PricewaterhouseCoopers LLP.
 23.3   Consent of Sullivan & Cromwell (included in Exhibit 5 above).**
 24.1   Power of Attorney (included in signature page hereto).*
 27.1   Financial Data Schedule.**

--------

* Previously filed.

** To be filed by amendment.

Item 17. Undertakings

  (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 8th day of February, 1999.

                                          ZIFF-DAVIS INC.



                                          By:     /s/ Eric Hippeau*
                                             ----------------------------------
                                             Name:Eric Hippeau
                                             Title: Chairman, Chief Executive
                                                    Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 8, 1999:

                 Name                                     Title
                 ----                                     -----

          /s/ Eric Hippeau*            Chairman, Chief Executive Officer, Director
______________________________________  (Principal Executive Officer)
             Eric Hippeau

       /s/ Timothy C. O'Brien*         Chief Financial Officer, Director
______________________________________  (Principal Financial Officer)
          Timothy C. O'Brien

          /s/ Mark D. Moyer*           Controller (Principal Accounting Officer)
______________________________________
            Mark D. Moyer

          /s/ Masayoshi Son*           Director
______________________________________
            Masayoshi Son

         /s/ Yoshitaka Kitao*          Director
______________________________________
           Yoshitaka Kitao

          /s/ Ronald Fisher*           Director
______________________________________
           Ronald D. Fisher

       /s/ Jason E. Chudnofsky*        Director
______________________________________
         Jason E. Chudnofsky

                 Name                                         Title
                 ----                                         -----




       /s/ Jonathan D. Lazarus*                     Director
______________________________________
         Jonathan D. Lazarus

           /s/ Jerry Yang*                          Director
______________________________________
              Jerry Yang
                                                    Director
______________________________________
         Daniel L. Rosensweig


*By: /s/ J. Malcolm Morris
  ------------------------------

     J. Malcolm Morris

     Attorney-in-fact

                               EXHIBIT INDEX

                                                                       Page No.
                                                                       --------
   1.1  Underwriting Agreement.**
   3.1  Amended and Restated Certificate of Incorporation of Ziff-
        Davis Inc. (incorporated by reference to the exhibit in the
        Company's Registration Statement on Form S-1, File No.
        333-43493).
   3.2  Form of Amended and Restated Certificate of Incorporation of
        Ziff-Davis Inc.
   3.3  By-laws of Ziff-Davis Inc. (incorporated by reference to the exhibit in the Company's Registration Statement on Form S-1,
        File No. 333-43493).
   4.1  Specimen of certificate representing Ziff-Davis Inc.'s ZD
        Stock, par value $.01 per share (incorporated by reference to Ziff-Davis Inc.'s Registration Statement on Form S-1,
        File No. 333-46493).
   4.2  Specimen of certificate representing Ziff-Davis Inc.'s ZDNet
        Stock, par value $.01 per share.**
   5.1  Opinion of Sullivan & Cromwell, counsel to Ziff-Davis Inc.**
  10.1  1998 Incentive Compensation Plan.**
  10.2  1998 Employee Stock Purchase Plan.**
  10.3  1998 Non-Employee Directors Stock Option Plan.**
  10.4  Undertaking, dated as of April 1, 1998, between SOFTBANK
        Corp. and ZD Inc.(incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form S-1,
        File No. 333-43493).
  10.5  License and Services Agreement, dated as of July 28, 1997, between Ziff-Davis Inc., ZDTV LLC, ZD Television
        Productions, Inc., MAC Holdings (America) Inc. and MAC Inc.
        (incorporated by reference to the exhibit in Ziff-Davis
        Inc.'s Registration Statement on Form S-1, File No. 333-
        43493).
  10.6  Master License Agreement, dated as of April 1, 1998, between
        Ziff-Davis Inc. and SOFTBANK Corp. (incorporated by
        reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).
  10.7  License Agreement, dated as of July 1, 1997, between MAC
        Inc. and Ziff-Davis Inc. and SOFTBANK Corp. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).
  10.8  Agreement to Produce, dated April 1, 1998, between ZD COMDEX and Forums Inc. and SOFTBANK Corp. (incorporated by
        reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).
  10.9  Trademark License Agreement, dated as of April 1, 1998, between ZD COMDEX and Forums Inc. and SOFTBANK Forums KK
        (incorporated by reference to the exhibit in
        Ziff-Davis Inc.'s Registration Statement on Form S-1, File
        No. 333-43493).
  10.10 Technical Assistance Agreement, dated as of April 1, 1998, between ZD COMDEX and Forums Inc. and SOFTBANK Forums KK
        (incorporated by reference to the exhibit in
        Ziff-Davis Inc.'s Registration Statement on Form S-1, File
        No. 333-43493).
  10.11 Registration Rights Agreement, dated as of April 1, 1998, between ZD Inc. and SOFTBANK Holdings Inc. (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration
        Statement on Form S-1, File No. 333-43493).

                                                                       Page No.
                                                                       --------
  10.12 Credit Agreement, dated as of March 27, 1996 between
        SOFTBANK Holdings Inc., the Guarantors listed therein, The
        Bank of New York and Morgan Stanley Senior Funding, Inc., as
        amended March 9, 1998 (incorporated by reference to the
        exhibit in Ziff-Davis Inc.'s Registration Statement on
        Form S-1, File No. 333-43493).
  10.13 Secured Guaranteed Credit Agreement, dated as of May 4,
        1998, among Ziff-Davis Inc., the Banks listed therein,
        Morgan Stanley Senior Funding, Inc., as Syndication Agent,
        the Chase Manhattan Bank and DLJ Capital Funding, Inc., as
        Co-Documentation Agents, (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form
        S-1, File No. 333-49441).
  10.14 Amendment No. 1 and Waiver to Secured Guaranteed Credit
        Agreement, dated as of May 28, 1998, among Ziff-Davis Inc., the Banks listed therein and The Bank of New York, as
        Administrative Agent.
  10.15 Amendment No. 2 to Secured Guaranteed Credit Agreement,
        dated as of June 8, 1998, among Ziff-Davis Inc., the Banks listed therein and The Bank of New York, as Administrative
        Agent.
  10.16 Amendment No. 3 to Secured Credit Agreement, dated as of
        December 30, 1998, among Ziff-Davis Inc., the Banks listed therein and The Bank of New York, as Administrative Agent.
  10.17 Lease of Ziff-Davis Inc. headquarters at 28 East 28th
        Street, New York, New York (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form
        S-1, File No. 333-43493).
  10.18 Lease Agreement, dated as of May 4, 1998, between Ziff-Davis
        Inc., ZD Inc., ZD COMDEX and Forums Inc. and Kingston
        Technology Company (incorporated by reference to the exhibit in Ziff-Davis Inc.'s Registration Statement on Form S-1,
        File No. 333-43493).
  10.19 1998 Non-Employee Directors Stock Option Plan Agreement
        (incorporated by reference to the exhibit in Ziff-Davis
        Inc.'s Registration Statement on Form S-1, File No. 333-
        43493).
  10.20 Assignment, dated as of May 4, 1998, between Kingston
        Technology Company and
        Ziff-Davis Inc. (incorporated by reference to the exhibit in
        Ziff-Davis Inc.'s Registration Statement on Form S-1,
        File No. 333-43493).
  10.21 Employment Agreement, dated as of April 1, 1998, between ZD
        Inc. and Eric Hippeau (incorporated by reference to the
        exhibit in Ziff-Davis Inc.'s Registration Statement on Form
        S-1, File No. 333-43493).
  10.22 Employment Agreement, dated as of April 1, 1998, between ZD
        COMDEX and Forums Inc. and Jason E. Chudnofsky (incorporated by reference to the exhibit in Ziff-Davis Inc.'s
        Registration Statement on Form S-1, File No. 333-43493).
  10.23 Employment Agreement, dated as of April 1, 1998, between
        Ziff-Davis Inc. and Terri S. Holbrooke.**
  10.24 Employment Agreement, dated as of April 1, 1998, between
        Ziff-Davis Inc. and Timothy C. O'Brien.**
  10.25 Employment Agreement, dated as of November 6, 1998, between
        Ziff-Davis Inc. and Michael S. Perlis.**
  10.26 Stock Purchase Agreement, dated as of February 5, 1999, by and between Ziff-Davis Inc. and Vulcan Ventures, Inc.**
  21.1  List of subsidiaries of Ziff-Davis Inc.**
  23.1  Consent of PricewaterhouseCoopers LLP.
  23.2  Consent of PricewaterhouseCoopers LLP.
  23.3  Consent of Sullivan & Cromwell (included in Exhibit 5 above).**

                                                                 Page No.
                                                                 --------
  24.1 Power of Attorney (included in signature page hereto).*
  27.1 Financial Data Schedule.**

--------

* Previously filed.

** To be filed by amendment.